     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 1995


                                                       REGISTRATION NO. 33-58631
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   AMENDMENT

                                     NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         GOODRICH PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                          1311                         76-0466913
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)          Identification No.)

                                                               WALTER G. GOODRICH
           5847 SAN FELIPE, SUITE 700                      5847 SAN FELIPE, SUITE 700
              HOUSTON, TEXAS 77057                            HOUSTON, TEXAS 77057
                 (713) 780-9494                                  (713) 780-9494
          (Address, including zip code,                  (Name, address, including zip code,
              and telephone number,                             and telephone number,
       including area code, of Registrant's             including area code, of agent for service)
           principal executive offices)

                                           Copies to:

         JOHN R. THOMAS                SCOTT C. SINCLAIR             KEITH R. FULLENWEIDER
     EMENS, KEGLER, BROWN,         HARGROVE, PESNELL & WYATT         VINSON & ELKINS L.L.P.
   HILL & RITTER CO., L.P.A.     A PROFESSIONAL LAW CORPORATION  1001 FANNIN STREET, SUITE 2300
65 EAST STATE STREET, SUITE 1800        PREMIER BANK TOWER            HOUSTON, TEXAS 77002
      COLUMBUS, OHIO 43215        400 TEXAS STREET, SUITE 1102
                                  SHREVEPORT, LOUISIANA 71101

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
          TITLE OF EACH                AMOUNT      PROPOSED MAXIMUM PROPOSED MAXIMUM    AMOUNT OF
       CLASS OF SECURITIES             TO BE        OFFERING PRICE     AGGREGATE       REGISTRATION
         TO BE REGISTERED            REGISTERED        PER UNIT      OFFERING PRICE        FEE
- -----------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.20 per share.................    47,611,554       $0.84(1)      $28,098,880(1)     $ 9,689(1)
- -----------------------------------------------------------------------------------------------------
Series A Convertible Preferred
  Stock, par value $1.00 per
  share...........................     1,175,000       $6.00(2)      $ 7,050,000(2)     $ 2,431(2)
- -----------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock,
  par value $0.20 per share.......     1,175,000            (3)                 (3)            (3)
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee. The Registrant paid a registration fee of $8,334 at the time of its initial filing as to 22,746,828 shares estimated pursuant to Rule 457(f)(1) based on the average of the high and low prices of Patrick Petroleum Company's Common Stock reported on the New York Stock Exchange on April 11, 1995; and as to 19,765,226 shares estimated pursuant to Rule 457(f)(2) based upon the book value of the La/Cal Interests to be contributed to the registrant as of December 31, 1994. The Registrant paid an additional fee of $1,015 in connection with Amendment No. 1 as to 3,924,500 shares of Common Stock issuable in exchange for shares of Patrick Petroleum Company Common Stock, which may be issued prior to the Effective Time upon conversion of shares of Patrick Petroleum Company's Series B Preferred Stock. This portion of the registration fee was based upon the average of the high and low prices of Patrick Petroleum Company's Common Stock reported on the New York Stock Exchange on May 22, 1995. The Registrant has included with this filing an additional fee of $340 as to 1,175,000 shares of Common Stock issuable in exchange for shares of Patrick Petroleum Common Stock which may be issued prior to the Effective Time pursuant to common stock purchase warrants which are issuable upon conversion of shares of Patrick Petroleum Company's Series B Preferred Stock. This portion of the registration fee was based on the average of the high and low prices of Patrick Petroleum Company's Common Stock reported on the New York Stock Exchange on June 9, 1995.

(2) Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee. The Registrant paid this fee at the time of its initial filing based on the average of the high and low prices of Patrick Petroleum Company's Series B Preferred Stock reported on the Nasdaq Small-Cap Market on April 11, 1995.

(3) The filing fee in connection with the shares of Common Stock underlying these warrants is included in the calculation described in Note (1) above and has been paid in connection with this filing.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         GOODRICH PETROLEUM CORPORATION

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                               JOINT PROXY STATEMENT/PROSPECTUS
                ITEM NUMBER AND HEADING IN FORM S-4                         CAPTION
        ----------------------------------------------------   ---------------------------------
A.      INFORMATION ABOUT THE TRANSACTION
     1. Forepart of Registration Statement and Outside Front
          Cover Page of Prospectus..........................   Facing Page of Registration
                                                                 Statement; Outside Front Cover
                                                                 Page of Joint Proxy
                                                                 Statement/Prospectus
     2. Inside Front and Outside Back Cover Pages
          of Prospectus.....................................   Inside Front Cover Page of Joint
                                                                 Proxy Statement/Prospectus;
                                                                 Available Information
     3. Risk Factors, Ratio of Earnings to Fixed Charges and
          Other Information.................................   Summary; Risk Factors
     4. Terms of the Transaction............................   Summary; Description of the
                                                                 Transactions, Certain Federal
                                                                 Income Tax Consequences;
                                                                 Comparative Rights of
                                                                 Stockholders/Partners
     5. Pro Forma Financial Information.....................   Summary; Unaudited Pro Forma
                                                                 Condensed Financial Statements;
                                                                 Pro Forma Combined
                                                                 Capitalization
     6. Material Contracts with the Company Being
          Acquired..........................................                   *
     7. Additional Information Required for Reoffering by
          Persons and Parties Deemed to be Underwriters.....                   *
     8. Interests of Named Experts and Counsel..............   Experts; Legal Matters
     9. Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities....................                   *
B.      INFORMATION ABOUT THE REGISTRANT
    10. Information with Respect to S-3 Registrants.........                   *
    11. Incorporation of Certain Information by Reference...                   *
    12. Incorporation with Respect to S-2 or S-3
          Registrants.......................................                   *
    13. Incorporation of Certain Information by Reference...                   *
    14. Information with Respect to Registrants Other than
          S-3 or S-2 Registrants............................   Summary; Risk Factors; Unaudited
                                                                 Pro Forma Condensed Financial
                                                                 Information; Pro Forma Combined
                                                                 Capitalization; Business and
                                                                 Properties of the Company;
                                                                 Management of the Company After
                                                                 the Effective Time; Ownership
                                                                 of Capital Stock; Description
                                                                 of Company Capital Stock;
                                                                 Shares Eligible for Future Sale

                                                               JOINT PROXY STATEMENT/PROSPECTUS
                ITEM NUMBER AND HEADING IN FORM S-4                         CAPTION
        ----------------------------------------------------   ---------------------------------
C.      INFORMATION ABOUT THE COMPANY BEING ACQUIRED
    15. Information with Respect to S-3 Companies...........                   *
    16. Information with Respect to S-2 or S-3 Companies....                   *
    17. Information with Respect to Companies Other than S-2
          or S-3 Companies..................................   Summary; Risk Factors;
                                                                 Description of the Transactions;
                                                                 Selected Historical
                                                                 Consolidated Financial Data of
                                                                 Patrick; Patrick Management's
                                                                 Discussion and Analysis of
                                                                 Financial Condition and Results
                                                                 of Operations; Selected
                                                                 Historical Financial Data of
                                                                 La/Cal; La/Cal Management's
                                                                 Discussion and Analysis of
                                                                 Financial Condition and Results
                                                                 of Operations; Market Price of
                                                                 Patrick Capital Stock; Business
                                                                 and Properties of Patrick;
                                                                 Business and Properties of
                                                                 La/Cal; Ownership of Capital
                                                                 Stock; Financial Statements
D.      VOTING AND MANAGEMENT INFORMATION
    18. Information if Proxies, Consents or Authorizations
          are to be Solicited...............................   Summary; The Meetings;
                                                                 Description of the
                                                                 Transactions; Proposal to
                                                                 Approve the Goodrich Petroleum
                                                                 Corporation 1995 Stock Option
                                                                 Plan; Management of the Company
                                                                 after the Effective Time;
                                                                 Ownership of Capital Stock
    19. Information if Proxies, Consents or Authorizations
          are not to be Solicited or in an Exchange Offer...                   *

- ---------------

* Item is omitted from the Joint Proxy Statement/Prospectus because it is not applicable or the answer thereto is in the negative.

                           PATRICK PETROLEUM COMPANY
                            301 WEST MICHIGAN AVENUE
                            JACKSON, MICHIGAN 49201


                                                                   June 21, 1995


Dear Stockholder:


     On behalf of your Board of Directors, we are pleased to invite you to attend a Special Meeting of Stockholders of Patrick Petroleum Company ("Patrick"), which will be held at the 301 West Michigan Avenue, Jackson, Michigan, at 9:00 a.m., local time, on August 2, 1995.


     At this Special Meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated March 10, 1995, a copy of which is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus (the "Agreement") which provides for a business combination as a result of which Goodrich Petroleum Corporation ("Goodrich"), a recently formed corporation, will carry on the business currently conducted by Patrick and La/Cal Energy Partners, a Louisiana partnership, ("La/Cal"). The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the proposed transaction and the business of Patrick and La/Cal. Please give this information your careful attention.

     Your Board of Directors, after careful consideration of many factors, including the opinion of Patrick's financial advisor, Petrie Parkman & Co., determined that the business combination is fair to, and in the best interests of, the stockholders of Patrick. Accordingly, the Board has unanimously approved the Agreement and unanimously recommends that you vote in favor of the approval and adoption of the Agreement at the Special Meeting.

     Pursuant to the transactions contemplated by the Agreement, Patrick stockholders would receive one share of Goodrich Common Stock for each share of Patrick Common Stock owned or a total of 19,765,226 shares of Goodrich Common Stock and one share of Goodrich Series A Convertible Preferred Stock for each share of Patrick Series B Preferred Stock owned ("Patrick Preferred Stock") or a total of 1,175,000 shares of Goodrich Series A Convertible Preferred Stock ("Goodrich Preferred Stock"). The Goodrich Preferred Stock has substantially the same rights, preferences, qualifications and restrictions as the Patrick Preferred Stock and is convertible into shares of Goodrich Common Stock. An additional 2,981,602 shares of Goodrich Common Stock will be reserved for issuance upon exercise of Patrick options and warrants which, if not exercised prior to closing, will be assumed by Goodrich. The Agreement further provides that La/Cal will transfer all of its assets and liabilities (other than cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to Goodrich in exchange for 19,765,226 shares of the Goodrich Common Stock. It is anticipated that the transaction will qualify as a tax free transaction to Patrick's stockholders pursuant to the Internal Revenue Code. It is also anticipated that the Goodrich Common Stock will be traded on the New York Stock Exchange and the Goodrich Preferred Stock will be traded on the Nasdaq Small-Cap Market.


     The Board of Directors of Goodrich at the effective time of the Merger will consist of twelve persons, six of whom are anticipated to be the present directors of Patrick and six of whom will be designated by La/Cal. The accompanying Joint Proxy Statement/Prospectus includes detailed information about the proposed management of Goodrich.


     Patrick stockholders will not be required to exchange their certificates representing shares of Patrick Common Stock or Patrick Preferred Stock if the Merger is consummated. After the effective time of the Merger, such certificates will represent for all purposes the shares of capital stock of Goodrich into which the Patrick Shares will have been converted in the Merger.

     At the Special Meeting, you will also be asked to approve the Goodrich Petroleum Corporation 1995 Stock Option Plan (the "Goodrich Plan"), which provides for the issuance of options, stock appreciation rights or restricted stock awards to purchase up to 3,000,000 shares of Goodrich Common Stock. Your Board of Directors believes that the Goodrich Plan is in the best interests of Goodrich and its stockholders because it will assist Goodrich in attracting and retaining key employees. Approval of the Goodrich Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Patrick Common Stock present and entitled to vote thereon at the Special Meeting. Approval of the Goodrich Plan is not a condition to the consummation of the Merger.

     Your participation in this meeting, in person or by proxy, is important. The Agreement requires the approval of a majority of the outstanding shares of Patrick Common Stock, and therefore it is important that your shares be voted. We urge you to complete, date and sign your proxy and return it promptly in the enclosed envelope.

     We look forward to seeing you at the Special Meeting.

                                         Sincerely,

                                         U.E. PATRICK
                                         Chairman of the Board and Chief
                                         Executive Officer

                             LA/CAL ENERGY PARTNERS
                          333 TEXAS STREET, SUITE 1350
                          SHREVEPORT, LOUISIANA 71101

                                                                   June 16, 1995

To the Partners:


     You are invited to attend a Special Meeting of the Partners of La/Cal Energy Partners ("La/Cal") to be held on Tuesday, August 15, 1995 at 9:00 a.m., local time, at Suite 1350, 333 Texas Street, Shreveport, Louisiana, notice of which is attached. At this meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated March 10, 1995, a copy of which is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus (the "Agreement") which provides for a business combination as a result of which Goodrich Petroleum Corporation (the "Company"), a recently formed corporation, will own the businesses currently conducted by La/Cal and by Patrick Petroleum Company ("Patrick"), a publicly owned corporation. The accompanying Joint Proxy Statement/Prospectus provides a detailed description of the proposed transaction and the business of Patrick. Please give this information your careful attention.



     The Agreement provides that La/Cal will transfer all of its assets and liabilities (other than cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company in exchange for 19,765,226 shares of the Company's Common Stock ("Common Stock"). After subtracting a finder's fee payable in connection with the transaction, each holder of a 1% equity interest in La/Cal shall be entitled to receive approximately 192,710 shares of Common Stock. The Agreement further provides that Patrick stockholders would receive 19,765,226 shares of the Company's Common Stock and 1,175,000 shares of the Company's Series A Convertible Preferred Stock ("Preferred Stock") in exchange for all of the currently outstanding shares of Patrick capital stock. An additional 2,981,602 shares of the Company's Common Stock will be reserved for issuance upon exercise of Patrick options and warrants which, if not exercised prior to closing, will be assumed by the Company. The Preferred Stock has substantially the same rights, preferences, qualifications and restrictions as the Patrick Preferred Stock and is convertible into Common Stock. The Company has applied for listing of the Common Stock, and it is anticipated that the Common Stock will trade, on the New York Stock Exchange, subject to official notice of issuance. The Board of Directors of the Company at the effective time of the Merger will consist of twelve persons, six of whom will be designated by La/Cal and six of whom are anticipated to be continuing directors of Patrick. The accompanying Joint Proxy Statement/Prospectus includes detailed information about the proposed management of the Company.


     It is anticipated that no gain or loss will be recognized by La/Cal on the transfer of La/Cal's assets to the Company for United States federal income tax purposes except to the extent that the amount of La/Cal's liabilities assumed by the Company plus the liabilities to which the La/Cal interests are subject exceeds La/Cal's tax basis in the partnership interests. The aggregate amount of gain to be recognized by La/Cal is estimated to be $6.4 million.

     Your Management Committee believes that the proposed business combination is in the best interests of the Partners of La/Cal. As described more fully in the accompanying Joint/Proxy Statement Prospectus, the combination will result in a combined entity with greater financial flexibility and will result in greater liquidity for your investment. The proposed transaction has been unanimously approved by the Management Committee after careful consideration of relevant financial, legal and market considerations. Accordingly, the Management Committee unanimously recommends that you vote in favor of and consent to the proposed transaction. Approval of the transactions requires the consent of Partners holding at least 51% of the partnership interests in La/Cal. The three members of the Management Committee who collectively hold or direct the voting of approximately 60% of the partnership interests intend to vote in favor of the proposed transaction.

     You will also be asked at the meeting to vote upon the approval of the Agreement and vote upon and consent to, subject to approval of the Agreement and the consummation of the transactions contemplated thereby, a proposal to dissolve La/Cal and distribute its assets to the Partners. Whether or not the proposal to dissolve La/Cal is approved, the Management Committee intends to distribute the shares of Common Stock received by La/Cal pursuant to the Agreement to the Partners promptly after the Effective Time. The Management Committee unanimously recommends a vote in favor of such proposal.


     At the Special Meeting, you will also be asked to approve the Goodrich Petroleum Corporation 1995 Stock Option Plan (the "Goodrich Plan"), which provides for the issuance of options, stock appreciation rights or restricted stock awards to purchase up to 3,000,000 shares of Goodrich Common Stock. Your Management Committee believes that the Goodrich Plan is in the best interests of Goodrich and its stockholders because it will assist Goodrich in attracting and retaining key employees. Approval of the Goodrich Plan requires the consent of 51% of the equity interests in La/Cal. Approval of the Goodrich Plan is not a condition to the consummation of the Merger.


     Since the approval and adoption of the Agreement requires the consent of 51% of the equity interests in La/Cal and the dissolution requires the approval of at least a majority of the Partners, it is important that your interests be voted. We urge you to complete, date and sign your proxy and return it promptly in the enclosed envelope. If you attend the Special Meeting, you may withdraw your proxy and vote in person. Proxies are revocable at any time prior to the time they are voted at the Special Meeting by written notice to the Management Committee.

     We look forward to seeing you at the Special Meeting.

                                     Sincerely,

                                     WALTER G. GOODRICH,
                                     General Partner and
                                     Management Committee Member

                           PATRICK PETROLEUM COMPANY
                            301 WEST MICHIGAN AVENUE
                            JACKSON, MICHIGAN 49201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Patrick Petroleum Company, a Delaware corporation ("Patrick"), will be held at 301 West Michigan Avenue, Jackson, Michigan 49201 on August 2, 1995, at 9:00 a.m., local time, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 10, 1995, a copy of which is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus, as it may be amended, supplemented or otherwise modified from time to time (the "Agreement"), by and among La/Cal Energy Partners ("La/Cal"), Goodrich Petroleum Corporation ("Goodrich"), Goodrich Acquisition, Inc. ("Goodrich Acquisition") and Patrick, and the transactions contemplated by the Agreement, pursuant to which and subject to the terms and conditions thereof, at the effective time (the "Effective Time"), (i) Goodrich Acquisition will be merged with and into Patrick, with Patrick continuing as the surviving corporation and becoming a wholly-owned subsidiary of Goodrich, (ii) each share of common stock, par value $.20 per share, of Patrick ("Patrick Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for the right to receive one share of common stock, par value $0.20 per share, of Goodrich ("Goodrich Common Stock"), (iii) each share of Goodrich Preferred Stock, par value $1.00 per share, of Patrick issued and outstanding immediately prior to the Effective Time (other than shares for which dissenters' rights are perfected) will be converted into and exchanged for the right to receive one share of Series A Convertible Preferred Stock, par value $1.00 per share, of Goodrich, and (iv) La/Cal will contribute all of its assets and liabilities (other than cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company in exchange for 19,765,226 shares of Goodrich Common Stock.


     2. To consider and vote on a proposal to approve and adopt the Goodrich Petroleum Corporation 1995 Stock Option Plan (the "Goodrich Plan"), which provides for the grant of options, stock appreciation rights or restricted stock awards for up to 3,000,000 shares of Goodrich Common Stock.


     3. To transact such other business as may properly come before the Patrick Special Meeting or at any adjournments or postponements thereof.


     The Board of Directors of Patrick has fixed the close of business on June 16, 1995 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Patrick Special Meeting. Only stockholders of record at such time are entitled to receive notice of the Patrick Special Meeting, and only holders of record of Patrick Common Stock at such time are entitled to vote at the Patrick Special Meeting. Each holder of outstanding shares of Patrick Common Stock entitled to vote at the Patrick Special Meeting is entitled to one vote for each share held. Approval of the proposal to adopt and approve the Agreement requires the affirmative vote of the holders of a majority of the shares of Patrick Common Stock outstanding as of the record date and the approval of the Goodrich Plan requires the affirmative vote of the holders of a majority of the outstanding Shares of Patrick Common Stock present and entitled to vote thereon at the Special Meeting.


     While holders of Patrick Common Stock are not entitled to appraisal rights in connection with the Merger, holders of Patrick Preferred Stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. See Appendix VI to the accompanying Joint Proxy Statement/Prospectus.

     The Joint Proxy Statement/Prospectus and the Appendices thereto form a part of this Notice.

                                            By Order of the Board of Directors,

                                            U. E. PATRICK
                                            President
Jackson, Michigan

June 21, 1995


                                   IMPORTANT

PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID, SELF-ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE PATRICK SPECIAL MEETING. IF YOU ATTEND THE PATRICK SPECIAL MEETING AND SO DESIRE, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

                             LA/CAL ENERGY PARTNERS

                          333 TEXAS STREET, SUITE 1350

                          SHREVEPORT, LOUISIANA 71101

                     NOTICE OF SPECIAL MEETING OF PARTNERS
                           OF LA/CAL ENERGY PARTNERS


     Notice is hereby given that a Special Meeting of the Partners of La/Cal Energy Partners ("La/Cal") will be held at Suite 1350, 333 Texas Street, Shreveport, Louisiana, on Tuesday, August 15, 1995, at 9:00 a.m., local time, for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 10, 1995 (the "Agreement"), among La/Cal, Goodrich Petroleum Corporation, Patrick Petroleum Company ("Patrick") and Goodrich Acquisition, Inc., providing for a business combination as a result of which Goodrich Petroleum Corporation, a recently formed corporation, will own the businesses currently conducted by Patrick and La/Cal, and the consummation of the transactions contemplated thereby, all as more fully described in the accompanying Joint Proxy Statement/Prospectus;

          2. To consider and vote on a proposal, conditioned on approval of Proposal 1 above and the consummation of the transactions contemplated by the Agreement, to dissolve La/Cal and distribute the Goodrich Petroleum common stock received by La/Cal in the business combination, and La/Cal's other assets, to La/Cal's Partners; and

          3. To consider and vote on the Goodrich Petroleum Corporation 1995 Stock Option Plan, which provides for the grant of options, stock appreciation rights or restricted stock awards for up to 3,000,000 shares of Goodrich Common Stock.

          4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.


     Your vote is important. Approval of Proposals 1 and 3 requires the written consent of the Partners owning 51% of the equity interests in La/Cal and approval of Proposal 2 requires approval of at least a majority of the La/Cal Partners. Whether or not you plan to attend the Special Meeting, please complete, date and sign the enclosed form of proxy and consent and return it promptly in the stamped return envelope in order to be sure that your interests are voted. If you attend the Special Meeting, you may revoke your proxy and vote in person. Approval of Proposal 1 is not conditioned upon approval of Proposal 2.


                                            By Order of the Management
                                            Committee,

                                            WALTER G. GOODRICH,
                                            Management Committee Member

Shreveport, Louisiana

June 16, 1995

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 13, 1995


                  PROSPECTUS OF GOODRICH PETROLEUM CORPORATION
                            ------------------------

   PATRICK PETROLEUM COMPANY AND LA/CAL ENERGY PARTNERS JOINT PROXY STATEMENT


    This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Patrick Petroleum Company, a Delaware corporation ("Patrick") and to the partners (the "Partners") of La/Cal Energy Partners, a Louisiana general partnership ("La/Cal"), in connection with the solicitation of proxies by the Board of Directors of Patrick and the management committee of La/Cal (the "Management Committee") for use at special meetings of the stockholders of Patrick (the "Patrick Special Meeting") and of the Partners (the "La/Cal Special Meeting"), each of which has been called to vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Agreement"), dated as of March 10, 1995, among Patrick, La/Cal, Goodrich Petroleum Corporation and Goodrich Acquisition, Inc. ("Goodrich Acquisition"). The Agreement provides for a combination of Patrick and La/Cal, as a result of which the businesses conducted by Patrick (and its subsidiaries and partnerships) and La/Cal will be conducted by Goodrich Petroleum Corporation, a Delaware corporation (the "Company") recently formed for the purpose of consummating the transactions described in the Agreement. The combination of Patrick and La/Cal will be effected primarily by two concurrent transactions: (a) the contribution by La/Cal (the "Asset Transfer") of all of its assets and liabilities (excluding cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company in exchange for 19,765,226 shares of the Company's common stock (the "Common Stock"); and (b) the merger of Goodrich Acquisition with and into Patrick (the "Merger") whereby (i) each outstanding share of Patrick common stock ("Patrick Common Stock") will be converted into one share of the Common Stock, (ii) each outstanding share of Patrick Series B Convertible Preferred Stock ("Patrick Preferred Stock") will be converted into one share of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"); and (iii) Patrick, the surviving corporation in the Merger, will become a wholly-owned subsidiary of the Company. The Preferred Stock has substantially the same rights, preferences, qualifications and restrictions as the Patrick Preferred Stock and is convertible into shares of Common Stock. The Merger and the Asset Transfer are collectively referred to herein as the "Transactions." As a result of the Asset Transfer and after the payment of a finder's fee in connection with the transactions, each holder of a 1% equity interest in La/Cal shall be entitled to receive approximately 192,710 shares of Common Stock. In addition, the stockholders of Patrick and the La/Cal Partners will be asked to approve the 1995 Goodrich Petroleum Corporation Stock Option Plan (the "Goodrich Plan"). Approval of the Goodrich Plan requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Patrick Common Stock present and entitled to vote thereon at the Special Meeting and (ii) the consent of 51% of the equity interests in La/Cal. The approval of the Goodrich Plan is not a condition to the consummation of the Merger. The Partners will also vote on a proposal, subject to approval and adoption of the Agreement by the Partners and the consummation of the transactions contemplated thereby, to dissolve La/Cal and to distribute all of its asset to the Partners. Whether or not such proposal is approved, the Management Committee intends to distribute the Common Stock received in the Asset Transfer by La/Cal to the Partners.



    THE INFORMATION UNDER THE CAPTION "RISK FACTORS" ON PAGES 22-29 HEREOF SHOULD BE CONSIDERED BY BOTH THE PATRICK STOCKHOLDERS AND THE PARTNERS.



    The most significant risks of the Transactions to both the Patrick stockholders and Partners include:



       - there can be no assurance as to future trading prices for the Company's capital stock;



       - after the Effective Time approximately 25.2% of the outstanding shares of Common Stock will be owned by members of the Goodrich family;



       - the Patrick Preferred stockholders will have special conversion rights in connection with the Transactions;



       - the Company does not expect to pay dividends on Common Stock after the Effective Time; and



       - the Company's operations will be substantially dependent on oil and gas prices and the economic and operating risks associated with the oil and gas business.



    In addition, the Partners should consider that:



       - the Management Committee has not obtained the opinion of an outside financial advisor regarding the fairness of the proposed Transactions;



       - the Company will be subject to corporate income tax; and



       - Patrick has a history of significant operating losses and there can be no assurance as to the Company's future profitability.



    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of the Company with respect to (i) 19,765,226 shares of Common Stock to be issued pursuant to the Asset Transfer for the assets of La/Cal, (ii) 19,765,226 shares of Common Stock to be issued pursuant to the Merger in exchange for all of the outstanding shares of Patrick Common Stock, (iii) 1,175,000 shares of Preferred Stock issuable pursuant to the Merger in exchange for all of the outstanding shares of Patrick Preferred Stock, and (iv) up to 8,081,102 shares of Common Stock issuable as a result of the conversion of the Patrick Preferred Stock or the exercise of Patrick options or warrants prior to the Merger. The Preferred Stock will be convertible into Common Stock at an initial rate of 3 1/3 shares for each share of Preferred Stock, subject to customary anti-dilution adjustments. If the Preferred Stock is converted prior to September 15, 1997, upon conversion holders will receive one warrant to purchase a share of Common Stock for $5 per share for each share of Preferred Stock converted. The Transactions will constitute a Corporate Change with respect to the Patrick Preferred Stock entitling holders of Preferred Stock to convert all, but not less than all, of such holder's shares into Common Stock at a special conversion rate of 6.25 shares for each share of Preferred Stock for 61 days after the closing of the Transactions. Under Delaware law, holders of Patrick Preferred Stock have certain rights of appraisal in connection with the Merger. See Appendix VI.



    The Patrick Common Stock is currently traded on the New York Stock Exchange and the Patrick Preferred Stock is currently traded on the Nasdaq Small-Cap Market. The Company has applied for listing of the Common Stock on the New York Stock Exchange, and the quotation of the Preferred Stock on the Nasdaq Small-Cap Market, which in each case is expected to trade upon official notice of issuance. On June 12, 1995, the last sales prices of the Patrick Common Stock and the Patrick Series B Preferred Stock, on the New York Stock Exchange ("NYSE") and as reported on the Nasdaq Small-Cap Market, respectively, were $.9375 and $6.75 per share.

  THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES HAVE
       NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
                   STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS              , 1995.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of Common Stock and Preferred Stock to be issued pursuant to the Transactions. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as appendices hereto.

     All information concerning Patrick contained in this Joint Proxy Statement/Prospectus has been supplied by Patrick, and all information concerning La/Cal has been supplied by La/Cal.

     Patrick is, and after the Effective Time the Company will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith Patrick files, and the Company will file, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at the prescribed rates. The Patrick Common Stock is traded on the NYSE and the Patrick Preferred Stock is traded on the Nasdaq Small-Cap Market and, as a result, the periodic reports, proxy statements and other information filed by Patrick with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................   ii
SUMMARY..........................................    1
    Parties to the Transactions..................    1
    Description of Meetings......................    1
    Security Ownership of Directors, Executive
      Officers and Affiliates....................    2
    Description of the Transactions..............    3
    Background of the Transactions...............    4
    Patrick's Reasons for the Transactions.......    5
    Recommendation of the Patrick Board..........    5
    La/Cal's Reasons for the Transactions........    5
    Recommendation of the La/Cal Management
      Committee..................................    6
    Recommendations with Respect to the Goodrich
      Plan.......................................    6
    Interests of Certain Persons in the
      Transactions...............................    6
    List of La/Cal Partners......................    6
    Opinion of Financial Advisor to Patrick......    7
    Joint Participation Agreement with Goodrich
      Oil Company................................    7
    Consulting Agreement with Henry Goodrich.....    8
    Patrick Consulting Agreement.................    8
    La/Cal Finder's Fee..........................    9
    Risk Factors to be Considered in Connection
      with the Transactions......................    9
    No Solicitation..............................   10
    Conditions to the Consummation of the
      Transactions...............................   10
    Termination of Agreement.....................   10
    Liabilities Upon Termination.................   11
    Certain Federal Income Tax Consequences......   12
    Accounting Treatment.........................   12
    Regulatory Requirements......................   12
    Appraisal Rights.............................   12
    Comparative Rights of Stockholders and
      Partners Before and After the
      Transactions...............................   12
    Stockholder Lawsuit..........................   13
    Market Prices and Listings of Patrick Capital
      Stock......................................   13
    Directors' and Officers' Indemnification.....   13
    The Goodrich Plan............................   14
    Summary Historical Consolidated Financial
      Data of Patrick............................   15
    Summary Historical Financial Data of
      La/Cal.....................................   17
    Summary Unaudited Pro Forma Condensed
      Financial Information......................   19
    Summary Reserve Report Information...........   20
    Comparative Per Share Data...................   21
RISK FACTORS.....................................   22
    Risk Factors Related to the Transactions
      Applicable to Patrick Stockholders and
      La/Cal Partners............................   22
    Additional Risk Factors Related to the
      Transactions Applicable to the Patrick
      Stockholders...............................   24
    Additional Risk Factors Related to the
      Transactions Applicable to the La/Cal
      Partners...................................   24
    Risk Factors Related to the Company's Oil and
      Gas Operations After the Effective Time....   27
THE MEETINGS.....................................   30
    General......................................   30
    Patrick Special Meeting......................   30
    La/Cal Special Meeting.......................   31
    Expenses.....................................   32
DESCRIPTION OF THE TRANSACTIONS..................   33
    Patrick Merger...............................   33
    La/Cal Asset Transfer........................   34
    La/Cal Dissolution...........................   35
    Background of the Transactions...............   35
    Reasons for the Transactions; Recommendations
      of the Patrick Board and La/Cal Management
      Committee..................................   39
    Opinion of Patrick's Financial Advisor.......   43
    Certain Information Provided.................   48
    Purchase Price Adjustment....................   49
    Joint Participation Agreement with Goodrich
      Oil Company................................   49
    Consulting Agreement with Henry Goodrich.....   50
    Patrick Consulting Agreements................   51
    La/Cal Finder's Fee..........................   51
    Comparison of Interests of Management
      Committee Members Before and After
      Completion of the Merger...................   52
    Accounting Treatment.........................   53
    Repurchase of Penske Stock...................   53
    Governmental and Regulatory Approvals........   53
    Interests of Certain Persons in the
      Transactions...............................   53
    Restrictions on Resale by Affiliates.........   54
    Registration Rights..........................   55
    No Solicitation..............................   55
    Patrick Rights Agreement.....................   56
    Indemnification of Certain Persons...........   56
    Representations and Warranties...............   57
    Conduct of Business Prior to Effective
      Time.......................................   57
    Conditions to Consummation of the
      Transactions...............................   57
    Termination of Agreement.....................   58
    Liabilities Upon Termination.................   59
    Expenses.....................................   59
    Stockholder Lawsuit..........................   60
    Rights of Dissenting Stockholders............   61
    Availability of Partner List.................   63
PROPOSAL TO APPROVE THE GOODRICH PETROLEUM
  CORPORATION 1995 STOCK OPTION PLAN.............   64
    General......................................   64
    Description of the Plan -- Goodrich Petroleum
      Corporation 1995 Stock Option Plan.........   64
    Amendment and Termination....................   66
    Federal Income Tax Consequences..............   66
    Recommendation and Required Affirmative
      Vote.......................................   68
CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........   69
    Characterization of the Transactions.........   69
    Holders of Patrick Common Stock and Patrick
      Preferred Stock............................   69
    Patrick and the Company......................   70
    La/Cal and the Partners......................   70
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION....................................   71
PRO FORMA COMBINED CAPITALIZATION................   82
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
  OF PATRICK.....................................   83
PATRICK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.....................................   85
    Overview and Analysis of Known Trends........   85
    Background...................................   85
    Results of Operations for the Three Months
      Ended March 31, 1995 Compared to the Three
      Months Ended March 31, 1994................   88
    Results of Operations for the Year Ended
      December 31, 1994 Compared to the Year
      Ended December 31, 1993....................   89
    Results of Operations for the Year Ended
      December 31, 1993 compared to the Year
      Ended December 31, 1992....................   90
    Capital Resources and Liquidity..............   91
    Long Term Obligations........................   91
    Capital Expenditures.........................   92
    Accounting Standards.........................   92
SELECTED HISTORICAL FINANCIAL DATA OF LA/CAL.....   93

LA/CAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.....................................   95
    General......................................   95
    Comparison of Results of Operations for the
      Three Months Ended March 31, 1995 and
      1994.......................................   95
    Comparison of Results of Operations for the
      Years Ended December 31, 1994 and December
      31, 1993...................................   96
    Liquidity and Capital Resources..............   97
    Other Matters................................   98
MARKET PRICE OF PATRICK CAPITAL STOCK............   99
BUSINESS AND PROPERTIES OF PATRICK...............  100
    Financial Information about Industry
      Segments...................................  100
    Nature and Area of Operations................  101
    Exploration Activities.......................  101
    Reserve Acquisition Matters..................  102
    Investment in Penske Corporation.............  102
    Investment in Marcum Natural Gas Services,
      Inc. ......................................  103
    Undeveloped Oil and Gas Acreage..............  104
    Drilling Activity............................  105
    Productive Acreage and Producing Wells.......  106
    Title to Developed and Undeveloped Acreage...  106
    Production Summary...........................  106
    Pipeline System..............................  107
    Competition and Markets......................  107
    Regulatory and Environmental Matters.........  108
    Legal Proceedings............................  108
BUSINESS AND PROPERTIES OF LA/CAL................  109
    Overview.....................................  109
    Description of the Southern Louisiana
      Producing Region...........................  109
    Properties...................................  109
    Oil and Natural Gas Reserves.................  111
    Productive Wells.............................  112
    Acreage......................................  112
    Well Completions and Interests Owned by
      La/Cal in the Pecan Lake and Lake Charles
      Fields.....................................  113
    Operator Activities..........................  113
    Drilling Activities..........................  114
    Net Production, Unit Prices and Costs........  115
    Marketing....................................  115
    Title to Properties..........................  116
    Operational Risks and Insurance..............  116
    Regulatory and Environmental Matters.........  117
    Legal Proceedings............................  117
    Employees....................................  117
    Offices......................................  117
BUSINESS AND PROPERTIES OF THE
  COMPANY........................................  118
    The Company..................................  118
    Goodrich Acquisition.........................  118
    Strategy.....................................  118
    Relationship with Goodrich Oil Company.......  118
    Pro Forma Reserve Information................  119
    Drilling Activities..........................  119
    Operator Activities..........................  120
    Anticipated Asset Dispositions...............  120
    Marketing....................................  120
    Competition..................................  121
    Regulation...................................  121
    Environmental Matters........................  124
    Operational Risks and Insurance..............  126
    Employees....................................  126
    Offices......................................  126
MANAGEMENT OF THE COMPANY AFTER THE EFFECTIVE
  TIME...........................................  127
    Committees of the Board of Directors.........  129
    Compensation of Directors....................  129
    Executive Compensation.......................  130
    Patrick Employment Agreement.................  131
    Employment and Consulting Agreements.........  132
    Certain Relationships and Related
      Transactions...............................  132
OWNERSHIP OF CAPITAL STOCK.......................  133
    Ownership of the Capital Stock of the Company
      After the Effective Time...................  133
    Ownership of Patrick Capital Stock...........  135
    Ownership of La/Cal Partnership Interests....  136
COMPARATIVE RIGHTS OF STOCKHOLDERS/
  PARTNERS.......................................  137
    Patrick Capital Stock and Company Capital
      Stock......................................  137
    La/Cal Partnership Interests and Company
      Common Stock...............................  137
    Summary of Significant Differences...........  140
DESCRIPTION OF COMPANY CAPITAL STOCK.............  141
    General......................................  141
    Common Stock.................................  141
    Preferred Stock..............................  141
    Certain Provisions of the Company's
      Certificate of Incorporation and Bylaws....  144
    Delaware Business Combination Statute........  145
    Transfer Agent...............................  145
SHARES ELIGIBLE FOR FUTURE SALE..................  146
EXPERTS..........................................  146
LEGAL MATTERS....................................  147
STOCKHOLDERS' PROPOSALS..........................  147
INDEX TO FINANCIAL STATEMENTS....................  F-i

Appendix I   Agreement and Plan of Merger dated
             March 10, 1995
Appendix II  Opinion of Petrie Parkman & Co.
Appendix III Report Summary of H. J. Gruy and
             Associates, Inc.
Appendix IV  Report Summary of Coutret &
             Associates, Inc.
Appendix V   Report Summary of Lee Keeling &
             Associates
Appendix VI  Section 262 of the Delaware General
             Corporation Law (Appraisal Rights)

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the appendices hereto. This summary does not contain a complete statement of all material information relating to the Agreement and the transactions contemplated thereby, and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Joint Proxy Statement/Prospectus, including the appendices. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

PARTIES TO THE TRANSACTIONS

     Patrick. Patrick, a Delaware corporation, is an independent oil and gas company engaged in the acquisition of producing properties and the exploration, development and production of oil and gas in the continental United States. In addition to its oil and gas activities, Patrick has an equity interest in Penske Corporation, a privately held diversified transportation services company, and Marcum Natural Gas Services, Inc., a publicly held diversified provider of products and services to the natural gas industry. The principal executive offices of Patrick are located at 301 West Michigan Avenue, Jackson, Michigan 49201 and its telephone number is (517) 787-6633.

     La/Cal. La/Cal is a privately owned Louisiana general partnership formed in 1993 that engages in the domestic exploration for oil and natural gas reserves primarily in the states of Louisiana and Texas, and in the development, production and sale of any commercial accumulations of oil and natural gas discovered. The principal executive offices of La/Cal are located at 333 Texas Street, Suite 1350, Shreveport, Louisiana 71101, and its telephone number is
(318) 429-2300.

     The Company. The Company is a Delaware corporation that was recently organized to become the parent company for the businesses presently conducted by Patrick and La/Cal. The Company is currently a wholly-owned subsidiary of Patrick and conducts no business, having only nominal assets. The Company's address is 5847 San Felipe, Suite 700, Houston, Texas 77057, and its telephone number is (713) 780-9494.

     Goodrich Acquisition. Goodrich Acquisition is a Delaware corporation which was recently organized for the sole purpose of facilitating the transactions contemplated by the Agreement. It is currently a wholly-owned subsidiary of the Company that conducts no business and has only nominal assets. Upon the Effective Date, Goodrich Acquisition will be merged with and into Patrick and the separate existence of Goodrich Acquisition will cease.

DESCRIPTION OF MEETINGS


     Patrick. The Patrick Special Meeting will be held at 9:00 a.m., local time, on August 2, 1995, at 301 West Michigan Avenue, Jackson, Michigan to consider and vote upon the approval and adoption of the Agreement and the transactions contemplated thereby and the Goodrich Plan. Only stockholders of record of Patrick at the close of business on June 16, 1995 are entitled to receive notice of the Patrick Special Meeting, and only holders of record of the Patrick Common Stock are entitled to vote at the Patrick Special Meeting. On such date, there were 19,765,226 shares of Patrick Common Stock outstanding, each of which is entitled to one vote on each matter to be properly presented at the Patrick Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Patrick Common Stock outstanding and entitled to vote at the Patrick Special Meeting is necessary to constitute a quorum at such meeting. The affirmative vote of the holders of the majority of the outstanding shares of Patrick Common Stock is required to approve and adopt the Agreement and the transactions contemplated thereby, while the approval of the Goodrich Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Patrick Common Stock present and entitled to vote thereon at the meeting. Holders of Patrick Preferred Stock are not entitled to vote on the approval and adoption of the Agreement. See "The Meetings -- Patrick Special Meeting."



     La/Cal. The La/Cal Special Meeting will be held at 9:00 a.m., local time, on August 15, 1995, at Suite 1350, 333 Texas Avenue, Shreveport, Texas to consider and vote upon the proposal to approve and adopt the Agreement and the transactions contemplated thereby and a proposal, conditioned on approval of the

Agreement by the Partners and the consummation of the Transactions, to dissolve La/Cal and to distribute its assets to the Partners. Whether or not such proposed is approved, the Management Committee intends to distribute the Common Stock received by La/Cal in the Asset Transfer to the Partners. Accordingly, approval of the proposal to dissolve La/Cal is not a condition of the proposal to approve and adopt the Agreement or a condition to the consummation of the transactions contemplated thereby and the vote on such proposal will not affect the distribution of the shares received by La/Cal pursuant to the Asset Transfers to the Partners.


     The La/Cal partnership agreement requires the written consent of Partners owning at least 51% of the equity interest in La/Cal to approve the Agreement and the written consent of a majority of the Partners to approve dissolution of La/Cal. The La/Cal partnership agreement does not provide for meetings of partners. Accordingly, there are no quorum requirements for such a meeting. The Management Committee has determined that action by written consent to be taken at a specified place and time would be the most appropriate method of coordinating the Patrick and La/Cal approval process in connection with the Transactions. The enclosed proxy provides that, if it is executed and voted for a proposal at the La/Cal Special Meeting, such proxy shall constitute the written consent of the Partner executing the proxy with respect to such proposals. If Partners submit their written consent in the form of a proxy, such proxy may be revoked at any time prior to the vote at the La/Cal Special Meeting by written notice to the Management Committee. The approval of the Goodrich Plan requires the consent of 51% of the equity interests in La/Cal. See "The
Meetings -- La/Cal Special Meeting."


SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     Patrick. As of the record date for the Patrick Special Meeting, the directors and executive officers of Patrick and their affiliates were entitled to vote 202,588 shares of Patrick Common Stock, approximately 1.0% of the outstanding shares of Patrick Common Stock on the record date. Such number does not include options to purchase 1,222,679 shares of Patrick Common Stock which are held by such officers and directors and are presently exercisable. Each of the directors and executive officers of Patrick has advised Patrick that he intends to vote or to direct the vote of all shares of Patrick Common Stock over which he has voting control in favor of the adoption and approval of the Agreement and the transactions contemplated thereby and the Goodrich Plan.

     La/Cal. The members of the Management Committee and their affiliates own approximately 60% of the equity interests in La/Cal and include or have voting control over six of the 26 Partners in La/Cal. Each member of the Management Committee intends to vote or to direct the vote of such partnership interests in favor of the approval and adoption of the Agreement and the transactions contemplated thereby and, subject to the approval of the Agreement by the Partners and the consummation of the transactions contemplated thereby, in favor of the proposal to dissolve La/Cal and distribute its assets to the Partners. In addition, each member of the Management Committee intends to vote or direct the vote of such partnership interests for approval of the Goodrich Plan.

DESCRIPTION OF THE TRANSACTIONS

     Patrick is currently the sole stockholder of the Company, and the Company is the sole stockholder of Goodrich Acquisition. At the Effective Time, the combination of Patrick and the La/Cal Interests will be effected by two concurrent transactions: (i) the Merger of Patrick with and into Goodrich Acquisition pursuant to which shares held by Patrick's stockholders will be converted into shares of the Company on a one-for-one basis; and (ii) the contribution of the La/Cal Interests to the Company in exchange for 19,765,226 shares of Common Stock.

                                   (GRAPH)

     Patrick Merger. As of the date of this Joint Proxy Statement/Prospectus, Patrick owns all of the outstanding capital stock of the Company, which in turn owns all of the outstanding capital stock of Goodrich Acquisition. Both the Company and Goodrich Acquisition were recently organized for the sole purpose of facilitating the transactions contemplated by the Agreement. At the Effective Time, Goodrich Acquisition will be merged with and into Patrick, the separate existence of Goodrich Acquisition will cease, and Patrick will become a wholly-owned subsidiary of the Company. Each share of Patrick Common Stock and Patrick Preferred Stock (other than shares of Patrick Preferred Stock for which appraisal rights are perfected) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchanged for the right to receive, respectively, one share of Common Stock or one share of Preferred Stock. The Preferred Stock has substantially the same rights, preferences, qualifications and limitations and restrictions as the Patrick Preferred Stock except that the Preferred Stock will be convertible into shares of Common Stock rather than Patrick Common Stock. At the Effective Time, Patrick's obligations with respect to each outstanding option or warrant to purchase shares of Patrick Common Stock, as amended in the manner described in the Agreement, will be assumed by the Company and become exercisable for shares of Common Stock.

     At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Patrick capital stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of capital stock of the Company into which the shares of capital stock of Patrick formerly represented by such certificates have been converted as provided in the Agreement. PATRICK STOCKHOLDERS WILL NOT BE REQUIRED TO EXCHANGE THEIR CERTIFICATES REPRESENTING SHARES OF PATRICK CAPITAL STOCK AS A RESULT OF THE MERGER. AFTER THE EFFECTIVE TIME SUCH CERTIFICATES WILL REPRESENT THE SHARES OF CAPITAL STOCK OF THE COMPANY INTO WHICH THEY WILL HAVE BEEN CONVERTED IN THE MERGER.

     La/Cal Asset Transfer. The Agreement provides that, concurrently with the Effective Time of the Merger, but effective as of March 1, 1995, La/Cal shall contribute the La/Cal Interests to the Company in exchange for 19,765,226 shares of Common Stock. The La/Cal Interests consist of all of the assets and liabilities of La/Cal other than cash and accounts receivable accrued prior to March 1, 1995, and interest thereon. The shares of Common Stock received by La/Cal will be distributed among the general partners of

La/Cal on the basis of their sharing ratios in La/Cal. See "Description of the Transactions -- La/Cal Asset Transfer."

     La/Cal Dissolution. In the event the Transactions are completed and the Partners shall have approved the proposal to dissolve La/Cal, then as soon as practicable after the Effective Time, La/Cal will be dissolved and all of its assets will be distributed to the Partners. Whether or not the Partners vote to dissolve La/Cal, the Management Committee intends to distribute, promptly after the Effective Time, the shares of Common Stock received by La/Cal as a result of the Asset Transfer to the Partners in accordance with their sharing ratios. It is anticipated that on or before December 31, 1995, the winding up of La/Cal will be completed and its remaining assets distributed to the Partners. Pursuant to the La/Cal partnership agreement, the Management Committee will act as the liquidating trustee of La/Cal for purposes of dissolution and winding up.

BACKGROUND OF THE TRANSACTIONS

     In March 1994, Patrick engaged an investment banking firm to act as its financial advisor in connection with a review of Patrick's strategic alternatives and a possible sale of Patrick. In June 1994, Patrick, with the assistance of its financial advisor solicited indications of interest from a number of companies regarding a potential business combination transaction with Patrick or asset sale by Patrick. As a result of the marketing activities of its financial advisor, 137 companies were initially contacted, 72 companies executed confidentiality agreements and received preliminary information about Patrick and 21 companies visited Patrick's data room in the summer of 1994. In early September 1994, Patrick's financial advisor distributed proposed guidelines for making bids with respect to a transaction with Patrick or the acquisition of Patrick's assets to interested parties. Patrick received six asset purchase proposals and two merger proposals in response to such guidelines. During the remainder of 1994, Patrick engaged in negotiations with several interested parties, including La/Cal, regarding a business combination transaction. The highest asset sale proposal received by Patrick was from Unit Petroleum Company. Patrick completed a sale of certain of its assets to Unit in December 1994 for net proceeds of $13.2 million.

     Representatives of the Management Committee initially contacted Patrick regarding their interest in a business combination transaction in April 1994. Representatives met with officers of Patrick and its financial advisor on numerous occasions during 1994, entered into a confidentiality agreement with Patrick, visited the Patrick data room in Houston as well as Patrick's offices in Jackson, Michigan, and Midland, Texas, and submitted one of the two merger proposals received by Patrick in response to its marketing activities. Negotiations between Patrick and La/Cal continued during the fourth quarter of 1994 and the first two months of 1995. In connection with these negotiations, La/Cal provided Patrick with copies of its reserve reports and supporting oil and gas operating information.

     On March 7, 1995, the Patrick Board approved the transaction with La/Cal. At this meeting Patrick's financial advisor made a detailed presentation to the Board regarding its valuation of Patrick and La/Cal and expressed its opinion that the proposed exchange ratios were fair, from a financial point of view, to Patrick's stockholders. The Management Committee approved the transaction on March 8, 1995, and the Agreement was executed between the parties on March 10, 1995. The consideration to be received by the Patrick stockholders and the Partners as a result of the proposed Transactions was arrived at as a result of arms length negotiations between the Management Committee and Patrick's executive officers. The Management Committee did not engage an independent financial advisor in connection with its valuation of La/Cal and Patrick. The Management Committee's analysis of Patrick was based largely upon Patrick's reserve reports and an analysis of the value of Patrick's other assets and liabilities. For further description of the valuation analysis undertaken by Patrick and the Management Committee, see "Description of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management Committee" and "-- Opinion of Patrick's Financial Advisor."

PATRICK'S REASONS FOR THE TRANSACTIONS

     The Board of Directors of Patrick believes that the Transactions will provide Patrick's stockholders with equity ownership in a combined entity characterized by stronger oil and gas assets, improved cash flow prospects, an improved ability to finance the drilling of Patrick's current prospects, proven and efficient oil and gas development skills and exposure to high quality drilling prospects. The material factors considered by the Patrick Board of Directors in determining to enter into the Agreement are set forth under "Descriptions of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management
Committee -- Patrick's Reasons for the Transactions" and include, the extensive process undertaken by Patrick with the assistance of Petrie Parkman in an attempt to maximize stockholder value, the relative prospects of Patrick and La/Cal on a combined basis compared to Patrick's prospects on a stand alone basis, the Company's rights to participate in future prospects developed by Goodrich Oil Company as a result of the Joint Participation Agreement, historical market prices and trading information for Patrick's securities, the percentage of equity in the Company that would be received by Patrick stockholders, the opinion of Petrie Parkman, the absence of lockup or other provisions in the Agreement which would impede a competing bid or restrict the Board's ability to consider competing bids if one were to emerge, the tax-free nature of the transaction to the Patrick stockholders and the composition of the Board of Directors of the Company after the Effective Time.

RECOMMENDATION OF THE PATRICK BOARD

     THE BOARD OF DIRECTORS OF PATRICK HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PATRICK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. SEE "DESCRIPTION OF THE TRANSACTIONS -- REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE PATRICK BOARD AND LA/CAL MANAGEMENT COMMITTEE."

LA/CAL'S REASONS FOR THE TRANSACTIONS


     The Management Committee believes that the Transactions represent a substantial opportunity to enhance La/Cal's financial and operational resources and to pursue its business strategy of reserve growth through the acquisition and efficient development and exploitation of acreage and reserves on a broader scale. Specifically, the Management Committee believes that the Company will have greater reserves, revenues and cash flows than either Patrick or La/Cal on a stand alone basis, which should enhance its financial flexibility, improve its access to capital and enable the Company to obtain financing on more favorable terms than are currently available to either Patrick or La/Cal; the transactions will convert the Partners' interest from interest in a finite-life entity into shares of stock in a perpetual-life entity in which management expects to reinvest earnings as part of a strategy designed to develop and acquire additional reserves and increase long term value; the Transactions will enhance the liquidity of the Partners' investment and limit their potential exposure to personal liability by converting their general partnership interests into stock in a corporation the common stock of which is expected to trade on the NYSE; the development and exploration opportunities of the combined entity will be more diversified both geographically and by reserve mix; and the Transactions will enable La/Cal to retire its outstanding debt on favorable terms to all of the Partners. In reaching its conclusions, the Management Committee considered the material factors which are described under "Description of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management Committee -- La/Cal's Reasons for the Transactions," including the relative reserve values of La/Cal and Patrick, the terms of La/Cal's existing debt instruments and its prospects as a stand alone, finite-life entity; the expected operating and financing characteristics of the combined entity; the percentage of equity in the combined entity which would be received by the Partners in relation to the contribution of reserves by La/Cal to the entity; Patrick's capital structure and recent financial performance and the historical market prices for Patrick Common Stock; the tax impact of the transactions on the Partners; the composition of the Board of Directors of the Company; and Patrick's net operating loss carry forwards.

RECOMMENDATION OF THE LA/CAL MANAGEMENT COMMITTEE

     FOR THE REASONS STATED ABOVE, THE MANAGEMENT COMMITTEE BELIEVES THAT THE TERMS OF THE TRANSACTIONS ARE FAIR TO AND IN THE BEST INTEREST OF, THE PARTNERS OF LA/CAL. THE MANAGEMENT COMMITTEE OF LA/CAL HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND, SUBJECT TO PARTNER APPROVAL OF THE SAME AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT, HAS UNANIMOUSLY VOTED TO APPROVE THE DISSOLUTION OF LA/CAL AFTER THE EFFECTIVE TIME AND THE DISTRIBUTION OF LA/CAL'S ASSETS, INCLUDING SHARES OF COMMON STOCK RECEIVED PURSUANT TO THE ASSET TRANSFER, TO THE PARTNERS. THE MANAGEMENT COMMITTEE UNANIMOUSLY RECOMMENDS THAT THE PARTNERS CONSENT TO BOTH PROPOSALS. SEE "DESCRIPTION OF THE TRANSACTIONS -- REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE PATRICK BOARD AND LA/CAL MANAGEMENT COMMITTEE."

RECOMMENDATIONS WITH RESPECT TO THE GOODRICH PLAN

     The Board of Directors of Patrick and the Management Committee of La/Cal unanimously recommend that the Patrick stockholders and La/Cal Partners vote FOR the approval of the Goodrich Plan. The approval of the Goodrich Plan is not a condition to the consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS


     In considering the recommendations of the Patrick Board and the La/Cal Management Committee with respect to the Transactions, you should be aware that
(i) each of the Patrick directors and two members of the Management Committee will be directors of the Company at the Effective Time, (ii) a member of the Management Committee will receive a finder's fee in connection with the consummation of the Transactions equal to 2.5% of the shares of Common Stock to be issued to La/Cal pursuant to the Asset Transfer, (iii) Mr. U. E. "Pat" Patrick is the Chairman of the Board of the Company and will receive compensation of approximately $317,000 per year for three years pursuant to the Patrick Consulting Agreement, (iv) Mr. Walter G. "Gil" Goodrich, a member of the Management Committee, is the President and Chief Executive Officer of the Company pursuant to a five-year employment contract and in such capacity shall be entitled to an initial base salary of $150,000 per year and certain other bonus and incentive compensation, including a stock option grant, (v) certain Partners, including each member of the Management Committee and certain of their affiliates, and Mr. U. E. Patrick will enter into a Registration Rights Agreement with the Company at the Effective Time, (vi) the Company will be party to a Joint Participation Agreement with Goodrich Oil Company, a privately held oil and gas company which is affiliated with Mr. Henry Goodrich, who will be a director of the Company, providing the Company with the right to participate in oil and gas prospects developed by Goodrich Oil Company and providing the Goodrich Oil Company participants with right to invest in prospects generated by the Company after the Effective Time; (vii) Henry Goodrich will be entitled to annual compensation of $150,000 and a stock option grant in connection with providing consulting services to the Company, (viii) the Agreement provides certain rights to indemnification and insurance to the members of the Board of Directors of Patrick and the Management Committee in connection with the Transactions and other matters, (ix) Patrick Stock Options other than options held by Patrick's non-employee directors, including options held by Mr. U. E. Patrick, will be assumed by the Company pursuant to the terms of such options and (x) each of Patrick's non-employee directors have agreed to terminate his current Patrick Stock Options in exchange for a grant of options to purchase 20,000 shares of Common Stock with an exercise price equal to the closing price for such shares on the Closing Date. See "Description of Transactions -- Patrick Merger," "-- Interests of Certain Persons in the Transactions," "-- La/Cal Finder's Fee," "-- Patrick Consulting Agreements," "-- Registration Rights,"
"-- Joint Participation Agreement with Goodrich Oil Company," "Consulting Agreement with Henry Goodrich," "-- Indemnification of Certain Persons" and "Management of the Company after the Effective Time."


LIST OF LA/CAL PARTNERS

     Any Partner who wishes to obtain a list of the names and addresses of each Partner of La/Cal can obtain such a list by written request to Walter G. Goodrich directed to his attention at 333 Texas Street, Suite 1350, Shreveport, Louisiana 71101.

OPINION OF FINANCIAL ADVISOR TO PATRICK

     Petrie Parkman & Co. ("Petrie Parkman") has delivered its written opinion dated March 10, 1995, to the Board of Directors of Patrick that, as of the date thereof, the proposed exchange ratio for the Patrick Common Stock and the proposed exchange ratio for the Patrick Preferred Stock in the Merger were fair, from a financial point of view, to the holders of Patrick Common Stock and Patrick Preferred Stock, respectively. Petrie Parkman has confirmed such opinion as of the date of this Proxy Statement/Prospectus. For information regarding the opinion of Petrie Parkman, including the assumptions made, matters considered and limits of such opinion, see "Description of Transactions -- Opinion of Patrick's Financial Advisor." The full text of the Petrie Parkman opinion is included as Appendix II to this Joint Proxy Statement/Prospectus.

JOINT PARTICIPATION AGREEMENT WITH GOODRICH OIL COMPANY

     At the Effective Time, the Company will enter into a Joint Participation Agreement with Goodrich Oil Company pursuant to which the Company and Goodrich Oil Company will each agree to offer to the other a 50% participation interest in such company's share of all drilling prospects and acquisitions of producing properties identified after the Effective Time by either company. Goodrich Oil Company is owned by Henry Goodrich, who is the father of the Company's Chief Executive Officer and will become a director of the Company at the Effective Time, and is engaged in developing oil and gas drilling programs for its participants, primarily in South Louisiana and East Texas. Goodrich Oil Company is a party to participation agreements, with certain industry partners and individual investors pursuant to which such persons invest in drilling programs developed by Goodrich Oil Company. Pursuant to the Joint Participation Agreement, such participants will have the opportunity to invest, through Goodrich Oil Company, in prospects or acquisitions identified after the Effective Time by the Company, and the Company will have the opportunity to participate in future Goodrich Oil Company drilling prospects or acquisitions. Goodrich Oil Company will not receive any compensation or management fees from the Company. Goodrich Oil Company does not retain working interests in its oil and gas drilling programs. The Joint Participation Agreement will terminate on the earlier of (i) December 31, 2000, or (ii) at such time as neither Gil Goodrich or Henry Goodrich is an employee, director or consultant of the Company.

     Since prior to the formation of La/Cal, Henry Goodrich, Gil Goodrich, Michael Watts and Roland Frautschi, each of whom is or will become a director or executive officer of the Company, have personally participated in Goodrich Oil Company's drilling programs. Such persons have paid their pro rata share of all expenses associated with their interests in each prospect. It is anticipated that such persons will continue to participate in future Goodrich Oil Company drilling programs and that the sum of such persons' participation interests will not exceed 10% of the aggregate interest of the GOC participants.

     The following organizational chart describes the relationships that will exist between the Company, Goodrich Oil Company, Henry Goodrich and Gil Goodrich after the Effective Time.

        Walter G. "Gil"                       Henry Goodrich
  Goodrich
                                              1. Chairman, Chief Executive Officer
1. President, Chief Executive                 and sole stockholder of Goodrich Oil
Officer and Director of the Company;          Company;
2. Participant in Goodrich Oil                2. Director of and Consultant to the
Company drilling programs.                    Company;
3. Options to purchase Common Stock           3. Participant in Goodrich Oil
                                              Company drilling programs;
                                              4. Father of Walter G. Goodrich.
                                              5. Options to purchase Common Stock
     Goodrich Petroleum
  Corporation

1. Joint Participation Agreement
  with

Goodrich Oil Company
                                              Goodrich Oil Company
                                              1. Wholly-owned by Henry Goodrich;
                                              2. Participation Agreements with
                                              Industry Partners and Other
                                              Investors;
                                              3. Joint Participation Agreement
                                              with the Company.

CONSULTING AGREEMENT WITH HENRY GOODRICH

     At the Effective Time, the Company will enter into a five-year Consulting Agreement (the "Goodrich Consulting Agreement") with Henry Goodrich, pursuant to which Mr. Goodrich will provide consulting services to the Company with regard to the evaluation of acquisition and drilling opportunities, financing transactions, investor relations and other matters. Mr. Goodrich will receive annual consulting fees from the Company of $150,000 for such services and will be granted options to purchase 250,000 shares of Common Stock at the closing price on the Closing Date, subject to pro rata vesting over five years.

PATRICK CONSULTING AGREEMENT

     Mr. U.E. Patrick, the president and chief executive officer of Patrick, has an employment agreement (the "Patrick Employment Agreement") with Patrick which extends through December 31, 1998. Such agreement provides for annual compensation of $450,000 to Mr. Patrick through 1998, plus certain employee benefits, and for additional compensation for four years after the end of the initial term or any extension of the agreement for consulting services at 50% of Mr. Patrick's salary as of the date the employment agreement is terminated. Based on Mr. Patrick's current salary, he is entitled to aggregate cash compensation of $2.7 million from 1995-2002 pursuant to the Patrick Employment Agreement. See "Management of the Company After the Effective Time -- Patrick Employment Agreement." Pursuant to the Agreement, the Company and Mr. Patrick have agreed to terminate the Patrick Employment Agreement as of the Effective Time and to enter into a consulting agreement pursuant to which the Company will pay Mr. Patrick approximately $317,000 per year for three years after the Effective Time, or an aggregate of $950,000. See "Description of the Transactions -- Patrick Consulting Agreements."

LA/CAL FINDER'S FEE

     La/Cal has agreed to pay Mr. Leo E. Bromberg, a Partner and member of the Management Committee of La/Cal, a finder's fee with respect to the transactions contemplated by the Agreement. Pursuant to such arrangement, Mr. Bromberg will be entitled to receive 494,131 shares of Common Stock at the Effective Time, which is approximately 2.5% of the 19,765,226 shares of Common Stock to be received by La/Cal pursuant to the Asset Transfer.

RISK FACTORS TO BE CONSIDERED IN CONNECTION WITH THE TRANSACTIONS

     The information set forth under "Risk Factors" should be considered by Patrick's stockholders and the Partners with respect to the proposed Transactions. Specifically, such persons should be aware of the following risks:

     Investment-Specific Risks.

     - There has been no prior trading market for the Company's capital stock and there can be no assurance as to future trading prices of such shares or that the NYSE listing will be maintained for the Common Stock or that the Nasdaq Small-Cap Market listing will be maintained for the Preferred Stock;

     - after the Effective Time approximately 25.2% of the outstanding shares of Common Stock will be owned by members of the Goodrich family, which will enable the family to exercise substantial influence over the Company's affairs;


     - the Patrick Preferred stockholders will have special conversion rights in connection with the Transactions;


     - the Company does not expect to pay dividends on its Common Stock after the Effective Time and;

     - the Company's organizational documents and the laws of its jurisdiction of incorporation may have the effect of discouraging unsolicited takeover proposals for the Company.

     Industry-Specific Risks.

     - The Company's operations will be substantially dependent on natural gas and oil prices and the economic and operating risks associated with the oil and gas business;

     - the Company's future results of operation will depend upon its ability to develop additional reserves;

     - the reserve information included in the Joint Proxy Statement/Prospectus is based upon engineering estimates and the rules of the Commission and should not be construed as necessarily indicative of the current market value of such reserves;

     - the Company's business is subject to certain local, state and federal regulations; and

     - the Company operates in a highly competitive industry.

     In addition to the considerations described above, the Patrick stockholders should consider the following additional risk factors in connection with the proposed Transactions each of which are also set forth in greater detail under "Risk Factors":

     - the Transactions will result in limitations on the use of Patrick's existing NOLs; and

     - Petrie Parkman relied upon information provided to it by Patrick and La/Cal without making independent evaluation or appraisal of the assets or liabilities of either entity in connection with rendering its fairness opinion.

     In addition to the considerations described above, the Partners should consider the following additional risk factors in connection with the proposed Transactions each of which are also set forth in greater detail under "Risk Factors":

     - The Management Committee has approved the Agreement and recommended its adoption to the Partners based upon its own business and financial analysis and the Management Committee has not obtained the opinion of an outside financial advisor in connection with such analysis (for a description of the Management Committee's analysis, see "Description of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management Committee");

     - La/Cal has made substantial distributions to the Partners since its inception, but the Company does not expect to pay dividends on the Common Stock;

     - the management, fiduciary duties and voting rights with respect to the Company and its Board of Directors will vary substantially from La/Cal;

     - the Company will be subject to corporate income tax, resulting in "double taxation" of distributions to stockholders of the Company;

     - there can be no assurance as to the future trading prices of the Common Stock and such shares may trade below the historical trading prices for Patrick Common Stock, below the value of such shares as estimated by the Management Committee and below the Company's net asset value; and

     - Patrick has a history of significant operating losses and there can be no assurance as to the Company's future profitability.

     For a description of the background and reasons for the Transactions, see "Description of the Transactions -- Background of the Transactions" and "-- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management Committee."

NO SOLICITATION

     Each of Patrick and La/Cal have agreed that they will not directly or indirectly solicit, initiate or knowingly encourage any proposals or offers from any person relating to an acquisition of their respective businesses or material amounts of their assets, subject to the fiduciary duties of the Board of Directors of Patrick and the Management Committee, respectively. See "Description of the Transactions -- No Solicitation."

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS


     The obligations of Patrick and La/Cal to consummate the Transactions are subject to certain conditions, including: (i) approval of the Agreement by the requisite votes of the stockholders of Patrick and the Partners, and (ii) the absence of any decision, ruling or proceeding prohibiting, restricting or delaying the consummation of the Transactions. Patrick's obligation to consummate the Transactions is subject to certain further conditions, including:
(i) the opinion of Patrick's financial advisor shall not have been materially changed or withdrawn, (ii) since the date of the Agreement, there shall have been no material adverse change in La/Cal, (iii) there shall be no undisclosed pending or threatened legal or environmental proceedings with respect to La/Cal which would have a material adverse effect on La/Cal, and (iv) the receipt of certain legal and tax opinions. La/Cal's obligation to consummate the Transactions is subject to certain further conditions, including (i) since the date of the Agreement, there shall have been no material adverse change in Patrick, and there shall be no undisclosed legal or environmental proceedings with respect to Patrick which would have a material adverse effect on Patrick,
(ii) as of the quarter end preceding the closing, the net amount of Patrick's total current liabilities (excluding principal amounts due on bank debt and certain subordinated notes), accounts receivable and cash and cash equivalents shall be equal to or greater than ($1,662,333) and Patrick shall have cash and cash equivalents of $9,000 or more, and (iii) the receipt of certain legal and tax opinions. See "Description of the Transactions -- Conditions to Consummation of the Transactions."


TERMINATION OF AGREEMENT

     The Agreement may be terminated in the following instances: (a) by either Patrick or La/Cal if any mutual closing conditions are not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on the Transactions, taken as a whole; (b) by Patrick if any conditions set forth under "Description of the Transactions -- Conditions to Consummation of the Transactions -- Patrick" shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on La/Cal or the Transactions, taken as a whole; provided, however, that failure to satisfy item (a) under such subcaption with respect to good and defensible title shall be grounds for termination only if such failure involves 25% or more of the total value of the La/Cal Interests; (c) by La/Cal if any conditions set forth under "Description of the Transactions -- Conditions to Consummation of the Transactions -- La/Cal" shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on Patrick or the Transactions, taken as a whole; provided, however, that failure to satisfy item (a) under such subcaption with respect to good and defensible title shall be grounds for termination only if such failure involves 25% or more of the total value of the Patrick Interests; (d) by the mutual written agreement of Patrick and La/Cal; (e) by Patrick if, prior to the Effective Time, (i) Patrick or its stockholders receive an offer from any person other than La/Cal with respect to an Acquisition Proposal and (ii) the Board of Directors of Patrick determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of Patrick's Board of Directors requires that the Board of Directors approve or recommend such Acquisition Proposal; (f) by La/Cal if, prior to the Effective time, (i) La/Cal or its Partners receive an offer from any person other than Patrick with respect to any Acquisition Proposal, and (ii) the Management Committee determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Management Committee requires that the Management Committee approve or recommend such Acquisition Proposal;
(g) by La/Cal or Patrick, if the Effective Time shall not have occurred on or before October 1, 1995; provided, however, that the right to terminate the Agreement under this clause (g) shall not be available to any party whose failure to fulfill any obligation under the Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such time;
(h) by La/Cal if the stockholders of Patrick vote against approval of the Agreement; or (i) by Patrick if the Partners of La/Cal fail to approve the Agreement.

LIABILITIES UPON TERMINATION

     If La/Cal or Patrick is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items (b), (c),
(d), (f) or (g) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- La/Cal" or items (b), (c), (d), (g) or (i) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- Patrick," or in items (a) or (c) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- La/Cal and Patrick", neither party shall have any liability or obligation hereunder to the other party. If La/Cal is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items (a), (e) (h) or (i) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- La/Cal", or Patrick is entitled to and elects to terminate this Agreement by reason of the failure of the condition set forth in item (e) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- Patrick" or by reason of the failure of the stockholders of Patrick to consent to the consummation of the transactions contemplated by the Agreement, Patrick shall pay to La/Cal $500,000, inclusive of all costs and expenses. If the Agreement is terminated by reason of action taken by Patrick or its board of directors or stockholders pursuant to item (e) under "-- Termination of Agreement", Patrick shall pay to La/Cal $1,000,000, inclusive of all costs and expenses. If Patrick is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items
(a), (f), (h) or (j) under "Description of the Transactions -- Conditions to Consummation of the Transactions -- Patrick" or by reason of the failure of the Partners to consent to the consummation of the transactions contemplated by the Agreement, La/Cal shall pay to Patrick $500,000, inclusive of all costs and expenses. If the Agreement is terminated by reason of action taken by La/Cal or its Partners pursuant to item (f) under "-- Termination of Agreement" above, La/Cal shall pay to Patrick $1,000,000, inclusive of all costs and expenses.

     If the Agreement is terminated for reasons other than those set forth in the preceding paragraph, the terminating party shall pay to the nonterminating party $1,000,000, inclusive of all costs and expenses.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     For federal income tax purposes, it is intended that the Transactions will constitute a transfer to a controlled corporation within the meaning of section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, holders of Patrick Common Stock and Patrick Preferred Stock will not recognize any gain or loss as a result of the exchange of shares of Patrick Stock for shares of Company Stock in the Merger. No gain or loss will be recognized to La/Cal upon the Asset Transfer except to the extent that the amount of the liabilities of La/Cal assumed by the Company plus the liabilities to which the La/Cal Interests are subject exceeds La/Cal's tax basis in the La/Cal Interests. It is estimated that the aggregate amount of gain that will be recognized by La/Cal in connection with the Transactions is $6.4 million. See "Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Transactions will be accounted for as a purchase of Patrick by La/Cal. Consequently, the Company's consolidated financial statements after the Effective Time will reflect the assets and liabilities of La/Cal at book value and the assets and liabilities of Patrick at fair value.

REGULATORY REQUIREMENTS

     Patrick and La/Cal are not aware of any federal or state regulatory requirements which must be complied with or any federal or state regulatory approval which must be obtained in connection with the Transactions, other than the registration and proxy solicitation requirements under federal and state securities laws.

APPRAISAL RIGHTS

     Holders of Patrick Common Stock do not have appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law (the "DGCL"). Holders of Patrick Preferred Stock, however, will have the right upon consummation of the Merger, to seek an appraisal of their shares under Section 262 of the DGCL and to obtain a cash payment for the "fair value" of their shares (exclusive of any element of value arising from the Transactions). In order to exercise appraisal rights, holders of Patrick Preferred Stock must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided in "Rights of Dissenting Stockholders," and the full text of which is attached to this Joint Proxy Statement/Prospectus as Appendix VI.

     Under Louisiana law, Partners of La/Cal are not entitled to dissenters' rights with respect to the Asset Transfer.

COMPARATIVE RIGHTS OF STOCKHOLDERS AND PARTNERS BEFORE AND AFTER THE
TRANSACTIONS

     Patrick and the Company are incorporated in Delaware. Stockholders of Patrick, whose rights as stockholders are currently governed by the DGCL and by Patrick's restated Certificate of Incorporation and Bylaws will, upon consummation of the Merger, become stockholders of the Company and their rights as such will be governed by the DGCL and the Company's Certificate of Incorporation and Bylaws. See "Comparative Rights of Stockholders/Partners."

     La/Cal is a Louisiana general partnership and the rights of its Partners are governed by the Louisiana Civil Code (the "Civil Code") and the La/Cal Partnership Agreement. Upon the Effective Date, the Partners will become stockholders of the Company, and their rights as such will be governed by the DGCL and the Company's Certificate of Incorporation and Bylaws. There are significant differences between the rights of the Partners and the rights of the stockholders of the Company, including (i) term of existence: La/Cal has a ten year term, while the Company's existence is perpetual, (ii) distributions:
La/Cal periodically distributes its net income to the Partners, while the Company plans to reinvest, rather than distribute, its net income, (iii) management: La/Cal is managed by the Management Committee, while the business and affairs of the Company will be managed under the direction of the Board of Directors of the Company, (iv) personal liability: each La/Cal Partner is jointly and severally liable for debts and obligations of La/Cal (except for La/Cal's secured debt which is generally non-recourse to the Partners), while a stockholder of the Company has no personal liability for any debts or obligations of the Company, and (v)tax consequences: items of income, gain, loss and deduction are passed through La/Cal to the Partners, while such items are retained by the Company, with distributions, if any, subject to another level of taxation. See "Comparative Rights of Stockholders/Partners" and "Certain Federal Income Tax Consequences."

STOCKHOLDER LAWSUIT


     On March 15, 1995, B.A.R.D. Industries, Inc. ("B.A.R.D.") filed suit against Patrick and U. E. Patrick and Petrie Parkman in the District Court of Harris County, Texas, 269th Judicial District. In its petition and pursuant to a
Schedule 13D dated February 6, 1995, B.A.R.D. claims to be beneficial owner of 3,107,741 shares of Patrick Common Stock. B.A.R.D. has also asserted that it is the assignee of certain rights with respect to a single seat on the Patrick Board of Directors pursuant to an agreement between Patrick and certain former stockholders in American Natural Petroleum Corporation. B.A.R.D.'s claims included, breach of fiduciary duty in connection with approval of the Transactions, breach of contractual duties by Patrick under a registration rights agreement, conspiracy and a claim for actual and punitive damages in an unspecified amount, including attorneys' fees. In addition, B.A.R.D. sought a temporary and permanent injunction blocking the consummation of the Transactions. Patrick has denied the allegations set forth in the action by B.A.R.D. On June 12, 1994, the parties agreed to settle the above-referenced action on the following terms: (i) Patrick will pay B.A.R.D.'s attorney fees related to the suit and (ii) Patrick will nominate a designee of B.A.R.D. to the Company's Board of Directors if the shares of Patrick Common Stock beneficially owned by B.A.R.D. are voted in favor of the adoption and approval of the Agreement at the Patrick Special Meeting and certain other conditions are met. In the event B.A.R.D.'s designee is to be added to the Company's Board pursuant to such settlement agreement, Patrick and La/Cal have agreed to increase the size of the Company's Board to 14 persons and to elect an additional La/Cal designee to the Board immediately prior to the Effective Time. See "Management of the Company After the Effective Time."


MARKET PRICES AND LISTINGS OF PATRICK CAPITAL STOCK


     Patrick Common Stock is traded on the NYSE under the symbol "PPC." Patrick Preferred Stock is traded on the Nasdaq Small-Cap Market under the symbol "PPCB." The Common Stock is expected to trade on the NYSE after the Effective Time under the symbol "GDP," and the Preferred Stock is expected to trade in the Nasdaq Small-Cap Market after the Effective Time under the symbol "GDPA."



     The following table sets forth the closing sales price per share of Patrick Common Stock as reported on the NYSE and Patrick Preferred Stock as reported on the Nasdaq Small-Cap Market on March 9, 1995, the last business day before announcement of the Agreement, and on June 12, 1995, the last trading day for which prices were available prior to the date of this Joint Proxy Statement/Prospectus:



                                                               MARKET PRICE PER SHARE
                                                          --------------------------------
                                                            PATRICK            PATRICK
                             DATE                         COMMON STOCK     PREFERRED STOCK
        ----------------------------------------------    ------------     ---------------
        March 9, 1995.................................      $  0.875            $6.25
        June 12, 1995.................................      $ 0.9375            $6.75


DIRECTORS' AND OFFICERS' INDEMNIFICATION

     In the Agreement, the Company has agreed that all rights to indemnification and waivers of liability in favor of (i) the members of the Management Committee now existing and in effect at the Effective Time as provided in the La/Cal Partnership Agreement; and (ii) the directors or officers of Patrick now existing and in effect at the Effective Time as provided in its charter documents as in effect on the date hereof, shall survive the Merger and shall continue in full force and effect.

     In addition, Patrick has agreed that it shall, regardless of whether the Merger becomes effective, indemnify and hold harmless (and, after the Effective Time, the Company and Patrick as the surviving corporation in the Merger (the "Surviving Corporation") have agreed that they shall indemnify and hold harmless), to the fullest extent permitted under applicable law and under the Company's Certificate of Incorporation and Bylaws as in effect on the date of the Agreement, each present and former director and officer of Patrick and each member of the Management Committee (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time with respect to the transactions contemplated by the Agreement (provided, however, that any Indemnified Parties shall be advanced any legal costs and expenses until a final determination of such action, and such indemnified person shall reimburse the Company for any such costs and expenses if the final decision is against the Indemnified Party) for a period of five years after the date hereof; provided, that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until final disposition of any and all such claims. After the Effective Time, the Surviving Corporation and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     The Indemnified Parties shall not be entitled to the indemnification described above in connection with any claim initiated by an Indemnified Party against the Company or the Surviving Corporation or any officer or director thereof unless the Company or the Surviving Corporation has joined in or consented to the initiation of such claim.

     The Company has agreed to make all reasonable efforts to cause to be maintained in effect for a period of five years after the Effective Time the current policies of directors and officers liability insurance of Patrick or a comparable substitute policy.

THE GOODRICH PLAN


     At the Special Meetings, the holders of Patrick Common Stock and the La/Cal Partners will also be asked to approve the Goodrich Plan, which allows for the issuance of up to 3,000,000 shares of Goodrich Common Stock to certain Goodrich employees and consultants. The Board of Directors of Patrick and the Management Committee of La/Cal have determined that the Goodrich Plan is in the best interests of Goodrich and its stockholders because they will assist Goodrich in attracting and retaining key employees. See "Description of the Transactions -- Proposal to Approve the Goodrich Plan." Approval of the Goodrich Plan is not a condition to consummation of the Merger.

           SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF PATRICK


                                            FOR THE
                                         THREE MONTHS
                                             ENDED
                                           MARCH 31,                      YEAR ENDED DECEMBER 31,
                                     ---------------------   --------------------------------------------------
                                       1995(F)       1994      1994      1993       1992      1991       1990
                                     ------------   ------   --------   -------   --------   -------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas sales................    $    919     $2,850   $ 11,071   $ 9,330   $  9,561   $10,550   $ 13,267
  Investment income................           2         --        147       692        749       773        972
  Other............................         634      6,802      7,771     6,252        241       115        777
                                        -------     ------   --------   -------   --------   -------   --------
                                       $  1,555     $9,652   $ 18,989   $16,274   $ 10,551   $11,438   $ 15,016
Expenses:
  Cost of oil and gas sales........    $    305     $1,080   $  4,921   $ 3,698   $  2,986   $ 2,841   $  3,387
  Depletion, depreciation and
    amortization...................         581      1,476      6,492     5,732      5,567     6,194      5,414
  General and administrative
    and interest...................         868      1,350      5,482     6,013      6,497     5,763      5,839
  Other(a).........................          --         --     15,344    10,129     17,396     3,126     12,800
                                        -------     ------   --------   -------   --------   -------   --------
                                       $  1,754     $3,906   $ 32,239   $25,572   $ 32,446   $17,924   $ 27,440
                                        -------     ------   --------   -------   --------   -------   --------
Earnings (loss) before
  extraordinary item...............    $   (199)    $5,746   $(13,250)  $(9,298)  $(21,895)  $(6,486)  $(12,424)
Extraordinary item -- loss on early
  extinguishment of debt...........          --      1,232      1,232        --         --        --         --
                                        -------     ------   --------   -------   --------   -------   --------
Net earnings (loss)................    $   (199)    $4,514   $(14,482)  $(9,298)  $(21,895)  $(6,486)  $(12,424)
                                        =======     ======   ========   =======   ========   =======   ========
Net earnings (loss) per common
  share............................    $   (.02)    $  .21   $   (.78)  $  (.63)  $  (1.79)  $  (.53)  $  (1.02)
                                        =======     ======   ========   =======   ========   =======   ========
OTHER OPERATING DATA:
Ratio of earnings to fixed charges
  and preferred stock
  dividends(b).....................          --        5.8         --        --         --        --         --
Increase (decrease) in cash and
  cash equivalents.................         338       (155)        63       434       (814)      631       (394)
Net cash provided by operating
  activities.......................          93      1,058      4,190     1,617      1,473     3,095      2,751
BALANCE SHEET DATA (END OF
  PERIOD)(C)(D):
  Working capital (deficit)........    $ (1,889)             $ (4,185)  $(1,464)  $  1,581   $ 2,412   $  6,692
  Total assets.....................      29,184                29,403    69,482     62,777    73,171     78,416
  Long-term debt and other
    long-term liabilities..........       8,000                 5,000    31,000     32,074    34,000     32,058
  Stockholders' equity(e)..........      15,140                15,912    30,481     25,375    36,158     42,579
  Pro forma total assets(g)........      37,279
  Pro forma total assets per common
    share(g).......................        1.87


- ---------------

(a) During 1994, 1993, 1992, 1991 and 1990 Patrick recorded writedowns of $12,301,000, $9,419,000, $15,640,000, $3,000,000 and $12,800,000,
     respectively, of its oil and gas properties to adjust its capitalized costs in accordance with the full-cost center accounting method as described in Note D of the Notes to Consolidated Financial Statements of Patrick. Also, during 1994 Patrick recorded a loss on sale of oil and gas properties of $2,786,841. In addition, during 1993, 1992 and 1991, Patrick recorded a loss of $419,694, $407,620 and $126,604, respectively, from its equity investment in an affiliate. Also, during 1994, 1993 and 1992, Patrick recorded an allowance of $256,652, $290,000 and $1,347,859, respectively, for the decline in value of its investments in a joint venture and certain other long-term investments.
                                             (Notes continued on following page)

(b) For purposes of computing this ratio, "earnings" represent earnings (loss) from continuing operations before income taxes plus fixed charges and equity loss in affiliates. "Fixed charges" consist of all interest charges, amortization of debt issue costs, and that portion of rental expense representing interest costs. No preferred dividends were paid during 1991 and 1990. As a result of the losses incurred for the three month period ended March 31, 1995 and years ended December 31, 1994, 1993, 1992, 1991 and 1990, earnings did not cover combined fixed charges and preferred stock dividends by $434,000, $14,180,000, $10,238,000, $22,157,000, $6,456,000,
     and $12,425,000, respectively.


(c) In December 1994, Patrick completed the sale of its interests in certain oil and gas wells and related leasehold acreage, personal property, and contract rights. In a related transaction Patrick sold certain other interest in accordance with a preferential right agreement. The transactions resulted in a loss of $2.8 million. Revenues and expenses associated with the interest sold represent a significant portion of Patrick's operations. See "Unaudited Pro Forma Condensed Financial Information," "Patrick Management Discussion and Analysis of Financial Condition and Results of Operations," and Patrick Consolidated Financial Statements all included elsewhere in this Joint Proxy Statement/Prospectus.

(d) During 1993 Patrick acquired ANPC, an independent oil and gas company, through a merger. The purchase price consisted of 7,188,040 shares of Patrick common stock valued at $15,344,000 and cash of $21,295,000 of which $10,619,000 was cash on hand at ANPC at the date of acquisition. In connection with the acquisition certain of the interests owned by ANPC was sold to Whiting Petroleum Corporation for approximately $7,000,000. See "Patrick Management Discussion and Analysis of Financial Condition and Results of Operations," and Patrick Consolidated Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus.

(e)  No cash dividends were paid on Patrick Common Stock during these periods.

(f) In December 1994, Patrick sold substantially all of its producing and nonproducing oil and gas properties in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas (excluding West Texas) to Unit Petroleum.


(g) Represents the sum of the amounts assigned to the assets of Patrick for pro forma purposes.

                  SUMMARY HISTORICAL FINANCIAL DATA OF LA/CAL


                            THREE MONTHS
                                                              JULY 15,
                           ENDED MARCH 31,    YEAR ENDED      1993 TO      JANUARY 1,           YEAR ENDED DECEMBER 31,
                           ---------------   DECEMBER 31,   DECEMBER 31,   TO JULY 14,   -------------------------------------
                            1995     1994        1994           1993          1993       1993(A)   1992(A)   1991(A)   1990(A)
                           ------   ------   ------------   ------------   -----------   -------   -------   -------   -------
                                                         (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS
  DATA:
  Revenues:
    Oil and gas sales..... $1,127   $  878      $4,996          1,060           947       2,007      896       244       194
    Other.................      6        4          17              8
                           ------   ------      ------         ------
        Total revenues....  1,133      882       5,013          1,068
  Expenses:
    Lease operating
      expenses and
      production taxes....    150       93         684            194           137         331      173        55        52
    Depletion,
      depreciation and
      amortization........    228      223       1,156            179
    Interest expense......    275      203       1,072            199
    Other expenses........     22       20          86              2
                           ------   ------      ------         ------
        Total expenses....    675      539       2,998            574
                           ------   ------      ------         ------
  Income before income tax
    expense(b)............    458      343       2,015            494
  Pro forma income tax
    expense(b)............    179      134         786            193
                           ------   ------      ------         ------
  Net income as adjusted
    for income taxes(b)... $  279   $  209      $1,229            301
                           ======   ======   ============   ============
  Net income as adjusted
    for income taxes per
    unit(b)(c)............ $  .01   $  .01      $  .06            .02
                           ======   ======   ============   ============
OTHER OPERATING DATA:
  Ratio of earnings to
    fixed charges.........    2.7      2.7         2.9            3.4
  Increase (decrease) in
    cash and cash
    equivalents........... $   --   $ (312)     $  (41)        $  752
  Net cash provided by
    operating
    activities............  1,012      539       2,823            479
  Distributions to
    partners..............    357    1,765       3,107          4,073
  Distributions to
    partners per
    unit(c)...............    .02      .09         .16            .21
  Distributions to
    partners per unit --
    return of
    capital(c)............     --      .07         .06            .18



                                                                                 AS OF          AS OF DECEMBER 31,
                                                                               MARCH 31,       ---------------------
                                                                                 1995           1994          1993
                                                                               ---------       -------       -------
                                                                                   (IN THOUSANDS EXCEPT PER UNIT
                                                                                             AMOUNTS)
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................   $   711        $   711       $   752
  Working capital (deficit)..................................................      (683)          (416)         (427)
  Total assets...............................................................     7,953          8,230         5,371
  Long-term debt, excluding current portion..................................     7,800          8,250         4,700
  Total liabilities..........................................................     9,933         10,311         6,360
  Partners' capital (deficit)................................................    (1,980)        (2,081)         (989)
  Partners' capital (deficit) per unit(c)....................................      (.10)          (.11)         (.05)
  Total assets at historical cost(d).........................................     7,953
  Total assets at historical cost per unit(c)(d).............................       .40


- ---------------

(a) La/Cal was organized on July 15, 1993. Statement of operations data and other operating data, other than revenues from oil and gas sales and lease operating expenses and production taxes for the years ended December 31, 1992, 1991 and 1990 and for the period from January 1, 1993 through July 14, 1993, is not presented as the properties for which such revenues and expenses relate were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated by the owners prior to the formation of La/Cal. See "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations," and La/Cal financial statements included elsewhere in this Joint Proxy Statement/Prospectus.

(b) La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. Such taxes were the responsibility of the individual Partners. Pro forma income tax expense and net income as adjusted for income taxes is shown above in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation.

(c) Per unit information presented for La/Cal is calculated using an assumed 19,765,226 units outstanding for the periods presented which is equal to the number of shares of Common Stock the Partners will receive as a result of the Asset Transfer.


(d) Represents the sum of the amounts assigned to the assets of La/Cal for pro forma purposes.

          SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following summary unaudited pro forma condensed financial information gives effect to the Transactions under the purchase method of accounting as if they had occurred on January 1, 1994 with respect to the operating data, and on March 31, 1995 with respect to the balance sheet data. The pro forma information also gives effect to Patrick's disposition of its interests in certain oil and gas wells and related acreage, personal property and contract rights on December 15, 1994. For further information on the manner in which the following summary pro forma financial information was derived, see "Unaudited Pro Forma Condensed Financial Information."

                                                                  THREE MONTHS       YEAR ENDED
                                                                      ENDED         DECEMBER 31,
                                                                 MARCH 31, 1995         1994
                                                                 ---------------   ---------------
                                                                       (IN THOUSANDS, EXCEPT
                                                                        PER SHARE AMOUNTS)
OPERATING DATA:
Revenues:
  Oil and gas sales............................................    $     2,046       $       8,203
  Interest and dividend income.................................              8                  26
  Net gain on sale of investments..............................              7               6,447
  Revenue from pipeline system.................................            570               1,112
  Other income.................................................             57                  49
                                                                   -----------          ----------
                                                                         2,688              15,837
Expenses:
  Lease operating costs and production taxes...................            455               2,457
  Depletion, depreciation, and amortization....................          1,026               3,440
  Exploration expenses.........................................             90               2,837
  General and administrative...................................            676               2,354
  Interest.....................................................            275               1,396
  Impairment of other assets...................................             --                 257
                                                                   -----------          ----------
                                                                         2,522              12,741
                                                                   -----------          ----------
Income before income tax expense...............................            166               3,096
Income tax expense.............................................             --                  --
                                                                   -----------          ----------
Income before extraordinary item...............................            166               3,096
Preferred stock dividend requirement...........................           (235)               (940)
                                                                   -----------          ----------
Income before extraordinary item applicable to common stock....    $       (69)         $    2,156
                                                                   ===========          ==========
Income before extraordinary item per common share..............    $        --          $      .05
                                                                   ===========          ==========
Pro forma ratio of earnings to combined fixed charges and
  preferred stock dividends(a).................................             --                 1.9
                                                                   ===========          ==========
Weighted average common shares outstanding.....................     39,530,452          39,530,452
                                                                   ===========          ==========

                                                                                  AS OF
                                                                                 MARCH 31,
                                                                                  1995
                                                                                 -------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital................................................................  $   126
Total assets...................................................................   31,831
Long-term debt, excluding current portion......................................   10,000
Stockholders' equity...........................................................   17,361

- ---------------

(a) On a pro forma basis for the three months ended March 31, 1995 earnings did not cover combined fixed charges and preferred stock dividends by $69,000.

                       SUMMARY RESERVE REPORT INFORMATION

     The following tables set forth summary information with respect to estimates of Patrick's, La/Cal's, and the Company's pro forma proved oil and natural gas reserves as of January 1, 1995. For additional information relating to the Company's oil and natural gas reserves, see "Investment
Considerations -- Reserves and Future Net Cash Flows," "Business and Properties of Patrick -- Oil and Natural Gas Reserves," "Business and Properties of
La/Cal -- Oil and Natural Gas Reserves" and "Business and Properties of the Company -- Oil and Natural Gas Reserves."

                                   PATRICK(1)

                                                         JANUARY 1, 1995                  PRE-TAX
                                                       NET PROVED RESERVES                PRESENT
                                               -----------------------------------        VALUE OF
                                                  OIL         GAS                        FUTURE NET
                  CATEGORY                      (MBBLS)      (BCF)       BCFE(3)       REVENUES(2)(4)
- ---------------------------------------------  ---------     ------     ----------     --------------
                                                                                       (IN MILLIONS)
Proved Developed Producing...................    762.920      1.457        6.035           $ 7.35
Proved Developed Non-Producing...............    133.900      1.979        2.782             2.57
Proved Undeveloped...........................    248.051      3.291        4.779             2.94
                                               ---------     ------     --------           ------
          Total Proved.......................  1,144.871      6.727       13.596           $12.86
                                               =========     ======     ========           ======

                                   LA/CAL(5)

                                                         JANUARY 1, 1995                  PRE-TAX
                                                       NET PROVED RESERVES                PRESENT
                                               -----------------------------------        VALUE OF
                                                  OIL         GAS                        FUTURE NET
                  CATEGORY                      (MBBLS)      (BCF)       BCFE(3)       REVENUES(4)(6)
- ---------------------------------------------  ---------     ------     ----------     --------------
                                                                                       (IN MILLIONS)
Proved Developed Producing...................    230.871      17.32        18.70           $22.11
Proved Developed Non-Producing...............    274.037       1.52         3.16             2.43
Proved Undeveloped...........................     18.814       3.14         3.25             2.98
                                                --------     ------     --------          -------
          Total Proved.......................    523.722      21.98        25.11           $27.52
                                                ========     ======     ========          =======

                              COMPANY -- COMBINED

                                                         JANUARY 1, 1995                  PRE-TAX
                                                       NET PROVED RESERVES                PRESENT
                                               -----------------------------------        VALUE OF
                                                  OIL         GAS                        FUTURE NET
                  CATEGORY                      (MBBLS)      (BCF)       BCFE(3)       REVENUES(4)(7)
- ---------------------------------------------  ---------     ------     ----------     --------------
                                                                                       (IN MILLIONS)
Proved Developed Producing...................    993.791     18.777       24.740           $29.46
Proved Developed Non-Producing...............    407.937      3.499        5.947             5.00
Proved Undeveloped...........................    266.865      6.431        8.032             5.92
                                               ---------     ------      -------           ------
          Total Proved.......................  1,668.593     28.707       38.719           $40.38
                                               =========     ======      =======           ======

- ---------------

(1) As estimated by Lee Keeling & Associates.

(2) Based on a weighted average price of $16.50 per Bbl and $1.70 per Mcf.

(3) Based upon the ratio of 1.0 Bbl/6.0 Mcf, which was calculated by the Company.

(4) Discounted at 10%, in accordance with Commission guidelines.

(5) As estimated by H. J. Gruy and Associates, Inc., Coutret & Associates, Inc. and La/Cal.

(6) Based on a weighted average price of $16.81 per Bbl and $1.78 per Mcf.

(7) Based on a weighted average of the prices used in the Patrick and La/Cal reserve estimates.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth historical and pro forma per unit data for La/Cal and historical and equivalent pro forma per common share data for Patrick assuming the Transactions had been in effect for the periods presented. The information set forth below should be read in conjunction with the financial statements of La/Cal and Patrick and the "Unaudited Pro Forma Condensed Financial Information," all included elsewhere in this Joint Proxy Statement/Prospectus.


                                                              THREE MONTHS     YEAR ENDED
                                                              ENDED MARCH     DECEMBER 31,
                                                                31, 1995          1994
                                                             --------------   ------------
        LA/CAL(A)
          Book value (period end)
             Historical....................................      $ (.10)         $ (.11)
             Pro forma.....................................         .14              --
          Net income (loss) as adjusted for income taxes(b)
             Historical....................................         .01             .06
             Pro forma.....................................          --             .05
          Cash distributions(c)
             Historical....................................         .02             .16
             Pro forma.....................................         .02             .16
        PATRICK
          Book value per common share (period end)
             Historical....................................         .17             .21
             Pro forma equivalent..........................         .14              --
          Loss before extraordinary item
             Historical....................................        (.02)           (.72)
             Pro forma equivalent..........................          --             .05
          Cash dividends per common share(c)
             Historical....................................          --              --
             Pro forma equivalent..........................         .02             .16

- ---------------

(a) Historical information presented for La/Cal is calculated using an assumed 19,765,226 units outstanding which is equal to the number of shares of Common Stock the Partners will receive as a result of the Asset Transfer.

(b) La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. Net income (loss) as adjusted for income taxes is shown in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation.

(c) La/Cal cash distributions per unit are based on actual cash distributions to the Partners, a portion of which represents return of capital. See "Selected Historical Financial Data of La/Cal." The Company does not expect to pay dividends on the Common Stock. Accordingly, Patrick stockholders and Partners should not expect to receive dividends or other distributions after the Effective Time.

                                  RISK FACTORS

RISK FACTORS RELATED TO THE TRANSACTIONS APPLICABLE TO PATRICK STOCKHOLDERS AND LA/CAL PARTNERS

     Both the Patrick stockholders and La/Cal Partners should consider the following risk factors regarding the Transactions and the structure of their investment in the Company after the Effective Time.

UNCERTAINTY WITH RESPECT TO TRADING VALUE OF MARKET FOR COMPANY CAPITAL STOCK

     Although the Patrick Common Stock is listed and traded on the NYSE and the Patrick Preferred Stock is traded on the Nasdaq Small-Cap Market, there has been no prior trading market for the securities of La/Cal or the Company. Accordingly, there can be no assurance as to the market value or trading volume of the Common Stock or Preferred Stock following the Effective Time. Pursuant to the Agreement, the holders of at least 99% of the 19,765,226 shares of Common Stock issued to La/Cal in the Asset Transfer and each member of the Patrick Board, who collectively will beneficially own 1,259,587 shares of Common Stock (including options to purchase Common Stock) after the Effective Time, have agreed not to sell, or otherwise dispose of, shares of Common Stock for six months after the Effective Time. During this period, less than 50% of the outstanding shares of Common Stock will be freely tradeable. Thereafter, substantially all shares of Common Stock will be freely tradeable, although shares held by affiliates of Patrick and La/Cal as of the date of their respective special meetings, as well as shares held by affiliates of the Company, shall be subject to volume and manner of sale limitations under Rules 144 and 145 of the Securities Act. See "Shares Eligible for Future Sale." At the Effective Time, the Company will enter into a Registration Rights Agreement with certain affiliates of La/Cal and Patrick. See "Description of the Transactions -- Registration Rights." Although the Company intends to use reasonable efforts to maintain the NYSE listing for the Common Stock and the Nasdaq listing for the Preferred Stock, there can be no assurance that the listings will be maintained. Patrick has been advised by the staff of the NYSE and Nasdaq that they view the issuance of shares of the Common Stock and Preferred Stock pursuant to the Transactions as a continuous listing of such capital stock. Nevertheless, the NYSE and Nasdaq Small-Cap Market have certain minimum listing criteria and there can be no assurance that the NYSE or Nasdaq will not delist the capital stock of the Company if such criteria are not maintained. If the shares of Company capital stock were delisted, holders of such capital stock could find their shares less marketable and any such decrease in liquidity could adversely affect the market value of such shares.

CONCENTRATION OF OWNERSHIP IN THE GOODRICH FAMILY; ABILITY TO INFLUENCE ELECTION OF DIRECTORS AND OTHER MATTERS SUBMITTED TO STOCKHOLDERS

     After the Effective Time, Mr. Henry Goodrich, Mr. Gil Goodrich and their affiliates and family members collectively will own an aggregate of 9,944,659 shares of Common Stock, representing 25.2% of the outstanding shares (not including options or warrants). Accordingly, such persons will be able to exercise substantial influence over the business and affairs of the Company, including the election of directors and other matters submitted to a vote of stockholders. There are no voting or similar agreements among such persons. See "Ownership of Capital Stock."

OBLIGATION UNDER THE JOINT PARTICIPATION AGREEMENT TO SHARE CERTAIN DRILLING OPPORTUNITIES WITH GOODRICH OIL COMPANY PARTICIPANTS; TERMS OF CONSULTING AGREEMENT WITH HENRY GOODRICH

     At the Effective Time, the Company will enter into a Joint Participation Agreement with Goodrich Oil Company pursuant to which the Company and Goodrich Oil Company will each agree to offer to the other a 50% participation interest in all drilling prospects and acquisitions of producing properties identified after the Effective Time by either company. Goodrich Oil Company is owned by Henry Goodrich, who is the father of the Company's chief executive officer and will become a director of the Company at the Effective Time, and is engaged in developing oil and gas drilling programs for its participants, primarily in South Louisiana and East Texas. Goodrich Oil Company is a party to participation agreements, with certain industry partners and individual investors (the "GOC Participants") pursuant to which such persons invest in drilling programs developed by Goodrich Oil Company. Goodrich Oil Company receives management fees from the GOC

Participants but does not retain any working interest in its drilling programs. Pursuant to the Joint Participation Agreement, the GOC Participants will have the opportunity to invest, through Goodrich Oil Company, in prospects identified after the Effective Time by the Company, and the Company will have the opportunity to participate in future Goodrich Oil Company drilling programs. Both Henry Goodrich and Gil Goodrich are GOC Participants and will continue to invest in Goodrich Oil Company drilling programs after the Effective Time. The Company has adopted a policy pursuant to which each drilling program presented to the Company by Goodrich Oil Company will be reviewed by a committee of disinterested directors for approval prior to acceptance of the program. Goodrich Oil Company will not receive any compensation or management fees from the Company. The Company believes that the Joint Participation Agreement will be beneficial to the Company by enabling it to participate in future Goodrich Oil Company drilling programs thereby increasing its drilling opportunities, and providing it with access to investment capital through the GOC Participants; however, the Joint Participation Agreement will limit the Company's initial working interests in newly developed prospects to 50% and there can be no assurance that the GOC Participants will agree to invest in the Company's programs.

     Mr. Goodrich will also be a party to a Consulting Agreement with the Company pursuant to which he will provide consulting services to the Company. Pursuant to this agreement, Mr. Goodrich will receive consulting fees of $150,000 per year for five years and will be granted options to purchase 250,000 shares of Common Stock at the closing price as of the Closing Date and subject to pro rata vesting over five years.

     See "Description of the Transactions -- Joint Participation Agreement with Goodrich Oil Company" and "-- Consulting Agreement with Henry Goodrich."


TRANSACTIONS WILL TRIGGER SPECIAL CONVERSION RIGHTS UNDER CERTIFICATE OF DESIGNATION RELATING TO PATRICK PREFERRED STOCK; RISK OF DILUTION TO HOLDERS OF PATRICK COMMON STOCK AND LA/CAL PARTNERS



     The Transactions will represent a "Corporate Change" as such term is defined in the certificate of designations relating to the Patrick Preferred Stock. Accordingly, holders of Patrick Preferred Stock immediately prior to the Effective Time will have the right for 61 days after notification to convert each share of Preferred Stock which they receive pursuant to the Merger into
6.25 shares of Common Stock. See "Description of Company Capital
Stock -- Preferred Stock." If all the Preferred holders exercise this special conversion right, approximately 7,343,750 additional shares of Common Stock (compared to 39,530,452 shares which are expected to be outstanding immediately after the Effective Time) would be issued resulting in dilution to holders of Common Stock after the Effective Time.


NO DIVIDENDS TO BE PAID BY COMPANY; RESTRICTIONS ON DIVIDENDS BY LENDER

     Patrick has never paid a cash dividend on Patrick Common Stock, and the Company has no current plan to pay cash dividends on its Common Stock. The Company currently intends to retain its cash for the expansion of its business, including development, exploration and acquisition activities, but may consider paying cash dividends at a later date. Patrick's existing bank credit agreement prohibits the payment of dividends on the Patrick Common Stock and would prohibit the payment of dividends on the Common Stock after the Effective Time. The Company expects to replace the Patrick credit facility with a facility which does not prohibit dividends on Common Stock, however, subsequent borrowings by the Company may contain similar dividend restrictions. See "La/Cal Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources for a description of the commitment letter relating to the Company's new credit facility.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS MAY DISCOURAGE AN UNSOLICITED BID TO ACQUIRE THE COMPANY

     The Company's Certificate of Incorporation and Bylaws and the DGCL contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company. These provisions, among other things, restrict the ability of stockholders to take action by written consent, provide for a classified Board of Directors, authorize the Board of Directors to designate the terms of and issue new series of preferred stock and impose restrictions on business combinations with certain interested parties. See "Description of Company Capital Stock -- Certain Provisions of the Company's Certificate of Incorporation and Bylaws" and "-- Delaware Business Combination Statute."

ADDITIONAL RISK FACTORS RELATED TO THE TRANSACTIONS APPLICABLE TO THE PATRICK STOCKHOLDERS

     In addition to those considerations described above, the Patrick Stockholders should consider the following additional risk factors in considering the Transactions:

LIMITATIONS ON FAIRNESS OPINION

     In rendering its opinion to Patrick, Petrie Parkman relied on the accuracy and completeness of the information provided to it by Patrick and La/Cal, assumed the financial and operating forecasts were reasonably prepared, and did not make an independent evaluation or appraisal of the assets or liabilities of Patrick or La/Cal. The opinion is not based on any appraisal or evaluation of the assets or liabilities of Patrick or La/Cal except for the reserve reports. Therefore the reference values arrived at by Petrie Parkman are dependent in part upon the accuracy of the information provided to it.

TRANSACTIONS WILL RESULT IN LIMITATIONS ON USE OF NET OPERATING LOSS CARRY-FORWARDS AFTER THE EFFECTIVE TIME

     Patrick had NOLs totalling approximately $37.8 million as of December 31, 1994, which expire in taxable years ending December 31, 2001 through 2009. The Transactions will result in a more than 50% cumulative ownership change with respect to Patrick, thereby causing the use of Patrick's NOLs as of the Effective Time to be limited by section 382 of the Code. It is expected that the Company's ability to use such NOLs will be significantly limited on an annual basis, and there can be no assurance that the Company will be able to utilize all of its available NOLs prior to their expiration to offset taxable income.

ADDITIONAL RISK FACTORS RELATED TO THE TRANSACTIONS APPLICABLE TO THE LA/CAL PARTNERS

     In addition to those considerations described above, the Partners of La/Cal should consider the following additional risk factors in considering the
Transactions:

ABSENCE OF FAIRNESS OPINION FROM OUTSIDE FINANCIAL ADVISOR

     The Management Committee has approved the Agreement and the Transactions contemplated thereby and believes that such Transactions are fair to and in the best interests of the Partners from a financial point of view. The reasons for the Management Committee's recommendation to the Partners and the basis of its analysis of the fairness of the consideration to be received by the Partners is set forth under "Description of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and La/Cal Management Committee." The Management Committee's recommendation is not based upon, and the Management Committee did not receive any opinion, report or appraisal regarding the Transactions from any independent financial advisor or other third party other than reserve estimates of Patrick prepared by independent reserve engineers. There can be no assurance that an independent financial advisor would agree with the Management Committee's analysis of the relative valuations of Patrick and La/Cal.

COMPANY WILL NOT PAY COMMON STOCK DIVIDENDS AND WILL HAVE PERPETUAL EXISTENCE UNLIKE PARTNERSHIP WHICH MAKES PERIODIC DISTRIBUTIONS AND HAS 10-YEAR FIXED TERM

     La/Cal was organized in 1993 as a finite-life entity with a 10-year term. La/Cal's assets consist of various oil and gas interests and the cash receipts attributable to such assets are periodically distributed to the Partners, rather than being reinvested in additional drilling opportunities. During 1994 and 1993, the Partners received cash distributions from La/Cal aggregating $3,107,000 and $4,073,000, respectively. Pursuant to the Transactions, the La/Cal Interests will be contributed to the Company in exchange for shares of Common Stock. The Company will have perpetual existence. Further, the Company is expected to retain any cash produced from operations for reinvestment in oil and gas exploration and development and related activities and does not expect to pay dividends on the Common Stock. As a result, Partners should not expect to receive dividends or other distributions after the Effective Time.

PARTNERS ABILITY TO INFLUENCE MANAGEMENT AND AFFAIRS OF COMPANY AND DUTIES OWED TO PARTNERS ALTERED BY TRANSACTIONS

     The La/Cal partnership agreement provides that except as otherwise expressly provided, the management and control of the day-to-day operations of La/Cal shall rest exclusively in the Management Committee. The Management Committee is given broad powers under the La/Cal partnership agreement; however, the consent of (i) all Partners is required to extend the term of existence of La/Cal, (ii) Partners owning 51% of the equity interest is required to sell or exchange all or substantially all of La/Cal's properties, (iii) a majority in interest of the Partners is required to remove a member of the Management Committee or to select a successor member, (iv) a majority in interest is required to make certain decisions if a Partner defaults in making his capital contributions, and (v) a majority of the Partners is required to dissolve the partnership. The La/Cal partnership agreement provides that the Management Committee shall not be liable to La/Cal or to any other Partner for any actions taken in good faith and reasonably believed to be in the best interests of La/Cal, or for errors of judgment, neglect, omission, or wrongdoing; provided that a member of the Management Committee may be liable for willful misconduct, gross negligence, or other breach of his fiduciary duties.

     The business and affairs of the Company will be managed under the direction of its Board of Directors. Holders of Common Stock have no right as such to participate in the management of the Company except pursuant to their right to vote in the election of directors of the Company. Directors have a fiduciary duty to the Company and its stockholders. The fiduciary duty includes the legal responsibilities of care, loyalty and good faith. As permitted by Delaware law, the Company's Certificate of Incorporation provides for indemnification of directors under certain circumstances and limits their liability to the Company and its stockholders under certain circumstances.

     The Civil Code does not contain any voting rights provisions, and the voting rights of the Partners are limited to the consent requirements referred to above. Holders of Common Stock are entitled to vote on the election of directors of the Company and are also entitled to vote on various other matters, including (i) amendments of the Certificate of Incorporation, (ii) the sale of substantially all of the assets of the Company, (iii) the voluntary dissolution of the Company and (iv) a merger or share exchange.

COMPANY'S OPERATIONS SUBJECT TO CORPORATE INCOME TAX

     La/Cal is currently treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. Under present law, a partnership is not a taxable entity and incurs no federal income tax liability. Instead, each item of partnership income, gain, loss, deduction or credit "flows through" to the partners. A distribution by a partnership to a partner is generally not taxable to the partner unless the distribution is money in excess of the partner's adjusted basis in his partnership interest or the amount such partner has "at risk" in the partnership.

     Since the Company will be classified as a corporation for federal income tax purposes, any income of the Company and its subsidiaries will be subject to tax at the corporate rate, and any dividends by the Company to its stockholders will incur a second level of tax in the hands of the stockholders. In other words, any income of the Company distributed to the stockholders as a dividend will be subject to "double taxation." The Company does not expect to pay dividends on its Common Stock for the foreseeable future. See "Certain Federal Income Tax Consequences."

RISK THAT COMMON STOCK WILL TRADE BELOW RANGE OF VALUE ESTIMATED BY MANAGEMENT COMMITTEE

     As described above under "-- Uncertainty with Respect to Market for Company Common Stock," there has been no prior trading market for the Company's securities. Accordingly, there can be no assurance that the shares of Common Stock to be received by the Partners as a result of the Transactions will trade in the public market at any particular price and such shares could trade at a price below the historical trading prices of

Patrick Common Stock, below the value estimated for such securities by the Management Committee in analyzing the fairness of the Transactions or below a price which reflects the Company's net asset value. The trading price for such shares will be affected by a number of factors, including the Company's earnings and cash flow, drilling record, reserve growth, financing activities and operating expenses, as well as a number of factors beyond the Company's control, including natural gas and oil prices, general economic conditions, governmental regulations and environmental policies and the continued listing of the Company's shares by the NYSE. The Management Committee cannot estimate the likelihood that shares of Common Stock will trade at any particular price level or quantify such risks on any reasonable basis. The Management Committee believes, however, that the relative values assigned to Patrick and La/Cal in its analysis of the terms of the Transactions is fair to the Partners. See "Description of the Transactions -- Reasons for the Transactions; Recommendations of the Patrick Board and the La/Cal Management Committee."

HISTORY OF PATRICK OPERATING LOSSES; NO ASSURANCE OF FUTURE PROFITABILITY

     The historical financial statements of Patrick reflect net losses of $14,482,000, $9,298,000 and $21,895,000 for the years ended December 31, 1994,
1993 and 1992, respectively (reflecting asset writedowns of $12,301,000, $9,419,000 and $15,640,000 during 1994, 1993 and 1992, respectively). Patrick's losses during 1994 and 1993 exceeded La/Cal's net income for such periods.

     Patrick has also had an unsuccessful exploration program in recent years. In 1992 Patrick experienced a lack of success on a major project in Michigan, Garfield #1-7, which caused a significant loss of proved undeveloped reserves associated with the well. Furthermore, dry holes in its North Dakota play resulted in Patrick's decision to shut down the Billings, Montana operations and refocus its exploration efforts principally in West Texas, and on a few deep gas prospects in Michigan. In 1993, Patrick was not able to interest participants in the deep gas prospects in Michigan and therefore concentrated all exploration efforts in West Texas, where Patrick has had only marginal success.

     Patrick's writedowns in 1994, 1993 and 1992, attributable to unsuccessful exploratory activities (exclusive of pricing adjustments), are as follows:

           UNSUCCESSFUL
YEAR       DEVELOPMENT       DRY HOLES           TOTAL
- -----      -----------       ----------       -----------
 1994      $ 2,560,000       $  365,000       $ 2,925,000
 1993        2,837,000          642,000         3,479,000
 1992       10,936,000        1,784,000        12,720,000

     Although management of the Company believes that it will be able to achieve profitability on a combined basis after the Effective Time, the Company's results of operations will depend on the various factors described herein, many of which are beyond the Company's control, and there can be no assurance of future profitability.

COMPENSATION PAYABLE BY THE COMPANY TO MEMBERS OF THE MANAGEMENT COMMITTEE AFTER THE EFFECTIVE TIME AND IN CONNECTION WITH THE TRANSACTIONS


     Currently, members of the Management Committee are not compensated for their activities on behalf of La/Cal, except for reimbursement of out-of-pocket expenses incurred on behalf of La/Cal. Upon completion of the Merger, (i) Walter
G. "Gil" Goodrich will receive an initial base salary of $150,000, an option to purchase 250,000 shares of Goodrich Common Stock and certain other bonus compensation as determined by the Compensation Committee of the Board of Directors of the Company, (ii) Henry Goodrich will receive an annual consulting fee of $150,000 for five years and an option to purchase 250,000 shares of Goodrich Common Stock and (iii) Leo Bromberg will receive a finder's fee in connection with the Transactions of 494,131 shares of Common Stock. See "Management of the Company after the Effective Time -- Employment and Consulting Agreements."

RISK FACTORS RELATED TO THE COMPANY'S OIL AND GAS OPERATIONS AFTER THE EFFECTIVE TIME

     Both the Patrick stockholders and La/Cal Partners should consider the following additional risk factors related to the Company's oil and gas operations.

DEPENDENCE OF THE COMPANY'S FINANCIAL RESULTS ON OIL AND GAS PRICES

     Revenues generated from La/Cal's and Patrick's operations are, and revenues generated from the Company's operations after the Effective Time will be, highly dependent upon the sales price of, and demand for, natural gas and oil. Historically, the markets for natural gas and oil have been volatile and are likely to continue to be volatile in the future. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of natural gas and oil, the price of foreign imports and overall economic conditions. It is impossible to predict future natural gas and oil price movements with any certainty. Declines in natural gas and oil prices may adversely affect the Company's financial condition, liquidity and results of operations. Lower natural gas and oil prices also may reduce the amount of the Company's natural gas and oil that can be produced economically.

ECONOMIC RISKS INVOLVED IN OIL AND GAS DRILLING AND OPERATIONS

     The Company's natural gas and oil operations are subject to the economic risks typically associated with development, production and exploration activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting development and exploration activities, the Company may drill unsuccessful wells and experience losses. In the event that natural gas or oil is discovered, there is no assurance that such natural gas or oil can be economically produced or satisfactorily marketed. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause the Company's development, production and exploration activities to be unsuccessful, resulting in a total loss of the Company's investment in such activities. In addition, the Company's producing properties will be subject to production limitations imposed by state regulatory authorities. Consequently, the Company's actual future production may be substantially affected by factors beyond the Company's control.

DECLINING OIL AND GAS RESERVES; RISKS OF RESERVE REPLACEMENT

     In general, the volume of production from natural gas and oil properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future natural gas and oil production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of natural gas and oil reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

OPERATING RISKS OF OIL AND GAS OPERATIONS

     The natural gas and oil business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties.

In accordance with customary industry practices, Patrick and La/Cal maintain, and the Company will maintain, insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

UNCERTAINTY OF RESERVE INFORMATION AND ESTIMATES OF FUTURE NET CASH FLOWS

     Petroleum engineering is not an exact science. Information relating to Patrick's and La/Cal's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to Patrick's and La/Cal's (and therefore the Company's) reserves will likely vary from estimates, and such variances may be material.

     The present values of estimated future net cash flows referred to in this Joint Proxy Statement/Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to Patrick's and La/Cal's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Patrick's or La/Cal's reserves or the oil and gas industry in general.

COMPANY'S OIL AND GAS OPERATIONS SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION

     The Company's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, natural gas and oil. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. In addition, the Company is subject to changing and extensive tax laws, and the effect of newly enacted tax laws, such as the increased excise tax on transportation fuels enacted in August 1993 as part of the Revenue Reconciliation Act of 1993, cannot be predicted. There can be no assurance that present or future regulation will not adversely affect the operations of the Company. See "Business and Properties of the Company -- Regulation" and
"-- Environmental Matters."

COMPETITION IN THE OIL AND GAS INDUSTRY

     The oil and gas industry is highly competitive. Major oil and gas companies, independent concerns, drilling and production purchase programs and individual producers and operators are active bidders for desirable oil and gas properties, as well as the equipment and labor required to operate those properties. Many competitors have financial resources substantially greater than those the Company would have following the Effective Time, and staffs and facilities substantially larger than those of the Company. The availability of a ready market for the oil and gas production of the Company will depend in part on the cost and availability of alternative fuels, the level of consumer demand, the extent of other domestic production of oil and gas, the extent of importation of foreign oil and gas, the cost of and proximity to pipelines and other transportation facilities, regulations by state and federal authorities and the cost of complying with applicable environmental regulations.

                                  THE MEETINGS

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation by (i) the Board of Directors of Patrick of proxies to be used at the Patrick Special Meeting to be held at 301 West Michigan Avenue, Jackson, Michigan, on August 2, 1995, at 9:00 a.m. local time, and at any adjournment or postponement thereof; and (ii) the Management Committee of proxies to be used at the La/Cal Special Meeting to be held at Suite 1350, 333 Texas Street, Shreveport, Louisiana, on August 15, 1995, at 9:00 a.m. local time, and at any adjournment or postponement thereof. This Joint Proxy Statement/Prospectus will be mailed to the Patrick stockholders on or about June 21, 1995 and the Partners on or about June 16, 1995.


PATRICK SPECIAL MEETING

     Matters to Be Considered at the Meeting. At the Patrick Special Meeting, holders of Patrick Common Stock will consider and vote upon the approval and adoption of the Agreement, the transactions contemplated thereby and the Goodrich Plan, and will transact such other business as may properly come before the meeting.

     Recommendation of the Patrick Board of Directors. THE BOARD OF DIRECTORS OF PATRICK HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE GOODRICH PLAN AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PATRICK COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY AND THE GOODRICH PLAN.


     Voting at the Patrick Special Meeting. Only stockholders of record of Patrick as of the close of business on June 16, 1995 are entitled to receive notice of the Patrick Special Meeting, and only holders of record of the Patrick Common Stock are entitled to vote at the Patrick Special Meeting. As of the close of business on such date, there were 19,765,226 shares of Patrick Common Stock outstanding and entitled to vote at the Patrick Special Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Patrick Common Stock outstanding as of the record date and entitled to vote thereat is necessary to constitute a quorum for the purpose of transacting business at the Patrick Special Meeting.


     Each share of Patrick Common Stock outstanding as of the record date entitles the holder thereof to one vote upon each matter properly presented at the Patrick Special Meeting. The affirmative vote of the holders of the majority of outstanding shares of Patrick Common Stock is required to approve and adopt the Agreement and the transactions contemplated thereby. Approval of the Goodrich Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Patrick Common Stock present and entitled to vote thereon at the meeting. However, approval of the Goodrich Plan is not a condition of the consummation of the Merger. Abstentions will be counted as present for purposes of determining whether a quorum is present at the Patrick Special Meeting. Broker non-votes will not be counted as present for purposes of determining whether a quorum is present at the Patrick Special Meeting. Because approval and adoption of the Agreement requires the affirmative vote of the holders of the majority of the outstanding shares of Patrick Common Stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Agreement.

     Holders of Patrick Preferred Stock are not entitled to vote on the approval and adoption of the Agreement.

     Security Ownership of Management and Certain Other Persons. As of the record date for the Patrick Special Meeting, the directors and executive officers of Patrick and their affiliates beneficially own, and exercise voting control over, an aggregate of 202,558 shares (not including 1,222,679 shares of which may be acquired upon the exercise of outstanding stock options and warrants) of Patrick Common Stock, constituting approximately 1.0% of the shares of Patrick Common Stock outstanding as of such date. Each of the directors and executive officers of Patrick has informed Patrick that he intends to vote his shares of Patrick Common Stock in favor of the proposal to approve and adopt the Agreement, the transactions contemplated thereby and the Goodrich Plan.

     Voting and Revocation of Proxies. Shares of Patrick Common Stock that are entitled to vote at the Patrick Special Meeting and that are represented by a properly signed proxy received at or prior to the Patrick Special Meeting, unless subsequently revoked, will be voted at the Patrick Special Meeting in accordance with the instructions indicated thereon. If a proxy is properly signed and returned without indicating any voting instructions, the shares of Patrick Common Stock represented by such proxy will be voted FOR the adoption and approval of the Agreement, the transactions contemplated thereby and the Goodrich Plan. The Board of Directors of Patrick is not currently aware of any matter to be brought before the Patrick Special Meeting other than as referred to herein. If, however, other matters are properly brought before the Patrick Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted by filing with the Secretary of Patrick a duly-executed written notice of revocation or a properly signed proxy bearing a later date, or by voting in person at the Patrick Special Meeting. All written notices of revocation and other communication with respect to revocation of Patrick proxies should be addressed to Patrick Petroleum Company, 301 West Michigan Avenue, Jackson, Michigan, 49201, Attention: Secretary. Attendance at the Patrick Special Meeting will not in and of itself constitute revocation of a proxy.

     Solicitation of Proxies. In addition to solicitation by mail, the directors, officers and employees of Patrick may solicit proxies from the holders of Patrick Common Stock in person or by telephone, telegram, facsimile or other forms of communication for no additional or special compensation. Patrick has also retained W. F. Doring & Co. to aid in the solicitation of proxies for an estimated fee of $7,000. Brokerage houses, banks, nominees, trustees, custodians and other fiduciaries will be requested to forward soliciting material to beneficial owners and will be reimbursed upon request for their reasonable out-of-pocket expenses incurred in connection therewith.

     Appraisal Rights of Dissenting Stockholders. While holders of Patrick Common Stock are not entitled to appraisal rights in connection with the Merger, holders of Patrick Preferred Stock are entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law. See "Description of the Transactions -- Rights of Dissenting Stockholders" and Appendix VI.

     PATRICK STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

LA/CAL SPECIAL MEETING

     Matters to be Considered at the Meeting. The La/Cal Partners will vote on
(i) a proposal to approve and adopt the Agreement and the transactions contemplated thereby, (ii) a proposal, subject to approval and adoption of the Agreement and the consummation of the Transactions contemplated thereby, to dissolve La/Cal and distribute all of its assets to the Partners, and (iii) to approve the Goodrich Plan. Whether or not the proposal to dissolve La/Cal is approved, the Management Committee intends to distribute the shares of Common Stock received in the Asset Transfer by La/Cal to the Partners. Neither the approval of the proposal to dissolve La/Cal nor to adopt the Goodrich Plan is a condition to the proposal to approve and adopt the Agreement or a condition to the consummation of the transactions contemplated thereby and the vote on the proposal to dissolve La/Cal will not affect the distribution of the shares received by La/Cal pursuant to the Asset Transfer to the Partners. Since the La/Cal partnership agreement requires the written consent to such proposals, the form of proxy accompanying this Joint Proxy Statement/Prospectus also constitutes a written consent of the Partner. Any Partner desiring to vote in favor of a proposal in person rather than by proxy at the La/Cal Special Meeting will be asked to sign a written consent at the meeting.

     Recommendations of the Management Committee. THE MANAGEMENT COMMITTEE HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, THE SUBSEQUENT DISSOLUTION OF LA/CAL AND DISTRIBUTION OF LA/CAL'S ASSETS TO THE PARTNERS AND THE GOODRICH PLAN AND UNANIMOUSLY RECOMMENDS THAT THE PARTNERS CONSENT TO SUCH PROPOSALS.

     Voting at the La/Cal Special Meeting. Approval of the Agreement by the La/Cal Partners requires the written consent of Partners owning 51% of the equity interest in La/Cal, and approval of the proposal to dissolve requires the approval of at least a majority of the La/Cal Partners.

     The La/Cal partnership agreement does not provide for meetings of partners. Accordingly, there are no quorum requirements for such a meeting. The Management Committee has determined that action by written consent to be taken at a specified place and time would be the most appropriate method of coordinating the Patrick and La/Cal approval process in connection with the Transactions.

     Security Ownership of Management and Certain Other Persons. The members of the Management Committee and their affiliates own 60% of the equity interests in La/Cal and include or have voting control over six of the 26 Partners in La/Cal. Each member of the Management Committee intends to vote or direct the vote of such partnership interests in favor of the approval and adoption of the Agreement and the transactions contemplated thereby and, if such matter is approved by the requisite Partner vote and the transactions contemplated by the Agreement are consummated, in favor of the proposal to dissolve La/Cal and distribute its assets to the Partners. Each member of the Management Committee intends to vote or direct the vote of their partnership interests in favor of the approval of the Goodrich Plan.

     Solicitation of Proxies and Voting. The members of the Management Committee and any other Partners of La/Cal (who will not be additionally compensated for solicitation efforts made) may solicit proxies from Partners of La/Cal by telephone, telegraph, facsimile, oral communication or special letter.

     A proxy relating to the La/Cal Special Meeting, even though executed and returned, may be revoked at any time prior to the voting of the proxy; however, mere attendance at the La/Cal Special Meeting will not itself have the effect of revoking the proxy. A Partner may revoke his proxy by delivering to the Management Committee an executed written revocation thereof, by giving a later dated proxy, or by attending the La/Cal Special Meeting, withdrawing his proxy and voting in person.

     A proxy in the accompanying form when properly executed and returned, will be voted in accordance with the instructions therein. A proxy relating to the La/Cal Special Meeting on which no specification of vote has been indicated will be voted in favor of the approval and adoption of the Agreement, the proposal to dissolve La/Cal and distribute the Common Stock and other assets of La/Cal to the Partners and the Goodrich Plan.

     No Dissenters' Rights. Partners do not have any statutory appraisal rights under Louisiana law or any similar rights under the partnership agreement in connection with the Transactions. When such appraisal rights exist, they generally give security holders the option to surrender their securities for cash instead of participating in the transaction by filing an action in court to have the "fair value" of such securities determined. In the absence of such rights the vote of Partners holding 51% of the equity interests of La/Cal will be binding on all Partners.

EXPENSES

     If the Agreement is terminated prior to the Effective Time, all expenses associated with soliciting proxies incurred by Patrick or La/Cal shall be paid by the party incurring such expenses. If the Merger is completed, then all such solicitation expenses will be paid or reimbursed by the Company.

                        DESCRIPTION OF THE TRANSACTIONS

     The following is a summary of the Agreement and the transactions contemplated thereby. The Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I and incorporated herein by reference. The following discussion is subject to and qualified in its entirety by reference to the full text of the Agreement.

     The Agreement provides for a combination of Patrick and La/Cal, as a result of which the businesses conducted by Patrick (and its subsidiaries and partnerships) and La/Cal will be conducted by the Company, a Delaware corporation recently organized to become the parent company for such businesses. The Company is currently a wholly-owned subsidiary of Patrick and conducts no business and has only nominal assets. The combination of Patrick and La/Cal will be effected primarily by two concurrent transactions: (a) the contribution by La/Cal of all of its assets (excluding cash and accounts receivable accrued prior to March 1, 1995 and interest thereon) to the Company in exchange for Common Stock; and (b) the Merger of Goodrich Acquisition with and into Patrick whereby the outstanding shares of Patrick Common Stock and Patrick Preferred Stock will be converted into shares of Common Stock and Preferred Stock, respectively, and Patrick, the surviving corporation in the Merger, will become a wholly-owned subsidiary of the Company. The Agreement also contemplates that, if the business combination is completed (and subject to approval by the Partners), La/Cal will be dissolved, and the Common Stock received by La/Cal in the Asset Transfer, and La/Cal's other non-transferred assets, will be distributed to the Partners. See "Ownership of Capital Stock" for information setting forth the anticipated ownership of the Company after the Transactions by the former stockholders of Patrick and the former partners of La/Cal.

PATRICK MERGER

     As of the date of this Joint Proxy Statement/Prospectus, Patrick owns all of the outstanding capital stock of the Company, which in turn owns all of the outstanding capital stock of Goodrich Acquisition, a corporation recently organized for the sole purpose of facilitating the transactions contemplated by the Agreement. At the Effective Time, Goodrich Acquisition shall be merged into Patrick and the separate existence of Goodrich Acquisition shall cease.

     Patrick Common Stock. Each share of Patrick Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchanged for the right to receive one share of Common Stock.

     Patrick Preferred Stock. Each share of Patrick Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares for which appraisal rights are perfected) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchanged for the right to receive one share of the Preferred Stock. The Preferred Stock has substantially the same rights, preferences, qualifications and limitations and restrictions as the Patrick Preferred Stock except that the Preferred Stock shall be convertible into shares of Common Stock. See "Description of Company Capital Stock."


     Patrick Options and Warrants. At the Effective Time, Patrick's obligations with respect to each outstanding warrant to purchase Patrick Common Stock ("Patrick Warrant") or option to purchase Patrick Common Stock ("Patrick Stock Option"), as amended in the manner described in the following sentence, shall be assumed by the Company, except for certain options held by Patrick non-employee directors which will be cancelled in exchange for grants of options to purchase Common Stock under the Company's non-employee director option plan. The Patrick Warrants and Patrick Stock Options so assumed by the Company shall continue to have, and be subject to, substantially similar terms and conditions as set forth in the plans and agreements pursuant to which such warrants and options were issued as in effect immediately prior to the Effective Time, except that (i) each such Patrick Warrant and Patrick Stock Option shall be exercisable for one share of Common Stock for each share of Patrick Common Stock for which such warrant or option was exercisable prior to the Effective Time and (ii) the term of Patrick Stock Options will not be shortened as a result of a termination of the holder's employment with Patrick. The Company shall (i) reserve for issuance the number of shares of Common Stock that will become issuable upon the exercise of such Patrick Warrants and Patrick Stock Options and (ii) promptly after the Effective Time issue to each holder of an outstanding Patrick Warrant and Patrick Stock Option a document evidencing the assumption by the Company of Patrick's obligations with respect thereto. All unvested Patrick Stock Options will become fully vested at the Effective Time. In addition, effective as of the Effective Time, the terms of each outstanding Patrick Stock Option shall be amended to provide that it shall not expire prior to the end of its term; provided that in no event shall the maximum term of such Patrick Stock Option be extended.

     Completion of Merger. If the Agreement is approved and adopted, and if the other conditions precedent to the consummation of the Merger have been satisfied, and if the Merger is not thereafter abandoned as permitted by the provisions of the Agreement, a Certificate of Merger shall be filed within five banking days after the later of the Patrick Special Meeting or the satisfaction of the conditions precedent thereto or as soon thereafter as practicable with the Secretary of State of the State of Delaware. The "Effective Time" of the Merger shall mean such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or such later time (not to exceed 90 days from the date such Certificate of Merger is filed) as is specified in the Certificate of Merger. The date on which the Effective Time and the Asset Transfer occurs is herein referred to as the "Effective Date".

     Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Patrick capital stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of capital stock of the Company into which the shares of capital stock of Patrick formerly represented by such certificates have been converted as provided in the Agreement. The registered owner on the books and records of Patrick or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Company or its transfer agent, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the capital stock of the Company evidenced by such outstanding certificate as provided.

LA/CAL ASSET TRANSFER

     The Agreement provides that, concurrently with the Effective Time of the Merger, but effective as of March 1, 1995, La/Cal shall contribute the La/Cal Interests to the Company in exchange for 19,765,226 shares of Common Stock. As a result of the Asset Transfer and after the payment of a finder's fee in connection with the Transactions, each holder of a 1% equity interest in La/Cal shall be entitled to receive approximately 192,710 shares of Common Stock. The La/Cal Interests consist of all of La/Cal's assets and liabilities, other than cash and accounts receivable accrued prior to March 1, 1995, and interest thereon. The La/Cal Interests include:

          (a) all of La/Cal's right, title and interest in and to producing and non-producing oil and gas leases, licenses, permits, and similar arrangements, overriding royalty interests, mineral interests, and other interests in producing and non-producing oil and gas properties ("La/Cal Oil and Gas Interests");

          (b) all of La/Cal's right, title and interest in and to all personal property (except for cash and accounts receivable accrued prior to March 1, 1995, and interest thereon), equipment, inventory and supplies of whatsoever kind or nature, wheresoever situated, which are used or useful in connection with the La/Cal Oil and Gas Interests;

          (c) all interests and other rights created by all equipment and other property leases, licenses, permits, employment contracts, security agreements, joint venture agreements and any other contracts or agreements, whether written or verbal which directly affect or relate to the La/Cal Oil and Gas Interests or by which the La/Cal Oil and Gas Interests are bound, together with all of the property and rights incident thereto; and

          (d) all obligations and liabilities associated with, accompanying and generally relating to the ownership or use of items (a) through (c) above, including without limitation, (i) plugging and abandonment obligations,
     (ii) the removal of all abandoned personal property, equipment and facilities, (iii) restoring affected surface areas or waterbottoms, (iv) paying its pro rata share of the costs associated with items (i) through (iv) above, (v) assuming the repayment of all sums owed to La/Cal's institutional lenders, and (vi) the assumption of all oil and gas leases, operating and unit agreements and other contracts to which La/Cal is a party.

See "Business and Properties of La/Cal" for additional information with respect to the La/Cal Interests.

LA/CAL DISSOLUTION


     In the event the Transactions are completed and the Partners shall have approved the proposal to dissolve La/Cal, then as soon as practicable after the Effective Date, La/Cal will be dissolved and all of its assets will be distributed to the Partners whether or not the Partners vote to dissolve La/Cal, the Management Committee intends to distribute, promptly after the Effective Time, the shares of Common Stock received by La/Cal as a result of the Asset Transfer to the Partners in accordance with their sharing ratios. It is anticipated that on or before December 31, 1995, the winding up of La/Cal will be completed, and its remaining assets distributed to the Partners. Pursuant to the La/Cal partnership agreement, the Management Committee will act as the liquidating trustee of La/Cal for purposes of dissolution and winding up.


BACKGROUND OF THE TRANSACTIONS

     On March 15, 1994, the Patrick Board of Directors engaged the investment banking firm of Petrie Parkman & Co. ("Petrie Parkman") to act as Patrick's financial advisor in connection with a review of Patrick's strategic alternatives. The recent drop in oil prices, lack of drilling success at such time, a series of substantial write downs of oil and gas properties were the major factors prompting Patrick to take this action. In addition, Patrick had encountered difficulty in acquiring oil and gas reserves at what it believed were reasonable prices. The Patrick Board requested Petrie Parkman to meet with management to develop an understanding of Patrick's strategic objectives, to develop an analysis of Patrick's options to maximize stockholder value and to develop a preliminary analysis indicating the likely values to be achieved from a variety of possible transactions, including a merger or sale of Patrick, a sale of all or certain of its assets, a distribution of assets or stock in Patrick's subsidiaries to its stockholders and other restructuring alternatives. Petrie Parkman was then to deliver a report to the Patrick Board recommending courses of action designed to investigate potential transaction alternatives and maximize stockholder value.

     La/Cal was formed as a Louisiana general partnership in July 1993 to engage in the development and production of oil and natural gas properties when certain investors in Goodrich Oil Company drilling programs contributed their interests in producing wells and acreage in the Pecan Lake and Lake Charles fields in Calcasieu and Cameron Parish, Louisiana. The historical cost basis of these interests was approximately $2.3 million. The investment objectives of La/Cal at the time of its formation were to increase reserves and maximize cash flow by obtaining debt financing secured by producing properties to undertake drilling activities to fully develop the Pecan Lake and Lake Charles fields. After La/Cal had substantially developed the Pecan Lake and Lake Charles fields, the Management Committee adopted a strategy designed to improve the long-term value of La/Cal to the Partners by acquiring and developing additional oil and gas properties and reducing La/Cal's debt service obligations. Since La/Cal's initial capitalization, the Partners have not made any additional contributions of cash or properties.

     Shortly after Patrick engaged Petrie Parkman, U.E. "Pat" Patrick, the Chairman and Chief Executive Officer of Patrick, informed Leo E. Bromberg, a member of La/Cal's Management Committee, that Patrick had engaged Petrie Parkman. Leo E. Bromberg then contacted Walter G. "Gil" Goodrich, also a member of the Management Committee, to inform Mr. Goodrich of Patrick's plans to consider merger or asset sale alternatives. The Management Committee of La/Cal decided to make inquiries of Patrick to determine if a business combination with Patrick might be an alternative consistent with La/Cal's strategy of additional investment in oil and gas properties and long-term growth.

     In the first six months of 1994, a trust of which Leo E. Bromberg is the sole trustee and First Australian Resources, each of which are Partners, participated in two wells drilled by Patrick in West Texas. Both wells were dry holes.

     On April 13, 1994, Gil Goodrich contacted Pat Patrick by telephone to discuss Patrick's interest in an asset sale or other business combination. Mr. Goodrich indicated that La/Cal would be interested in discussing a transaction which would combine the privately-held assets of La/Cal with Patrick. Mr. Patrick informed Mr. Goodrich that Patrick had engaged Petrie Parkman in connection with such matters and suggested that Mr. Goodrich contact Petrie Parkman. Shortly thereafter, on April 19, 1994, Mr. Goodrich spoke to representatives of Petrie Parkman regarding their plans for establishing a data room and soliciting parties interested in a business combination with Patrick. After these initial contacts between Patrick and La/Cal, the La/Cal Management Committee determined that a business combination transaction with Patrick was consistent with La/Cal's long-term goals, and accordingly, the La/Cal Management Committee did not contact other entities interested in merging or disposing of assets.

     On April 20, 1994, Petrie Parkman made a presentation to the Patrick Board regarding the current market environment for selling oil and gas assets and for mergers and other alternatives for maximizing stockholder value. Petrie Parkman also provided an initial valuation analysis of Patrick's assets and the Company's strengths and weaknesses with respect to potential transactions. The Patrick Board authorized Petrie Parkman to design and implement a process to maximize value to stockholders and stated the process should fully explore the potential sale of Patrick's assets or a merger transaction involving Patrick. Patrick issued a press release announcing its engagement of Petrie Parkman for such purpose on April 25, 1994.

     On April 23, 1994, Gil Goodrich and Leo E. Bromberg, another member of the La/Cal Management Committee, met with Pat Patrick and a representative of Petrie Parkman in Houston. Mr. Goodrich again expressed interest in a transaction which would combine La/Cal's assets with Patrick and stated his desire to begin the due diligence process. Pat Patrick indicated that Patrick intended to explore a full range of alternatives, including a sale of part or substantially all of Patrick's assets, and invited La/Cal's representatives to visit the data room which Petrie Parkman was preparing in Houston.

     On June 14, 1994, Patrick opened its data room in Houston. Each party to visit the data room had previously executed a confidentiality agreement and had access to detailed information regarding Patrick's assets, supplemental oil and gas information, including production and land files, and access to Patrick's personnel. On June 22, 1994, representatives of La/Cal entered into a confidentiality agreement with Patrick and Petrie Parkman relating to information about Patrick and its properties. On June 30, 1994, La/Cal's representatives visited the Patrick data room in Houston in order to review reserve and financial data. Throughout the remainder of June and July, La/Cal evaluated the Patrick information and began structuring its merger proposal.

     On July 27, 1994, Gil Goodrich, on behalf of La/Cal, contacted Pat Patrick to express La/Cal's continued interest in negotiating a transaction between the two entities based upon La/Cal's review of Patrick's due diligence materials. Gil Goodrich and Henry Goodrich, the third member of La/Cal's Management Committee, visited Patrick's offices in Jackson, Michigan on July 28, 1994 to discuss the mutual advantages and potential synergies of a business combination. At this meeting, Henry Goodrich and Gil Goodrich discussed La/Cal's financial and operating performance, including La/Cal's drilling record and operating cost history. They also described La/Cal's interests in the Pecan Lake and Lake Charles fields in detail. See "Business and Properties of La/Cal -- Properties." During August 1994, representatives of La/Cal and Patrick continued to exchange reserve and financial information. On August 24, representatives from La/Cal, Patrick and Petrie Parkman met in Houston, where the parties continued to discuss the possible terms of a business combination. As a result of the meeting, representatives of Patrick and Petrie Parkman requested updated financial and reserve information from La/Cal, which La/Cal subsequently provided. On August 30, 1994, representatives from La/Cal and Petrie Parkman met in Houston to review La/Cal's financial and reserve information.

     At the August 30, 1994 meeting of the Patrick Board, Petrie Parkman reviewed the results of its marketing efforts and the data room process. Petrie Parkman also reviewed certain factors that had altered Patrick's valuation, including asset write downs and lower natural gas prices. As a result of Petrie Parkman's activities, 137 companies were contacted on Patrick's behalf, 72 companies executed confidentiality agreements and received preliminary information about Patrick and 21 companies visited Patrick's data room. The

Patrick Board authorized Petrie Parkman to proceed with securing proposals from interested parties. Later that day, Petrie Parkman distributed its proposed guidelines for making bids with respect to a business combination with Patrick or the acquisition of Patrick assets to La/Cal and other parties who continued to express interest in a transaction with Patrick. Petrie Parkman's letter set forth certain bidding procedures and stated that written proposals should be submitted in writing by September 9, 1994. The letter further stated that, while Patrick intended to pursue a merger or asset sale transaction with the party whose proposal best addressed Patrick's objectives, Patrick reserved the right to reject all proposals and to withdraw the company and its assets from the proposal process at any time. The letter also stated that the acceptance of any proposal would be conditioned upon the execution of definitive agreements.

     During the first week of September, La/Cal finalized its formal merger proposal and forwarded letters to each Partner requesting their support of the proposal to Patrick. By September 9, 1994, La/Cal had received consents from each Partner approving the merger proposal and on September 9, 1994, La/Cal forwarded a proposal to Petrie Parkman.

     On September 13, 1994, the Patrick Board met to evaluate the proposals received in response to the solicitations of interest distributed by Petrie Parkman. Petrie Parkman advised the Board that Patrick had received six asset purchase proposals and two merger proposals. The Board instructed management and Petrie Parkman to pursue negotiations with the parties submitting the highest merger proposal and the highest asset purchase proposal simultaneously.

     The material terms of the six asset purchase proposals included differing combinations of Patrick's assets with cash purchase prices ranging from $10.9 million to $26.3 million. Five of the proposals were for cash only, while one included cash, note and net profits interests for certain properties. The six respective proposals were analyzed by Patrick's management with regard to the indicated purchase prices for the three primary components of the Patrick assets, i.e. oil and gas properties (reserves), exploration assets (including undeveloped acreage, 3-D seismic data and computer work stations) and the Pecos Pipeline System. The oil and gas properties comprised the largest component, as well as the largest variation in value among the proposals.

     The highest asset sale proposal was received from Unit Petroleum Company ("Unit"). The initial Unit proposal was for all of Patrick's oil and gas properties at a value of $26.3 million and excluded other Patrick assets. The Patrick Board concluded that the initial Unit offer provided insufficient value for Patrick's proved undeveloped reserves, which were primarily located in Texas and Michigan. The initial Unit proposal excluded Patrick's exploration assets. The Patrick Board instructed management and Petrie Parkman to pursue negotiations based upon Unit resubmitting a proposal for the oil and gas properties in the states of Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas, excluding certain properties. Unit's offer in response to this request was for $17 million and was agreed upon in principal by letter of intent dated October 21, 1994. Subsequent due diligence and negotiations resulted in an executed agreement on November 18, 1994 for $16.1 million, subject to preferential purchase rights and adjustments as described below.

     In the view of the Patrick Board, both merger proposals received on September 13, 1994 were inadequate as submitted. The Board initially determined that the proposal received from a privately-held oil and gas company (not La/Cal) appeared to be the most favorable. The private company's written proposal lacked details regarding valuation, price and other material terms. The initial La/Cal proposal suggested an ownership of the merged company of 58% for La/Cal and 42% for Patrick, respectively. The Patrick Board concluded that the La/Cal proposal was insufficient.

     On September 14, Petrie Parkman advised La/Cal that it did not have the highest bid and that Patrick was pursuing negotiations with other parties. Petrie Parkman indicated that the Patrick Board would consider an amended proposal from La/Cal, if La/Cal was interested in making such a proposal.

     The proposal received from the party other than La/Cal was subsequently withdrawn as a result of further discussions and analysis between the parties. The private company indicated that it believed Patrick's oil and gas property assets and associated producing cash flow were low in relation to Patrick's total assets, and additionally indicated that it was not interested in acquiring Patrick's non-oil and gas assets.

     On September 26, 1994, representatives from La/Cal presented an amended proposal to representatives from Petrie Parkman. During the first half of October 1994, Petrie Parkman reviewed La/Cal reserve information. On October 19, representatives from La/Cal, Patrick and Petrie Parkman jointly agreed that La/Cal would hire the engineering firm of H. J. Gruy and Associates, Inc. ("Gruy") to prepare a reserve report for the proved developed producing reserves at La/Cal's Pecan Lake and Lake Charles properties. On October 21, La/Cal engaged Gruy to prepare the reserve report.

     At the October 28, 1994 meeting of the Patrick Board, Petrie Parkman updated the Board on the status of negotiations with Unit and La/Cal and the then currently less favorable market for the sale of oil and gas assets. The Board of Directors authorized a non-binding letter of intent with Unit which was executed by the Company on October 28, 1994.

     On November 10, 1994, Gruy delivered its reserve report on the Pecan Lake and Lake Charles properties and La/Cal promptly forwarded copies to Patrick and Petrie Parkman. On November 20, 1994, representatives from La/Cal and Patrick met in Los Angeles to review the Gruy reserve report and continue merger discussions. For a description of the Gruy report, see "-- Certain Information Provided."


     On November 28, 1994, Patrick entered into an agreement to sell to Unit, Patrick's interests in 605 oil and gas wells and related leasehold acreage, personal property and contract rights in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas. The sale of assets to Unit (the "Unit Sale") closed on December 15, 1994 and resulted in proceeds of $13.2 million to Patrick. LLOG Exploration Company exercised its preferential purchase right with respect to certain of Patrick's interests in the Bayou Pigeon Field in Iberia Parish, Louisiana which were proposed to be included in the Unit Sale. The sale of such interests to LLOG Exploration Company (the "LLOG Exploration Sale") closed on December 16, 1994 and resulted in proceeds to Patrick of $1.6 million. Patrick used substantially all of the proceeds from the Unit Sale and the LLOG Exploration Sale to repay $13.7 million of bank debt and to pay certain fees and expenses incurred in connection with the sales and for general corporate purposes.


     On December 1, 1994, representatives from La/Cal, Patrick and Petrie Parkman, including Pat Patrick and Gil Goodrich, met in Houston to continue merger discussions. Gil Goodrich also met with Rick Clark, the Executive Vice President of Patrick, in Houston on December 5 to discuss aspects of Patrick's operations and meet additional Patrick operating personnel. Gil Goodrich and other La/Cal representatives visited Patrick's offices in Jackson on December 15-16 to review updated due diligence materials relating to financial performance, the Unit Sale and remaining reserves. Gil Goodrich and other La/Cal representatives visited Patrick's Midland, Texas office on January 5-6 to review information concerning Patrick's West Texas properties and prospects.

     On January 10, 1995, Pat Patrick, Henry Goodrich, Gil Goodrich, Leo E. Bromberg and other representatives from La/Cal, Patrick and Petrie Parkman met in Houston to review the status of negotiations and open issues relating to the merger proposal and due diligence.

     The Patrick Board of Directors met by telephone on January 23, 1995 and discussed the status of negotiations with La/Cal.

     During the last two weeks of January, La/Cal prepared additional information regarding La/Cal and its strategy for the combined companies which had been requested by Petrie Parkman on January 10. On January 31, 1995, Gil Goodrich met with Robert Swistock, Patrick's Chief Financial Officer, and Rick Clark along with representatives of Petrie Parkman in Houston to review and discuss the additional materials prepared by La/Cal and the status of the merger negotiations.

     On February 7, 1995, Patrick held a Board of Directors meeting in Houston during which Petrie Parkman made a detailed presentation concerning the business and prospects of Patrick and the potential combination with La/Cal. In addition, Henry Goodrich, Gil Goodrich and other representatives of La/Cal made a presentation regarding La/Cal's merger proposal and their view of the prospects for the combined companies and answered questions from the Patrick Directors. During the remainder of February, representatives of La/Cal and Patrick negotiated the terms of a definitive merger agreement and completed their due diligence activities.

     On March 7, 1995, the Patrick Board met to consider the approval of the transaction with La/Cal. At this meeting, Patrick management made presentations concerning the business and prospects of Patrick and the potential combination of Patrick and La/Cal. Representatives of Petrie Parkman made a detailed presentation to the Board regarding its valuation of Patrick and La/Cal and expressed Petrie Parkman's opinion that the proposed exchange ratios were fair, from a financial point of view, to Patrick's stockholders. The Patrick Board also received a presentation concerning, and reviewed the terms of, the Agreement and its fiduciary duties under Delaware law, with members of Patrick management and its legal advisors. After review of Petrie Parkman's analysis and the terms of the Agreement and consideration of numerous other factors, the Patrick Board approved a merger with La/Cal, subject to requisite stockholder approval, on substantially the terms set forth in the Agreement. See "-- Opinion of Patrick's Financial Advisor" for a description of Petrie Parkman's analysis and presentation to the Board.

     On March 8, 1995, the Management Committee approved the Agreement, subject to the requisite approval of La/Cal's Partners. The Agreement was executed on March 10, 1995.

     The Board of Directors of Patrick and the Management Committee agreed, after arms-length negotiations, to equal ownership of the Company for the holders of Patrick Common Stock and Partners because (i) the net value of Patrick's assets and the net value of La/Cal oil and gas reserves, less outstanding debt attributable to such reserves, are comparable (although both sides have acknowledged that the oil and gas reserves of La/Cal, after subtracting La/Cal's debt, have a higher value than Patrick's net assets), (ii) the Management Committee believes that the benefits to the Partners from increased liquidity arising from ownership of publicly traded common stock and the opportunity to repay La/Cal's outstanding indebtedness justify the premium, from a reserve and other asset valuation standpoint, paid by La/Cal, and (iii) Patrick believes that the premium offered by La/Cal represents the best available alternative to maximize Patrick stockholder value.

     The structure of the proposed Transactions which combines a Merger of Patrick with its newly created subsidiary, the Company, and the transfer of assets from La/Cal to the Company was arrived at by the parties because such a structure allows (i) both the Merger and the Assets Transfer to be accomplished in a tax-free transaction under section 351 of the Code (except with respect to the difference in the debt assumed by the Company and the tax basis in La/Cal's assets which will be taxable to La/Cal), (ii) Patrick to maintain in place its existing contractual commitments, approvals, permits and other rights as a wholly-owned subsidiary of the Company without requiring substantial consents or approvals from third parties, and (iii) the Company to utilize Patrick's NOLs, subject to applicable limitations under section 382 of the Code.

REASONS FOR THE TRANSACTIONS; RECOMMENDATIONS OF THE PATRICK BOARD
  AND LA/CAL MANAGEMENT COMMITTEE

     Patrick's Reasons for the Transactions. The Patrick Board believes that the Transactions provide an opportunity for Patrick stockholders to be equity holders in a Company with stronger oil and gas assets and improved cash flow, an improved ability to internally finance the drilling of valuable prospects developed by Patrick, proven and efficient oil and gas development skills and exposure to high quality drilling prospects in the Gulf Coast. The Patrick Board also believes that the combined company will realize cost savings in the consolidation of operations and administration.

     In addition to the foregoing, in making its determination with respect to the advisability of the Transactions, the Patrick Board considered the following material factors: (i) the extensive process engaged in by Patrick, with the assistance of Petrie Parkman, to try to maximize stockholder value, (ii) the terms of the proposed transaction, including the consideration to be received by Patrick's stockholders, (iii) information relating to the business, assets, management and prospects of Patrick and La/Cal on a combined basis, as well as the prospects of Patrick if it were to continue on a stand alone basis, (iv) the financial condition, cash flows and results of operation, oil and gas production and reserves of Patrick and La/Cal, both on an historical and on a prospective basis, as well as revenues of each, individually and on a combined basis (see "-- Certain Information Provided"), (v) the right of the Company through the Joint Participation Agreement to participate in future prospects developed by Goodrich Oil Company, (vi) the long-term business plan of

Patrick, (vii) historical market prices and trading information with respect to Patrick Common Stock and Patrick Preferred Stock, (viii) the percentage of equity in the Company that would be received by Patrick stockholders in relation to the contribution to reserves and revenues of the combined company by Patrick and La/Cal, (ix) the opinion, detailed analyses and presentations of Petrie Parkman described under "-- Opinion of Patrick's Financial Advisors" (in this respect, while the Patrick Board did not explicitly adopt Petrie Parkman's financial analyses, the Patrick Board took such analyses into account in its overall evaluation of the Merger) including the opinion of Petrie Parkman that the proposed exchange ratios were fair to holders of Patrick Common Stock and Patrick Preferred Stock from a financial point of view, (x) the absence of substantial "lockup" provisions in the Agreement which would impede a competing bid or restrict the Patrick Board's ability to consider a competing bid, if one were to emerge, and the Patrick Board's right to terminate the Agreement in order to accept a higher bid as required by their fiduciary duties, (xi) the structure of the Merger which will enable Patrick stockholders to have all of their shares of Patrick Capital Stock converted into shares of Company capital stock on a tax-free basis, (xii) representation on the Company's Board by current Patrick directors which is expected to contribute to the realization of the anticipated benefits of the Transactions.


     The Patrick Board also considered several potentially negative factors in its deliberations concerning the Merger, including: (i) the risk that the anticipated benefits of the Merger might not be fully realized, including as a result of difficulties in integrating the operations of Patrick and La/Cal, (ii) the possibility that Patrick may be required, to pay up to $1 million to La/Cal in the event the Agreement is terminated under certain circumstances, and (iii) the risk that the Company capital stock would trade at a lower price than the Patrick capital stock. In the Patrick Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination of the businesses of La/Cal and Patrick.

     Because of the variety of positive and negative factors it considered, the Patrick Board did not quantify or otherwise attempt to assign specific or relative weights to the foregoing factors considered in making its determination. As a result, the Patrick Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, in the best interests of, and represents the best reasonably available value for the stockholders of Patrick. However, the Patrick Board believed that the positive factors set forth above when considered in total supported its decision to approve the Merger and outweighed the potentially negative factors described in the preceding paragraph.

     Recommendation of the Patrick Board of Directors. For the foregoing reasons, the Board of Directors of Patrick has unanimously approved the Agreement and the transactions contemplated thereby and unanimously recommends that Patrick common stockholders vote FOR approval and adoption of such matters submitted to them in connection with the Transactions.

     La/Cal's Reasons for the Transactions. The La/Cal Management Committee believes that the terms of the Transactions are fair to, and in the best interests of, the Partners of La/Cal. Subject to the requisite vote of the Partners, the Management Committee has approved the Agreement and the transactions contemplated thereby, including the Asset Transfer, and recommends that the Partners vote FOR approval of such matters to be voted on at the La/Cal Special Meeting as described in this Joint Proxy Statement/Prospectus.

     As an independent oil and gas partnership, La/Cal's business strategy has been to achieve reserve growth through the acquisition and efficient development and exploitation of acreage and reserves. La/Cal has been successful in implementing this strategy and La/Cal has grown by a series of acquisitions of producing properties and a development program that focuses on low-risk prospects with multiple pay zones in South Louisiana. The La/Cal Management Committee believes that the Transactions represent a substantial opportunity to enhance La/Cal's financial and operational resources and to pursue this strategy on a broader scale. Specifically, the Management Committee believes that:

     - the combined entity will have greater reserves, revenues and cash flows than either Patrick or La/Cal on a stand-alone basis, which should enhance the combined entity's financial flexibility, improve its access to capital for additional drilling and selective property acquisitions and enable the combined company to obtain financing on more favorable terms than is currently available to either Patrick or La/Cal on a stand-alone basis;

     - the Transactions will result in the conversion of the Partner's interests from interests in a finite-life partnership, in which cash flow is distributed to the Partners rather than reinvested in additional drilling opportunities, into shares of stock in a perpetual-life entity in which management expects to reinvest earnings and cash flow as part of a strategy designed to develop and acquire additional reserves and increase the stockholders' value over the long-term;

     - the Transactions will enhance the liquidity of the Partners' investment and limit their potential exposure to personal liability by converting their general partnership interests into stock in a Delaware corporation which is traded on the NYSE;

     - the development and exploration opportunities of the combined entity will be more diversified both geographically and by reserve mix; the combined entity will continue to have predominately natural gas reserves and to focus on development opportunities along the Gulf Coast of Texas and Louisiana; the combined entity will also have expanded operations and opportunities in the historic producing areas of West Texas, which are primarily oil related (see "Business and Properties of Patrick"); and

     - the Merger will enable La/Cal to retire its outstanding debt on favorable terms to all of the Partners.

     In reaching these conclusions, the Management Committee considered the following material factors, (i) the terms of the proposed Transactions and the consideration to be received by the Partners and the Patrick stockholders, which were viewed as favorable because while the value of the entities is comparable, the Partners will receive a more liquid investment in exchange for their partnership interests; (ii) information relating to the business, financial condition, reserves, other assets and liabilities of La/Cal and Patrick, including reserve reports for La/Cal and Patrick and certain projected financial information for Patrick and the combined entity, (see "-- Certain Information Provided"); (iii) La/Cal's prospects as a stand-alone, finite-life entity and the terms of La/Cal's debt instruments, which require a substantial percentage of La/Cal's cash flow to be dedicated to servicing indebtedness; (iv) the expected operating and financing characteristics of the combined entity, including potential cost savings and operational synergies from the combination;
(v) the percentage of equity in the combined entity that would be received by the Partners in relation to the contribution of reserves by La/Cal, which was viewed as favorable for the same reasons stated in (i) above; (vi) the capital structure and recent financial performance of Patrick and the historical market prices for Patrick Common Stock; (vii) the tax impact of the Transactions to the Partners; (viii) the representation on the Board of Directors and in management of the combined entity of La/Cal designees, which was viewed as favorable because the Partners will, through certain former Management Committee members, have equal representation on the Company's Board of Directors and will assume management of the Company; (ix) the current conditions in the acquisition market for oil and gas properties and companies, which was viewed as favorable because the Company will be more competitive in making oil and gas acquisitions because of its greater financial and structural resources as a public company; and (x) Patrick's net operating loss carryforwards. The Management Committee believes that the cost savings expected to result from the Transactions, including savings associated with closing Patrick's offices in Jackson, Michigan and Midland, Texas and disposing of selected non-core properties, will substantially outweigh the costs of the proposed Transactions. See "-- Expenses," "Unaudited Pro Forma Condensed Financial Information" and "Business and Properties of the Company -- Anticipated Asset Dispositions."

     Because of the multiplicity of factors considered, the Management Committee considered the matters referred to above as a whole and did not assign any particular weight to one factor over another. As a result the Management Committee cannot quantify the importance of particular factors. When considered as a whole, the Management Committee has concluded that such factors justify its conclusion that the proposed Transactions are fair to and in the best interest of the Partners.

     As part of its consideration of the fairness of the Transactions to the Partners, from a financial point of view, the Management Committee performed certain analyses of the relative values of the equity of Patrick and La/Cal. The Management Committee's analysis of Patrick's reserves was based upon the reserve report of Lee Keeling & Associates dated January 1, 1994, updated reserve information included in the Patrick data room dated May 1, 1994, the Management Committee's internal analysis and adjustment of such reserve data and a preliminary estimate of Patrick reserves as of January 1, 1995 by Lee Keeling & Associates. The Management Committee's analysis of Patrick's other assets and liabilities was based upon certain publicly available information included in the data room or provided to La/Cal by Patrick. The Management Committee based its analysis of La/Cal's reserves on its internally generated reserve estimates, the reserve reports of H.J. Gruy & Associates on the proved developed producing reserves in the Pecan Lake and Lake Charles fields dated August 1, 1994 and the reserve report of Courtret & Associates, Inc. dated January 1, 1994. All of the reserve information for La/Cal was brought forward to a January 1, 1995 date through internal analysis by the Management Committee. Based upon the analysis of relative values, the Management Committee arrived at a range of equity value for Patrick Common Stock of $9.1 million to $17.25 million and a range of equity values for La/Cal of $17.75 million to $23.25 million. In reaching its conclusion regarding the fairness of the proposed Transactions, the Management Committee also considered additional intangible factors including the liquidity of the shares to be received as a result of the Transactions, the enhanced access to capital of the combined entity, the ability of the combined entity to compete for property acquisitions and the ability of La/Cal to have its $9.75 million of outstanding debt repaid on favorable terms as a result of the Transactions.


     The Management Committee did not consider the alternative of either the liquidation of La/Cal or the continuation of La/Cal as a stand alone entity with its existing asset base during its negotiations with Patrick. As required by the regulations promulgated by the Commission which apply to this Proxy Statement/Prospectus, the Management Committee has performed such analysis in connection with the preparation of this Proxy Statement/Prospectus. On the basis of such analysis the Management Committee believes the Transactions represent a superior value to the Partners in relation to each of La/Cal's (i) book value of $(2,081,217), (ii) going concern value (approximately $18.5 million by applying standard Commission present value of future net revenue analysis less the discounted value of outstanding indebtedness) and (iii) liquidation value (approximately $15 million based on liquidation-evaluation parameters set forth in the April 1994 survey conducted by the Society of Petroleum Evaluation Engineers).


     Other alternatives available to La/Cal include (i) the continuation of La/Cal as a general partnership (ii) the liquidation of La/Cal and (iii) another (non-Patrick) merger or acquisition. The La/Cal Management Committee believes that the prospective merger with Patrick is superior to each of these alternatives. The continuation of La/Cal as a going concern has little growth potential because the properties in which La/Cal maintains an ownership interest are substantially developed and a substantial portion of the current cash flow from La/Cal's properties are used to service outstanding debt obligations. The liquidation of La/Cal is not viewed by the Management Committee as an acceptable alternative because (i) it does not believe that the value which could be obtained for oil and gas properties in a liquidation would be equal to the value of holding such properties and (ii) liquidation would violate the terms of La/Cal's outstanding debt instruments and would compel La/Cal to retire such indebtedness on unfavorable terms to the Partners. Liquidation would require the consent of Partners holding a majority of the partnership interests in La/Cal. Finally, the Management Committee believes that the current market for acquiring oil and gas properties and merging with oil and gas companies is highly competitive, and the Management Committee has not identified any alternative transaction which represents an equivalent or superior value to the Partners.

     The financial analyses undertaken by the Management Committee is an inherently subjective process. Although the Management Committee undertook extensive due diligence with regard to the Patrick reserves and other assets and liabilities, the Management Committee relied upon the accuracy of the information and data provided to it throughout this process. The Management Committee did not engage an independent financial advisor in connection with the Transactions, and there can be no assurance that an independent financial advisor would have concluded that the consideration to be received by the Partners as a result of the Transactions was fair, from a financial point of view, to the Partners. The Management Committee did not retain an unaffiliated financial advisor to act on behalf of the Partners and did not consider the absence of an unaffiliated representative to be detrimental to the Partners because (i) the partnership agreement executed by each of the Partners provides broad powers to members of the Management Committee to manage the affairs of La/Cal, however, a sale of La/Cal's assets requires Partner approval, (ii) the Management Committee did not believe that the benefits from such an unaffiliated representative would justify its cost,

(iii) the interests of the Management Committee members are substantially similar to those of the remaining Partners, especially in light of the Management Committee's significant ownership position in La/Cal, and (iv) the Management Committee obtained consents from each Partner in December 1994 authorizing the Management Committee to negotiate the Transactions. The risks to the Partners associated with the failure to engage an unaffiliated representative include, the possibility that (i) the benefits derived from an unaffiliated representative would have outweighed its costs from the Partners' perspective and (ii) the Partners would have received more favorable terms in the Merger if such an unaffiliated representative had been retained by the Partners. The Management Committee's analysis places significant value upon the enhanced liquidity and debt repayment issues described above, neither of which can be quantified in a meaningful manner and the value of which will vary among the Partners. The Partners are urged to consider the matters set forth in this Joint Proxy Statement/Prospectus fully and to consider the value of the Transactions to them in light of their particular situations and investment goals. See "-- Interest of Certain Persons in the Transactions."

     The 19,765,226 shares of Common Stock to be received by La/Cal pursuant to the Transactions will, pending the expected dissolution of La/Cal, become assets of La/Cal. Accordingly, such consideration will be allocated among the Partners in accordance with their respective sharing ratios pursuant to the partnership agreement. Except for the finder's fee of 494,131 shares of Common Stock payable to Leo E. Bromberg in connection with the Transactions, no other Partner is entitled to, or will receive, any disproportionate share of the consideration received by La/Cal pursuant to the Asset Transfer or any other compensation as a result of the Transactions. As described below under "-- Interests of Certain Persons in the Transactions" and "Management of the Company After the Effective Time," certain Partners will be executive officers, consultants and directors of the Company after the consummation of the Transactions and will receive compensation from the Company in connection with such services.

     Recommendation of the La/Cal Management Committee. For the foregoing reasons, the Management
Committee has unanimously approved the Agreement and the transactions contemplated thereby, including the Asset Transfer, and unanimously recommends that the Partners consent to such matters. The Management Committee also has unanimously approved, subject to consummation of the Transactions, the dissolution of La/Cal and the distribution of all of its assets to the Partners, and the Management Committee unanimously recommends that the Partners consent to such matters.

OPINION OF PATRICK'S FINANCIAL ADVISOR

     The Patrick Board engaged Petrie Parkman to act as its financial advisor in connection with the Transactions. The Patrick Board instructed Petrie Parkman, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of shares of Patrick Common Stock of the exchange ratio of one share of Common Stock per share of Patrick Common Stock (the "Common Stock Exchange Ratio") and to the holders of Patrick Preferred Stock of the exchange ratio of one share of Preferred Stock per share of Patrick Preferred Stock (the "Preferred Stock Exchange Ratio") in connection with the Transactions and, in such regard, to conduct such investigations as Petrie Parkman deemed appropriate for such purpose. Patrick did not impose any limitations on the scope of the investigation by Petrie Parkman. Petrie Parkman has advised the Patrick Board, in its written opinion dated March 10, 1995, that the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio as determined by arms-length negotiations between Patrick and La/Cal in connection with the Transactions are fair, from a financial point of view, to the holders of Patrick Common Stock and Patrick Preferred Stock, respectively.

     The full text of Petrie Parkman's written opinion, which contains a description of the assumptions made, the matters considered by Petrie Parkman, and the limits of its review is attached hereto as Appendix II, and is incorporated herein by reference. Stockholders are encouraged to read the opinion carefully in its entirety. In rendering its opinion, Petrie Parkman relied upon the accuracy and completeness of the financial, operating and other information provided to it and assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments. Petrie Parkman did not independently verify such information or make an independent evaluation or appraisal of the assets or liabilities of Patrick or La/Cal nor, except for the reserve reports referred to in its opinion, was Petrie Parkman furnished with such an evaluation or appraisal. On the basis of the Agreement, Petrie Parkman assumed that the Preferred Stock will have substantially the same rights, preferences, qualifications, limitations, restrictions and other terms as the Patrick Preferred Stock and will be convertible into Common Stock. Petrie Parkman's opinion relates only to the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio in connection with the Transactions and does not constitute a recommendation to any Patrick stockholder as to how such stockholder should vote at the Patrick Special Meeting.

     In connection with its opinion, Petrie Parkman, among other things, (i) reviewed certain available business and financial information relating to Patrick, including unaudited financial statements as of December 31, 1994, Annual Reports to Stockholders and Annual Reports on Form 10-K for the five years ended December 31, 1993, and La/Cal, including audited financial statements as of December 31, 1994 (prepared on an income-tax basis) and historical performance data; (ii) analyzed certain internal financial and operating data and certain financial and operating forecasts concerning Patrick and La/Cal, all of which were prepared or provided by the senior management of Patrick and La/Cal (see "-- Certain Information Provided"); (iii) held discussions with members of the senior management and operating staff of Patrick and La/Cal regarding the current operations and prospects of their respective companies and of the combined company, giving proforma effect to the Transactions, including the operational efficiencies expected by Patrick and La/Cal to be realized from the Transactions and the benefits to the Company expected from the Participation Agreement with Goodrich Oil Company; (iv) reviewed certain reserve reports prepared by Lee Keeling & Associates, Inc. relating to Patrick's properties and certain reserve reports prepared by H. J. Gruy and Associates, Inc. and Courtret & Associates, Inc. relating to La/Cal's properties as well as certain internal reserve projections prepared by the management of La/Cal (see "-- Certain Information Provided"); (v) reviewed certain provisions of the Agreement; (vi) reviewed the historical trading prices of the Patrick Common Stock; (vii) compared the financial terms of the Transactions with the financial terms of certain other recent business combinations and transactions which they deemed to be relevant; and (viii) made such other analyses and examinations as they deemed necessary or appropriate.

     In rendering its opinion, Petrie Parkman conducted several analyses including (i) discounted cash flow analyses of each of Patrick and La/Cal ("Discounted Cash Flow Analyses"); (ii) comparisons with selected publicly-traded comparable companies ("Common Stock Comparisons"); (iii) analyses of selected comparable industry transactions ("Comparable Transactions Analyses"); (iv) an analysis of potential future performance of Patrick without giving effect to the Transactions ("Going Concern Analysis"); and (v) an analysis of the potential financial effects of the Transactions ("Pro Forma Merger Analysis"). These analyses are described below. Based upon the reference value ranges resulting from these various analyses and subject to the assumptions and limitations set forth in its opinion, Petrie Parkman came to composite ranges of asset reference values for Patrick and La/Cal of $37.0 million to $41.0 million and $22.7 million to $26.0 million, respectively. After deducting liabilities (including long-term debt, preferred stock, and certain other liabilities) for Patrick of approximately $30 million from the Patrick composite asset reference value range and dividing by the number of shares of Patrick Common Stock outstanding, Petrie Parkman came to a composite equity reference value range per share of Patrick Common Stock on a primary basis of $0.37 to $0.61. After deducting liabilities (long-term debt) for La/Cal of $10 million from the La/Cal composite asset reference value range, Petrie Parkman came to a composite equity reference value range for La/Cal of $12.7 million to $16.0 million.

     Discounted Cash Flow Analysis -- Patrick. Under the discounted cash flow method, Petrie Parkman calculated estimates of future cash flows for Patrick's reserve assets based on the reserve reports and for Patrick's non-reserve assets utilizing information and projections provided by Patrick. Three scenarios were evaluated in which the principal variables were oil and gas prices. The three pricing scenarios used by Petrie Parkman were based on benchmarks for posted prices for West Texas Intermediate equivalent crude oil and for spot sales of Louisiana offshore gas delivered to an interstate pipeline ("Pricing Case I", "Pricing Case II", "Pricing Case III"). To these benchmarks Petrie Parkman applied appropriate quality and transportation adjustments. For Pricing Cases I, II and III, benchmark oil prices were projected to be $16.00, $17.50, and $19.00 per barrel, respectively, for 1995 and to escalate annually thereafter at the rates of 4.0%, 5.0%, and 6.0%, respectively; oil prices in all three cases were capped at $50.00 per barrel. For Pricing Cases I, II, and III, benchmark gas prices were projected to be $1.65, $1.85, and $2.00 per Mmbtu, respectively, for 1995 and to escalate annually thereafter at the rates of 5.0%, 5.0%, and 6.0%, respectively; gas prices in all three cases were capped at $6.00 per Mmbtu. Other factors involved in this analysis included the use of discount rates ranging from 10.0% to 30.0%, a carry-over of Patrick's existing tax positions, and utilization of Patrick's net operating loss carry-forwards ("NOLs") to offset projected taxable income. The Discounted Cash Flow Analysis did not reflect transaction costs or potential operational efficiencies associated with the Transactions. This methodology resulted in ranges of reference values per share of Patrick Common Stock on a primary basis of $0.36 to $0.60 for Pricing Case I, $0.48 to $0.73 for Pricing Case II, and $0.59 to $0.86 for Pricing Case III.

     Common Stock Comparisons -- Patrick. Using publicly-available information, Petrie Parkman calculated adjusted capitalization multiples of standardized measure of discounted future net cash flows ("SEC Value") and equivalent proved reserves for 20 publicly-traded, U.S.-based independent oil and gas companies with adjusted capitalizations of less than $100 million. The adjusted capitalization of each company was obtained by adding its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (if publicly-traded or liquidation value or book value if not), and the book value of its minority interest in other companies minus its cash balance. Ten of these companies -- Abraxas Petroleum Corporation, Arch Petroleum Inc., Clayton Williams Energy, Inc., Comstock Resources, Inc., Convest Energy Corporation, Hampton Resources Corporation, Key Production Company, Inc., Maynard Oil Company, Reunion Resources Company, and Unit Corporation -- which in Petrie Parkman's judgment were more relevant to an evaluation of Patrick, were examined in greater detail. For these ten companies, the highest, average, and lowest multiples of SEC Value were 2.7x, 1.3x, and 0.5x, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $2.15, $0.88, and $0.39 per thousand cubic feet of gas equivalent using a six Mcf of gas to one barrel of oil conversion ratio ("Mcfe6"), respectively. The highest, average, and lowest multiples of equivalent proved reserves were $1.54, $0.71, and $0.28 per thousand cubic feet of gas equivalent using a ten Mcf of gas to one barrel of oil conversion ratio ("Mcfe10"), respectively. Petrie Parkman determined that, with respect to Patrick, the appropriate benchmark multiples for SEC Value and equivalent proved reserves were in the ranges of 1.1 to 1.5x, $0.85 to $1.00 per Mcfe6, and $0.60 to $0.80 per Mcfe10, respectively. These benchmark multiples were applied by Petrie Parkman to Patrick's estimated January 1, 1995 SEC Value and equivalent proved reserves based on the reserve reports to yield asset reference value ranges for Patrick's reserves. Following adjustment for non-reserve assets, Petrie Parkman determined an asset reference value range under this method for Patrick of $33.0 million to $37.0 million.

     Comparable Transactions Analysis -- Patrick. Petrie Parkman reviewed certain publicly-available information on 29 oil and gas property acquisition transactions involving U.S. assets with purchase prices less than $50 million which took place between January 1994 and March 1995. Using publicly-available information for 27 of the 29 transactions and proprietary information for the two of these transactions in which Petrie Parkman was involved, Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. Ten of these transactions, which in Petrie Parkman's judgement were more relevant for an evaluation of Patrick, were examined in greater detail. For these ten transactions, the highest, average, and lowest multiples of Mcfe6 were $0.97, $0.70, and $0.51, respectively. The highest, average, and lowest multiples of Mcfe10 were $0.77, $0.55, and $0.37, respectively. Petrie Parkman determined that, with respect to Patrick, the appropriate benchmark multiples for equivalent proved reserves were in the ranges of $0.65 to $0.85 per Mcfe6 and $0.55 to $0.65 per Mcfe10, respectively. These benchmarks were applied by Petrie Parkman to Patrick's corresponding equivalent proved reserve figures based on the reserve reports to yield asset reference value ranges for Patrick's reserves. Following adjustment for non-reserve assets, Petrie Parkman determined an asset reference value range under this method for Patrick of $34.0 million to $39.3 million.

     In addition, Petrie Parkman reviewed certain publicly-available information on 13 company acquisition transactions or proposed transactions in the oil and gas industry which took place between June 1993 and September 1994. Using publicly-available information, Petrie Parkman calculated implied purchase price (purchase price plus obligations assumed less estimated values of non-reserve assets) multiples of SEC Value and equivalent proved reserves for the target company in each transaction. Seven of these transactions, which in Petrie Parkman's judgement were more relevant for an evaluation of Patrick, were examined in greater detail. For these seven transactions, the highest, average, and lowest multiples of SEC Value were 1.9x, 1.2x, and 0.7x, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $1.43, $0.71, and $0.33 per Mcfe6, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $1.17, $0.62, and $0.22 per Mcfe10, respectively. Petrie Parkman determined that, with respect to Patrick, the appropriate benchmark multiples for SEC Value and equivalent proved reserves were in the ranges of 0.8 to 1.2x, $0.50 to $0.60 per Mcfe6, and $0.45 to $0.55 per Mcfe10, respectively. These benchmark multiples were applied by Petrie Parkman to Patrick's estimated January 1, 1995 SEC Value and equivalent proved reserves based on the Reserve Reports to yield asset reference value ranges for Patrick's reserves. Following adjustment for non-reserve assets, Petrie Parkman determined an asset reference value range under this method for Patrick of $32.5 million to $37.8 million.

     Going Concern Analysis. Under this method, Petrie Parkman projected cash flows for Patrick without giving effect to the Transactions for the five year period 1995 through 1999 using the three oil and gas price scenarios described above. These projections were prepared utilizing certain information and projections prepared or provided by Patrick management as well as numerous assumptions and reserve finding cost cases of $0.90 per Mcfe6 (the "$0.90 Case") and $0.60 per Mcfe6 (the "$0.60 Case"). The $0.90 Case was based on Patrick's 1993 finding cost of $0.88 per Mcfe6 as calculated from publicly-available information. The $0.60 Case was designed to assess the financial impact of substantially better finding cost performance. Other factors included terminal multiples ranging from 4.0 to 6.0x projected 1999 discretionary cash flow, and discount rates of 12.5% to 15.0%. This methodology resulted in ranges of equity reference values per share of Patrick Common Stock (on a primary basis) under the $0.90 Case of $0.50 to $0.73 using Pricing Case I, $0.68 to $0.97 using Pricing Case II, and $0.87 to $1.23 using Pricing Case III and under the $0.60 Case of $0.66 to $0.96 using Pricing Case I, $0.87 to $1.24 using Pricing Case II, and $1.08 to $1.53 using Pricing Case III. From these equity reference value ranges, Petrie Parkman determined composite equity reference value ranges per primary share of Patrick Common Stock under this method for the $0.90 Case and the $0.60 Case of $0.60 to $0.80 and $0.75 to $1.00, respectively.

     Pro Forma Merger Analysis. Petrie Parkman analyzed certain pro forma financial effects of the Transactions projected for the periods 1995 through 1999 after considering the information described above. In connection with such analysis, Petrie Parkman assessed the past performance of the management of Patrick and La/Cal, reviewed the estimates and projections prepared or provided by, and had discussions with, members of the management of Patrick and La/Cal relating to the future financial and operating performances of Patrick and the Company for the years 1995 through 1997, but relied only to a limited degree on these estimates and projections in conducting its pro forma merger analysis. This analysis indicated that the contemplated transaction would, for the periods 1995 through 1999, be anti-dilutive to projected Patrick discretionary cash flow per primary share. Petrie Parkman concluded that, based on these projections, the contemplated transaction would not be dilutive over the period analyzed and would not result in higher financial leverage, thus supporting its opinion.

     Discounted Cash Flow Analysis -- La/Cal. Under this method, Petrie Parkman calculated estimates of future cash flows for the La/Cal reserve assets giving effect to the Transactions based on the reserve reports and certain projections provided by La/Cal. Three scenarios were evaluated in which the principal variables were the oil and gas price scenarios described above. Other factors involved in this analysis included the use of discount rates ranging from 10.0% to 40.0%, and the assumption that a portion of La/Cal's future taxable income would be offset by that portion of Patrick's NOLs remaining after consideration of all of Patrick's estimated future taxable income. Otherwise, the analysis did not reflect any transaction costs or operational efficiencies associated with the Transactions. This methodology resulted in ranges of equity reference values for La/Cal of $13.3 million to $15.6 million for Pricing Case I, $15.9 million to $18.4 million for Pricing Case II, and $18.6 million to $21.6 million for Pricing Case III.

     Common Stock Comparisons -- La/Cal. Using publicly-available information, Petrie Parkman calculated market value (stock price times the total number of common shares outstanding) multiples of discretionary cash flow and adjusted capitalization multiples of certain historical financial criteria (such as gross pretax cash flow and operating cash flow), SEC Value, and equivalent proved reserves for seven publicly traded, U.S.-based independent oil and gas companies which in Petrie Parkman's judgment were relevant to an evaluation of La/Cal. The seven companies were Alexander Energy Corporation, Clayton Williams Energy, Inc., Comstock Resources, Inc., Crystal Oil Company, Hampton Resources Corporation, Patrick Petroleum Company, and Swift Energy Company. For these seven companies, the highest, average, and lowest multiples of discretionary cash flow were 18.5x, 6.9x, and 1.0x, respectively. The highest, average, and lowest multiples of gross pretax cash flow were 11.3x, 7.4x, and 2.7x, respectively. The highest, average, and lowest multiples of operating cash flow were 7.4x, 5.3x, and 2.2x, respectively. The highest, average, and lowest multiples of SEC Value were 1.5x, 1.1x, and 0.8x, respectively. The highest, average, and lowest multiples of equivalent proved reserves were $1.28, $0.91, and $0.64 per Mcfe6, respectively. Petrie Parkman determined that, with respect to La/Cal, the appropriate benchmark multiples for discretionary cash flow, gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves were in the ranges of 5.0 to 10.0x, 4.6 to 8.5x, 3.6 to 7.0x, 1.0 to 1.5x, and $0.70 to $0.90 per Mcfe6,
respectively. These benchmark multiples were applied by Petrie Parkman to La/Cal's estimated 1994 discretionary cash flow, gross pretax cash flow, operating cash flow, SEC Value, and equivalent proved reserves based on the reserve reports and certain projections provided by La/Cal. From the asset reference value ranges implied by these multiples, Petrie Parkman determined an equity reference value range under this method for La/Cal of $8.7 million to $19.0 million.

     Comparable Transactions Analysis -- La/Cal. Petrie Parkman reviewed certain publicly-available information on 23 oil and gas property acquisition transactions involving Gulf of Mexico and Gulf Coast assets which took place between February 1993 and February 1995. Using publicly available information, Petrie Parkman calculated purchase price multiples of equivalent proved reserves for the acquired assets in each transaction. The highest, average, and lowest multiples of Mcfe6 were $1.39, $0.64, and $0.12, respectively. Petrie Parkman determined that, with respect to La/Cal, the appropriate benchmark multiples for equivalent proved reserves were in the range of $0.70 to $0.98 per Mcfe6. This benchmark was applied by Petrie Parkman to La/Cal's corresponding equivalent proved reserve figures based on the reserve reports and certain projections provided by La/Cal. From the asset reference value range implied by these multiples, Petrie Parkman determined an equity reference value range under this method for La/Cal of $9.7 million to $17.0 million.

     In addition, Petrie Parkman reviewed certain publicly available information on 16 company acquisition transactions or proposed transactions in the oil and gas industry which took place between February 1992 and September 1994. Using publicly available information, Petrie Parkman calculated total investment (purchase price plus obligations assumed) multiples of gross pretax cash flow for the target company in each transaction. For these 16 transactions, the highest, average, and lowest multiples of gross pretax cash flow were 15.1x, 6.9x, and -14.0x, respectively. Petrie Parkman also calculated implied purchase price multiples of SEC Value and equivalent proved reserves. The highest, average, and lowest multiples of SEC Value were 1.9x, 1.3x, and 0.5x, respectively. The highest, average, and lowest values of Mcfe6 were $1.64, $0.90, and $0.33, respectively. Petrie Parkman determined that, with respect to La/Cal, the appropriate benchmark multiples for gross pretax cash flow, SEC Value, and equivalent proved reserves were in the ranges of 4.7 to 7.0x, 0.8 to 1.2x, and $0.70 to $0.97 per Mcfe6, respectively. From the asset reference value ranges implied by these multiples, Petrie Parkman determined an equity reference value range under this method for La/Cal of $9.7 million to $18.0 million.

     The description set forth above constitutes a summary of the material analyses and assumptions employed by Petrie Parkman in rendering its opinion to the Patrick Board of Directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process, judgmental in nature, and not necessarily susceptible to partial analysis or summary description. In its analyses, Petrie Parkman made numerous assumptions with respect to industry performance, capital market conditions, general business and economic conditions, and other matters, many of which are beyond La/Cal's and Patrick's control. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, no assurances can be given that such estimates will prove to be accurate.

     Petrie Parkman confirmed, as of the date of this Joint Proxy Statement/Prospectus, its opinion of March 10, 1995 that the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio in connection with the Transactions are fair, from a financial point of view, to the holders of Patrick Common Stock and Patrick Preferred Stock, respectively. In rendering such confirmation, Petrie Parkman performed procedures to update certain of its analyses made in connection with its March 10, 1995 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Petrie Parkman considered, among other things, Patrick's and La/Cal's recent financial performance and recent market conditions and developments based on the foregoing.

     As described above, Petrie Parkman's opinion and presentation to the Patrick Board of Directors was one of many factors taken into consideration by the Patrick Board of Directors in making its determination to approve the transaction contemplated in the Merger Agreement.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the valuation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Patrick selected Petrie Parkman as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.

     Pursuant to the terms of the engagement letter dated March 14, 1994, Patrick has paid Petrie Parkman $100,000 in general financial advisory fees and $281,750 in connection with the Unit Sale and the LLOG Exploration Sale. In addition, pursuant to the terms of that letter Patrick agreed to pay Petrie Parkman upon the successful completion of transactions such as the Transactions a fee equal to 1.5% of the consideration received by the holders of Patrick Stock pursuant to the Transactions. Whether or not the Transactions are consummated, Patrick has also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, not to exceed $15,000, and to indemnify Petrie Parkman and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. Patrick agreed to pay a contingent fee to Petrie Parkman because it did not want to obligate itself to a significant expense for financial advisory services absent the closing of a transaction intended to improve stockholder value. Patrick believes the terms of such fee are ordinary, customary and reasonable under the circumstances.

CERTAIN INFORMATION PROVIDED

     In connection with the discussions between La/Cal and Patrick described above, and in connection with Petrie Parkman's analysis of the proposed Transactions, La/Cal provided Patrick and Petrie Parkman with certain data concerning La/Cal's estimated oil and gas reserves and discounted reserve values. La/Cal provided Patrick with a reserve report covering its oil and gas properties prepared by Coutret & Associates, Inc. ("Coutret") as of January 1, 1994. The January 1, 1994 Coutret report showed estimated proved oil and gas reserves for La/Cal of 210 Mbbls of oil and 17.55 Bcf of gas with an estimated pre-tax present value of future net revenues (discounted at 10%) of $21.4 million. At Patrick's request, La/Cal engaged H. J. Gruy and Associates ("Gruy") to evaluate La/Cal's proved developed producing reserves in its two primary fields, Pecan Lake and Lake Charles, as of August 1, 1994. The August 1, 1994 Gruy report showed proved developed producing reserves for La/Cal in the Pecan Lake and Lake Charles fields of 270 MBbls of oil and 18.75 Bcf of gas with an estimated pre-tax present value of future net revenues (discounted at 10%) of $28.1 million.

     In connection with the discussions between La/Cal and Patrick described above, and in connection with Petrie Parkman's analysis of the proposed transactions, Patrick provided La/Cal and Petrie Parkman certain preliminary financial forecasts with respect to Patrick's operating results, cash flows, capitalization and capital expenditures for 1995-1997, and the assumptions on which such preliminary forecasts were based. Such preliminary financial forecasts assumed Patrick's continued operation as a stand-alone entity. Such forecasts were developed for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions and are not necessarily indicative of future results. The assumptions in the preliminary forecast include (i) seven successful wells in the Sean Andrew field at maximum allowable production of 340 Bbls/day and 175 Mcf/day with a 27% net revenue interest to Patrick; (ii) eight additional wells drilled in each of 1996 and 1997 at a 50% success rate, each providing 250 Bbls/day with a 27% net revenue interest to Patrick; (iii) a reduction of general and administrative expenses to $2,000,000 per year; (iv) capital expenditures of $1,831,000, $2,124,000 and $2,124,000 in 1995, 1996 and
1997, respectively; (v) an increase in the value of the remaining Penske investment by 20% each year; and (vi) interest rates of 8.5%. The preliminary forecasts set forth cash flow of $4,372,000, $6,182,000 and $8,724,000; and net income of $2,358,000, $4,030,000 and $5,499,000, for 1995, 1996 and 1997,
respectively.

     Based upon Patrick's preliminary financial forecasts, the expected contribution of the La/Cal Interests and their expectations for operating and other expense reductions and the future operating results which could be achieved by a combination of Patrick and La/Cal, representatives of La/Cal prepared a three year preliminary financial forecast for the Company on a combined basis, which was shared with Patrick and Petrie Parkman. The financial forecast was developed for internal use only, was not prepared with the intent that it would be publicly distributed, was based on numerous assumptions (including certain assumptions related to exploratory drilling, including an average gross working interest per well of 50%, an average net revenue interest per well of 37.5%, average gas reserves per well of 7.0 Bcf and an average gas flow rate per well of 2,500 Mcf/d based upon dual completion of each well and a drilling success rate of 75%) and is not necessarily indicative of future results. La/Cal based certain of its assumptions and estimates on the historical finding costs and drilling record of Goodrich Oil Company. As described in the forecast materials, Goodrich Oil Company had a gas and gas equivalents finding cost from 1990-1994 of approximately $.2801 per Mcfe. Since 1977, Goodrich Oil Company has drilled or participated in approximately 243 wells, approximately 71% of which were completed as successful producers. In preparing the forecast, La/Cal also assumed average gas prices per Mcf of $1.55, $1.75 and $2.00, and exploration and development drilling budgets of approximately $4.3 million, $5.6 million and $10 million for 1995, 1996 and 1997, respectively. There can be no assurance that these price assumptions will reflect actual market conditions or that the Company will have funds available or will identify sufficient prospects to meet the assumed drilling budgets. The combined Company forecasts indicate net earnings available to common shares of $12.2 million, $8.8 million and $11.7 million and cash flow from operations of $15.6 million, $13.7 million and $18.0 million for 1995, 1996 and 1997, respectively.

PURCHASE PRICE ADJUSTMENT

     The Agreement contains a provision whereby the number of shares of Common Stock issuable to La/Cal pursuant to the Agreement could have been increased or decreased to adjust for significant title defects in the properties of either La/Cal or Patrick and certain other matters. Under the Agreement the period for making claims regarding title defects expired on April 10, 1995. No such claims were made by either party and no purchase price adjustment was made pursuant to this provision in the Agreement.

JOINT PARTICIPATION AGREEMENT WITH GOODRICH OIL COMPANY


     During the negotiations between Patrick and La/Cal, representatives of Patrick requested that the Company have participation rights in prospects generated and drilled by Goodrich Oil Company after the Effective Time. Goodrich Oil Company is owned by Henry Goodrich, who is the father of the Company's Chief Executive Officer and will become a director of the Company at the Effective Time, and is engaged in developing oil and gas drilling programs for its participants, primarily in South Louisiana and East Texas. Goodrich Oil Company is a party to participation agreements, with certain industry partners and individual investors pursuant to which such persons (the "GOC Participants") invest in drilling programs developed by Goodrich Oil Company. Goodrich Oil Company does not retain any working interest in its drilling programs. After the Effective Time, Goodrich Oil Company will continue to operate with geologists and other professional personnel separate from the Company.


     At the Effective Time, the Company will enter into a Joint Participation Agreement with Goodrich Oil Company pursuant to which the Company and Goodrich Oil Company will each agree to offer to the other a 50% participation interest in such company's share of all drilling prospects and acquisitions of producing properties identified after the Effective Time by either company. Accordingly, the GOC Participants will have the opportunity to invest, through Goodrich Oil Company, in prospects or acquisitions identified after the Effective Time by the Company, and the Company will have the opportunity to participate in future Goodrich Oil Company drilling programs and acquisitions. Goodrich Oil Company will not receive any compensation or management fees from the Company, and the Company will not receive any such fees from Goodrich Oil Company, in connection with such arrangements. The Joint Participation Agreement will terminate on the earlier of
(i) December 31, 2000, or (ii) at such time as neither Gil Goodrich or Henry Goodrich is an employee, director or consultant of the Company.


     Pursuant to the Joint Participation Agreement, the Company will have the right to approve each drilling prospect or acquisition. Management of the Company intends to present each Goodrich Oil Company drilling prospect or acquisition to a committee of disinterested directors for approval prior to acceptance of such program. The Company will not forfeit its participation rights on future programs if the Company elects not to participate in a proposed prospect or acquisition, and Goodrich Oil Company will not lose its participation rights on future prospects or acquisitions by electing not to participate in a prospect or acquisition proposed by the Company.

     The Company believes that its association as a participant with Goodrich Oil Company will increase the number of drilling prospects to which the Company is exposed and will permit the Company to pursue valuable drilling opportunities which will contribute to the Company's growth. In addition, Mr. Goodrich will provide valuable geological and business advice to the Company regarding its participation in Goodrich Oil Company programs and the Company's internally-generated prospects. See "-- Consulting Agreement with Henry Goodrich."

     Pursuant to the participation agreements between Goodrich Oil Company and the GOC Participants, each of, Henry Goodrich, Gil Goodrich, Roland Frautschi and Michael Watts are entitled to certain back-in or carried participating interests upon the recoupment of costs associated with wells in which Goodrich Oil Company participates. All such interests owned by Henry Goodrich, Gil Goodrich, Roland Frautschi and Michael Watts will be assigned to the Company with respect to wells approved during the period when such person has an employment or consulting relationship with, or is a member of the Board of Directors of, the Company. Generally, participation accounting in individual exploration programs is conducted on a per-well basis. After the payout of an individual program well, the Company's working interest in the individual well (assuming that the Company and Goodrich Oil Company collectively hold a 100% combined working interest in the well) will increase to approximately 53-55% as a result of the assignment of the back-in and/or carried working interests from such persons.

     Since prior to the formation of La/Cal, Henry Goodrich, Gil Goodrich, Roland Frautschi and Michael Watts have personally participated in Goodrich Oil Company's drilling programs. Such persons have paid their pro rata share of all expenses associated with their interests in each prospect. It is anticipated that such persons will continue to participate in future Goodrich Oil Company drilling programs after the Effective Time. It is anticipated that the sum of such persons' participation interests in future Goodrich Oil Company drilling programs should not exceed 10% of the aggregate interests of the GOC Participants.

     After the Effective Time, Goodrich Oil Company will provide office space in Shreveport to the Company and the Company will reimburse Goodrich Oil Company for such facilities at Goodrich's Oil Company's cost.

     A significant percentage of the gas sold by La/Cal is, and after the Effective Time a significant percentage of the gas sold by the Company will be, marketed through Natural Gas Ventures, L.L.C. ("NGV") which was organized by affiliates of Goodrich Oil Company. Participants in NGV marketing activities participate in any profits or other benefits to NGV on a pro rata basis based upon gas sold through the venture. See "Business and Properties of La/Cal -- Marketing" and "Business and Properties of the Company -- Marketing."

CONSULTING AGREEMENT WITH HENRY GOODRICH

     At the Effective Time, the Company will enter into a five-year consulting agreement (the "Goodrich Consulting Agreement") with Mr. Henry Goodrich. Mr. Goodrich will provide consulting services to the Company with regard to the identification and evaluation of acquisition and drilling opportunities, financing transactions, investor relations and other matters. Mr. Goodrich will receive annual consulting fees from the Company of $150,000 for such services over the five-year term of the agreement. Mr. Goodrich will also receive a grant of options to purchase 250,000 shares of Common Stock at the closing price for such shares on the Closing Date.

PATRICK CONSULTING AGREEMENTS

     Mr. U.E. Patrick, the president and chief executive officer of Patrick, has an employment agreement (the "Patrick Employment Agreement") with Patrick which extends through December 31, 1998. Such agreement provides for annual compensation of $450,000 to Mr. Patrick through 1998 and for additional compensation for four years after the end of the initial term or any extension of the agreement for consulting services at 50% of Mr. Patrick's salary as of the date the employment agreement is terminated. Based on Mr. Patrick's current salary, he is entitled to aggregate cash compensation of $2.7 million from 1995-2002 pursuant to the Patrick Employment Agreement. See "Management of the Company After the Effective Time -- Patrick Employment Agreement." Pursuant to the Agreement, the Company and Mr. Patrick have agreed to terminate the Patrick Employment Agreement as of the Effective Time and to enter into a consulting agreement (the "Patrick Consulting Agreement") pursuant to which the Company will pay Mr. Patrick approximately $317,000 per year for three years after the Effective Time, or an aggregate of $950,000. The Company has also agreed to enter into a consulting agreement with Mark Patrick, who is currently Patrick's division manager in West Texas and is U.E. Patrick's son, pursuant to which the Company will pay Mark Patrick $130,000 over two years and maintain his health benefits for such period. The Company's obligations with respect to the consulting fees payable to U.E. Patrick and Mark Patrick are absolute and will not be terminated by their death or disability. In addition, the Company will indemnify both U.E. Patrick and Mark Patrick against all liabilities or costs resulting from any activities performed by them pursuant to such agreements.

LA/CAL FINDER'S FEE

     La/Cal has agreed to pay Mr. Leo E. Bromberg, a Partner and member of the Management Committee of La/Cal, a finder's fee with respect to the transactions contemplated by the Agreement. Pursuant to such arrangement, Mr. Bromberg will be entitled to receive 494,131 shares of Common Stock at the Effective Time, which is approximately 2.5% of the 19,765,226 shares of Common Stock to be received by La/Cal pursuant to the Asset Transfer. The finder's fee payable to Mr. Bromberg is intended to compensate him for his services in identifying to La/Cal the opportunity to pursue a business combination with Patrick and for his efforts in connection with the consummation of the proposed Transactions.

COMPARISONS OF INTERESTS OF MANAGEMENT COMMITTEE MEMBERS BEFORE AND AFTER COMPLETION OF THE MERGER

     The following table sets forth a comparison of compensation, ownership, and related party transactions before and after the Effective Time, involving Management Committee members and their affiliates.

   MEMBER/AFFILIATE            INTERESTS              BEFORE MERGER             AFTER MERGER
- ----------------------   ----------------------   ----------------------   ----------------------
1. Gil Goodrich          Compensation             None, except             $150,000 salary,
                                                  reimbursement for out-   discretionary bonus to
                                                  of-pocket expenses       be determined by
                                                                           Compensation Committee
                                                                           and 250,000 stock
                                                                           options

                         Ownership                42.5% partnership        20.7% of the
                                                  interest in La/Cal(1)    outstanding Common
                                                                           Stock(2)
                                                  $60,000 annual salary
                                                  from Goodrich Oil
                                                  Company

                         Related Party            NGV Marketing            NGV Marketing
                         Transactions             Arrangements(3)          Arrangements(3)

                                                  Participant in           Participant in
                                                  Goodrich Oil Company     Goodrich Oil Company
                                                  Drilling Programs        Drilling Programs

                                                  Recipient of Promoted
                                                  Interests in Goodrich
                                                  Oil Company Drilling
                                                  Programs

                                                  La/Cal Partnership
                                                  Distributions

2. Henry Goodrich        Compensation             None, except             Consulting Agreement
                                                  reimbursement of out-    $150,000 annual fees
                                                  of-pocket expenses       and 250,000 stock
                                                                           options

                                                                           Joint Participation
                                                                           Agreement(5)

                         Ownership                26.3% partnership        12.8% of the
                                                  interest in La/Cal(1)    outstanding Common
                                                                           Stock(2)

                         Related Party            NGV Marketing            NGV Marketing
                         Transactions             Arrangements(3)          Arrangements(3)

                                                  Participation in         Participation in
                                                  Goodrich Oil Company     Goodrich Oil Company
                                                  Drilling Programs        Drilling Programs

                                                  Recipient of Promoted
                                                  Interests in Goodrich
                                                  Oil Company Drilling
                                                  Programs

                                                  La/Cal Partnership
                                                  Distributions

3. Leo E. Bromberg(2)    Compensation             None                     Finder's Fee 494,131
                                                                           shares as a "finder's
                                                                           fee"

                         Ownership                14.1% partnership        8.1% of the
                                                  interest in La/Cal(4)    outstanding Common
                                                                           Stock(4)
                         Related Party            La/Cal Partnership
                         Transactions             Distributions

- ---------------

(1) See Note (1) to "Ownership of Capital Stock -- Ownership of La/Cal Partnership Interests."

(2) See Note (1) to "Ownership of Capital Stock -- Ownership of the Capital Stock of the Company after the Effective Time."

(3) Includes certain marketing arrangements between Natural Gas Ventures, L.L.C. and the Company. See "Business and Properties of the Company -- Marketing."

(4) Includes partnership interests held, and shares of Common Stock to be held, by Mr. Bromberg as trustee. See "Ownership of Capital Stock".

(5) Mr. Henry Goodrich's affiliate, Goodrich Oil Company has a right to participate in all of the Company's new prospects and acquisitions after the Effective Time pursuant to the terms of a Joint Participation Agreement between the Company and Goodrich Oil Company. See "Description of the Transactions -- Joint Participation Agreement with Goodrich Oil Company".

ACCOUNTING TREATMENT

     For accounting and financial reporting purposes, the Transactions will be accounted for as a purchase of Patrick by La/Cal. Consequently, the Company's consolidated financial statements after the Effective Time will reflect the assets and liabilities of La/Cal at book value and the assets and liabilities of Patrick at fair value. For presentations of certain anticipated effects of the accounting treatment on the consolidated financial position and the results of operations of the Company after the Effective Time, see the Unaudited Pro Forma Financial Information included herein.

REPURCHASE OF PENSKE STOCK

     If the Merger is consummated, a change of control as defined in the sale agreement with Penske Corporation will occur. Penske has advised Patrick that it intends to exercise its right to purchase all of the remaining Penske shares owned by Patrick under such circumstances. If the Merger occurs and Penske exercises its purchase right, the Company anticipates receiving approximately $9.6 million in cash which will be used to reduce bank debt.

GOVERNMENTAL AND REGULATORY APPROVALS

     Patrick and La/Cal are not aware of any federal or state regulatory requirements which must be complied with or any federal or state regulatory approval which must be obtained in connection with the Transactions, other than registration and proxy solicitation requirements under federal and state securities laws.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     At the Effective Time, the Board of Directors of the Company will consist of twelve persons, six of whom are designated by Patrick and six of whom are designated by La/Cal. Messrs. U.E. Patrick, Basil M. Briggs, Benjamin F. Edwards, II, Wayne G. Kees, James R. Jenkins and John C. Napley, each of whom is currently a director of Patrick, have been designated by Patrick. Messrs. Henry Goodrich, Gil Goodrich, Sheldon Appel, Jeff H. Benhard and Michael Watts have been designated by La/Cal. Henry Goodrich and Gil Goodrich are Partners and members of the Management Committee of La/Cal. Michael Watts and an affiliate of Sheldon Appel are Partners of La/Cal. Mr. Patrick will serve as Chairman of the Board of the Company and Gil Goodrich will serve as President and Chief Executive Officer and will enter into a five-year employment contract with the Company pursuant to which he will receive salary and bonus compensation and stock options. See "Management of the Company After the Effective Time" for a description of the compensation to be paid to such individuals in connection with their service to the Company.

     At the Effective Time, Mr. U.E. Patrick and each member of the Management Committee and certain of their affiliates will enter into a Registration Rights Agreement with the Company pursuant to which such persons shall have certain demand registration rights with respect to their shares. See "-- Registration Rights."

     Except as described below, all Patrick Stock Options outstanding immediately prior to the Effective Time will be assumed by the Company and will become options to purchase Common Stock. The number of shares of Common Stock subject to such options will be equal to the number of shares of Patrick Common Stock subject to such options immediately prior to the Effective Time and the per share exercise price under such options shall remain unchanged. As of the date of this Joint Proxy Statement/Prospectus, the directors of Patrick held the following number of Patrick Stock Options: Mr. Patrick (1,005,602 options), Mr. Briggs (53,000 options), Mr. Edwards (55,000 options), Mr. Kees (50,500 options), Mr. Jenkins (48,000 options) and Mr. Napley (49,500 options). The exercise prices are $1.75 per share for 50,000 of the Patrick Stock Options held by Patrick directors and $2.25 for the remainder. Pursuant to the Agreement, all Patrick Stock Options will remain exercisable for the full initial term of such options without regard to the earlier resignation of a director from the Company's Board. See "-- Patrick Merger." The Patrick directors, other than Mr. Patrick, have agreed to cancel their Patrick Stock Options at the Effective Date and will each receive an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value on the Effective Date pursuant to the Company's non-employee director option plan.


     Patrick entered into the Patrick Employment Agreement with Pat Patrick effective November 1, 1993 which extends through December 31, 1998 and is automatically renewed for one year periods thereafter. See "Management of the Company After the Effective Time -- Executive Compensation." At the Effective Time such employment agreement will be cancelled and replaced by a consulting agreement with the Company pursuant to which Mr. Patrick will be entitled to compensation of approximately $317,000 per year over three years and certain other benefits. See "-- Patrick Consulting Agreements."

     La/Cal has agreed to pay Mr. Leo E. Bromberg, a Partner and member of the Management Committee, a finder's fee of 494,131 shares of Common Stock upon consummation of the Transactions. See "-- La/Cal Finder's Fee."

     At the Effective Time, the Company will enter into the Joint Participation Agreement with Goodrich Oil Company, an affiliate of Henry Goodrich. Henry Goodrich will also enter into a consulting agreement with the Company pursuant to which he will receive compensation and a stock option grant. For a description of such agreements, see "-- Joint Participation Agreement with Goodrich Oil Company" and "Management of the Company after the Effective
Time -- Employment and Consulting Agreements."

     For a description of certain indemnification rights to which members of the Patrick Board and the La/Cal Management Committee are entitled in connection with the Transactions, see "-- Indemnification of Certain Persons."

RESTRICTIONS ON RESALE BY AFFILIATES

     The offering and sale of the shares of Common Stock and Preferred Stock to be issued in connection with the Agreement has been registered under the Securities Act pursuant to the Registration Statement. Therefore, subject to the six month contractual restrictions described below, shares of Common Stock and Preferred Stock issued in connection with the Transactions may be traded freely and without restriction by those former stockholders of Patrick or Partners of La/Cal not deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Patrick, La/Cal or the Company.

     Any public reoffering or resale of shares of Common Stock or Preferred Stock by any person who is an affiliate of Patrick at the time the Agreement is submitted to a vote at the Patrick Special Meeting, by any person who is an affiliate of La/Cal at the time the Agreement is submitted to a vote at the La/Cal Special Meeting, or by any person who is an affiliate of the Company will, under current law, require either (i) the further registration under the Securities Act of the shares to be sold, (ii) compliance with Rules 144 and 145 promulgated under the Securities Act or (iii) the availability of another exemption from registration. See "-- Registration Rights."

     Generally, Rules 144 and 145 would permit an affiliate to sell in ordinary brokerage transactions within any three-month period a number of shares of Common Stock or a number of shares of Preferred Stock that does not exceed the greater of (i) one percent (1%) of the then outstanding shares of Common Stock or then outstanding shares of Preferred Stock, as the case may be, or (ii) the average weekly volume of trading in such shares during the four calendar weeks preceding such sale; provided that the Company has filed certain periodic reports with the Commission and provided that such sale is made in accordance with other conditions of the Securities Act and the rules promulgated thereunder. The Company's securities will not qualify for sale pursuant to Rule 144 until the Company has been a reporting company under the Exchange Act for 90 days, which will occur 90 days after the Effective Date.

     Patrick and La/Cal have agreed to use their reasonable efforts to cause all persons who, immediately prior to the Effective Time, may be deemed to be affiliates of Patrick or La/Cal, respectively, and who will become beneficial owners of Common Stock pursuant to the Merger, to execute "affiliates letters" prior to the Effective Time pursuant to which such affiliates will agree to dispose of Common Stock only in compliance with applicable securities laws. Patrick has also agreed to enter into an agreement with each member of the Board of Directors of Patrick pursuant to which such directors agree not to sell any Common Stock or other securities of the Company for a period of six months after the Effective Time (the "Stock Sale Agreements"). La/Cal has agreed to cause Partners owning at least 99% of the partnership interests in La/Cal to enter into similar Stock Sale Agreements.

REGISTRATION RIGHTS

     At the Effective Time, the Company will enter into a Registration Rights Agreement with Mr. U.E. Patrick, Mr. Henry Goodrich, Mr. Gil Goodrich, Mr. Leo
E. Bromberg, a partnership affiliated with Mr. Sheldon Appel and certain other Partners, including entities affiliated with Mr. Henry Goodrich and Mr. Gil Goodrich. Pursuant to the Registration Rights Agreement, such persons will be entitled to require the Company to register for sale under the Securities Act shares of the Common Stock received by them in connection with the Transactions. The Registration Rights Agreement will have a three-year term, and, subject to certain limitations, will entitle the holders of registration rights to three "demand" registrations as described above. Expenses incurred in connection with such registrations will be paid by the Company, other than underwriting discounts or commissions.

NO SOLICITATION

     Patrick has agreed that it will not, directly or indirectly, through any of its officers, directors, employees, agents or advisors or other representatives or consultants, solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals or offers from any person (other than La/Cal) relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, tender offer, consolidation or business combination with, Patrick (an "Acquisition Proposal"); provided, however, that Patrick may furnish information and may consider, evaluate and engage in discussions or negotiations with any person if outside counsel advises Patrick's directors that failure to furnish such information or engage in such discussions or negotiations could involve Patrick's directors in a breach of their fiduciary duties. If the Board of Directors of Patrick receives a request for confidential information from a potential bidder for Patrick and the Board of Directors determines, after consultation with outside counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then Patrick may, subject to a confidentiality agreement substantially similar to that previously executed with La/Cal, provide such potential bidder with access to information regarding Patrick. Patrick shall promptly notify La/Cal, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. Patrick shall keep La/Cal advised of the progress and status of any such proposals or offers. The obligation of the Board of Directors of Patrick to convene a meeting of its stockholders and to recommend the adoption and approval of the Agreement to the stockholders of Patrick shall be subject to the fiduciary duties of the Directors, as determined by the Directors after consultation with their outside counsel, and nothing contained in the Agreement shall prevent the Board of Directors of Patrick from approving or recommending to the stockholders of Patrick any unsolicited offer or proposal by a third party if required in the exercise of their fiduciary duties, as determined by the Directors after consultation with outside counsel. See "-- Liabilities upon Termination."

     La/Cal has agreed to provisions in the Agreement to the same effect, except that the provisions apply to the Management Committee and the Partners, respectively, instead of the Board of Directors and stockholders. See
"-- Liabilities upon Termination."

PATRICK RIGHTS AGREEMENT

     The Rights Agreement relating to Patrick's stockholder rights plan ("Rights Agreement"), has been amended to provide that no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Rights Agreement) shall have occurred, neither the Company nor La/Cal nor any affiliate or associate of the Company or La/Cal shall be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement), and no holder of "Rights" (as such term is defined in the Rights Agreement), shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13 of the Rights Agreement, by reason of (i) the adoption, approval, execution, delivery or effectiveness of the Agreement, or (ii) the consummation of the transactions contemplated by the Agreement in accordance with the terms thereof including, without limitation, the consummation of the Merger. The Rights Agreement and any Rights thereunder shall terminate as a result of the Merger at the Effective Time.

     The Agreement provides that prior to the Effective Date the Board of Directors of the Company shall consider the adoption of a stockholder rights plan substantially similar to the plan set forth in the Rights Agreement.

INDEMNIFICATION OF CERTAIN PERSONS

     In the Agreement, the Company has agreed that all rights to indemnification and waivers of liability in favor of (i) the members of the Management Committee now existing and in effect at the Effective Time as provided in the La/Cal partnership agreement; and (ii) the directors or officers of Patrick now existing and in effect at the Effective Time as provided in its charter documents as in effect on the date of the Agreement, shall survive the Merger and shall continue in full force and effect.


     In addition, Patrick has agreed that it shall, regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Patrick (which shall then be a wholly-owned subsidiary of the Company and is sometimes referred to as the "Surviving Corporation") and the Company have agreed that they shall indemnify and hold harmless for a period of five years, to the fullest extent permitted under applicable law and under the Company's Certificate of Incorporation or Bylaws as in effect on the date of the Agreement, each present and former director and officer of Patrick and each member of the Management Committee (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time with respect to the transactions contemplated by the Agreement, provided that for a period of five years any Indemnified Parties shall be advanced any legal costs and expenses until a final determination of such action, and such indemnified person shall reimburse the Company for any such costs and expenses if the final decision is against the Indemnified Party after the date of the Agreement; provided, that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until final disposition of any and all such claims. After the Effective Time, the Surviving Corporation and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.


     The Indemnified Parties shall not be entitled to the indemnification described above in connection with any claim initiated by the Indemnified Party against the Company or the Surviving Corporation or any officer or director thereof unless the Company or the Surviving Corporation has joined in or consented to the initiation of such claim.

     The Company has agreed to make all reasonable efforts to cause to be maintained in effect for a period of five years after the Effective Time the current policies of director and officers liability insurance of Patrick or a comparable substitute policy.


REPRESENTATIONS AND WARRANTIES

     In the Agreement, Patrick and La/Cal have made various representations and warranties relating to, among other things, their respective businesses and financial condition, the accuracy of information provided by one party to the other, the satisfaction of certain legal requirements for the transactions contemplated by the Agreement, and the absence of certain material liabilities and litigation. Except for certain covenants and agreements which by their terms contemplate performance after the Effective Time (relating to confidential information, indemnification and certain miscellaneous matters), all representations, warranties, covenants and agreements included in or provided in the Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant thereto, shall not survive the Effective Time.

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

     Patrick. In addition to various covenants and agreement described elsewhere in this Joint Proxy Statement/Prospectus, the Agreement contains a number of covenants, both affirmative and restrictive, of Patrick relating to the conduct of its business prior to the Effective Time. Without limitation, among the restrictive covenants are covenants relating to (i) entering into new agreements or disposing of assets, (ii) compensation and employee benefits, (iii) common dividends, (iv) acquiring its own securities or effecting any changes in its capital stock, (v) issuance of or other transactions relating to its securities, and (vi) indebtedness.

     La/Cal. In addition to various covenants and agreements described elsewhere in this Joint Proxy Statement/Prospectus, the Agreement contains a number of covenants, both affirmative and restrictive, of La/Cal relating to the conduct of its business prior to the Effective Time. Without limitation, among the restrictive covenants are covenants relating to (i) entering into new agreements or disposing of assets, and (ii) indebtedness.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

     La/Cal and Patrick. The obligations of La/Cal and Patrick to consummate the transactions contemplated by the Agreement are subject, at the option of each party, to the satisfaction or waiver by both parties of the following conditions: (a) no state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), and no action or proceeding by any governmental, regulatory or administrative agency shall be pending that if adversely decided would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by the Agreement or make illegal the consideration due thereunder; (b) Patrick and La/Cal shall have obtained the necessary consent of their respective stockholders and Partners to the consummation of the transactions contemplated by the Agreement; and, (c) the Registration Statement shall have become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; and such Registration Statement, at the time the Merger becomes effective, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which the statements were made, not misleading.

     La/Cal. The obligations of La/Cal to consummate the transactions contemplated by the Agreement are subject, at the option of La/Cal, to the satisfaction or waiver of the following additional conditions: (a) all representations and warranties of Patrick contained in the Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, and Patrick shall have performed and satisfied in all material respects all covenants, agreements and obligations required by the Agreement to be performed and satisfied by Patrick at or prior to the Closing;

(b) the receipt of a legal opinion dated as of the Closing from Patrick's counsel; (c) all necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with the Transactions, and all permits and licenses necessary or appropriate for the operation of Patrick's business shall have been obtained, if the failure to obtain such consent or permit would have a material adverse effect on the Transactions; (d) there shall be no legal proceedings or environmental proceedings with respect to Patrick outstanding or threatened, other than those that have been disclosed, which, either separately or in the aggregate, would materially and adversely affect the business, operations or financial condition of Patrick taken as a whole; (e) the receipt of a balance sheet as of the quarter end preceding the Closing certified by the President and Chief Financial Officer of Patrick showing (i) net amount of Patrick's total current liabilities (excluding principal amounts due on bank debt, accounts receivable and cash and cash equivalents equal to or greater than ($1,662,333) and (ii) cash and cash equivalents equal to or in excess of $9,000; (f) the receipt of an opinion of KPMG Peat Marwick LLP in form and substance reasonably satisfactory to La/Cal to the effect that the Transactions will qualify as a tax free exchange within the meaning of section 351(a) of the Code and such opinion shall not have been withdrawn; (g) since the date of the Agreement, no material adverse change shall have occurred in the business, operations or financial conditions, taken as a whole, of Patrick; (h) the Company shall have entered into the Registration Rights Agreement; and (i) the Stock Sale Agreements shall have been executed.



     Patrick. The obligations of Patrick to consummate the transactions contemplated by the Agreement are subject, at the option of Patrick, to the satisfaction or waiver of the following additional conditions: (a) all representations and warranties of La/Cal contained in the Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, and La/Cal shall have performed and satisfied in all material respects all covenants, agreements and obligations required by the Agreement to be performed and satisfied by La/Cal at or prior to the Closing; (b) the receipt of a legal opinion from La/Cal's counsel; (c) all necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with the Transactions, and all permits and licenses necessary or appropriate for the operation of the La/Cal Interests shall have been obtained, except that Patrick shall take all La/Cal Interests subject to preferential and similar rights of third parties to purchase any portion of La/Cal Interests; this condition shall be applicable only to the extent that the failure to obtain such consent or permit would have a material adverse effect on the Transactions;
(d) there shall be no legal proceedings or environmental proceedings with respect to La/Cal, outstanding or threatened, other than those that have been disclosed which, either separately or in the aggregate, would materially and adversely affect the business, operations or financial condition of La/Cal taken as a whole; (e) the opinion of Petrie Parkman shall not have been materially changed or withdrawn or Patrick shall not have obtained a substantially identical replacement opinion; (f) the completion of the La/Cal Asset Transfer;
(g) since the date of the Agreement, no material adverse change shall have occurred in the business, operations or financial conditions, taken as a whole, of La/Cal; (h) the Stock Sale Agreements shall have been executed; (i) Patrick shall have received a written opinion of Deloitte & Touche LLP in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax free exchange within the meaning of section 351(a) of the Code, and such opinion shall not have been withdrawn; and (j) the Company and Goodrich Oil Company shall have entered into the Joint Participation Agreement.


TERMINATION OF AGREEMENT

     The Agreement may be terminated in the following instances: (a) by either Patrick or La/Cal if any condition to Closing set forth under "-- Conditions to Consummation of the Transactions -- La/Cal and Patrick" shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on the Transactions, taken as a whole; (b) by Patrick if any conditions set forth under "-- Conditions to Consummation of the Transactions -- Patrick" shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on La/Cal or the Transactions, taken as a whole; provided, however, that failure to satisfy item (a) under such subcaption with respect to good and defensible title shall be grounds for termination only if such failure involves 25% or more of the total value of the La/Cal Interests;
(c) by La/Cal if any conditions set forth under "-- Conditions to Consummation of the Transactions -- La/Cal" shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on Patrick or the Transactions, taken as a whole; provided, however, that failure to satisfy item (a) under such subcaption with respect to good and defensible title shall be grounds for termination only if such failure involves 25% or more of the total value of the Patrick Interests; (d) by the mutual written agreement of Patrick and La/Cal; (e) by Patrick if, prior to the Effective Time, (i) Patrick or its stockholders receive an offer from any person other than La/Cal with respect to an Acquisition Proposal and (ii) the Board of Directors of Patrick determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of Patrick's Board of Directors requires that the Board of Directors approve or recommend such Acquisition Proposal; (f) by La/Cal if, prior to the Effective time, (i) La/Cal or its Partners receive an offer from any person other than Patrick with respect to any Acquisition Proposal, and (ii) the Management Committee determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Management Committee requires that the Management Committee approve or recommend such Acquisition Proposal; (g) by La/Cal or Patrick, if the Effective Time shall not have occurred on or before October 1, 1995; provided, however, that the right to terminate the Agreement under this clause (g) shall not be available to any party whose failure to fulfill any obligation under the Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such time; (h) by La/Cal if the stockholders of Patrick vote against approval of the Agreement; or (i) by Patrick if the Partners of La/Cal fail to approve the Agreement.

LIABILITIES UPON TERMINATION

     If La/Cal or Patrick is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items (b), (c),
(d), (f) or (g) under "-- Conditions to Consummation of the
Transactions -- La/Cal" or items (b), (c), (d), (g) or (i) under "-- Conditions to Consummation of the Transactions -- Patrick," or in items (a) or (c) under "-- Conditions to Consummation of the Transactions -- La/Cal and Patrick," neither Patrick or La/Cal shall have any liability or obligation under the Agreement to the other party. If La/Cal is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items (a), (e) (h) or (i) under "-- Conditions to Consummation of the Transactions -- La/Cal," or Patrick is entitled to and elects to terminate this Agreement by reason of the failure of the condition set forth in item (e) under "-- Conditions to Consummation of the Transactions -- Patrick" or by reason of the failure of the stockholders of Patrick to consent to the consummation of the transactions contemplated by the Agreement, Patrick shall pay to La/Cal $500,000, inclusive of all costs and expenses. If the Agreement is terminated by reason of action taken by Patrick or its board of directors or stockholders pursuant to item (e) under "-- Termination of Agreement," Patrick shall pay to La/Cal $1,000,000 inclusive of all costs and expenses. If Patrick is entitled to and elects to terminate the Agreement by reason of the failure of any of the conditions set forth in items (a), (f), (h) or (j) under "-- Conditions to Consummation of the Transactions -- Patrick" or by reason of the failure of the Partners to consent to the consummation of the transactions contemplated by the Agreement, La/Cal shall pay to Patrick $500,000, inclusive of all costs and expenses. If the Agreement is terminated by reason of action taken by La/Cal or its Partners pursuant to item (f) under "-- Termination of Agreement" above, La/Cal shall pay to Patrick $1,000,000, inclusive of all costs and expenses.

     If the Agreement is terminated for reasons other than those set forth in the preceding paragraph, the terminating party shall pay to the nonterminating party the sum of $1,000,000, inclusive of all costs and expenses, and nothing contained in the Agreement shall be construed to limit either party's legal or equitable remedies, including the right to enforce specific performance of this Agreement.

EXPENSES

     Subject to the termination provisions described under "-- Termination of Agreement," in the event the Agreement is terminated before the Effective Time, all fees, costs and expenses incurred by La/Cal or Patrick in negotiating the Agreement or in consummating the transactions contemplated by the Agreement shall be paid by the party incurring the same, including, without limitation, proxy solicitation, legal and accounting fees, costs and expenses, except that Patrick and La/Cal have agreed to share equally the cost of printing this Joint Proxy Statement/Prospectus. If the Merger is completed then all reasonable fees, costs and expenses incurred by La/Cal or Patrick including, without limitation, legal and accounting fees, costs and expenses will be paid or reimbursed by the Company out of the Company's working capital or revolving credit facility, which is expected to be in place at the Effective Time. For a description of the commitment letter relating to the Company's proposed bank credit facility, see "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The expenses incurred or expected to be incurred in connection with the Transactions are estimated to be as follows:

        Securities and Exchange Commission Registration Fee..............  $   12,500
        Stock Exchange Listing Fees......................................      75,000
        Patrick's Financial Advisor Fees and Expenses....................     315,000
        Reserve Engineers Fees...........................................      35,000
        Legal Fees and Expenses..........................................     400,000
        Accounting Fees and Expenses.....................................     175,000
        Blue Sky Fees and Expenses.......................................       5,000
        Printing Costs...................................................     120,000
        Proxy Solicitation...............................................      20,000
        Miscellaneous....................................................      20,000
                                                                           ----------
                  Total..................................................  $1,177,500
                                                                            =========

STOCKHOLDER LAWSUIT


     On March 15, 1995, B.A.R.D. Industries, Inc. ("B.A.R.D.") filed suit against Patrick, U.E. Patrick and Petrie Parkman in the District Court of Harris County, Texas, 269th Judicial District. In its petition and pursuant to a
Schedule 13-D dated February 6, 1995, B.A.R.D. claims to be beneficial owner of 3,107,741 shares of Patrick Common Stock. B.A.R.D. has asserted that it is the assignee of certain rights with respect to a single seat on the Patrick Board of Directors pursuant to an agreement between Patrick and certain former stockholders in American Natural Petroleum Corporation. B.A.R.D.'s claims included breach of fiduciary duty in connection with approval of the Transactions, breach of contract duties by Patrick under a registration rights agreement, conspiracy and a claim for actual and punitive damages in an unspecified amount, including attorneys' fees. In addition, B.A.R.D. sought a temporary and permanent injunction requiring the production of various information from the defendants and blocking the consummation of the Transactions. Defendants removed the state court proceeding to the United States District Court for the Southern District of Texas, Houston Division, Civil Action No. H-95-829 by notice filed March 20, 1995. In addition, by order signed on April 5, 1995, B.A.R.D.'s claims against Petrie Parkman were voluntarily dismissed, without prejudice. Patrick has denied the allegations set forth in the action by B.A.R.D. On June 12, 1995 the parties agreed to settle the above-referenced action on the following terms: (i) Patrick will pay B.A.R.D.'s attorney fees related to the suit and (ii) Patrick will nominate a designee of B.A.R.D. to the Company's Board of Directors immediately prior to the Effective Time if B.A.R.D. votes in favor of the Agreement at the Patrick Special Meeting and certain other conditions are met. In the event B.A.R.D.'s designee is to be added to the Company's Board pursuant to such settlement agreement, Patrick and La/Cal have agreed to increase the size of the Company's Board to 14 persons and to elect an additional La/Cal designee to the Board immediately prior to the Effective Time. See "Management of the Company After the Effective Time."


     In its Schedule 13D filing dated February 6, 1995, B.A.R.D. states:

          "B.A.R.D. believes that it will advance proposals to management and the Board of Directors of the Issuer suggesting the refocusing of management's attention on the enhancement of shareholder value or proposals to add or replace current management of the Issuer. Although B.A.R.D. has no plan at present to seek control of the Issuer, B.A.R.D. does consider it reasonably likely that its activities in the future could include seeking control of the Issuer, the acquisition of additional shares of the Issuer, or seeking a change in the present Board of Directors or management of the Issuer. In determining whether to purchase additional shares of the Issuer and in formulating any plan or proposal to acquire control of the

     Issuer, B.A.R.D. intends to consider various factors, including the Issuer's financial condition, business and prospects, other developments concerning the Issuer, reaction of the Issuer to B.A.R.D.'s ownership of the Shares, price levels of the [Patrick] Common Stock, other opportunities available to B.A.R.D., developments with respect to B.A.R.D.'s business and general economic, money and stock market conditions."

RIGHTS OF DISSENTING STOCKHOLDERS

     Neither holders of Patrick Common Stock nor Partners of La/Cal will be entitled to appraisal or dissenters' rights in connection with the Transactions. A holder of shares of Patrick Preferred Stock who makes the demand described below with respect to such shares, who continuously is the holder of record of such shares through the Effective Date, and who otherwise complies with the statutory requirements of Section 262 of the DGCL ("Section 262") will be entitled to have his shares of Patrick Preferred Stock appraised by the Delaware Court of Chancery (the "Delaware Court") and to receive payment of the "fair value" of such shares upon consummation of the Merger. In order to exercise appraisal rights, holders of shares of Patrick Preferred Stock must demand and perfect their rights in strict accordance with the conditions established by
Section 262. All references in this summary of appraisal rights to a "holder" or "holders of shares of Patrick Preferred Stock" are to the holder of record of shares of Patrick Preferred Stock. Holders of shares of Patrick Preferred Stock who wish to seek appraisal are advised to consult with their legal counsel regarding how to demand and perfect such appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX VI TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF PATRICK PREFERRED STOCK WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO TIMELY AND STRICTLY COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Patrick Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. This Joint Proxy Statement/Prospectus shall constitute such notice to holders of shares of Patrick Preferred Stock.

     Each holder of shares of Patrick Preferred Stock electing to exercise appraisal rights must deliver to Patrick written demand for appraisal before the vote on the adoption and approval of the Agreement. In general, stockholders electing to exercise their appraisal rights (if available) must satisfy all of the conditions of Section 262 and must not vote for adoption and approval of the Agreement. Although holders of shares of Patrick Preferred Stock are not entitled to vote on the Agreement, any such persons who are also holders of Patrick Common Stock are entitled to vote on the Agreement in their capacity as holders of Patrick Common Stock. However, it is unsettled under Delaware law whether a stockholder (other than a record owner of shares held by multiple beneficial owners, as discussed below) can split its holdings (whether by class or by shares within the same class) and vote some shares in favor of the Agreement while abstaining or voting against the Agreement with respect to other shares in an effort to preserve appraisal rights with respect to the shares not voted in favor of the Agreement. Accordingly, a stockholder who signs and returns a proxy without expressly specifying that his shares be voted against the proposal or that an abstention be registered with respect to his or shares in connection with the proposal will effectively have thereby waived his appraisal rights because, in the absence of express contrary instructions, such shares will be voted in favor of the proposal. See "The Meetings."

     Only a holder of record of shares of Patrick Preferred Stock is entitled to exercise appraisal rights for the shares of Patrick Preferred Stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the holder of record fully and correctly, as his name appears on his stock certificates, and must reasonably inform Patrick of the identity of the holder of record and that such holder intends thereby to demand appraisal of the shares of Patrick Preferred Stock. A person having a beneficial interest in shares of

Patrick Preferred Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect such person's appraisal rights. If the shares of Patrick Preferred Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or on behalf of the record owner. If the shares of Patrick Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. A record owner, such as a broker, fiduciary or other nominee, who holds shares of Patrick Preferred Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Patrick Preferred Stock outstanding in the name of such record owner.

     A holder of Patrick Preferred Stock who elects to exercise appraisal rights should mail or deliver his written demand to Patrick Petroleum Company, 301 West Michigan Avenue, Jackson, Michigan 49204-0747, Attention: Corporate Secretary. The written demand for appraisal should specify the holder's name and mailing address, the number of shares of Patrick Preferred Stock owned, and that the stockholder is thereby demanding appraisal of his shares.

     Within ten days after the Effective Date, Patrick, as the Surviving Corporation, must provide notice to all holders who have complied with Section 262 that the Merger has become effective. Within 120 days after the Effective Date, either Patrick, as the Surviving Corporation, or any holder of shares of Patrick Preferred Stock who has complied with the required conditions of Section 262, may file a petition in the Delaware Court demanding a determination of the fair value of the shares of all holders. There is no present intent on the part of Patrick to file an appraisal petition, and holders of shares of Patrick Preferred Stock seeking to exercise appraisal rights should not assume that Patrick will file such a petition. Holders of shares of Patrick Preferred Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Date, any holder of shares of Patrick Preferred Stock who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Patrick a statement setting forth the aggregate number of shares of Patrick Preferred Stock with respect to which demands for appraisal were received by Patrick and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by Patrick. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Date, the rights of holders of shares of Patrick Preferred Stock to appraisal shall cease.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine the holders of shares of Patrick Common Stock, if any, entitled to appraisal rights. The Delaware Court may require the holders who have demanded an appraisal for their shares of Patrick Preferred Stock and who had stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any holder of shares of Patrick Preferred Stock fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such holder. After determining the holders of shares of Patrick Preferred Stock entitled to appraisal, the Delaware Court will appraise the shares of Partrick Preferred Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware

Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of shares of Patrick Preferred Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of the holder of shares of Patrick Preferred Stock, the Delaware Court may order that all or a portion of the expenses incurred by any holder of Partrick Preferred Stock in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Patrick Preferred Stock entitled to appraisal.

     Any holder of shares of Patrick Preferred Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose any shares subject to such demand for any purpose or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to holders of record of shares of Patrick Preferred Stock at a date prior to the Effective Date.

     Any holder of shares of Patrick Preferred Stock may withdraw such holder's demand for appraisal by delivering to Patrick a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Date will require written approval of Patrick, and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any holder of shares of Patrick Preferred Stock without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

AVAILABILITY OF PARTNER LIST

     While each of the 26 Partners have access to a list of the other Partners because a Partners list is provided in the La/Cal Agreement of Partnership, any Partner may obtain a list of Partners upon written request to the attention of Gil Goodrich at the Company's address on page 1 of this Joint Proxy Statement/Prospectus.

                              PROPOSAL TO APPROVE
                       THE GOODRICH PETROLEUM CORPORATION
                             1995 STOCK OPTION PLAN

GENERAL

     The Goodrich Petroleum Corporation 1995 Stock Option Plan (the "Goodrich Plan") was adopted by the Board of Directors of the Company on May 26, 1995 and approved by the Board of Directors of Patrick and the Management Committee, subject to approval by the Patrick stockholders and Partners. The Board of Directors of Patrick and the Management Committee of La/Cal believe the Goodrich Plan will provide key employees and consultants with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the growth of the Company. The Goodrich Plan should also aid the Company in attracting and retaining outstanding personnel.

DESCRIPTION OF THE GOODRICH PETROLEUM CORPORATION 1995 STOCK OPTION PLAN

     The Goodrich Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Code, or options that do not constitute incentive stock options ("nonqualified stock options")), restricted stock awards, stock appreciation rights, long-term incentive awards, and phantom stock awards, or any combination thereof. The Goodrich Plan covers an aggregate of 3,000,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events). No more than 500,000 shares of Common Stock, subject to adjustments, may be issued pursuant to grants made under the Goodrich Plan to any one employee in any one year. The limitation set forth in the preceding sentence will be applied in a manner which permits compensation generated in connection with the exercise of options, stock appreciation rights and, if determined by the Compensation Committee, restricted stock awards to constitute "performance-based" compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     Administration. The Goodrich Plan will be administered by the Compensation Committee which shall consist of two or more persons who are outside and disinterested directors for purposes of the Code and the Exchange Act. The Compensation Committee has the power to determine which employees will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the grant are employees or consultants of the Company or of any subsidiary of the Company are eligible to receive grants under the Goodrich Plan.

     Options. The Goodrich Plan provides for two types of options: incentive stock options and nonqualified stock options. The Compensation Committee will designate the employees to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the Goodrich Plan. The term of any option granted under the Goodrich Plan shall be determined by the Compensation Committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. The exercise price per share of Common Stock of options granted under the Goodrich Plan will be determined by the Compensation Committee; provided, however, that such exercise price cannot be less than the fair market value of a share of Common Stock on the date the option is granted (subject to adjustments). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the Goodrich Plan will be paid in full in a manner prescribed by the Compensation Committee.

     Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the employee at any time the award is made without any cash payment to the Company, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) the Company's attainment of specific performance targets established by the Committee that are based on (i) the price of a share of Common Stock, (ii) the Company's earnings per share, (iii) the Company's revenue, (iv) the revenue of a business unit of the Company designated by the Committee, (v) the return on stockholders' equity achieved by the Company, or (vi) the Company's pre-tax cash flow from operations, (b) the grantee's tenure with the Company, or (c) a combination of both factors. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition restrictions lapse. An employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the employee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

     Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option and no stock appreciation right may be exercised earlier than six months from the date of grant. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Compensation Committee.

     Long-Term Incentive and Phantom Stock Awards. The Goodrich Plan permits grants of long-term incentive awards ("performance awards") and phantom stock awards, which may be paid in cash, Common Stock, or a combination thereof as determined by the Compensation Committee. Performance awards granted under the Goodrich Plan shall have a maximum value established by the Compensation Committee at the time of the grant. A grantee's receipt of such amount will be contingent upon satisfaction by the Company, or any subsidiary, division or department thereof, of future performance conditions established by the Compensation Committee prior to the beginning of the performance period. Such performance awards, however, shall be subject to later revisions as the Compensation Committee shall deem appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee's employment with the Company terminates during the applicable performance period. Phantom stock awards granted under the Goodrich Plan are awards of Common Stock or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) (including, without limitation, a change of control) established by the Compensation Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the grantee's employment with the Company terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Compensation Committee at the time of grant. In determining the value of performance awards or phantom stock awards, the Compensation Committee shall take into account the employee's responsibility level, performance, potential, other awards under the Goodrich Plan, and other such consideration as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. Any payment made in Common Stock will be based upon the fair market value of the Common Stock on the payment date.

     Grants. As of the date of this Joint Proxy Statement/Prospectus, the Company has determined to make the following grants of stock options under the Goodrich Plan. All of these grants will be made on the Closing Date. All of the options granted on the Closing Date will be subject to pro rata vesting over five years and have a ten year term from the date of grant, except the options granted to Gil Goodrich which will have a five-year term and will be subject to pro rata vesting over four years from the date of grant.

                                                                     NUMBER OF      EXERCISE
                           NAME AND POSITION                           UNITS         PRICE
    ---------------------------------------------------------------  ---------      --------
    Gil Goodrich, President and CEO................................   250,000        (1)
    Roland Frautschi, Vice President and CFO.......................   150,000        (2)
    Robert Turnham, Vice President and Chief Operating Officer.....   100,000        (2)
    Henry Goodrich, Director and Consultant........................   250,000        (2)
    Executive Group (3 persons)....................................   500,000
    Non-Executive Director Group (1 person)........................   250,000
    Non-Executive Officer Employee Group...........................    -0-

- ---------------

(1) 110% of the closing price for shares of Common Stock on the Closing Date.

(2) The closing price for shares of Common Stock on the Closing Date.

AMENDMENT AND TERMINATION

     The Board may amend or terminate the Goodrich Plan at any time, except that it may not make any change to a previously granted option which would impair the employee's rights without the employee's consent and it must obtain shareholder approval for any amendment which would increase the total number of shares reserved for issuance (subject to adjustments), modify eligibility requirements, change the minimum option price or plan term, or materially increase the benefits accruing to employees. The Goodrich Plan is effective upon the date adopted by the Board, provided the Goodrich Plan is timely approved by the holders of Goodrich Common Stock, and will remain in effect until all awards granted under the Goodrich Plan have been satisfied or expired, unless earlier terminated; provided, however, that no options or awards may be granted under the Goodrich Plan after the expiration of ten years from the adoption date by the Board.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Options that constitute incentive stock options within the meaning of Section 422(b) of the Code are subject to special federal income tax treatment. An employee who has been granted an incentive stock option will not realize taxable income at the time of the grant or exercise of such option, and the Company will not be entitled to a deduction at either such time, if the employee makes no disposition of shares acquired pursuant to such incentive stock option (a) within two years from the option's date of the grant or (b) within one year after exercising such option (collectively, the "Holding Periods"). However, the employee must include the difference between the exercise price and the fair market value of the Common Stock on the date of exercise in alternative minimum taxable income. If the employee exercises an incentive stock option and disposes of the stock in the same year and the amount realized is less than the fair market value on the exercise date, only the difference between the amount realized and the adjusted basis of the stock will be included in alternative minimum taxable income. Upon disposition of the shares of Goodrich Common Stock received upon exercise of an incentive stock option after the Holding Periods, the difference between the amount realized and the exercise price should constitute a long-term capital gain or loss. Under such circumstances, however, the Company will not be entitled to any deduction for federal income tax purposes.

     If an employee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Periods, the disposition would be treated as a disqualifying disposition. The employee will be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price and any amount realized in excess of the fair market value of shares at the time of exercise would be treated as a short-term or long-term capital gain, depending on the holding period of the shares of Goodrich Common Stock. In the event of a disqualifying disposition, the Company may claim a deduction for compensation paid at the same time and in the same amount as taxable compensation is treated as received by the employee. However, the Company will not be entitled to any deduction in connection with any loss to the employee or a portion of any gain that is taxable to the employee as short-term or long-term capital gain.

     Nonqualified Stock Options. Nonqualified stock options (options which are not incentive stock options within the meaning of Section 422(b) of the Code) will not qualify for special federal income tax treatment. As a general rule, no federal income tax is imposed on the individual upon the grant of a nonqualified stock option and the Company is not entitled to a tax deduction by reason of such grant. Upon exercise of a nonqualified stock option, the individual will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price, with the Company entitled to a corresponding deduction. Ordinary income realized upon the exercise of a nonqualified stock option is not an adjustment for alternative minimum tax purposes. In the case of an option holder subject to
Section 16(b) of the Exchange Act, subject to certain exceptions, ordinary income will be recognized by the individual (and a deduction by the Company) upon the exercise of the nonqualified stock option if the exercise occurs more than six months after the date of grant of the nonqualified stock option. Upon a subsequent disposition of such shares, the individual will realize a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. However, the Company will not be entitled to any further deduction at that time.

     Restricted Stock Awards. An individual who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon lapse of the disposition restrictions (as shares become vested) the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, with the Company entitled to a corresponding deduction. Dividends paid to the holder during the restriction period will also be compensation income to the individual and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the fair market value of the shares, in which case (a) the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to him during the restriction period will be taxable as dividends to the holder and not deductible by the Company, and (c) there will be no further federal income tax consequences when the restrictions lapse.

     Stock Appreciation Rights. An individual who has been granted a stock appreciation right will not realize taxable income at the time of the grant, and the Company will not be entitled to a deduction at that time. However, shares or cash delivered upon exercise of a stock appreciation right will be taxable as ordinary income to the individual, with the Company entitled to a corresponding deduction. Ordinary income realized on such an exercise is not an adjustment for alternative minimum tax purposes. In the case of a holder subject to Section 16(b) of the Exchange Act who receives shares, subject to certain exceptions, ordinary income will be recognized by the individual (and a deduction by the Company) upon the exercise of the stock appreciation right if the exercise occurs more than six months after the date of grant of the stock appreciation right.

     Long-Term Incentive Phantom Stock Awards. An individual who has been granted a long-term incentive award ("performance award") or a phantom stock award generally will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. Whether a performance award or a phantom stock award is paid in cash or shares of Common Stock, the individual will have taxable compensation and the Company will have a corresponding deduction. The measure of such income and deduction will be the fair market value of the shares either at the time the performance award or phantom stock award is paid or at the time any restrictions (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed on the shares and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a performance award or phantom stock award prior to the actual issuance of shares under the award will be compensation income to the individual and deductible as such by the Company.

     Withholding. The Company has the right to deduct from any or all awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE


     The affirmative (i) vote of the holders of record of a majority of the outstanding shares of Patrick Common Stock present and entitled to vote thereon at the Patrick Special Meeting and (ii) consent of 51% of the equity interests in La/Cal are required to approve the Goodrich Plan. Since approval of the Goodrich Plan require the vote of a majority of shares present at the Patrick Special Meeting, abstentions by holders of Patrick Common Stock will have the same effect as a vote against the Goodrich Plan, while broker non-votes by holders of Patrick Common Stock will not affect the approval of the Goodrich Plan. Approval of the Goodrich Plan is required for listing of the shares for trading on the New York Stock Exchange and as a condition to the effectiveness of the Goodrich Plan. In addition, approval of the Goodrich Plan is required so that certain transactions under the Goodrich Plan qualify for the applicable exemptions pursuant to Rule 16b-3 under the Exchange Act. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of
Section 16(b) of the Exchange Act with respect to acquisitions of stock options, transactions relating to certain stock appreciation rights, restricted stock awards, and the use of already owned shares as payment for the exercise price of stock options. Approval is also required so that certain awards under the Goodrich Plan will qualify as performance-based compensation under Section 162(m) of the Code. The Board of Directors of Patrick and the Management Committee of La/Cal believe that such approval is essential to enable the Company to continue to attract and retain key employees and consultants in an extremely competitive industry. The Board of Directors of Patrick and the Management Committee of La/Cal unanimously recommend that Patrick's stockholders and the La/Cal Partners vote FOR the approval of the Goodrich Plan.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of the Transactions to Patrick and its stockholders and to La/Cal and the Partners, and reflects the opinions of Deloitte & Touche LLP, tax advisor to Patrick, and KPMG Peat Marwick LLP, tax advisor to La/Cal. This summary does not address all federal income tax aspects of the Transactions, nor does it address the tax consequences to taxpayers which are subject to special treatment under the federal income tax laws (such as financial institutions, dealers in securities, tax-exempt entities and foreign persons). This discussion is based upon current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions and Internal Revenue Service ("IRS") rulings. Neither Patrick nor La/Cal intends to seek a ruling from the IRS that the IRS agrees with the tax consequences described below. Moreover, the Transactions raise tax issues which have not been addressed by the courts or publicly ruled on by the IRS. As a result, there can be no assurance that the IRS will agree with the conclusions expressed below. Unless otherwise indicated, the discussion below is directed at taxpayers who hold Patrick Common Stock, Patrick Preferred Stock and partnership interests in La/Cal as capital assets (generally property held for investment). Neither the Deloitte & Touche LLP or KPMG Peat Marwick LLP opinions are included as an appendix to the Joint Proxy Statement/Prospectus. Upon receipt of a written request by a stockholder of Patrick, a Partner or one of their designated representatives, a copy of either opinion will be transmitted promptly, without charge by the Management Committee or the Board of Directors of Patrick. Such correspondence should be directed to either Patrick or La/Cal at their respective addresses as set forth on page 1 of this Joint Proxy Statement/Prospectus.

     HOLDERS OF PATRICK COMMON STOCK AND PATRICK PREFERRED STOCK AND PARTNERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES OR OTHER TAX CONSEQUENCES OF THE TRANSACTIONS WHICH MAY BE SPECIFIC TO THEIR SITUATIONS, INCLUDING THE EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

CHARACTERIZATION OF THE TRANSACTIONS

     In the opinion of Deloitte & Touche LLP, the Transactions will constitute a transfer to a controlled corporation within the meaning of section 351 of the Code, with the consequences to Patrick, the Company and the holders of Patrick Common Stock and Patrick Preferred Stock described below. In the opinion of KPMG Peat Marwick LLP, the Transactions will constitute a transfer to a controlled corporation within the meaning of section 351 of the Code, with the consequences to La/Cal, the Company and the Partners described below.

HOLDERS OF PATRICK COMMON STOCK AND PATRICK PREFERRED STOCK

     No gain or loss will be recognized to the holders of Patrick Common Stock and Patrick Preferred Stock upon the exchange of Patrick Common Stock or Patrick Preferred Stock solely for Common Stock or Preferred Stock pursuant to the Merger. The tax basis of the shares of Common Stock or Preferred Stock received in the Merger will be the same as the tax basis of the shares of Patrick Common Stock or Patrick Preferred Stock exchanged therefor, and the holding period of such Common Stock or Preferred Stock will include the holding period of the Patrick Common Stock or Patrick Preferred Stock exchanged therefor (provided such Patrick Common Stock or Patrick Preferred Stock is held as a capital asset at the Effective Time).

     Cash received by a holder of Patrick Preferred Stock who perfects his dissenter's rights will be treated as having been received as a distribution in redemption of such Patrick Preferred Stock. Such holder will recognize capital gain or loss equal to the difference between the cash received and the tax basis of the Patrick Preferred Stock.

PATRICK AND THE COMPANY

     No gain or loss will be recognized by Patrick or the Company as a result of the Transactions. The tax basis and holding period of the assets of Patrick will be unaffected by the Merger. The Company's tax basis in the La/Cal Interests will be the same as La/Cal's tax basis in the La/Cal Interests, increased by the amount of any gain recognized to La/Cal on the Asset Transfer (see below). The Company's holding period for the La/Cal Interests will include La/Cal's holding period for the La/Cal Interests.

LA/CAL AND THE PARTNERS

     No gain or loss will be recognized to La/Cal upon the Asset Transfer except to the extent that the amount of the liabilities of La/Cal assumed by the Company plus the liabilities to which the La/Cal Interests are subject exceeds La/Cal's tax basis in the La/Cal Interests. The amount of gain expected to be recognized by La/Cal in connection with the Transactions is approximately $6.4 million. The basis of the Common Stock received by La/Cal in the Asset Transfer will be the same as La/Cal's tax basis in the La/Cal Interests transferred to the Company, decreased by the amount of the liabilities of La/Cal assumed by the Company plus the liabilities to which the La/Cal Interests are subject, and increased by the gain recognized to La/Cal on the Asset Transfer. La/Cal's holding period for the Common Stock received in the Asset Transfer in exchange for La/Cal Interests which constitute capital assets or property used in the trade or business (as defined in section 1231 of the Code) will include the period for which it held such capital assets or property. To the extent La/Cal receives Common Stock in the Asset Transfer in exchange for property which is neither a capital asset nor property used in the trade or business, La/Cal's holding period for such Common Stock will begin on the day following the date of the Asset Transfer.

     Each Partner will be required to take into account separately, in determining his income tax, his distributive share of any gain recognized to La/Cal on the Asset Transfer. Each Partner's tax basis for his partnership interest in La/Cal will be increased by his distributive share of such gain, and decreased by his share of the liabilities of La/Cal which are assumed by the Company in the Asset Transfer plus his share of the liabilities to which the La/Cal Interests are subject. To the extent a Partner's share of such liabilities exceeds that Partner's tax basis for his partnership interest in La/Cal, that Partner will recognize gain as if he had sold his partnership interest in La/Cal.

     No gain or loss will be recognized to La/Cal or the Partners upon the dissolution of La/Cal and the distribution of all of its assets (including the Common Stock received in the Asset Transfer) to the Partners, except that a Partner would recognize gain to the extent that any money distributed to that Partner exceeds his tax basis in his partnership interest in La/Cal immediately before the distribution. Each Partner's tax basis for the property received upon such distribution (including shares of Common Stock) will be the same as that Partner's tax basis for his partnership interest in La/Cal, reduced by any money distributed to that Partner. A Partner's holding period for the property (including shares of Common Stock) received upon such distribution generally will include La/Cal's holding period for such property.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information (the "pro forma information") separately reflects the effects under the purchase method of accounting of the (i) Transactions and (ii) Patrick's disposition of its interests in certain oil and gas wells and related acreage, personal property and contract rights on December 15 and 16, 1994 to Unit and LLOG Exploration. Pro forma adjustments applicable to the Transactions and the Patrick oil and gas properties' disposition and the assumptions on which they are based, are described under "-- Notes to Unaudited Pro Forma Condensed Financial Information."

     The pro forma information is presented for illustration purposes only and is not necessarily indicative of the financial position, operating results or cash flows that would have occurred if the Transactions and the Unit Sale and the LLOG Exploration Sale had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future financial position or operating results. The pro forma information is prepared on the assumptions that the Transactions and the Patrick oil and gas properties' disposition took place as of the dates indicated below; however, the Company's and Patrick's actual financial statements reflect or will ultimately reflect the Unit Sale and the LLOG Exploration Sale and the Transactions from and after the respective closing dates of such transactions.

     The pro forma information should be read in conjunction with the financial statements and notes thereto of La/Cal and Patrick which are included elsewhere herein.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                 MARCH 31, 1995

                                                                                                    (NOTE B)
                                                                                                  -----------
                                                            HISTORICAL         HISTORICAL          PRO FORMA           COMBINED
                                                              PATRICK            LA/CAL           ADJUSTMENTS          PRO FORMA
                                                            -----------        -----------        ------------        -----------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $ 1,086,468        $   710,835        $ (1,037,983)(1)    $   927,070
                                                                                                       412,750(3)
                                                                                                    (1,115,000)(5)
                                                                                                    12,000,000(7)
                                                                                                   (11,130,000)(7)
  Marketable securities..................................     1,097,200                 --                              1,097,200
  Accounts receivable:
    Trade and other......................................       233,542                 --                                233,542
    Accrued oil and gas revenue..........................       842,319            739,213                              1,581,532
  Prepaid expenses.......................................        58,596                 --                                 58,596
  Assets held for sale...................................       836,238                 --           1,563,762(4)              --
                                                                                                    (2,400,000)(7)
                                                            -----------        -----------                            -----------
        Total current assets.............................     4,154,363          1,450,048                              3,897,940
Other assets:
  Investments in Penske entities.........................     3,344,954                 --           6,255,046(4)              --
                                                                                                    (9,600,000)(7)
  Investment in Pecos pipeline...........................     2,010,040                 --           3,540,616(4)       5,550,656
  Other investments and deferred
    charges..............................................       170,662            764,899            (530,735)(3)        404,826
Net property and equipment...............................    19,504,079          5,737,935          (3,264,725)(4)     21,977,289
                                                            -----------        -----------        ------------        -----------
        Total assets.....................................   $29,184,098        $ 7,952,882        $ (5,306,269)       $31,830,711
                                                            ===========        ===========        ============        ===========
                     LIABILITIES AND
                  STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable to bank...................................   $ 1,000,000        $        --        $ (1,000,000)(7)    $        --
  Current portion of long-term debt......................     2,000,000          1,787,250          (1,787,250)(3)    $        --
                                                                                                    (2,000,000)(7)
  Accounts payable.......................................     1,320,428            281,116                              1,601,544
  Accrued liabilities....................................       689,864             64,765             382,000(6)       1,136,629
  Reserve for contingent liabilities.....................     1,033,496                 --                              1,033,496
                                                            -----------        -----------                            -----------
        Total current liabilities........................     6,043,788          2,133,131                              3,771,669
Long-term debt...........................................            --          7,800,000           2,200,000(3)      10,000,000
Subordinated collateralized notes........................     8,000,000                 --          (8,000,000)(7)             --
Other noncurrent liabilities.............................            --                 --             698,000(6)         698,000
Stockholders' equity:
  Partner's capital (deficit)............................            --         (1,980,249)         (1,037,983)(1)             --
                                                                                                     3,018,232(2)
  Preferred stock........................................     1,175,000                 --                              1,175,000
  Common stock...........................................     3,996,215                 --           3,953,045(2)       7,906,090
                                                                                                    (3,996,215)(4)
                                                                                                     3,953,045(4)
  Additional paid-in capital.............................    82,088,679                 --          (6,971,277)(2)      8,940,687
                                                                                                   (82,088,679)(4)
                                                                                                    18,106,964(4)
                                                                                                    (1,115,000)(5)
                                                                                                    (1,080,000)(6)
  Retained earnings (deficit)............................   (71,928,594)                --            (530,735)(3)       (660,735)
                                                                                                    71,928,594(4)
                                                                                                      (130,000)(7)
  Unrealized gain on marketable securities...............       516,150                 --            (516,150)(4)             --
  Less treasury stock....................................      (707,140)                --             707,140(4)              --
                                                            -----------        -----------                            -----------
        Total stockholders' equity.......................    15,140,310         (1,980,249)                            17,361,042
                                                            -----------        -----------        ------------        -----------
        Total liabilities and stockholders' equity.......   $29,184,098        $ 7,952,882        $ (5,306,269)       $31,830,711
                                                            ===========        ===========        ============        ===========

Book value applicable to common stock or partners'
  deficit................................................   $ 3,390,310        $(1,980,249)                           $ 5,611,042
                                                            ===========        ===========                            ===========
Book value per share or unit.............................   $       .17        $      (.10)                           $       .14
                                                            ===========        ===========                            ===========
Common shares or units outstanding.......................    19,765,226         19,765,226                             39,530,452
                                                            ===========        ===========                            ===========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1994

                                                   (NOTE C)                                          (NOTE D)
                                                  -----------                                      ------------
                                  HISTORICAL       PRO FORMA       PRO FORMA       HISTORICAL       PRO FORMA          COMBINED
                                   PATRICK        ADJUSTMENTS       PATRICK          LA/CAL        ADJUSTMENTS         PRO FORMA
                                 ------------     -----------     ------------     -----------     ------------       -----------
Revenues:
  Oil and gas sales............  $ 11,071,486     $(7,864,155)    $  3,207,331     $ 4,995,663     $                  $ 8,202,994
  Interest and dividend
    income.....................       147,210                          147,210          17,783         (139,000)(3)        25,993
  Net gain on sale of
    investments................     6,447,102                        6,447,102              --                          6,447,102
  Revenue from pipeline
    system.....................     1,111,525                        1,111,525              --                          1,111,525
  Other income.................       212,084        (162,710)          49,374              --                             49,374
                                 ------------                     ------------      ----------                        -----------
                                   18,989,407                       10,962,542       5,013,446                         15,836,988
Expenses:
  Lease operating costs and
    production taxes...........     4,921,345      (3,148,671)       1,772,674         684,131                          2,456,805
  Depletion, depreciation, and
    amortization...............     6,491,645      (4,089,360)       2,402,285       1,156,624         (118,285)(1)     3,440,624
  Exploration expenses.........            --                               --           4,240        1,133,000(1)      2,837,240
                                                                                                      1,700,000(4)
  General and administrative...     3,311,240      (1,242,000)       2,069,240          81,535          203,000(4)      2,353,775
  Interest.....................     2,170,478        (771,728)       1,398,750       1,072,098       (1,075,000)(2)     1,395,848
  Impairment of oil and gas
    properties and other
    assets.....................    12,557,652                       12,557,652              --      (12,301,000)(1)       256,652
  Income (loss) on sale of oil
    and
    gas properties.............     2,786,841      (2,786,841)              --              --                                 --
                                 ------------     -----------     ------------      ----------     ------------       -----------
                                   32,239,201                       20,200,601       2,998,628                         12,740,944
                                 ------------                     ------------      ----------                        -----------
Income (loss) before income tax
  expense......................   (13,249,794)                      (9,238,059)      2,014,818                          3,096,044
Pro forma income tax expense...            --                               --         785,779         (785,779)(5)            --
                                 ------------     -----------     ------------      ----------     ------------       -----------
Income (loss) before
  extraordinary
  item.........................   (13,249,794)                      (9,238,059)      1,229,039                          3,096,044
Preferred stock dividend
  requirement..................      (940,000)                        (940,000)             --                           (940,000)
                                 ------------                     ------------                                        -----------
Income (loss) before
  extraordinary item
  applicable to common stock...  $(14,189,794)    $ 4,011,735     $(10,178,059)    $ 1,229,039     $ 11,105,064       $ 2,156,044
                                 ============     ===========     ============      ==========     ============       ===========
Income (loss) before
  extraordinary
  item per common share or
  unit.........................  $       (.72)                    $       (.51)    $       .06                        $       .05
                                 ============                     ============      ==========                        ===========
Weighted average common
  share or units outstanding...    19,765,226                       19,765,226      19,765,226                         39,530,452
                                 ============                     ============      ==========                        ===========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1995

                                                                                 (NOTE D)
                                                                                -----------
                                                HISTORICAL      HISTORICAL       PRO FORMA         COMBINED
                                                  PATRICK         LA/CAL        ADJUSTMENTS        PRO FORMA
                                                -----------     -----------     -----------       -----------
Revenues:
  Oil and gas sales...........................  $   918,549     $ 1,127,089     $                 $ 2,045,638
  Interest and dividend income................        1,750           6,331                             8,081
  Net gain on sale of investments.............        7,260              --                             7,260
  Revenue from pipeline system................      570,000              --                           570,000
  Other income................................       57,106              --                            57,106
                                                -----------     -----------                       -----------
                                                  1,554,665       1,133,420                         2,688,085
Expenses:
  Lease operating costs and production
     taxes....................................      304,827         149,949                           454,776
  Depletion, depreciation, and amortization...      581,105         228,245         216,905(1)      1,026,255
  Exploration expenses........................           --              --          90,000(4)         90,000
  General and administrative..................      603,102          22,329          50,368(4)        675,799
  Interest....................................      265,049         274,845        (265,049)(2)       274,845
                                                -----------     -----------                       -----------
                                                  1,754,083         675,368                         2,521,675
                                                -----------     -----------                       -----------
Income (loss) before income tax expense.......     (199,418)        458,052                           166,410
                                                -----------     -----------                       -----------
Pro forma income tax expense..................           --         178,640        (178,640)(5)            --
                                                -----------     -----------                       -----------
Income (loss) before extraordinary item.......     (199,418)        279,412                           166,410
Preferred stock dividend
  requirement.................................     (235,000)             --                          (235,000)
                                                -----------     -----------                       -----------
Income (loss) before extraordinary item
  applicable to common stock..................  $  (434,418)    $   279,412     $    86,416       $   (68,590)
                                                ===========     ===========     ===========       ===========
Income (loss) before extraordinary
  item per common share or unit...............  $      (.02)    $       .01                       $        --
                                                ===========     ===========                       ===========
Weighted average common
  shares or units outstanding.................   19,765,226      19,765,226                        39,530,452
                                                ===========     ===========                       ===========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

                                            (NOTE F)                                   (NOTE G)
                                           -----------                                -----------
                             HISTORICAL     PRO FORMA       PRO FORMA    HISTORICAL    PRO FORMA       COMBINED
                               PATRICK     ADJUSTMENTS       PATRICK       LA/CAL     ADJUSTMENTS      PRO FORMA
                             -----------   -----------      ----------   ----------   -----------     -----------
NET CASH PROVIDED BY (USED
  BY) OPERATING
  ACTIVITIES...............  $ 4,190,513   $(2,864,466)(1)  $1,326,047   $2,822,587    $(967,000)(1)  $ 3,181,634

CASH FLOWS FROM INVESTING
  ACTIVITIES:
Maturities and sales of
  investments -- net.......   11,745,000                    11,745,000           --                    11,745,000
Proceeds from disposition
  of properties -- net.....   13,637,700   (13,637,700)(2)          --           --                            --
Acquisition of ANPC (note
  c).......................      747,201                       747,201           --                       747,201
Capital expenditures.......   (5,168,066)                   (5,168,066)  (3,719,782)   1,903,000(1)    (6,984,848)
                             -----------                    ----------   ----------                   -----------
    Net Cash Provided by
      (Used In) Investing
      Activities...........   20,961,835                     7,324,135   (3,719,782)                    5,507,353

CASH FLOWS FROM FINANCING
  ACTIVITIES:
Proceeds from bank
  borrowings...............    1,850,600                     1,850,600    5,719,933                     7,570,533
Principal payments on bank
  borrowings and notes.....  (24,960,251)   13,637,700(2)   (8,458,085)  (1,756,856)    (936,000)(1)  (11,150,941)
                                             2,864,466(1)
Charge for early
  extinguishment of debt...   (1,039,540)                   (1,039,540)          --                    (1,039,540)
Preferred stock dividend...     (940,000)                     (940,000)          --                      (940,000)
Capital distributions......           --                            --   (3,107,258)                   (3,107,258)
                             -----------                    ----------   ----------                   -----------
    Net Cash (Used In)
      Provided By Financing
      Activities...........  (25,089,191)                   (8,587,025)     855,819                    (8,667,206)
                             -----------                    ----------   ----------                   -----------
    Net increase (decrease)
      in cash and cash
      equivalents..........       63,157                        63,157      (41,376)                       21,781
Cash and cash equivalents
  at beginning of year.....      685,654                       685,654      752,138                     1,437,792
                             -----------   -----------      ----------   ----------   -----------     -----------
Cash and cash equivalents
  at end of year...........  $   748,811   $        --      $  748,811   $  710,762    $      --      $ 1,459,573
                             ===========   ===========      ==========   ==========    ==========     ===========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF CASH FLOWS

                       THREE MONTHS ENDED MARCH 31, 1995

                                                                         (NOTE G)
                                          HISTORICAL     HISTORICAL      PRO FORMA       COMBINED
                                           PATRICK         LA/CAL       ADJUSTMENTS      PRO FORMA
                                          ----------     ----------     -----------      ---------
Net cash provided by (used by) operating
  activities............................  $   93,351     $1,011,582      $ 124,681(1)   $1,229,614

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposition of
  properties -- net.....................      25,778             --                         25,778
Capital expenditures....................    (546,472)            --        140,368(1)     (406,104)
                                          ----------     ----------
          Net Cash Provided By (Used In)
            Investing Activities........    (520,694)            --                       (380,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings...........   1,000,000             --                      1,000,000
Principal payments on bank borrowings
  and notes.............................          --       (479,473)      (265,049)(1)    (744,522)
Deferred costs..........................          --       (174,952)                      (174,952)
Preferred stock dividend................    (235,000)            --                       (235,000)
Capital distributions...................          --       (357,084)                      (357,084)
                                          ----------     ----------                     ----------
          Net Cash (Used In) Provided By
            Financing Activities........     765,000     (1,011,509)                      (511,558)
                                          ----------     ----------                     ----------
          Net Increase (decrease) in
            cash and cash equivalents...     337,657             73                        337,730
Cash and cash equivalents at beginning
  of period.............................     748,811        710,762                      1,459,573
                                          ----------     ----------      ---------      ----------
Cash and cash equivalents at end of
  period................................  $1,086,468     $  710,835      $      --      $1,797,303
                                          ==========     ==========      =========      ==========

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     (A) BASIS OF PRESENTATION. The unaudited pro forma condensed financial information reflects the contribution by La/Cal of the La/Cal Interests to the Company and the subsequent acquisition by the Company of Patrick using the purchase method of accounting. The accounting policies of the Company will be the same as that of La/Cal and accordingly pro forma adjustments are also included related to Patrick's pro forma historical statement of operations to present such operations utilizing the same accounting policies as La/Cal.

     (B) MARCH 31, 1995 BALANCE SHEET PRO FORMA ADJUSTMENTS. The pro forma adjustments applicable to the March 31, 1995 balance sheet assume the Transactions took place as of March 31, 1995 and reflect a preliminary purchase price allocation that will be refined subsequent to the closing of the Transactions.

          (1) The Agreement provides that cash and accounts receivable accrued prior to March 1, 1995, with interest thereon will not be transferred to the Company by La/Cal. This adjustment reflects the distribution of such amount to the La/Cal Partners.


          (2) This adjustment reflects the exchange of La/Cal Partners' net interest in La/Cal for 19,765,226 shares of common stock ($.20 par value).


          (3) The Company plans to enter into a new debt agreement with a bank at the Effective Time. It is anticipated that initially $10,000,000 will be borrowed under this agreement. The agreement provides for two interest rate options with interest payable at least quarterly. The debt matures on June 1, 1997. Proceeds will be used to pay off La/Cal's outstanding debt ($9,587,250) and the remainder ($412,750) to provide working capital. Deferred financing costs of $530,735 related to the paid-off debt will be charged to expense as an extraordinary item, however it is reflected as a charge to equity as of March 31, 1995 for pro forma purposes.

          (4) In order to determine the purchase price of Patrick, La/Cal valued all assets and liabilities of Patrick at fair value as follows:

                                                     PATRICK
                                                     CARRYING           FAIR          PRO FORMA
                                                      VALUE            VALUE          ADJUSTMENT
                                                   ------------     ------------     ------------
    Current assets (excluding assets held for
      sale), at carrying value..................   $  3,318,125     $  3,318,125     $         --
    Assets held for sale, at call price.........        836,238        2,400,000        1,563,762
    Investment in Penske entities, at call
      price.....................................      3,344,954        9,600,000        6,255,046
    Investment in Pecos pipeline, based on
      discounted cash flow......................      2,010,040        5,550,656        3,540,616
    Other assets, at carrying value.............        170,662          170,662               --
    Net property and equipment, based on
      discounted cash flow analyses and
      estimated values..........................     19,504,079       16,239,354       (3,264,725)
    All liabilities, at carrying value..........    (14,043,788)     (14,043,788)              --
                                                                    ------------
                                                                    $ 23,235,009
                                                                    ============


     This adjustment adjusts the assets acquired and liabilities assumed to equal fair value as indicated above. The determination of the purchase price was made by reference to an estimate of the fair value of the net assets of Patrick acquired by La/Cal. The value of the Patrick Preferred Stock and Patrick Common Stock was not used as such securities have experienced substantial volatility and accordingly such indicated value may not be representative of the fair value of the net assets acquired. This adjustment also reflects the exchange of 19,765,226 shares of Common Stock ($.20 par value) and 1,175,000 shares of Preferred Stock ($1.00 par value) for same number of shares of Patrick Common Stock and Patrick Preferred Stock and eliminates Patrick stockholders' equity.


          (5) To reflect the expenses of the Transactions including Petrie Parkman fees and expenses estimated to be $315,000 and various other expenses estimated to be $800,000. For pro forma purposes these purchase costs are an adjustment to the amount of additional paid-in capital recorded in pro forma adjustment (B)(4).

          (6) To accrue costs related to Patrick Consulting Agreements as a cost of the Transactions since such amounts are payable regardless of whether services are performed. For pro forma purposes these costs are an adjustment to the amount of additional paid-in capital recorded in pro forma adjustment (B) (4).

          (7) Reflect call by Penske of Patrick's investment in Penske as a result of the Transactions. The Penske investment is valued at $12,000,000, which is equal to the call price. Penske has informed Patrick that it intends to exercise its call on Penske shares held by Patrick as a result of the Transactions. Additionally, Patrick's Senior Notes and note payable to bank, which are secured by the Penske investment are assumed to be paid off from proceeds of Penske call. Prepayment penalty of $130,000 is incurred in connection with the prepayment of the Senior Notes which will be charged to expense as an extraordinary item, however it is reflected as a charge to equity as of March 31, 1995 for pro forma purposes.

          (8) Deferred income tax liabilities have not been reflected for the differences between the amounts certain assets have been recorded in excess of their tax basis due to the availability of Patrick net operating loss carryforwards to offset such deferred tax liabilities. It is expected that such net operating loss carryforwards will be used in the short term or available tax planning strategies exist such that the potential taxes will be offset by the net operating loss carryforwards at a future date and it is anticipated that such strategies will be used if necessary. To the extent that net operating loss carryforwards and tax credit carryforwards are realized in the future in excess of amounts utilized to offset deferred tax liabilities at date of acquisition such excess amounts realized will be recorded as a reduction of income tax expense in the period realized.

     (C) YEAR ENDED DECEMBER 31, 1994 STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS -- SALE OF PROPERTY TO UNIT PRODUCTION COMPANY AND LLOG EXPLORATION COMPANY. On December 15, 1994, Patrick sold to Unit Petroleum Company, its interests in certain oil and gas wells and related acreage, personal property, and contract rights. In connection with the Unit Sale, LLOG Exploration Company exercised preferential purchase rights with respect to certain properties Patrick had agreed to sell to Unit. The LLOG Exploration Sale closed on December 16, 1994. Adjustments reflect the decrease in revenues, other income, production tax and lease operating expenses and depletion related to the properties sold. The decrease in interest expense reflects elimination of interest on bank debt paid from proceeds of the sales and the decrease in general and administrative expense reflects a reduction in personnel and other general and administrative expenses directly related to the assets sold. In addition for purposes of this pro forma presentation, the loss to Patrick on the sale of the assets is also eliminated.

     (D) YEAR ENDED DECEMBER 31, 1994 AND MARCH 31, 1995 STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS -- PATRICK ACQUISITION. The pro forma adjustments applicable to the statements of operations assume the Transactions took place as of January 1, 1994. Per unit information presented for La/Cal is calculated using an assumed 19,765,226 units outstanding for the period which is equal to the number of shares of Common Stock La/Cal will receive as a result of the Asset Transfer.

          (1) Adjusts Patrick's depletion, depreciation, and amortization and impairment of oil and gas properties to an amount based on fair value of oil and gas properties acquired assuming successful efforts method of accounting for oil and gas properties and transactions. Record certain exploration costs of Patrick which should be charged to expense in accordance with successful efforts method of accounting. Such amounts were $1,133,000 for the year 1994 and -0- for the three months ended March 31, 1995.

          (2) Reflects adjustment for the reduction in interest expense due to the repayment of the $10,000,000 of Patrick's 10.75% Senior Notes and note payable to bank as applicable.

          (3) Reflects elimination of Penske dividends received for the year ended December 31, 1994. No dividends were received for the three months ended March 31, 1995.

          (4) To reflect increase in exploration expenses by $1,700,000 and $90,000 for the year 1994 and three months ended March 31, 1995, respectively, and increase in general and administrative expenses by $203,000 and $50,368 for the year 1994 and three months ended March 31, 1995, respectively, for such costs capitalized by Patrick under its full cost accounting method. Under La/Cal's successful efforts method of accounting such costs are charged to operations.

          To date Goodrich Oil Company has provided general and administrative services for La/Cal at no cost. It is anticipated that the Company will provide its own general and administrative services subsequent to the transactions. However, based on the Company's anticipated level of operations on a merged basis such expenses are anticipated to be less than the current combined general and administrative expense of La/Cal and Patrick. The Company anticipates that it will initially employ approximately 13 people. During 1994 Patrick employed a higher number of employees at a higher average cost per employee. For pro forma purposes reductions in general and administrative expenses that may occur have not been reflected.

          (5) Pro forma income tax expense represents pro forma income taxes of La/Cal's results of operations had La/Cal been treated as a corporation. Such taxes are currently the responsibility of the individual Partners. On a pro forma basis, no income tax expense is reflected due to the availability of net operating loss carryforwards of Patrick which can be used to offset income taxes otherwise payable.

          (6) New debt of Company will be at a variable interest rate which initially is estimated to be 9.0%. For pro forma purposes no adjustment to interest expense is reflected due to the minor difference in interest rates. However, for each one-eighth percentage point change in the interest rate, interest expense would change by $12,583 per year.

          (7) Combined pro forma income (loss) before extraordinary item per common share is computed by dividing combined pro forma income before extraordinary item applicable to Common Stock by the combined pro forma weighted average shares of Common Stock outstanding of 39,530,452. Outstanding warrants and options considered common stock equivalents are not included in the calculation because their effect would be antidilutive.

          (8) Nonrecurring charges related to the early retirement of certain long-term debt of Patrick and La/Cal, respectively, totalling $661,000 which will be charged to expense as an extraordinary item subsequent to the Transactions are not reflected in the pro forma statement of operations.

     (E) IMPACT OF UNUSUAL ITEM. During 1994, Patrick sold a portion of its investment in Penske and realized a gain of $6,754,000 on the sale which is included in net gain on sale of investments in the historical statement of operations of Patrick. If this unusual item were eliminated from the unaudited pro forma condensed statement of operations for the year ended December 31, 1994 the following pro forma amounts would have resulted:

                                                                              YEAR ENDED
                                                                              DECEMBER 31,
                                                                                 1994
                                                                              ----------
    Total revenues.........................................................   $ 9,082,360
    Income (loss) before extraordinary item................................    (3,657,956)
    Income (loss) before extraordinary item applicable to common stock.....    (4,597,956)
    Income (loss) before extraordinary item per common share...............          (.12)

     (F) YEAR ENDED DECEMBER 31, 1994 STATEMENT OF CASH FLOWS PRO FORMA ADJUSTMENTS -- SALE OF PROPERTY TO UNIT PRODUCTION COMPANY AND LLOG EXPLORATION COMPANY.

     (1) Adjustments to cash provided by operating activities related to the operations of the properties sold to Unit and LLOG are as follows:


    Oil and gas sales.......................................................  $(7,864,155)
    Other income............................................................     (162,710)
    Lease operating costs and production taxes..............................    3,148,671
    General and administrative expense......................................    1,242,000
    Interest................................................................      771,728
                                                                              -----------
                                                                              $(2,864,466)
                                                                              ===========


     To the extent that cash flow from operations is reduced and not otherwise offset it is assumed that adequate financing would be available to support the increased level of debt. Related interest expense would not be significant for pro forma purposes.


     (2) Proceeds from the sales to Unit and LLOG were used principally to pay bank borrowings, accordingly for pro forma purposes such proceeds and related debt service are eliminated.

     (G) YEAR ENDED DECEMBER 31, 1994 AND THREE MONTHS ENDED MARCH 31, 1995 STATEMENTS OF CASH FLOWS PRO FORMA ADJUSTMENTS -- PATRICK ACQUISITION.

     (1) Adjustments to cash provided by operation activities related to the Transactions are as follows:

                                                           THREE MONTHS        YEAR ENDED
                                                          ENDED MARCH 31,     DECEMBER 31,
                                                               1995               1994
                                                          ---------------     ------------
        Interest and dividend income....................     $      --         $  (139,000)
        General and administrative expense..............      (140,368)         (1,903,000)
        Interest........................................       265,049           1,075,000
                                                             ---------         -----------
                                                             $ 124,681         $  (967,000)
                                                             =========         ===========

     To the extent that cash flow from operations is increased due to less interest expense partially offset by less interest and dividend income for the year ended December 31, 1994 more cash would have been available for debt service. Accordingly, the net amounts of $936,000 for the year ended December 31, 1994 and $265,049 for the three months ended March 31, 1995 is reflected as an adjustment to principal payments of debt. The general and administrative expense adjustment reduces capital expenditures and is charged to operations for statement of cash flow purposes.

     (H) PRO FORMA RESERVE INFORMATION

     The following tables set forth an analysis of the Company's pro forma estimated quantities of proved developed reserves and proved undeveloped reserves, all of which are located onshore in the continental United States. Such pro forma information has been prepared assuming the Transactions had occurred on January 1, 1994.

                                                                                   NATURAL
                                                                        OIL          GAS
                                                                       -----       -------
                                                                       (MBBL)      (MMCF)
    Proved reserves as of January 1, 1994............................  1,997        49,323
      Revisions of previous estimates................................   (446)       (6,255)
      Purchase of minerals in place..................................     47         4,380
      Sales of minerals in place.....................................   (319)      (17,076)
      Extensions and discoveries.....................................    812         3,352
      Production.....................................................   (423)       (5,017)
                                                                       -----       -------
    Proved reserves as of December 31, 1994..........................  1,668        28,707
                                                                       =====       =======
    Proved developed reserves
      as of January 1, 1994..........................................  1,431        33,267
      as of December 31, 1994........................................  1,402        22,276

     The following table presents the pro forma standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein. The oil, condensate and gas price structure utilized to project future net cash flows reflects current prices as of the date specified. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate.

                                                                        STANDARDIZED MEASURE
                                                                         DECEMBER 31, 1994
                                                                        --------------------
                                                                           (IN THOUSANDS)
    Future cash flows.................................................        $ 75,233
    Future production, development and abandonment costs..............         (15,365)
    Income tax provision..............................................              --
                                                                              --------
    Future net cash flows.............................................          59,868
                                                                              --------
    10% annual discount...............................................         (19,493)
                                                                              --------
    Standardized measure of discounted future net cash flows..........        $ 40,375
                                                                              ========

                                                                             CHANGES IN
                                                                        STANDARDIZED MEASURE
                                                                        TWELVE MONTHS ENDED
                                                                         DECEMBER 31, 1994
                                                                        --------------------
    Standardized measure at beginning of period.......................        $ 62,949
    Revisions, extensions and discoveries.............................          (3,568)
    Sales and transfers of oil and gas produced, net of production
      costs...........................................................         (10,462)
    Changes in price, net of future production costs..................          (4,188)
    Development costs incurred during the period......................             846
    Net sales of minerals in place....................................         (11,769)
    Accretion of discount.............................................           6,295
    Changes in production rates (timing) and other....................             272
                                                                              --------
    Standardized measure at end of year...............................        $ 40,375
                                                                              ========

     (I) PRO FORMA BOOK VALUE PER SHARE.

     Pro forma book value applicable to Common Stock per share is computed by reducing total stockholders' equity by $11,750,000, which is the liquidation preference applicable to the Preferred Stock, divided by common shares outstanding.

                       PRO FORMA COMBINED CAPITALIZATION

     The following table sets forth the capitalization of La/Cal as of March 31, 1995, and of the Company as adjusted to give effect, as of that date, to the consummation of the Transactions. The information presented below should be read in conjunction with the financial statements of La/Cal and notes thereto, "Unaudited Pro Forma Condensed Financial Information," "Selected Historical Consolidated Financial Data of Patrick," "Patrick Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data of La/Cal" and "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                     MARCH 31, 1995
                                                                -------------------------
                                                                                  AS
                                                                ACTUAL(2)     ADJUSTED(2)
                                                                ---------     -----------
                                                                (DOLLARS IN THOUSANDS)
        Current portion of long-term debt(1)..................   $ 1,787        $    --
        Long-term debt, excluding current portion.............     7,800         10,000
        Stockholders' equity:
          Series A Preferred Stock, $1.00 par value, 1,175,000
             shares issued and outstanding(3).................        --          1,175
          Common Stock, $.20 par value, 100,000,000 shares
             authorized, 39,530,452 shares issued and
             outstanding......................................        --          7,906
        Additional paid-in capital............................        --          8,941
        Retained earnings (deficit)...........................        --           (661)
        Partners' deficit.....................................    (1,980)            --
                                                                 -------        -------
                  Total stockholders' equity (deficit)........    (1,980)        17,361
                                                                 -------        -------
                  Total capitalization........................   $ 7,607        $27,361
                                                                 =======        =======

- ---------------

(1) La/Cal's long-term debt consisting of the 10% Senior General Obligation Notes will be replaced by long-term bank debt in connection with the Transactions. See "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(2) The Actual amounts reflect the outstanding long-term debt and deficit Partners' equity of La/Cal prior to the Transactions. The As Adjusted amounts reflect the Preferred Stock and Common Stock and long-term debt of the Company that will be outstanding after the Transactions.

(3) The Company has 10,000,000 shares of Preferred Stock authorized, of which only 1,175,000 shares (liquidation preference of $10 per share), designated as Series A Preferred Stock would be issued and outstanding after the Effective Time.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PATRICK


                                  THREE MONTH
                                 PERIOD ENDED
                                   MARCH 31,                    YEAR ENDED DECEMBER 31,
                               -----------------   --------------------------------------------------
                                1995      1994       1994      1993       1992      1991       1990
                               -------   -------   --------   -------   --------   -------   --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Oil and gas sales.......  $   919   $2,850    $ 11,071   $ 9,330   $  9,561   $10,550   $ 13,267
     Investment income.......        2       --         147       692        749       773        972
     Other...................      634    6,802       7,771     6,252        241       115        777
                               -------   -------   --------   -------   --------   -------   --------
                               $ 1,555   $9,652    $ 18,989   $16,274   $ 10,551   $11,438   $ 15,016
  Expenses:
     Cost of oil and gas
       sales.................  $   305   $1,080    $  4,921   $ 3,698   $  2,986   $ 2,841   $  3,387
     Depletion, depreciation
       and amortization......      581    1,476       6,492     5,732      5,567     6,194      5,414
     General and
       administrative
       and interest..........      868    1,350       5,482     6,013      6,497     5,763      5,839
     Other(a)................       --               15,344    10,129     17,396     3,126     12,800
                               -------   -------   --------   -------   --------   -------   --------
                               $ 1,754   $3,906    $ 32,239   $25,572   $ 32,446   $17,924   $ 27,440
                               -------   -------   --------   -------   --------   -------   --------
  Earnings (loss) before
     extraordinary item......  $  (199)  $5,746    $(13,250)  $(9,298)  $(21,895)  $(6,486)  $(12,424)
  Extraordinary item -- loss
     on early extinguishment
     of debt.................       --    1,232       1,232        --         --        --         --
                               -------   -------   --------   -------   --------   -------   --------
  Net earnings (loss)........  $  (199)  $4,514    $(14,482)  $(9,298)  $(21,895)  $(6,486)  $(12,424)
                               =======   =======   ========   =======   ========   =======   ========
  Net earnings (loss) per
     common share............  $  (.02)  $  .21    $   (.78)  $  (.63)  $  (1.79)  $  (.53)  $  (1.02)
                               =======   =======   ========   =======   ========   =======   ========
OTHER OPERATING DATA:
  Ratio of earnings to
     combined fixed charges
     and preferred stock
     dividends(b)............       --      5.8          --        --         --        --         --
  Increase (decrease) in cash
     and cash equivalents....      338     (155)         63       434       (814)      631       (394)
  Net cash provided by
     operating activities....       93    1,058       4,190     1,617      1,473     3,095      2,751
BALANCE SHEET DATA (END OF
  PERIOD)(C)(D):
  Working capital
     (deficit)...............  $(1,889)            $ (4,185)  $(1,464)  $  1,581   $ 2,412   $  6,692
  Total assets...............   29,184               29,403    69,482     62,777    73,171     78,416
  Long-term debt and other
     long-term liabilities...    8,000                5,000    31,000     32,074    34,000     32,058
  Stockholders' equity(e)....   15,140               15,912    30,481     25,375    36,158     42,579
  Pro forma total
     assets(f)...............   37,279
  Pro forma total assets per
     common share(f).........     1.87


- ---------------

(a) During 1994, 1993, 1992, 1991 and 1990 Patrick recorded writedowns of $12,301,000, $9,419,000, $15,640,000, $3,000,000 and $12,800,000,
    respectively, of its oil and gas properties to adjust its capitalized costs in accordance with full-cost center ceiling calculations as described in Note D of the Notes to Consolidated Financial Statements of Patrick. Also, during 1994 Patrick recorded a loss on sale of oil and gas properties of $2,786,841. In addition, during 1993, 1992 and 1991, Patrick recorded a loss of $419,694, $407,620 and $126,604, respectively, from its equity investment in an affiliate. Also, during 1994, 1993 and 1992, Patrick recorded an allowance of $256,652, $290,000 and $1,347,859, respectively, for the decline in value of its investments in a joint venture and certain other long-term investments.

(b) For purposes of computing this ratio, "earnings" represent earnings (loss) from continuing operations before income taxes plus fixed charges and equity loss in affiliates. "Fixed charges" consist of all interest charges, amortization of debt issue costs, and that portion of rental expense representing interest costs. No preferred dividends were paid during 1991. As a result of the losses incurred for the three month period and years ended March 31, 1995 and December 31, 1994, 1993, 1992, 1991
                                             (Notes continued on following page)
    and 1990, earnings did not cover combined fixed charges and preferred stock dividends by $434,000, $14,180,000, $10,238,000, $22,157,000,
    $6,456,000, and $12,425,000, respectively.

(c) In December 1994, Patrick completed the sale of its interests in certain oil and gas wells and related leasehold acreage, personal property, and contract rights. In a related transaction Patrick sold certain other interest in accordance with a preferential right agreement. The transactions resulted in a loss of $2.8 million. Revenues and expenses associated with the interest sold represent a significant portion of Patrick's operations. See "Unaudited Pro Forma Condensed Financial Information," "Patrick Management Discussion and Analysis of Financial Condition and Results of Operations," and Patrick Consolidated Financial Statements all included elsewhere in this Joint Proxy Statement/Prospectus.

(d) During 1993 Patrick acquired ANPC, an independent oil and gas company, through a merger. The purchase price consisted of 7,188,040 shares of Patrick common stock valued at $15,344,000 and cash of $21,295,000 of which $10,619,000 was cash on hand at ANPC at the date of acquisition. In connection with the acquisition certain of the interests owned by ANPC was sold to Whiting Petroleum Corporation for approximately $7,000,000. See "Patrick Management Discussion and Analysis of Financial Condition and Results of Operations," and Patrick Consolidated Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus.

(e) No cash dividends were paid on Patrick Common Stock during these periods.


(f) Represents the sum of the amounts assigned to the assets of Patrick for pro forma purposes.

                      PATRICK MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW AND ANALYSIS OF KNOWN TRENDS

     On March 10, 1995 Patrick entered into the Agreement with La/Cal. The proposed Transactions have been approved by the Board of Directors of Patrick and the Management Committee of La/Cal and are subject to approval by their respective stockholders and partners as well as other customary conditions and approvals.

     Under terms of the Agreement, U. E. Patrick, presently President and CEO of Patrick, will be Chairman and Gil Goodrich, presently a managing partner of La/Cal, will be President and CEO of the Company. In addition, La/Cal and Patrick will each nominate six directors to the Board of Directors of the Company.

     The Transaction will take the form of a tax-free exchange of common stock for Patrick's Common Stockholders. To effect the Transactions, Patrick formed the Company as a holding company. La/Cal will contribute its oil and gas assets to the Company for 19,765,226 shares of Goodrich Common Stock. Through a merger, Patrick Common Stockholders will be entitled to receive one share of Goodrich Common Stock for each of the 19,765,226 outstanding shares of Patrick Common Stock. Patrick Preferred Stock will be converted into shares of Preferred Stock with substantially identical terms. Patrick will continue as a wholly-owned subsidiary of the Company. See "Description of the Transactions -- Background of the Transactions."

     On November 28, 1994, Patrick entered into an Asset Purchase Agreement to sell Unit its interests in 605 oil and gas wells and related leasehold acreage, personal property, and contract rights in the States of Alabama, Louisiana, Mississippi, New Mexico, Oklahoma, and Texas, effective as of May 1, 1994. The Asset Purchase Agreement provides for adjustments to the purchase price within 150 days following the closing. The closing of the Unit Sale occurred on December 15, 1994 and Patrick received $16.1 million less revenues and expenses relating to the properties sold from the period May 1, 1994 to December 15, 1994, which resulted in net proceeds received of $13.3 million after such adjustments. In a related transaction, LLOG Exploration Company exercised its preferential right to purchase Patrick's interests in the Bayou Pigeon Field, Iberia Parish, Louisiana. Patrick entered into a Purchase and Sale Agreement dated December 14, 1994, and closed the transaction December 16, 1994, receiving $1.56 million. The combined $14.86 million in proceeds were used to repay all of Patrick's bank debt, approximately $13.7 million, with the remaining $1.1 million used for interest, fees and general corporate purposes, including Patrick's exploration efforts in West Texas. The sale transactions resulted in a loss on sale of oil and gas assets of $2.8 million. Revenues, net of expenses, on the books from May 1 to December 15, 1994, accounted for $2.58 million of the loss. Revenue (net of production taxes) generated by the properties sold was approximately $7.1 million in 1994, $6.5 million in 1993, and $5.3 million in 1992. Lease operating expenses attributed to such properties were approximately $2.6 million in 1994, $1.7 million in 1993, and $1.2 million in 1992.

     Patrick's remaining oil and gas assets are primarily located in West Texas and Michigan with additional properties in certain western states. Because the properties sold to Unit were principally in the Gulf Coast area, primarily Louisiana and Texas (other than West Texas), and also adjacent states, Mississippi, Alabama, Oklahoma and New Mexico, land and exploration activities conducted by the Houston office were eliminated and the engineering function was downsized. The Company expects to ultimately reduce the cost of overhead in the Houston office by approximately $800,000, on an annual basis, after one-time costs for severance and restructuring.

BACKGROUND


     Since 1987, Patrick has focused on the expansion of its oil and gas properties both through exploration and development and through the acquisition of producing reserves. Substantially all of Patrick's capital resources, with the exception of the cash used for investments in Penske, MNG, and the purchase of an interest in a pipeline system which was subsequently sold to a partnership formed by a subsidiary of MNG, have been used for this purpose. Revenues from oil and gas sales increased from 1987 through 1990 based upon continued growth in production and growth in Patrick's reserve base through 1989. Revenues from oil and gas declined in 1991 as a result of decreasing prices and, to a lesser extent, decreasing production, while the reserve base increased. Revenues from oil and gas declined in 1992 as a result of decreasing production, decreased reserve base and, to a lesser extent, decreasing prices. Revenues from oil and gas declined in 1993 as a result of decreasing prices and decreasing production while the reserve base increased, primarily from the acquisition of ANPC. Revenues from oil and gas sales increased in 1994 as a result of primarily a full years' production from the ANPC acquisition made during the last half of 1993. Patrick incurred losses in 1990, 1991, 1992, 1993, and 1994 and depended upon interest and dividend revenue for its profits in 1987 through 1989.


     Significant exploration projects since 1987 have included projects in the Williston Basin (Winnipegosis Reef) and Michigan (Prairie du Chien). As a part of its Winnipegosis Reef project, Patrick invested significant capital during this period on seismic surveys, acreage and drilling to attempt to establish the first commercial United States production in these reef formations that are an extension of the prolific Devonian Keg River reef production in Canada. Following Patrick's second unsuccessful drilling attempt to establish Winnipegosis production late in 1990, Patrick elected to refocus its exploration efforts in the Williston Basin on lower risk projects.

     In 1992, Patrick experienced a lack of success on a major project in Michigan, Garfield #1-7, which caused a significant loss of proved undeveloped reserves associated with the well. Furthermore, the dry holes and marginal economic success in lower risk projects in the North Dakota play resulted in Patrick's decision to close the Billings, Montana operations and refocus its exploration efforts principally in West Texas and on a few deep gas prospects in Michigan.

     In 1993, Patrick was not able to interest participants in the deep gas prospects it held in Michigan and therefore concentrated the majority of its exploration efforts in West Texas. Patrick also experienced a decline in late 1992 and 1993 on production acquired in previous years. On July 29, 1993, Patrick acquired ANPC through a merger. ANPC is a Houston-based, independent oil and gas company, having assets primarily in Louisiana, Texas, Oklahoma and New Mexico. The merger provided for the conversion of each outstanding share of ANPC stock into the right to receive $3.40 in cash and $2.60 of Patrick Common Stock. A total of 7,188,040 shares of Patrick Common Stock were issued to the holders of ANPC common stock.

     In connection with the ANPC merger and pursuant to a Purchase and Sale Agreement dated May 10, 1993 (the "Sale Agreement"), an undivided one-third interest in all of the oil and gas wells, developed and undeveloped leases associated with the wells and the equipment related to the wells owned by ANPC was sold to Whiting Petroleum Corporation. The one-third interest in the assets was sold for approximately $7,000,000 and the closing occurred on August 3, 1993.

     During 1994, the ANPC properties contributed approximately $4.5 million in oil and gas revenues, and incurred approximately $451,000 of production taxes and $1.7 million of lease operating expenses. For 1993, the ANPC properties contributed approximately $2.2 million in oil and gas sales, and incurred approximately $155,000 of production taxes and $767,000 of lease operating expenses.


     Following the ANPC acquisition with gas prices on the rise, and an excellent pipeline system obtained in the acquisition, Patrick appeared to be positioned for future growth. However, marginal success in West Texas and the lack of deep gas activity in Michigan forced Patrick in early 1994 to seek the assistance of Petrie Parkman to develop alternative business strategies for its oil and gas operations.

     Patrick's exploration and development drilling programs during the last three years have been unsatisfactory and are illustrated by the summary presented in the following table:


                                                                 YEAR ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                           1994           1993           1992
                                                        ----------     ----------     -----------
Net exploratory and development wells drilled:(1)
Oil...................................................        1.47           2.26            1.90
Gas...................................................         .30            .95             .53
Dry...................................................        2.32           3.29            3.38
Total.................................................        4.09           6.50            5.81
Drilling and completion Success Rate(%)...............        43.3           49.4            41.8
Total oil and gas capital expenditures:(2)............  $5,145,374     $4,492,604     $10,642,658
Changes in Proved Reserves -- Extensions, Discoveries
  and Other Additions:(3)
  Oil (Mbbls).........................................     486.300         40.418         147.400
  Gas (Bcf)...........................................         .21            .03            7.84
  Equivalent Gas (Bcfe)(4)............................        3.13            .27            8.73
Findings costs ($/Mcfe):..............................        1.64          16.49            1.22
Production:(5)
  Oil (Mbbls).........................................     282.974        237.637         230.700
  Gas (Bcf)...........................................        2.63           2.52            2.76
  Equivalent Gas (Bcfe)(4)............................        4.33           3.95            4.14
Replacement Ratio of Production by Extensions,
  Discoveries and Other Additions(%)..................        37.9            6.8           210.9

- ---------------

(1) Additional drilling activity detail and definition of gross and net wells. See "Business and Properties of Partrick -- Drilling Activity."

(2) Includes Property Acquisition (predrilling), Development and Exploration Costs. See Note P of the notes to the consolidated financial statements of Patrick.

(3) Changes in Proved Reserves -- Extensions, Discoveries and Other Additions are consistent with tabulation. See Note P of the notes to the consolidated financial statements of Patrick. The category includes proved developed and undeveloped reserves and is not adjusted for Revisions of Previous Estimates.

(4) Based upon the ratio of 1.0 Bbl/6.0 Mcf, which was calculated by Patrick.

(5) See Note P of the notes to the consolidated financial statements of Patrick.

     During 1994, declines in prices, revisions of previous estimates and normal production declines resulted in a reduction in the present value of Patrick's future net revenue from estimated production. In accordance with the full cost accounting method, Patrick recorded a write-down of $12,301,000 in 1994 in the value of its oil and gas properties.

     Patrick has recorded writedowns in accordance with the full-cost ceiling calculations as presented in the table below:

                                                               REVISIONS
                                                                  AND
                                                PRICING       ABANDONMENTS        TOTAL
                                              -----------     ------------     -----------
        1994..............................    $ 2,001,000     $10,300,000      $12,301,000
        1993..............................      4,150,000       5,269,000        9,419,000
        1992..............................      2,700,000      12,940,000       15,640,000
        1991..............................      3,000,000              --        3,000,000
        1990..............................             --      12,800,000       12,800,000
        1985..............................      8,100,000              --        8,100,000
                                              -----------     -----------      -----------
                                              $19,951,000     $41,309,000      $61,260,000
                                              ===========     ===========      ===========

     In 1987, 1988 and 1990 Patrick invested $9.4 million for its ownership in the Penske entities, aggregating to 9.4% of Penske Corporation and 1.69% of Penske Transportation, Inc. Although outside of its primary oil and gas businesses, Patrick's management elected to pursue this investment opportunity for its income and capital appreciation potential. Patrick has no plans at this time to pursue other non-energy related investments or acquisitions.

     Since acquiring an interest in Penske, Patrick has received approximately $2.8 million in dividends from its investments distributed as follows: $70,000 in 1987, $900,000 in 1988, $212,246 in 1989, $0 in 1990, $195,600 in 1991,
$628,115 in 1992, $646,895 in 1993, and $139,628 in 1994. The Penske entities'
dividend policy is not formal, and dividends are declared and paid at the discretion of the applicable board of directors.

     On March 30, 1994, Patrick entered into an agreement with Penske to sell 37% of its interest in Penske Corporation and all of its interest in Penske Transportation, Inc. for $12 million with the right to sell (put) the remaining interest to Penske equally over the next five years. Terms call for Penske to pay Patrick, upon presentation of each put, an annual amount equal to the greater of $2.4 million or 1.5 times book value of the shares presented. The minimum value if all puts are presented will be an additional $12 million. Penske has the right to call and accelerate the options in the event there is a change in control of Patrick during the term of the agreement.

     On April 12, 1994, Patrick utilized the proceeds from such sale to prepay $10,000,000 of Patrick's 10.75% Subordinated Collateralized Notes (the "Senior Notes") secured by the Penske stock. As a result of such transaction, Patrick recognized a gain of $6,754,000 on the sale of the stock and incurred penalties of $1,040,000 associated with the prepayment.

     In June 1991, Patrick participated in the initial capitalization of MNG, an entity that has subsequently evolved into a publicly traded company which encompasses several natural gas-related businesses and services. Patrick currently owns approximately 5.8% of MNG. Many of MNG's activities are of a start-up nature and are involved with the development and market acceptance of new technology. MNG has incurred losses in 1992, 1993, and 1994, and there is no guarantee of MNG's future profitability. On July 9, 1993, Patrick received 50,000 shares of MNG stock from EMCO, valued at $9 per share, in consideration of Patrick's waiver of its right of first refusal on the remaining MNG shares owned by EMCO (250,000 shares). These shares along with 700,000 shares of MNG stock already owned by Patrick were sold on September 30, 1993. Patrick received $6,000,000 (750,000 shares at $8 per share) which resulted in a net gain on sale of $4,887,000. Additionally, two members of Patrick's Board of Directors, Messrs. U. E. Patrick and Basil M. Briggs, also currently serve on the MNG Board of Directors.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1995
  COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1994

     During the three months ended March 31, 1995, Patrick lost $199,418 compared to net earnings of $4,514,320 for the same period of the previous year.

     Revenues decreased $8,097,621 to $1,554,665 during 1995, compared to $9,652,286 for 1994 primarily the result of decreased gains on sales of investments of $6,491,232 and the loss of revenue from the wells sold to Unit in December 1994. Oil and gas sales decreased $1,931,321, revenue from pipeline systems increased $305,500 and the other components of revenue increased $19,432 in 1995 compared to 1994.

     A comparison of production volumes and average sales prices of oil and gas produced and sold by Patrick for the periods presented is as follows:

                                                                   1995         1994
                                                                 --------     --------
        PRODUCTION VOLUMES
        Crude Oil and Condensate(Bbls).........................    37,572       72,620
        Natural gas (Mcf)......................................   106,676      706,661

        AVERAGE SALES PRICE
        Crude Oil and Condensate (per Bbls)....................  $  17.24     $  13.95
        Natural gas (per Mcf)..................................  $   1.58     $   2.37


     Expenses decreased $3,383,883 during the three months ended March 31, 1995, compared to the same period of the previous year principally due to a prepayment penalty recorded in 1994 and due to the reduced number of wells owned in 1995. Production taxes decreased $156,764, lease operating costs and depletion, depreciation and amortization decreased $1,513,471, general and administrative costs decreased $39,404, and interest expense decreased $441,412, principally due to a reduction in outstanding debt. Under the full cost accounting method, Patrick capitalized $90,000 of exploration overhead in 1995, compared to $450,000 in 1994. Patrick recorded a prepayment penalty expense in 1994 of approximately $1,233,000 as a result of the early extinguishment of Senior Note debt.


RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1994 COMPARED
  TO THE YEAR ENDED DECEMBER 31, 1993

     During 1994 and 1993, Patrick lost $14,482,150 and $9,297,893, respectively. During the year ended December 31, 1994, Patrick recorded a writedown of $12,301,000 to reflect the capitalized costs of its oil and gas properties in excess of the full-cost pool ceiling as prescribed by the Commission, as compared to a $9,419,000 writedown during 1993. In 1994, Patrick recorded a loss on the sale of certain oil and gas properties of $2,786,841 and $1,232,357 of expenses principally the result of a prepayment penalty of $1,040,000 incurred as a result of the early extinguishment of the Senior Notes. Patrick also recorded a $256,652 writeoff of the remaining basis of its investment in Landover Holding, Inc., a joint venture in Phoenix, Arizona. During 1993, Patrick recorded a loss in equity of an affiliate of $419,694.

     Oil and gas sales increased 18.67% to $11,071,486 during 1994 compared to $9,330,048 for 1993. Production volumes were 282,974 Bbls and 2,631,707 Mcf for 1994 compared to 237,637 Bbls and 2,524,528 Mcf for 1993. Oil prices received by Patrick for 1994 production averaged $16.36 per Bbl and $2.05 per Mcf compared to $14.64 per Bbl and $2.20 per Mcf for 1993. Revenues for 1994 reflect a full year of production activity for the wells obtained in the 1993 ANPC merger. In addition, Patrick recorded $1,111,525 in revenue from pipeline systems during 1994 compared to $665,949 during 1993. The 1994 pipeline revenue reflects a full year of activity compared to five months in 1993.

     Lease operating expenses and production taxes for 1994 were $4,921,344, up 33.1% from $3,697,975 in 1993, primarily due to a full year of activity during 1994 for the wells obtained in the ANPC merger and due to workover activity in 1994. General and administrative expenses increased 8.8% to $3,311,240 in 1994 from $3,041,014 in 1993, primarily due to severance liabilities recorded for terminated employees as a result of Patrick's downsizing efforts. Depletion, depreciation and amortization increased by $759,155 in 1994 to $6,491,645 from $5,732,490 in 1993, primarily as a result of the full year activity associated with the ANPC wells. Interest expense decreased in 1994 to $2,170,478 compared to $2,972,116 in 1993 as a result of reduction in debt in 1994.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993 COMPARED
  TO THE YEAR ENDED DECEMBER 31, 1992

     During 1993 and 1992, Patrick lost $9,297,893 and $21,895,119, respectively. The 1993 loss is the result of declines in oil pricing, gas production, and increased production costs, primarily from the acquisition of ANPC. In addition, Patrick recorded a writedown of $9,419,000 to reflect the capitalized costs of its oil and gas properties in excess of the full-cost ceiling as prescribed by the Commission. During the fourth quarter of 1993, prices used by Patrick to value its reserves decreased approximately $5.40, from $18.65 to $13.25 per barrel for oil. The impact of this decline in prices resulted in a significant decrease in the value of Patrick's oil and gas reserves during the fourth quarter of 1993 of approximately $3.6 million. Additionally, during the fourth quarter of 1993, Patrick received certain data regarding a decline in the production rate and surface tubing pressure in a well in which Patrick holds a small interest. This well, which is operated by another oil company, offsets significant proved undeveloped reserves of Patrick. Accordingly, Patrick's engineering department reduced its estimate of the reserves for this property which resulted in an additional writedown of $5,269,000 of its oil and gas properties during the fourth quarter of 1993. These writedowns are in addition to a writedown of $550,000 recorded during the second quarter of 1993. The 1992 loss is the result of declines in oil pricing, production, reserves and increase workover costs and general and administrative costs. In addition, Patrick recorded a writedown of $15,640,000 to reflect the capitalized costs of its oil and gas properties in excess of the full-cost ceiling as prescribed by the Commission. During the fourth quarter of 1992, prices used by Patrick to value its reserves decreased approximately $3.50, from $21.56 to $18.05 per barrel for oil and $.20, from $2.22 to $2.02 per Mcf for gas. The impact of this decline in prices resulted in a significant decrease in the value of Patrick's oil and gas reserves during the fourth quarter of 1992.

     Oil and gas sales decreased 2% to $9,330,048 in 1993 compared to $9,561,068 for the previous year. Production volumes were 237,637 barrels and 2,524,528 Mcf for 1993 compared to 230,700 barrels and 2,759,100 Mcf for the previous year. Oil prices received by Patrick in 1993 averaged $14.64/Bbl ($14.99/Bbl when including the results from Patrick's hedging program) compared to $19.82/Bbl ($20.64/Bbl when including the results of Patrick's hedging program) for the previous year. Gas prices averaged $2.20/Mcf ($2.15/Mcf when including the results of Patrick's hedging program) for 1993 compared to $1.72/Mcf ($1.60/Mcf when including the results of Patrick's hedging program) for the previous year. The declines in gas production and oil pricing resulted in reduced revenues of $473,277 from decreased volumes and increased revenue of $129,342 from higher average gas prices. In addition, Patrick also had reduced revenues of $43,090 from its hedging activity. Patrick had increased revenues of $156,005 associated with plant products from its two primary gas processing plants.

     Investment income decreased $57,271, $40,000 from the sale of Marcum stock, and $36,051 from other miscellaneous investments. These declines were partially offset by increased dividends from Penske of $18,780. Pipeline revenues and other income increased $1,006,826 principally due to the receipt of $450,000 worth of MNG stock from EMCO in consideration of Patrick's waiver of its right of first refusal on the remaining MNG shares owned by EMCO (250,000 shares) and revenues received on Patrick's investments in two pipelines of $665,949. In addition, Patrick recorded increased gains on the sale of assets of $5,093,254 principally due to gain on sale of MNG shares of $4,887,000, gain on sale of airplane of $284,282 and miscellaneous of $42,711 in 1993 compared to 1992.

     Expenses excluding the writedowns in 1993 and 1992 of $9,419,000 and $15,640,000, respectively, decreased $576,511. Production taxes decreased $99,109, primarily the result of reduced pricing of oil. Lease operating costs increased $795,911, primarily the result of increased taxes and the addition of ANPC. Depletion, depreciation and amortization increased $165,605, principally from the depreciation expense associated with the investment in the Pecos pipeline of $156,250. General and administrative costs decreased $335,806, primarily because 1992 included settlements of $350,000 for franchise tax audits conducted by two states. Interest expense decreased $45,253, primarily from lower interest rates.

     Patrick also recorded a writedown of certain long term investments of $290,000 during 1993 compared to $1,347,858 in 1992, primarily its investment in Landover Holding, Inc., a joint venture in Phoenix, Arizona. In addition, Patrick recorded a loss of $419,694 during 1993 compared to a loss of $407,620 during 1992 for its' equity ownership in MNG.

CAPITAL RESOURCES AND LIQUIDITY

     At March 31, 1995, Patrick had $1,086,468 in cash and cash equivalents, negative working capital of $1.9 million, a current ratio of .69 to 1.0 and stockholders' equity of $15.1 million. At December 31, 1994, Patrick had $748,811 in cash and cash equivalents, negative working capital of $4,184,663, a current ratio of .51 to 1.00 and stockholders' equity of $15.9 million.

     In 1995, Patrick will require funds in addition to its forecasted cash flow from operations in order to complete the development of its Sean Andrew Field and certain additional prospects to be drilled in West Texas. Patrick has entered into a new Credit Agreement with a Bank which provides for a maximum credit facility of $30,200,000, consisting of a $5,200,000 term loan, and a $25,000,000 revolving line of credit with an initial borrowing base of $6,000,000 (collectively the "Bank Loan"). Interest rates are at prime with a LIBOR plus 2.00% option. Substantially all of Patrick's assets are pledged for this credit facility. If the Transactions are not consummated by September 30, 1995 Patrick's interest rate will increase to prime plus 1/2% or LIBOR plus 3.00% on borrowings outstanding. It is anticipated that the credit facility will be sufficient to satisfy capital expenditure commitments and provide sufficient liquidity for operations.

     The Bank Loan requires a minimum consolidated tangible net worth of $15,000,000 plus 50% of positive consolidated net income for all quarters subsequent to December 31, 1994, with up to a $1,000,000 allowance for writedown of oil and gas properties under the full cost accounting method. Common stock dividends are prohibited. A current ratio (as defined in the Credit Agreement) of 1.0:1.0 must be maintained and a maximum expenditure for general and administrative expenses has been established.

     Cash provided by operating activities in 1992 and 1993 was $1,423,000 and $1,617,000, respectively. As the Company began its West Texas exploration activity in 1992, a Preferred Stock offering raised approximately $10,500,000 primarily for this activity, with excess proceeds used to pay down bank debt. During 1993, capital expenditures for West Texas and other exploration activities were paid from cash provided from operating activities and the sale of approximately one-half of the Company's investment in Marcum Natural Gas Services, Inc. In 1994, cash provided from operating activities of $4,191,000 and proceeds from bank borrowings of $1,850,000 provided for 1994 capital expenditures. Also in 1994, the Company sold approximately one-half of its investment in Penske for $12,000,000 and a majority of its oil and gas properties to Unit for $16,100,000. All of those proceeds were used to retire the bank debt and pay off $10,000,000 of the outstanding Senior Notes.

     Patrick will continue to consider other sources of financing, including the public or private sale of debt or equity securities, as it has done in the past.

     The instability of hydrocarbon pricing could have a material effect on Patrick's revenues, cash flows and borrowing capacity. Patrick continually evaluates its proved and unproved oil and gas properties. Any long term continuation of depressed price levels may impair the value of the oil and gas properties.

LONG TERM OBLIGATIONS

     Patrick's non-equity capitalization at March 31, 1995 consisted of $10.0 million of indebtedness from Patrick's subordinated collateralized notes.

     In 1990, Patrick sold $20,000,000 in 10.75% Subordinated Collateralized Notes with Warrants to acquire 800,000 shares of Patrick Common Stock at $6.16 per share to three institutional investors. Patrick's equity ownership in Penske Corporation and Penske Transportation Inc. served as the collateral for the notes, and the Note Purchase Agreement contains financial covenants consistent with those contained in the Revised Bank Loan.

     On March 30, 1994, Patrick entered into an agreement with Penske to sell 37% of its interest in Penske Corporation and all of its interest in Penske Transportation, Inc. for $12 million with the right to sell (put) the remaining interest to Penske equally over the next five years. Terms call for Penske to pay Patrick, upon presentation of each put, an annual amount to the greater of $2.4 million or 1.5 times book value of the shares presented. The minimum value if all puts are presented will be an additional $12 million. Penske has the right to call and accelerate the options in the event there is a change in control of Patrick during the term of the agreement.

     On April 12, 1994, Patrick utilized the proceeds from such sale to prepay $10,000,000 of the Senior Notes secured by the Penske stock. As a result of such transaction, Patrick recognized a gain of $6,754,000 on the sale of the stock and incurred penalties of $1,040,000 associated with the prepayment.

     On May 2, 1995 Patrick retired all of the $10,000,000 10.75% Senior Subordinated Notes outstanding. A portion of the debt was retired with the $2,400,000 in proceeds from the exercise of the first put of Penske stock. The remaining Senior Note indebtedness was retired with proceeds from Patrick's new credit facility. The rate of interest on such borrowing was 8.125% at May 8, 1995. The prepayment penalty incurred was $60,250. The Penske stock was transferred as collateral to the lender as part of the credit agreement.

     If the merger with La/Cal occurs, a change of control as defined in the sale agreement with Penske Corporation will transpire. Penske intends to exercise a call on the remaining 151,584 shares held by Patrick. If the merger occurs, and Penske exercises its call, Patrick anticipates receiving approximately $9.6 million.

CAPITAL EXPENDITURES

     During the period ended March 31, 1995, Patrick's capital expenditures were $546,472. The expenditures were for development costs of $440,287, exploration expenditures of $100,039, and acquisition of leasehold interest of $6,146. In addition, Patrick received proceeds from the sale of interests in oil and gas assets of $25,778.

     In order to preserve current available cash, Patrick intends to fund its portion of certain on-going drilling expenditures by selling a portion of its interest in seismic and acreage cost or borrowing on its working capital credit facility. This method of funding has been used by Patrick in previous exploration efforts. Patrick will still be responsible for its share of completion costs and any future project development or seismic expenditures.

     Patrick has no material commitments for capital expenditures at March 31, 1995. However, Patrick anticipates significant capital expenditures primarily to develop its Sean Andrew Field and other West Texas properties.

     During the year ended December 31, 1994, Patrick's capital expenditures were $5,168,066. The expenditures were for development costs of $2,046,919, exploration expenditures of $2,767,258, acquisition of leasehold interest of $331,197, and furniture, fixtures, and equipment of $22,695. In addition, Patrick received net proceeds totalling $13,637,700 from the sale of various assets, principally due to the sale of assets to Unit Petroleum and LLOG.

ACCOUNTING STANDARDS

     Effective January 1, 1994, Patrick adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires certain accounting and reporting for investments in debt and equity securities based on the intent and ability of entities to hold to maturity or trade such investments.

     The Financial Accounting Standards Board has issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments for which it is practicable to estimate fair value. Management has determined that the effects on the financial statements from the adoption of this statement, which is required to be adopted by Patrick in 1995, will not be material.

     The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The standard established guidance for recognizing and measuring impairment losses and requires that the carrying value of an impaired asset be reduced to fair value. Patrick has not fully determined the impact that adoption of the standard will have on its financial statements. The standard must be adopted no later than 1996 for Patrick.

                  SELECTED HISTORICAL FINANCIAL DATA OF LA/CAL

     The selected financial data set forth below for the year ended December 31, 1994. The period from July 15, 1993 (inception) through December 31, 1994 and for the period from January 1, 1993 through July 14, 1993, for La/Cal and the assets contributed to La/Cal prior to formation have been derived from audited financial statements contained elsewhere in this Joint Proxy Statement/Prospectus. The financial data for the years ended December 31, 1992, 1991, and 1990 have been derived from the unaudited financial records of the assets contributed to La/Cal. The selected financial data are not necessarily indications of the results of future operations and are qualified in their entirety by, and should be read in conjunction with "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the La/Cal financial statements and the notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                         THREE MONTHS
                            ENDED                            JULY 15,
                          MARCH 31,         YEAR ENDED       1993 TO       JANUARY 1,             YEAR ENDED DECEMBER 31,
                       ----------------    DECEMBER 31,    DECEMBER 31,    TO JULY 14,    ---------------------------------------
                        1995      1994         1994            1993          1993(A)       1993(A)     1992(A)   1991(A)   1990(A)
                       ------    ------    ------------    ------------    -----------    ---------    ------    ------    ------
                                                         (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)
STATEMENT OF
 OPERATIONS DATA:
 Revenues:
   Oil and gas
     sales............ $1,127    $  878       $4,996          $1,060          $ 947        $ 2,007      $896      $244      $194
   Other..............      6         4           17               8
                                 ------       ------          ------
       Total
         revenues.....  1,133       882        5,013           1,068
 Expenses:
   Lease operating
     expenses and
     production
     taxes............    150        93          684             194            137            331       173        55        52
   Depletion,
     depreciation and
     amortization.....    228       223        1,156             179
   Interest expense...    275       203        1,072             199
   Other expenses.....     22        20           86               2
                                 ------       ------          ------
       Total expenses     675    539...        2,998             574
                                 ------       ------          ------
 Income before income
   tax expense(b).....    458       343        2,015             494
 Pro forma income tax
   expense(b).........    179       134          786             193
                                 ------       ------          ------
 Net income as
   adjusted for income
   taxes(b)........... $  279    $  209       $1,229          $  301
                                 =======   =============== ===============
 Net income as
   adjusted for income
   taxes per
   unit(b)(c)          $  .01    $.01...      $  .06          $  .02
                                 =======   =============== ===============
OTHER OPERATING DATA:
 Ratio of earnings to
   fixed charges......    2.7       2.7          2.9             3.4
 Increase (decrease)
   in cash and cash
   equivalents........ $ --      $ (312)      $  (41)         $  752
 Net cash provided by
   operating
   activities.........  1,012       539        2,823             479
 Distributions to
   partners...........    357     1,765        3,107           4,073
 Distributions to
   partners per
   unit(c)............    .01       .07          .16             .21
 Distributions to
   partners per unit
   -- return of
   capital(c).........   --         .07          .06             .18


                                                                                   AS OF            AS OF DECEMBER 31,
                                                                                 MARCH 31,       -------------------------
                                                                                   1995            1993            1994
                                                                                 ---------       ---------       ---------
                                                                                  (IN THOUSANDS EXCEPT PER UNIT AMOUNTS)
BALANCE SHEET DATA:
  Cash and cash equivalents....................................................   $   711         $    752        $    711
  Working capital (deficit)....................................................      (683)            (427)           (416)
  Total assets.................................................................     7,953            5,371           8,230
  Long-term debt, excluding current portion....................................     7,800            4,700           8,250
  Total liabilities............................................................     9,933            6,360          10,311
  Partners' capital (deficit)..................................................    (1,980)            (989)         (2,081)
  Partners' capital (deficit) per unit(c)......................................      (.10)            (.05)           (.11)
  Total assets at historical cost(d)...........................................     7,953
  Total assets at historical cost per unit(c)(d)...............................       .40


                                                   (See notes on following page)

- ---------------

(a) La/Cal was organized on July 15, 1993. Statement of operations data and other operating data, other than revenues from oil and gas sales and lease operating expenses and production taxes for the years ended December 31, 1992, 1991 and 1990 and for the period from January 1, 1993 through July 14, 1993, is not presented as the properties for which such revenues and expenses related were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated by the owners prior to the formation of La/Cal.

(b) La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. Such taxes were the responsibility of the individual Partners. Pro forma income tax expense and net income as adjusted for income taxes is shown above in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation.

(c) Per unit information presented for La/Cal is calculated using an assumed 19,765,226 units outstanding for the periods presented which is equal to the number of shares of Common Stock the Partners of La/Cal will receive as a result of the Asset Transfer.


(d) Represents the sum of the amounts assigned to the assets of La/Cal for pro forma purposes.

                 LA/CAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion is intended to assist in an understanding of La/Cal's historical financial position and results of operations. La/Cal is an independent oil and gas partnership engaged in the development, production and acquisition of, and the exploration for, natural gas and oil. La/Cal owns working and overriding royalty interests in 24 wells in eight fields in South Louisiana and Texas. La/Cal was formed in July 1993 when certain participants in drilling programs operated by Goodrich Oil Company contributed their interests to form La/Cal. Prior to the formation of La/Cal, the properties contributed to La/Cal were owned individually by the Partners. La/Cal has no employees and its interests are overseen and managed by Goodrich Oil Company. La/Cal's business strategy has been to achieve reserve growth and profitable returns on its oil and gas investments by acquiring and developing oil and gas properties in a cost effective manner. Cash generated from La/Cal's operations has been distributed to the Partners from time to time, rather then being reinvested in additional drilling opportunities. See "Business and Properties of La/Cal."

     The Selected Historical Financial Data for the periods presented represent the revenues and direct operating expenses of the properties contributed to La/Cal prior to its formation and the results of operations of La/Cal subsequent to its formation. For purposes of this discussion references to La/Cal's operations also include the operations of the properties contributed prior to La/Cal's formation.

     La/Cal has experienced rapid growth during the three year period ending December 31, 1994. The majority of this growth has been accomplished through participation in acquisitions and farm-ins in two fields, Pecan Lake and Lake Charles, and the further development of these two fields. Because of the significant growth of La/Cal, La/Cal's historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. The future results of La/Cal will depend on its ability to locate and develop additional natural gas and oil properties. Due to the nature of La/Cal's business activities and the general risks relating to exploration for and production of natural gas and oil, including the volatility of prices for natural gas and oil products, there can be no assurance that these efforts will be successful.

     Historically, the markets for natural gas and oil have been volatile and are likely to continue to be volatile in the future. Although the price of natural gas has recently declined, such decline has not had a material adverse effect on La/Cal's liquidity. However, lower oil and natural gas prices in the future may reduce the amount of La/Cal's natural gas and oil reserves that are economical to produce and accordingly negatively impact La/Cal's cash flow.

     On March 10, 1995, La/Cal entered into the Agreement with Patrick. Under the terms of the Agreement La/Cal would contribute its assets and liabilities (excluding cash and accounts receivable accrued prior to March 1, 1995, and interest thereon) to the Company for 19,765,226 shares of Common Stock.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

     Revenues -- During the three months ended March 31, 1995, La/Cal's oil and gas sales increased to $1,127,089 compared to $878,457 during the same period of 1994. The following comparison of volumes and prices shows that this increase is due to increased production levels which was partially offset by a decrease in the price received for gas production.

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Production Volumes
      Crude Oil and Condensate (Bbls)................................   9,830       4,914
      Natural Gas (Mcf).............................................. 611,387     382,764

    Average Sales Price
      Crude Oil and Condensate (per Bbl).............................  $15.85      $12.85
      Natural Gas....................................................    1.59        2.13

     The increase in production is primarily due to production from the Mobil acquisition which occurred in the first quarter of 1994 and from additional development drilling during 1994 at Pecan Lake and Lake Charles fields located in South Louisiana.

     Lease operating expenses and production taxes -- Lease operating expenses and production taxes increased to $149,949 during the three months ended March 31, 1995, compared to $93,238 during the same period in 1994. This increase is largely the result of increased production.

     Depreciation, depletion, and amortization -- Depreciation, depletion, and amortization increased only slightly during the three months ended March 31, 1995, compared to the same period in 1994. Although significantly higher volumes were produced, reserve levels also increased which reduced depreciation, depletion, and amortization rates particularly at Pecan Lake.

     General and administrative -- La/Cal's general and administrative services are provided by Goodrich Oil Company at no cost, accordingly La/Cal's historical general and administrative expenses are not significant.

     Interest -- Increase in interest expense is due to increased average debt outstanding used to finance development drilling and to fund certain distributions to Partners during 1994.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

     Revenues. La/Cal's oil and gas sales increased to $4,995,000 in 1994 compared to $2,007,000 in 1993 and $896,000 in 1992. Production levels for 1994 increased to 2,605,000 Mcfe from 977,000 Mcfe in 1993 and 444,000 in 1992.
La/Cal's average sales prices for oil and gas in 1994 were $15.99 per Bbl and $1.85 per Mcf for 1994, $16.65 per Bbl and $2.02 per Mcf for 1993 and $19.80 per Bbl and $1.94 per Mcf in 1992, respectively.

     The increase in La/Cal's oil and gas sales was impacted by the acquisition of producing properties in the Pecan Lake and Lake Charles fields in South Louisiana in December 1993 and February 1994, respectively, and development activity in the Pecan Lake field throughout 1994. Oil and gas sales increased $970,000 and production levels increased 498,000 Mcf in 1994 versus 1993 as a result of the property acquisitions. Oil and gas sales increased $2,185,000 as a result of drilling and completion of four developmental wells in the Pecan Lake and Lake Charles fields.

     Lease operating expenses and production taxes. Lease operating expenses and production taxes increased to $684,000 in 1994 compared to $331,000 in 1993 and $173,000 in 1992. This increase is largely the result of increased production and the acquisition of producing properties and development activity in the Pecan Lake and Lake Charles fields.

     The effective severance tax rate was 6.1% and 5.3% during 1994 and 1993, respectively. The increased effective rate is primarily attributable to an increase in the tax rate collected on gas produced in Louisiana.

     Depreciation, depletion, and amortization. Depreciation, depletion and amortization expense was substantially higher for the year 1994 compared to the period from July 15, 1993 through December 31, 1993 due to the significant increase in capitalized costs and production volumes. The depreciation, depletion and amortization rate increased to $.40 per Mcfe in 1994 from $.33 per Mcfe in 1993.

     Interest expense. Interest expense of $1,072,000 in 1994 was significantly higher than the $199,000 incurred for the period from July 15, 1993 through December 31, 1993 due to the financing of substantially all property acquisitions and development activity with advances under La/Cal's loan agreement with an institutional lender. Such acquisitions and development activity took place in late 1993 and throughout 1994.

     Pro forma income tax expense. La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. The pro forma income tax expense is shown in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation. The amount shown represents an estimated combined federal and state tax rate of 39% on income before income taxes.

LIQUIDITY AND CAPITAL RESOURCES


     Net cash provided by operating activities was $1,011,582 in the first three months of 1995, $2,823,000 in 1994 and $479,000 for the period from July 15, 1993 through December 31, 1993. The increase is due to the significant increase in oil and gas revenues net of operating expenses brought about by the Pecan Lake and Lake Charles fields acquisitions and subsequent development activity.


     During 1994 and the period from July 15, 1993 through December 31, 1993 La/Cal incurred capital expenditures of $3,720,000 and $1,968,000 respectively. Of these amounts $1,250,000 and $2,112,000 related to the acquisition of proved oil and gas properties from Foster-Brown Company (Lake Charles field) and Mobil Corporation (Pecan Lake field) in late 1993 and early 1994 respectively. The remainder represents development activity primarily in the Pecan Lake and Lake Charles fields. La/Cal did not incur any capital expenditures during the three months ended March 31, 1995. Financing activities for the three months ended March 31, 1995 consisted of normal debt payments and capital distributions. In addition, costs were incurred in connection with La/Cal's proposed merger with Patrick.

     Shortly after inception La/Cal entered into a Note Purchase Agreement with an institutional lender. Proceeds from the borrowings were used to fund capital distributions to the Partners and for working capital. Subsequent advances under the agreement have been used for property acquisitions, development drilling and capital distributions. All advances under the agreement bear interest at 10%. As security for the payment of the notes, La/Cal has pledged as collateral substantially all oil, gas or mineral leases; present and future buildings, improvements and tangible property situated upon the mortgaged property; all oil, gas and other minerals produced from the mortgaged property and two demand deposit and checking accounts maintained by La/Cal at a bank. Principal and interest is payable in monthly installments dependent upon the principal balance outstanding. In addition, the lender receives a 4% overriding royalty interest in each of the mortgaged oil and gas properties. Based upon La/Cal's proved producing reserves as of January 1, 1995, La/Cal estimates that the maximum amount available under the Note Purchase Agreement is approximately $15.8 million. On December 31, 1994, $10.1 million was outstanding under the loan agreement. Before additional advances can be funded, the lender must agree with La/Cal reserve estimates. La/Cal has limited capital expenditure requirements for 1995 and beyond and expects to fund such expenditures out of cash generated from operations or borrowings under its loan agreement. See Note 3 to the Notes to Financial Statements of La/Cal.

     In anticipation of the Transactions, the Company has obtained a commitment from Compass Bank of Houston, Texas to provide a credit facility with an initial borrowing base of $22,000,000 unless the call for the Penske investment occurs, which is expected, in which case the initial borrowing base will be $15,000,000. If the Penske call does not occur, the $22,000,000 borrowing base is reduced by $275,000 per month.

     The Company's proposed credit facility is expected to have a floating interest rate with interest payable at least quarterly depending on the interest rate option selected by the Company. The Company may choose from the following interest rate options: (i) the bank's index rate, or (ii) LIBOR plus 2%, available for periods of one through six months.

     The bank will review the value of Goodrich's oil and gas reserves semi-annually for purposes of determining the borrowing base. No principal reductions or payments will be required between borrowing base redeterminations if the initial borrowing base is $15,000,000. The credit facility will mature on June 1, 1997.

     The credit facility contains restrictive covenants which require among other things the Company to maintain a tangible net worth of not less than $15,000,000, plus 50% of positive net income and 100% of additional equity capital raised after December 31, 1994 and, effective March 31, 1996, quarterly cash flow to debt service ratio of not less than 1.25x. The proposed credit facility will allow dividends to be paid by the Company provided no event of default exists or would exist as the result of such payments.

     The Company intends to continue drilling activities on properties previously held by Patrick, specifically its properties in the Sean Andrew Field in Dawson County, Texas. The Company anticipates costs related to these activities of approximately $614,000 during 1995. The Company also intends to further develop the oil and gas properties previously held by La/Cal with anticipated costs estimated to be $930,000 during 1995. Additionally, the Company expects to actively seek and develop exploratory drilling prospects and has budgeted exploration expenses of $1,800,000 for the twelve month period after the Effective Time. While the Company intends to pursue acquisitions of producing properties, no properties have yet been identified.


     The Management Committee believes that cost savings will be obtained for the Company (compared with Patrick and La/Cal on a stand alone basis) by reductions in Patrick general and administrative expenses in excess of the increase in La/Cal general and administrative expenses that will occur after the Effective Time. The Company plans to employ 12 persons and one consultant at an annual cost estimated to be approximately $900,000. During 1994, Patrick's payroll for employees and consultants was $2,565,000. Additionally, the Company will close the Jackson, Michigan and Midland, Texas Patrick offices, while establishing a Shreveport office which will further reduce general and administrative costs. Annual rent for the two Patrick offices which will be closed in 1994 was $158,000; annual rent for the Shreveport office will be $37,000.


     The Company's annual dividend obligation for the Preferred Stock will be $940,000 based on the currently outstanding number of shares of Patrick Preferred Stock.

OTHER MATTERS

     La/Cal has certain obligations based on federal, state and local laws relating to the protection of the environment. Costs of compliance through 1994 have not been material and currently La/Cal does not anticipate that such costs will become material in the near term.

     Inflation has not had a significant effect on La/Cal's financial condition or earnings since inception.

     The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The standard established guidance for recognizing and measuring impairment losses and requires that the carrying value of an impaired asset be reduced to fair value. La/Cal has not fully determined the impact that adoption of the standard will have on its financial statements although management of La/Cal feels that any such impact would not be material to its financial condition or results of operations. The standard must be adopted no later than 1996 for La/Cal.

                     MARKET PRICE OF PATRICK CAPITAL STOCK


     Patrick Common Stock is traded on the NYSE under the symbol "PPC." The Patrick Preferred Stock is traded Nasdaq Small-Cap Market under the symbol "PPCB." After the Effective Time, it is expected that the Common Stock will be traded on the NYSE under the symbol "GDP," and the Preferred Stock will be traded on the Nasdaq Small-Cap Market under the symbol "GDPA."


     The following table sets forth, for the periods indicated, the range of high and low sales prices of the Patrick Common Stock, as reported on the NYSE Composite Tape:


                                                                         PATRICK COMMON
                                                                              STOCK
                                                                       -------------------
                                                                       HIGH           LOW
                                                                       -----         -----
    1993:
      First Quarter................................................... $3.38         $1.75
      Second Quarter..................................................  3.00          2.00
      Third Quarter...................................................  3.00          1.88
      Fourth Quarter..................................................  3.25          2.00
    1994:
      First Quarter................................................... $2.88         $1.88
      Second Quarter..................................................  2.25          1.75
      Third Quarter...................................................  2.00          1.38
      Fourth Quarter..................................................  1.75           .75
    1995:
      First Quarter................................................... $1.38         $ .69
      Second Quarter (through June 12)................................  1.13           .69



     On March 9, 1995, the last trading date prior to the public announcement by Patrick of the signing of the Agreement, the last reported sale price of the Patrick Common Stock as reported on the NYSE Composite Tape was $.875 per share. On June 12, 1995, the last reported sale price of the Patrick Common Stock as reported on the NYSE Composite Tape was $.9375 per share.


     On March 24, 1995, there were approximately 4,000 holders of record of Patrick Common Stock.

     Patrick did not declare or pay any cash dividends on the Patrick Common Stock during the periods indicated. Payment of cash dividends by Patrick on the Patrick Common Stock is currently restricted by the terms of a bank credit facility. See "Patrick Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The prices at which the Patrick Common Stock has traded in the past are not necessarily indicative of the prices at which the Common Stock will trade after the Effective Time.

                       BUSINESS AND PROPERTIES OF PATRICK

     Patrick is an independent oil and gas company engaged in the acquisition of producing properties and the exploration, development and production of oil and gas in the continental United States. In addition to its oil and gas activities, Patrick has an equity interest in Penske Corporation ("Penske"), a privately held diversified transportation services company and Marcum Natural Gas Services, Inc. ("MNG") a publicly held diversified provider of products and services to the natural gas industry. The principal executive offices of Patrick Petroleum Company and its wholly-owned subsidiaries are in leased office space located at 301 West Michigan Avenue, Jackson, Michigan 49201. Additionally, Patrick leases office space for its division offices located in Midland and Houston, Texas. At March 27, 1995, Patrick had 15 employees.

     Patrick Petroleum Corporation of Michigan ("PPCM"), the principal operating subsidiary of Patrick, was formed in 1963 by Mr. U. E. Patrick. Patrick operated as a private independent oil and gas exploration enterprise, merging twice (became a public company in 1970 and was reorganized in 1979) with various other business entities and certain of its Patrick public partnerships.

     Patrick's oil and gas operations were primarily financed by the sale of public partnership programs between 1968 and 1981, when Patrick initiated a major joint venture program with an industry partner which was terminated on June 30, 1984. During 1984, Patrick sold substantially all of its oil and gas related assets to Ladd Petroleum Corporation and sold substantially all of its interests in its public limited partnerships to May Energy Partners Ltd. and Ladd Petroleum Corporation. In addition, Patrick sold its coal subsidiary and no longer conducts coal related activities. Since these sales, Patrick's stated objective has been to remain in the oil and gas business by acquiring producing and nonproducing oil and gas leases and by purchasing companies holding such leases.

     From 1987 through 1993, Patrick's acquisitions of producing properties and its exploration activities were financed through the issuance of common stock, convertible subordinated debentures with warrants to purchase shares of its common stock, through its own operating capital, through bank borrowings, the sale of $20 million of Senior Notes with warrants and through the sale of the $11.8 million of Patrick Preferred Stock with warrants to purchase shares of Patrick Common Stock.

     In July 1993 Patrick acquired American National Petroleum Company ("ANPC"), retaining ANPC as an operating subsidiary of Patrick. ANPC is engaged in (i) the exploration for and development and production of oil, natural gas and other hydrocarbons in the United States, concentrating primarily in the onshore Gulf Coast area of Texas and Louisiana and New Mexico, (ii) the acquisition of oil and natural gas producing properties and other energy related transactions and
(iii) a partial ownership of an intrastate gas pipeline in Texas.

     References to "Patrick" herein include Patrick Petroleum Company and its subsidiaries unless the context otherwise requires.

     As a result of the Unit Sale and the LLOG Exploration Sale, Patrick's remaining oil and gas assets are primarily located in West Texas and Michigan with additional properties in certain western states. The sales allowed Patrick to significantly downsize its Houston division and consolidate certain administrative functions.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     Patrick is principally involved in the business of oil and gas exploration and production.

     Unaffiliated customers which are oil and gas purchasers that represent more than 10% of oil and gas revenues are presented in the following table:

                                                                 1994     1993     1992
                                                                 ----     ----     ----
        Nomeco Oil and Gas......................................  13%      36%      38%

     Due to the relative uniformity of price, combined with ease of market accessibility and deliverability of Patrick's product (crude oil and natural gas sold at the wellhead), Patrick believes that the loss of any major customer could be offset by one or more comparable customers without significant impact to the company.

NATURE AND AREA OF OPERATIONS

     Patrick's oil and gas operations are conducted primarily onshore in the continental United States through its principal wholly-owned subsidiaries, PPCM and ANPC. Patrick does not own any drilling or completion rigs, and all drilling and completion activities are performed through independent contractors. Patrick acts through its subsidiaries as operator of certain properties but also allows qualified industry partners to act as operators in order to minimize additional staffing requirements.

     Patrick operates by acquiring oil and gas producing and non-producing leases, and by participating in certain exploration and development drilling activities generated through its internal activities or by industry partners.

     If the Transactions are not completed, Patrick intends to continue to concentrate its exploration efforts on lower risk prospects, the majority of which are based upon three-dimensional seismic technology and to a limited extent on prospects which develop and/or extend productive areas. Patrick is continually evaluating its exploration and development drilling plans and budgets. Each new prospect is evaluated in relation to current and projected prices, drilling economics and existing markets. Patrick applies rigorous economic criteria to both its own prospects and those offered by other companies.

     Hazards such as unusual formations, pressures, or other unforeseen conditions are sometimes encountered in drilling wells, posing risks which could result in substantial losses or liability to third parties. Patrick may also be subject to liability for pollution or other damages arising from drilling operations. In the event of a serious accident such as a well blowout, oil spill, fire or explosion, the operator may be required to cease operations until the resulting damage has been repaired. The entire assets of Patrick could be subject to the satisfaction of any claims arising from such operations. Patrick carries well control insurance, comprehensive general liability insurance, comprehensive pollution insurance and other insurance which it believes prudent and adequate. However, Patrick may elect not to insure against hazards because of the high cost of premiums or other reasons, and may not be able to obtain insurance against certain risks of loss. Uninsured liabilities could result in the loss of Patrick assets.

     See "Business and Properties of the Company" for a description of the expected activities of the Company after the Effective Time.

EXPLORATION ACTIVITIES

     Patrick is presently concentrating its selective exploration activities primarily in the Permian Basin of West Texas and Michigan. Patrick believes that these areas offer the potential for substantial contributions to Patrick's reserves and cash flow in 1995 and beyond.

     Michigan Activities. Patrick has continued efforts to initiate drilling of a north offset well (Boundary Prospect) to the Marathon #1-32 Huff well which is producing from the Prairie du Chien sandstone. Because of the current low gas price and high cost of drilling this deep test, Patrick has elected to seek an industry partner to join in the drilling of the well on a promoted basis. To date, Patrick has been unable to secure a partner. Patrick has numerous other prospects and a substantial data base within the Prairie du Chien deep gas play. However, due to the significant cost of drilling Prairie du Chien wells, and the volatile gas pricing climate, no further immediate exploration work is planned until promoted partners can be secured.

     West Texas Activities. Patrick's primary exploration focus continues to be toward the development of economic drilling targets using 3-D seismic technology. Recent industry advances in high-resolution 3-D seismic technology have facilitated an improvement in the success rate for exploration of smaller but prolific reefs. This has been accomplished by 3-D imaging the optimum drilling locations on these prospects, therefore minimizing edge and marginal well completions and improving the overall recoveries per well. Patrick has participated in over 375 square miles of 3-D seismic acquisition in West Texas to date, and is currently drilling

Pennsylvanian ("Penn") Reef and Fusselman prospects generated by this technology. Patrick owns two Geoquest work stations, which are being utilized to interpret and map its 3-D data.

     During 1994 and early 1995, Patrick drilled twelve Penn Reef and Fusselman wells, six of which were cased for completion. A significant discovery was made in Patrick's West Lamesa project (Sean Andrew Field) with the drilling of the Patrick Petroleum Chevron 123 #1 well. The well encountered a 370 foot Pennsylvanian reef section and was completed in October, 1994. Patrick holds approximately a 37.5% working interest in the discovery well and the offset locations.

     As of May 26, 1995 three offsets to the discovery well in the Sean Andrew Field have been drilled and completed, a fourth is currently completing and a fifth is currently drilling. Additional offsets are also anticipated. Patrick is also currently drilling two wildcat wells on 3-D prospects located within its West Lamesa project.

     The three completed wells in the Sean Andrews Field have established these production rates as represented in the following tabulation:

                                                                               FLOWING
                                                 OIL       GAS       WATER     PRESSURE
                                               (BOPD)    (MCFD)      (BWPD)     (PSIG)   CHOKE
                                               ------    ------      ------    --------  -----
Chevron 123 #1.................................  350       145         0       215       21/64
Chevron 122 #1.................................  125        50        20       100       20/64
Chevron 123A #1(1).............................  190        80        40        15       32/64

- ---------------

(1) Potential test on April 27, 1995

RESERVE ACQUISITION MATTERS

     Regardless of whether the Transactions are completed, it is anticipated that Patrick or its successor will continue to seek and evaluate opportunities to acquire producing and non-producing leases, or companies that hold such interests.

     In determining the appropriate price to be paid for such acquisitions, Patrick applies certain criteria, including oil and gas prices per equivalent barrel or Mcf, average rate of return and the overall return on investment. All criteria are subject to review as industry changes dictate, and any particular acquisition may not necessarily meet all of the criteria.

     In evaluating potential acquisitions, Patrick uses its staff and, when appropriate, engage independent oil and gas consultants to assist them in the valuation of proposed purchases.

INVESTMENT IN PENSKE CORPORATION

     During 1987 and 1988, Patrick acquired approximately 7% of the common stock of Penske. The purchase price of $6,620,000 approximated the net book value of the shares. Additionally, Patrick purchased an interest in Penske Transportation, Inc., one of Penske's major units for $2,807,700 resulting in a total investment in Penske and Penske Transportation, Inc. of $9,427,700 at December 31, 1993. This investment is carried at cost.

     Penske is a privately held diversified transportation services company that is involved in, among other things, truck leasing and rental, heavy duty diesel engine manufacturing and automotive retailing.

     On March 30, 1994, Patrick entered into an agreement with Penske to sell 37% of its interest in Penske and all of its interest in Penske Transportation, Inc. for $12 million with the right to sell (put) the remaining interest to Penske equally over the next five years. Terms call for Penske to pay Patrick, upon presentation of each put, an annual amount equal to the greater of $2.4 million or 1.5 times book value of the shares presented. The minimum value if all puts are presented will be an additional $12 million. Penske has the right to call and accelerate the options in the event there is a change in control of Patrick during the term of the agreement.

     On April 12, 1994 Patrick utilized the proceeds from such sale to prepay $10 million of the Senior Notes secured by the Penske stock. As a result of such transaction, Patrick recognized a gain of $6,754,000 on the sale of the stock and incurred penalties of $1,040,000 associated with the prepayment.


     If the Transactions are consummated, a change of control as defined in the sale agreement with Penske Corporation will transpire. Penske has indicated that it intends to exercise a call on the remaining shares held by Patrick. If the Merger occurs, and Penske exercises its call, Patrick anticipates receiving approximately $9.6 million and will pay off the remaining note balance of $5 million.


INVESTMENT IN MARCUM NATURAL GAS SERVICES, INC.

     In June and October 1991, Patrick, made investments in then privately-held MNG of Denver, Colorado. MNG is a natural gas services company which is involved, among other things, in providing natural gas measurements services; developing, manufacturing, marketing and selling compressed natural gas refueling stations and related products; developing, manufacturing and distributing electronic data systems that provide remote measurement, monitoring and control functions; and acquiring natural gas transportation and gathering facilities.


     MNG commenced its initial public offering in February 1992. MNG's common stock is currently listed and trades on the Nasdaq National Market. The closing sales price of the MNG common stock on June 9, 1995 was $1 5/8.


     Through a series of equity investments commencing in June 1991 and totaling approximately $1.9 million, and subsequent to PPCM's sale of MNG common stock described below, PPCM presently owns 675,200 shares of MNG common stock, or 5.8% of the MNG common stock outstanding as of March 27, 1995. PPCM also owns 1,260,000 MNG common stock purchase warrants exercisable until February 13, 1996 at a price of $4.00 per share. In addition, Patrick has certain rights of first refusal and purchase option rights with respect to approximately 89,200 shares of outstanding MNG common stock. As determined in accordance with the rules of the Commission, PPCM is deemed to beneficially own 15% of MNG's common stock.

     On July 9, 1993, PPCM acquired 50,000 shares of MNG stock from Engineering Measurements Company ("EMCO"), valued at $9 share (the fair market value on such date), in consideration of PPCM's waiver of its right of first refusal on the remaining MNG common stock owned by EMCO (250,000 shares). These shares, along with 700,000 shares of MNG common stock already owned by PPCM, were sold on September 30, 1993. PPCM received $6 million (750,000 shares at $8.00 per share) which resulted in a net gain on sale of $4,887,000.

     Patrick, was a party to a joint venture with a wholly-owned subsidiary of MNG until December 31, 1994, when the joint venture was terminated. In October, 1992, in connection with this joint venture, PPCM acquired for approximately $2 million a 20% membership interest in Bayou South Gas Gathering Company, L.C., a Louisiana limited liability company ("LLC"), which contemporaneously acquired certain natural gas gathering systems and related assets in North Louisiana and East Texas. In July, 1993, the LLC sold a portion of the gathering system which resulted in a distribution to PPCM of approximately $588,000. The proceeds were applied to the value of PPCM's investment in the LLC and no gain or loss was recognized. Contemporaneously with PPCM acquisition, MNG also purchased a 13.333% membership interest in the LLC. Both PPCM and MNG sold their membership interests in the LLC on March 2, 1994 to a limited partnership formed by them for $1,427,987, net of its 6% limited partnership interest of $160,463. The proceeds were applied to the value of the assets sold and no gain or loss was recognized. Both Patrick and MNG, through their respective subsidiaries, remain the co-managing general partners, and also limited partners, of the limited partnership.

UNDEVELOPED OIL AND GAS ACREAGE

     Terms of oil and gas leases differ from area to area and typically vary in length from one to ten years. The cost of acreage is dependent upon its location and other factors. Patrick presently owns a working interest in 107,197 gross undeveloped acres (49,958 net acres) in the United States.

     Additionally, Patrick's acreage position in the West Texas Pennsylvanian Reef play includes numerous seismic lease options. A seismic lease option is a contract that allows Patrick to option acreage for a minimal cost per acre ($10-$15/acre) for a specific period of time (6-9 months) to conduct Patrick's seismic analysis during the option period with the right to lease any portion of the optioned acreage at a predetermined price ($75-$100/acre), lease term (3 years) and royalty ( 3/16ths royalty). Currently, Patrick controls, by seismic lease options or to a minor degree, farm-ins, various interests under 155 Sections of land within 12 projects located in Scurry, Howard, Borden, Dawson, Gaines, Terry and Lynn Counties, Texas. The acreage controlled by seismic lease options is not included in the table shown below.

     Sales of undeveloped acreage interests helps Patrick participate in, test and develop its inventory acreage. Such sales also reduce Patrick's risk while increasing its exposure by allowing it to participate in a greater number of wells than it could using its own cash flow or other means of financing. Patrick intends to continue to selectively build its inventory of undeveloped acreage in its primary areas of interest.

     Based on Patrick's exploration evaluation process and the lease terms associated with its inventory of undeveloped acreage, it is anticipated that the capitalized costs currently being excluded from the calculation of depletion will be included in such calculation at the rate of approximately 33% over each of the next three years. If these costs are not offset by increases in the value or quantity of Patrick's oil and gas reserves in these years, a writedown of the aggregate value of Patrick's oil and gas properties may be required.

     The gross and net undeveloped acreage of Patrick as of December 31, 1994 is set forth in the following table.

     Undeveloped Acreage:

                                                               GROSS             NET
                               STATE                          ACRES(1)        ACRES(2)
        ---------------------------------------------------  ----------       ---------
        Colorado...........................................   20,341.41       13,275.90
        Louisiana..........................................      760.21          324.99
        Michigan...........................................   16,042.01        8,543.95
        Montana............................................   11,413.78        3,429.93
        North Dakota.......................................   12,746.80        3,397.28
        Texas(3)...........................................   45,277.62       20,632.50
        Wyoming............................................      614.67          353.82
                                                             ----------       ---------
          Total Undeveloped Acreage........................  107,196.50       49,958.37
                                                             ==========       =========

- ---------------

(1) A "gross acre" is an acre in which a working interest is owned.

(2) A "net acre" is deemed to exist when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional ownership working interests owned in gross acres, expressed in whole numbers and fractions thereof.

(3) Does not include seismic lease options associated with Patrick's activities in West Texas.

DRILLING ACTIVITY

     The drilling activity of Patrick is illustrated by the summary presented in the following table:

                                                                   YEAR ENDED DECEMBER 31
                                                                 ---------------------------
                                                                 1994(3)     1993      1992
                                                                 -------     -----     -----
    Gross wells drilled:(1)
      Exploratory:
         Oil....................................................      6          3         4
         Gas....................................................      0          3         1
         Dry....................................................      9         11         5
                                                                 ------      -----     -----
              Total.............................................     15         17        10
                                                                 ------      -----     -----
      Development:
         Oil....................................................      3         11        11
         Gas....................................................      3          3         2
         Dry....................................................      0          1         2
                                                                 ------      -----     -----
              Total.............................................      6         15        15
                                                                 ------      -----     -----
              Total Gross Wells Drilled.........................     21         32        25
                                                                 ======      =====     =====
    Net wells drilled:(2)
      Exploratory:
         Oil....................................................    .98        .84      1.47
         Gas....................................................    .00        .51       .01
         Dry....................................................   2.32       3.27      2.03
                                                                 ------      -----     -----
              Total.............................................   3.30       4.62      3.51
                                                                 ------      -----     -----
      Development:
         Oil....................................................    .49       1.42       .43
         Gas....................................................    .30        .44       .52
         Dry....................................................    .00        .02      1.35
                                                                 ------      -----     -----
              Total.............................................    .79       1.88      2.30
                                                                 ------      -----     -----
              Total Net Wells Drilled...........................   4.09       6.50      5.81
                                                                 ======      =====     =====
    Average Depth in feet of Wells Drilled......................  8,365      9,280     8,146
                                                                 ======      =====     =====

- ---------------

(1) A "gross well" is a well in which a working interest is held. The number of gross wells is the total number of wells in which a working interest is owned.

(2) A "net well" is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional working owned in gross wells expressed as whole numbers and fractions thereof.

(3) At December 31, 1994, Patrick was participating in the completion of two gross development wells which are represented in this table.

PRODUCTIVE ACREAGE AND PRODUCING WELLS

     The following table sets forth the location and amount of Patrick's gross and net productive acreage and the number of gross and net producing oil and gas wells as of December 31, 1994.

                                                                         GROSS
                                                                         WELLS        NET WELLS
                                                GROSS         NET      ----------    ------------
                      STATE                     ACRES        ACRES     OIL    GAS    OIL     GAS
                  ------------                ----------   ---------   ---    ---    ----    ----
    California...............................     781.98      343.00    0      5      .00    2.30
    Colorado.................................   1,560.00      493.18    2      6      .81    2.12
    Louisiana................................     466.67      186.67    0      2      .00     .80
    Michigan.................................   3,670.00      824.44    5     24     1.03    1.47
    Montana..................................   3,435.66      494.45   13      1     1.92     .01
    New Mexico...............................     560.00       13.84    0      2      .00     .05
    North Dakota.............................   2,578.88      479.62    5      4     2.04     .22
    Texas....................................   2,764.67      625.05   12      0     3.13     .00
    Wyoming..................................   1,869.11      404.98    4      0      .39     .00
                                              ----------   ---------   ---    ---    ----    ----
              TOTAL..........................  17,686.97    3,865.43   41     44     9.32    6.97
                                               =========    ========   ==     ===    ====    ====

     In addition to the interests set forth above, Patrick has royalty and overriding royalty interests in 17 gross oil wells (.19 net oil wells) and 17 gross gas wells (.27 net gas wells), resulting in combined interest of 58 gross oil wells (9.51 net oil wells) and 61 gross gas wells (7.24 net gas wells).

     The gross well count includes wells which are in the South Stoney Point Unit. The table does not include 9 gross wells used as service or disposal wells.

     As of December 31, 1994, Patrick owned an interest in one natural gas processing plant.

TITLE TO DEVELOPED AND UNDEVELOPED ACREAGE

     At the time of acquisition of undeveloped acreage a cursory title investigation is conducted. A title opinion from a qualified law firm is obtained prior to drilling any given prospect. In some cases drilling may be delayed or cancelled until such time as title problems are resolved. Prior to the purchase of producing properties, title to such properties is thoroughly investigated in accordance with standard legal and industry practices. Certain of Patrick's producing properties may also be subject to liens, minor encumbrances, easements and other restrictions. Patrick does not believe title issues present any material risk to its operations.

PRODUCTION SUMMARY

     The annual net production of Patrick's working and overriding royalty interests in oil and gas wells for the past three years is illustrated by the following summary:

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1994          1993          1992
                                                        ----------    ----------    ----------
    Crude Oil, Condensate and Gas Liquids (Bbls)(1)
      Total Production................................     282,974       237,637       230,700
      Average Daily Production........................         775           651           632
    Natural Gas (Mcf)(2)
      Total Production................................   2,631,707     2,524,528     2,759,100
      Average Daily Production........................       7,210         6,917         7,559

- ---------------

(1) Expressed in stock tank barrels, each equivalent to 42 U.S. gallons.

(2) Mcf represents 1,000 cubic feet. Expressed, where gas sales contracts are in effect, in terms of contractual temperature and pressure bases and, where contracts are nonexistent, at 60 degrees and 14.65 psia. Includes only natural gas produced and sold. Additional natural gas was produced and reinjected into various fields to increase total ultimate recovery.

     The price of oil and gas may vary from region to region. The average weighted prices and the lifting costs per gross units of revenue for the past three years are as illustrated:

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1994         1993         1992
                                                           ------       ------       ------
    Crude Oil Average Weighted Price per Bbl.............  $16.36       $14.64       $19.82
    Natural Gas Average Weighted Price per Mcf...........  $ 2.05       $ 2.20       $ 1.72
    Average Lifting Cost per Gross Units of Revenue......  $ 0.44       $ 0.40       $ 0.31

     Patrick sells its crude oil and natural gas at the wellhead and does not refine petroleum products. Other than for normal production facilities, Patrick does not own any bulk storage facilities. As is customary in the industry, Patrick sells its production in any one area to relatively few purchasers, including transmission companies that have pipelines near its producing properties.

     Some of Patrick's natural gas properties are subject to purchase contracts, which are generally on a long-term basis. Due to current supply-demand conditions, certain contract provisions, such as "market out" or "force majeure" clauses, have been cited by gas purchasers as justification for reducing the price paid for gas under existing contracts to market levels. Patrick has generally accepted short-term releases from the long-term contracts and sells on the spot market.

PIPELINE SYSTEM

     Pecos Pipeline & Producing Company ("Pecos"), a subsidiary of Patrick, has a 20% interest in a joint venture with Southwestern Gas Gathering, Inc. ("Southwestern"), a subsidiary of Mitchell Energy and Development Company, relating to an intrastate pipeline and related facilities in Leon and Madison Counties, Texas. The pipeline and related facilities are referred to as the "Pecos Pipeline Systems." Southwestern acts as the manager of the joint venture and the net proceeds are distributed to the venturers on a monthly basis, subject to the retention of one month of working capital.

     In September 1993, the same parties created another joint venture for the purpose of separating the gas contracts from the physical pipeline. The joint venture participants are National Marketing Company, a subsidiary of Patrick, and Mitchell Marketing Company. This joint venture is known as Madison Gas Marketing Services ("Madison Gas").

     The joint ventures were established for the purposes of buying and/or transporting gas from producers and other pipelines under various contracts at various receipt points and delivering or reselling the gas to Lone Star Gas Company ("Lone Star") under the terms and conditions of a premium priced/fixed volume 20-year contract dated October 1, 1981. On August 31, 1994, effective November 1, 1994, Madison Gas entered into a settlement agreement for the remaining term of the contract providing for (i) a total fixed contract quantity of 23,826,560 Mmbtu, (ii) a monthly average daily contract quantity not to exceed 18,000 Mmbtu during the months of November through March, (iii) a monthly average daily contract quantity not to exceed 7,000 Mmbtu during the months of April through October, (iv) an average annual gross profit margin of $1.74 per Mmbtu less operating expenses and (v) six additional delivery points. The Lone Star contract terminates at some time between May and October, 2001 depending upon the monthly average daily contract quantities taken under the settlement agreement.

COMPETITION AND MARKETS

     The oil and gas business is highly competitive in all of its phases. Patrick's competitors include the major oil companies, independent oil and gas concerns and individual producers or operators, as well as major pipelines. Some of these entities have greater financial and other resources than Patrick. Patrick is unable to determine precisely its comparative competitive position in the oil and gas industry. Competition in the acquisition of oil and gas prospects and properties continues to be intense. Patrick's ability to develop reserves in the future will depend on the effective use of capital, its ability to develop current leasehold interests and its ability to select and acquire suitable exploratory and development prospects.

     The availability of a ready market for oil and gas discovered and produced by Patrick depends on numerous factors, including the extent of domestic production of oil and gas by other producers, the regulations of the U.S. Department of Energy concerning the production, sale and transportation of oil and gas, as well as other governmental mandates, crude oil imports, actions by the Organization of Petroleum Exporting Countries, the marketing of competitive fuels, and the proximity, availability and capacity of oil and gas pipelines or other transportation facilities. Over the past several years, the fluctuation of oil and gas prices and oil and gas surpluses have resulted in reduced drilling activity in the United States. This creates an industry environment with reduced costs of drilling and a greater availability of drilling rigs. Patrick cannot predict how long this situation will continue, but it is anticipated that as the economics of oil and gas production improve, the price of oil field goods and services will continue to escalate.

REGULATORY AND ENVIRONMENTAL MATTERS

     Patrick's business and properties are subject to substantial governmental regulation, including regulations affecting production, transportation and environmental matters. For a further description of the regulatory and environmental matters affecting the oil and gas industry and the Company, see "Business and Properties of the Company -- Regulation" and "-- Environmental Matters."

LEGAL PROCEEDINGS

     The U.S. Environmental Protection Agency ("EPA") has identified Patrick as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site in Vermillion Parish, Louisiana. The EPA has estimated that the total cost of long-term cleanup of the site will be approximately $13.5 million, with Patrick's percentage of responsibility to be approximately 3.09%. As of December 31, 1994, Patrick has accrued approximately $500,000 for this liability. The EPA and the PRPs will continue to evaluate the site and revise estimates for the long-term cleanup of the site. There can be no assurance that the cost of cleanup and Patrick's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the cleanup of the site is joint and several among all PRPs. Therefore, the ultimate cost of the cleanup to Patrick could be significantly higher than the amount presently accrued for this liability.

     Patrick is party to additional lawsuits arising out of the normal course of business. However, Patrick has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to the financial position or results of operations of Patrick and its consolidated subsidiaries.

     For a description of litigation filed by B.A.R.D. Industries against Patrick and Mr. U.E. Patrick in connection with the proposed Transactions, see "Description of the Transactions -- Stockholder Litigation."

                       BUSINESS AND PROPERTIES OF LA/CAL

OVERVIEW

     La/Cal is an independent oil and gas partnership engaged in the development, production and acquisition of, and the exploration for, natural gas and oil primarily in Southern Louisiana. As of December 31, 1994, La/Cal had estimated proved reserves of approximately 523.7 Mbbls of oil and condensate and
21.98 Bcf of natural gas, or an aggregate of 25.11 Bcfe with a present value of future net revenues (10% discount) of $27.52 million, of which approximately 89.2% are classified as proved developed. If the Transactions are completed, at the Effective Time, La/Cal will contribute all of its oil and gas assets and liabilities to the Company. As used herein, "La/Cal" refers to the pre-Merger business activities conducted by La/Cal or its predecessor, while "the Company" refers to those activities the Company will pursue after the Effective Time.

     La/Cal owns working and overriding royalty interests in 24 wells in eight fields in Southern Louisiana and Texas. La/Cal was formed in July 1993 when certain participants in drilling programs operated by Goodrich Oil Company, a privately-held independent oil and gas company, contributed their interests to form La/Cal. La/Cal has 26 general partners and is managed by a three person management committee consisting of Messrs. Henry Goodrich, Gil Goodrich and Leo
E. Bromberg. La/Cal does not have any employees, and Goodrich Oil Company oversees and manages the interests of La/Cal, as it does for other joint-interest owners. La/Cal's business strategy has been to achieve reserve growth and profitable returns on its oil and gas investments by acquiring and developing oil and gas properties in a cost effective manner. Cash generated from La/Cal's oil and gas operations is distributed to the Partners from time to time, rather than being reinvested in additional drilling opportunties. See "La/Cal Management's Discussion and Analysis of Financial Condition and Results of Operations."

DESCRIPTION OF THE SOUTHERN LOUISIANA PRODUCING REGION

     Substantially all of La/Cal's proved reserves are in the Southern Louisiana producing region. The Southern Louisiana producing region as referred to in this Joint Proxy Statement/Prospectus refers to the geographic area which covers the onshore and in-land waters of South Louisiana lying in the southern one-half of the state of Louisiana.

     The South Louisiana producing region is one of the world's most prolific oil and natural gas producing sedimentary basins. The region generally contains sedimentary sandstones which are of high qualities of porosity and permeabilities. There are a myriad of types of reservoir traps found in the region. These traps are generally formed by faulting, folding and subsurface salt movement or a combination of one or more of these. Salt movement has resulted in a large number of shallow piercement salt domes as well as deeper movements, which have resulted in both large and small anticlinal structures.

     The formations found in the South Louisiana producing region range in depth from 1,000 feet to 20,000 feet below the surface. These formations range from the Sparta and Frio formations in the Northern part of the region to Miocene and Pleistocene in the southern part of the region. La/Cal's production comes predominately from Miocene and Frio age formations.

PROPERTIES

     Pecan Lake Field. The Pecan Lake field was discovered in 1944 by the Superior Oil Company. Geologically, the field is comprised of a relatively low relief four-way closure and multiple stacked pay sands. The Pecan Lake field comprises approximately 900 gross leased acres in Cameron Parish, Louisiana, approximately 42 miles southeast of Lake Charles, Louisiana. The field was produced from over 15 Miocene sands ranging in depths from 7,500 to 11,800 feet, which have been predominately gas and gas condensate reservoirs. These sand reservoirs are characterized by generally widespread development and strong waterdrive production mechanisms. To date, the field has produced in excess of 340 Bcf of gas and 550,000 barrels of condensate from 14 wells. All the field production to date has come from reservoirs which are of normal pressure. The Pecan Lake Field is separated from the South Pecan Lake Field by an East-West trending down to the South fault. The South Pecan Lake Field has produced from formations of similar depth and age as Pecan Lake and to date has produced over 632 Bcf of gas and 1,900,000 barrels of condensate.

     In May 1992, La/Cal entered the Pecan Lake field under a farmout arrangement with Mobil, whereby Mobil retains a one-eighth overriding interest in the prospectively developed wells subject to the farmout. In April 1993, La/Cal leased an additional 133.24 gross acres in the Pecan Lake field from Miami Corp. for approximately $62,000. In March 1994, La/Cal acquired (i) all of Mobil's interest in La/Cal's actual and prospectively drilled wells, (ii) a 43.10% working interest in Mobil's Miami Corp. S13, B15 and B16 wells, and (iii) the 2.26% overriding royalty interest in Mobil's Cutler #1 well for approximately $2.11 million. Pecan Lake consists of nine well completions through six well bores. Currently, La/Cal's working interests in eight of the well completions in the Pecan Lake field range from approximately 43.11% to 43.63% with La/Cal's working interest increasing in five of the well completions to approximately 47.38% over the next 6 months. For the quarter ended December 31, 1994, La/Cal's average daily production at Pecan Lake were 41.00 Bbls of oil and/or condensate and 3.86 Mmcf of natural gas. As of January 1, 1995, La/Cal's interests in the Pecan Lake field had proved developed producing reserves of
129.885 Mbbls of oil and condensate and 12.49 Bcf of natural gas.

     La/Cal also maintains an ownership interest in various oil and gas equipment in the Pecan Lake field including 12 separators, eight line heaters, 15 meter and meter runs, flowlines and platforms. Based on excess gas pipeline production capacity, La/Cal is able to accept increased production from internal and external sources.

     Lake Charles Field. The Lake Charles field was discovered by the California Company (Chevron) in 1959. Geologically, the field consists of an upthrown structural closure that is bounded to the South by an East-West trending down to the South fault. The Lake Charles field currently consists of five producing wells located on approximately 443 gross leased acres in Calcasieu Parish, Louisiana, and adjacent to the City of Lake Charles, Louisiana. The field has produced from five different formations which are all Frio age sandstones. These formations range in depth from 7500 feet to 9100 feet. The field has produced from reservoirs which have had both waterdrive and pressure depletion mechanisms. The Lake Charles field has produced, to date, in excess of 14.9 Bcf of gas and 325,000 barrels of condensate from seven different wells. All of the production to date has come from normally pressured reservoirs.

     La/Cal acquired a working interest in the Glasscock-Chapman #1 well and leased additional acreage outside the Glasscock-Chapman #1 unit from Chevron and two smaller working interest owners for $105,483 in February 1992. Since then, La/Cal has leased an additional 206 gross acres from several smaller landowners for approximately $155,000. On December 1, 1993, La/Cal acquired a 50% working interest from Foster-Brown Company in the Nickerson Fee well and an additional 2.73% working interest in the City of Lake Charles #1 well for $1,250,000. Currently, La/Cal owns working interests that range from 29.24% to 50.00% in the five producing wells in the Lake Charles field. For the quarter ended December 31, 1994, La/Cal's average total daily production at the Lake Charles field were
83.00 Bbls of oil and condensate and 3.83 Mmcf of natural gas. As of January 1, 1995, La/Cal's interest in the Lake Charles field had proved developed reserves of 99.86 Mbbls of oil and 4.56 Bcf of natural gas.

     La/Cal also maintains an ownership interest in various oil and gas equipment in the Lake Charles field including four separators, two line heaters, three meter runs, seven 700 barrel tanks, two dehydrators, and flowlines. Based on excess gas pipeline capacity, La/Cal is able to accept increased production from internal and external sources.

     Other. In addition to the Pecan Lake and Lake Charles fields, which comprise approximately 97.6% of La/Cal's existing proved developed reserves and approximately 99.1% of La/Cal's proved developed producing reserves, La/Cal maintains ownership interests in acreage and wells in several additional fields, including the (i) Opelousas field, located in St. Landry Parish, Louisiana, (ii) ADA field, located in Bienville Parish, Louisiana, (iii) Calhoun field, located in Ouachita Parish, Louisiana, (iv) North Rich Ranch field, located in Liberty County, Texas, (v) North Bammel field, located in Harris County, Texas, (vi) Carthage (Bethany) field, located in Panola County, Texas, and (vii) Oakhurst field, located in San Jacinto County,

Texas. La/Cal's working interest in wells and acreage in these fields range from 7.01% to 47.15%. Currently, less than 2.0% of La/Cal's average daily production is attributable to interests owned in these fields.

OIL AND NATURAL GAS RESERVES

     The following table sets forth summary information with respect to La/Cal's pro forma proved reserves in all fields as of January 1, 1995, as estimated by La/Cal by compiling the reserve information prepared by (i) H.J. Gruy and Associates, Inc. relating to the Pecan Lake and Lake Charles fields, (ii) Coutret & Associates, Inc., independent petroleum engineers and (iii) La/Cal internally.

                                                                                         PRE-TAX
                                                                                         PRESENT
                                                                                          VALUE
                                                                 NET RESERVES              OF
                                                          --------------------------     FUTURE
                                                           OIL        GAS                  NET
                       CATEGORY                           (MBBLS)    (BCF)     BCFE(1)   REVENUES
- -------------------------------------------------------   ------     -----     -----     -------
                                                                                           (IN
                                                                                         MILLIONS)
Proved Developed Producing.............................   230.87     17.32     18.70     $ 22.11
Proved Developed Non-Producing.........................   274.04      1.52      3.15        2.43
Proved Undeveloped.....................................    18.81      3.14      3.26        2.98
                                                          ------     -----     -----     -------
  Total Proved.........................................   523.72     21.98     25.11     $ 27.52
                                                          ======     =====     =====     =======

- ---------------

(1) Estimated by the Company using a conversion ratio of 1.0 Bbl/6.0 Mcf.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of La/Cal. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues amounts shown above should not be construed as the current market value of the estimate oil and natural gas reserves attributable to La/Cal's properties.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from La/Cal's properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The average prices as of December 31, 1994 were $16.81 per Bbl of crude oil/condensate and $1.78 per Mcf of natural gas, for the combined production of the Pecan Lake and Lake Charles fields. Prices for natural gas and, to a lesser extent, oil and condensate are subject to substantial seasonal fluctuations and prices for each are subject to substantial fluctuations as a result of numerous other factors.

PRODUCTIVE WELLS

     The following table sets forth the number of well bores in which La/Cal maintains ownership interests as of December 31, 1994:

                                                                   GROSS(1)   NET
                                                                   -----     -----
            Pecan Lake
              Gas...............................................    6.00      3.90
            Lake Charles
              Gas...............................................    5.00      2.00
            Other
              Gas...............................................   12.00      2.20
                                                                   -----     -----
                      Total Productive Wells....................   23.00      8.10
                                                                   =====     =====

- ---------------

(1) Does not include the 2.26% royalty interest in the Cutler #1 well.

     Currently, all of the wells in which La/Cal maintains an ownership interest produce only natural gas and condensate. Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. A gross well is a well in which La/Cal maintains an ownership interest, while a net well is deemed to exist when the sum of the fractional working interests owned by La/Cal equals one. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above in the Pecan Lake and Lake Charles fields, three have multiple completions.

ACREAGE

     The following table summarizes La/Cal's gross and net developed and undeveloped natural gas and oil acreage under lease as of December 31, 1994 in the Pecan Lake and Lake Charles fields. Acreage in which the La/Cal's interest is limited to royalty or overriding royalty interests is excluded from the table.

                                                                   GROSS         NET
                                                                  --------      ------
        Developed acreage
          Pecan Lake Field......................................    900.00      413.60
          Lake Charles Field....................................    443.00      182.70
        Undeveloped acreage.....................................      0.00        0.00
                                                                  --------      ------
             Total..............................................  1,343.00      596.30
                                                                   =======      ======

     La/Cal also has approximately 3,400 gross acres and a substantially lower number of net acres under lease in fields other than Pecan Lake and Lake Charles, which represent less than three percent of La/Cal's pre-tax present value of future net revenues of January 1, 1995.

     Undeveloped acreage is considered to be those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil, regardless of whether or not such acreage contains proved reserves. Although La/Cal currently does not have an ownership interest in any undeveloped acreage, the Company may in the future. As is customary in the oil and gas industry, the Company can retain its interests in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases, or by payment of delay rentals during the remaining primary term of such a lease. The natural gas and oil leases in which La/Cal has an interest are for varying primary terms; however, most of La/Cal's lease acreage is beyond the primary term and is held by producing natural gas and/or oil wells.

     La/Cal also participated in several farmout agreements with other owners of natural gas and oil leases and is actively leasing acreage in the Southern Louisiana producing region. A farmout agreement is a customary industry agreement that provides that the assignee drill a well or wells on farmout properties, and if the well is completed as a commercial producer of natural gas and/or oil, the assignee earns an assignment of some or all of the assignor's natural gas and oil lease interests. Rights to earn the interest in the farmout acreage can be surrendered by Goodrich Oil Company, the manager of the programs in which La/Cal participates at any time by giving notice to the assignor, or they can be lost through nonperformance by Goodrich Oil Company.

WELL COMPLETIONS AND INTERESTS OWNED BY LA/CAL IN THE PECAN LAKE AND LAKE CHARLES FIELDS

     The following table sets forth La/Cal's approximate working interest, net revenue interests and overriding royalty interests in the wells and well completions in the Pecan Lake and Lake Charles:

  Pecan Lake

                                                                            NET       OVERRIDING
                                                     YEAR     WORKING     REVENUE     ROYALTY
                       WELL NAME                     DRILLED  INTEREST    INTEREST    INTEREST
    -----------------------------------------------  ----     -------     -------     ------
    Miami Corp. #1 and #1D.........................  1993      43.63%      34.12%(1)   n/a
    Miami Corp. #2 and #2D.........................  1993      43.63%      34.12%(1)   n/a
    Miami Corp. #S13...............................  1982      43.11%      34.49%(1)   n/a
    Miami Corp. #B15(2)............................  1969      43.11%      36.21%      n/a
    Miami Corp. #B16...............................  1984      43.11%      36.21%      n/a
    Miami Corp. #3 and #3D.........................  1994      43.11%      33.66%(1)   n/a
    Cutler #1......................................  1985       n/a         n/a       2.26%

  Lake Charles

                                                                            NET       OVERRIDING
                                                     YEAR     WORKING     REVENUE     ROYALTY
                       WELL NAME                     DRILLED  INTEREST    INTEREST    INTEREST
    -----------------------------------------------  ----     -------     -------     ------
    J.C. Nickerson #1(3)...........................  1992      44.77%      32.24%      n/a
    Ursla Bracey #1(3).............................  1992      44.77%      30.09%      n/a
    City of Lake Charles #1........................  1992      29.24%      24.69%(1)   n/a
    Nickerson Fee..................................  1977      50.00%      56.00%(4)   n/a
    Glasscock-Chapman #1...........................  1962      31.50%      23.65%      n/a

- ---------------

(1) Includes overriding royalty interests acquired by La/Cal that have been converted into net revenue interest equivalents.

(2) Currently shut-in.

(3) Estimated subject to unitization, which is not anticipated to have a material impact on the working and net revenue interest percentages.

(4) Includes a royalty interest acquired by La/Cal.

In the foregoing tables, wells that are completed in more than one producing horizon, which include the Pecan Lake field wells Miami Corp. #1, #1D, #2, #2D, #3, and #3D, are each counted as one well. The information in the foregoing tables is rounded off to the nearest one-hundredth of one percent.

OPERATOR ACTIVITIES

     La/Cal does not operate any wells in which it maintains an ownership interest. Currently, Goodrich Oil Company is the operator of record of every producing well in the Pecan Lake field except the Cutler #1 well. Goodrich Oil Company is the operator of the J. C. Nickerson #1 and Ursla Bracey #1 wells, while Samson Resources Company operates the remainder of the wells in the Lake Charles field. Goodrich Oil Company also operates all of the other wells in which La/Cal maintains an ownership interest, except the Brooks Fee #1 well, which is operated by Sue Ann Production Company and the Marshall #1 well, which is operated by Brammer Engineering, Inc.

DRILLING ACTIVITIES

     La/Cal. La/Cal participates in an active drilling program conducted by Goodrich Oil Company on the natural gas and oil properties in which La/Cal maintains ownership interests. Since its inception, La/Cal's average finding cost has been approximately $.2822/Mcfe. The following table sets forth the drilling activity of Goodrich Oil Company in the Pecan Lake, Lake Charles and other fields since 1992.

                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                  1992(1)           1993(1)            1994
                                               -------------     -------------     -------------
                                               GROSS    NET      GROSS    NET      GROSS    NET
                                               ----     ----     ----     ----     ----     ----
    Development Wells:
      Productive.............................  8.0      2.6      2.0      .87      1.0      .43
      Non-Productive.........................  0.0      0.0      1.0      .08      1.0      .43
                                               ----     ----     ----     ----     ----     ----
              Total..........................  8.0      2.6      3.0      .95      2.0      .86
                                               ====     ====     ====     ====     ====     ====
    Exploratory Wells:
      Productive.............................  0.0      0.0      0.0      0.0      0.0      0.0
      Non-Productive.........................  0.0      0.0      0.0      0.0      0.0      0.0
                                               ----     ----     ----     ----     ----     ----
              Total..........................  0.0      0.0      0.0      0.0      0.0      0.0
                                               ====     ====     ====     ====     ====     ====
    Total Wells:
      Productive.............................  8.0      2.6      2.0      .87      1.0      .43
      Non-Productive.........................  0.0      0.0      1.0      0.8      1.0      .43
                                               ----     ----     ----     ----     ----     ----
         Total...............................  8.0      2.6      3.0      .95      2.0      .86
                                               ====     ====     ====     ====     ====     ====

- ---------------

(1) La/Cal was formed in July 1993.

     As denoted in the foregoing table, "Gross" wells refers to wells in which a working interest is owned, while a "net" well is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

     As of the date of this Proxy Statement/Prospectus La/Cal is not engaged in any drilling activities. La/Cal did not drill any exploratory wells during the periods set forth above.

NET PRODUCTION, UNIT PRICES AND COSTS

     The following table presents certain information with respect to oil, gas and condensate production attributable to La/Cal's interests in all of its fields, the revenue derived from the sale of such production, average sales prices received and average production costs during each of the years ended December 31, 1994, 1993 and 1992.

                                                                 1994         1993       1992(1)
                                                               ---------     -------     -------
Net Production:
  Natural gas (Mcf).........................................   2,386,130     933,435     417,482
  Oil (bbls)................................................      36,487       7,319       4,347
  Natural gas equivalents (Mcfe)............................   2,605,050     977,348     443,564
Average Net Daily Production:
  Natural gas (Mcf).........................................       6,537       2,557       1,144
  Oil (Bbls)................................................         100          20          12
  Natural gas equivalents (Mcfe)............................       7,137       2,678       1,215
Average Sales Price Per Unit:
  Natural Gas (per Mcf).....................................   $    1.85     $  2.02     $  1.94
  Oil (per Bbl).............................................       15.00       16.65       19.80
Other Data:
  Lease operating expense (per Mcfe)........................   $     .15     $   .23     $   .25
  Depreciation, depletion and amortization (per Mcfe).......         .40         .33         .65

- ---------------

(1) La/Cal ownership interest applied to pre-La/Cal formation production.

MARKETING

     La/Cal does not determine the marketing activities relating to its production because La/Cal does not operate its existing properties. The current operators of properties in which La/Cal maintains an ownership interest normally sell La/Cal's production as provided for in the applicable operating agreement for each property. The operator or its agent sells La/Cal's production, as well as other interest owners' production from each property on the spot market and by entering into marketing arrangements, processing agreements, transportation agreements and oil and natural gas condensate agreements, which are discussed below. Goodrich Oil Company, as an operator of certain La/Cal properties, does not charge La/Cal for its marketing activities and the benefits of the marketing, processing, and transportation arrangements provided by the operator are passed directly to La/Cal. For a discussion of the marketing activities of the Company after the Effective Time, see "Business and Properties of the Company -- Marketing."

     Pecan Lake Field. La/Cal's natural gas production is transported through various field gathering lines to a central facility in the field. The gathering lines, and the central facility, are owned proportionately by the working interest owners in the Pecan Lake field wells, which include La/Cal. From the central facility, La/Cal's gas production is delivered into a gas transmission line owned by Superior Offshore Pipeline Company ("SOPCO"). the gas production is then transported under a transportation agreement, between the operator and SOPCO, to the Trident N.G.L. Inc. plant ("Trident"). The gas production is then either processed by Trident, or bypassed to the Trident distribution point. This activity is covered by a processing agreement between the plant and the operator. This agreement provides, in-part, that the plant can elect to process the operator's gas, but is required to deliver a volume of gas to the plant's distribution point, which is equal to the volume delivered by SOPCO at the plant inlet. This is referred to as a "keep-whole" agreement. At the plant tailgate, La/Cal's gas is delivered to one of the several pipeline interconnects available at the plant distribution point. These spot sales, or market-sensitive sales, are arranged by Seaber Corporation of Louisiana, a Louisiana corporation ("Seaber"). See "Business and Properties of the Company -- Marketing."

     In addition to the transmission lines available at the plant tailgate, there is also a line owned by SOPCO that provides access to Columbia Gulf Pipeline Company ("Columbia Gulf") and Texas Gas Transmission

Company ("Texas Gas"). If the operator elects to access these pipelines, the transportation is covered under agreement(s) between the operator and SOPCO for transportation to either Columbia Gulf or Texas Gas.

     In addition to the sales arranged by Seaber, the operator also has a contract with Tenneco Gas Marketing Company ("Tenneco Gas"), which provides for a daily volume from the Pecan Lake field of up to 1,050 Mmbtu a day. The transportation and processing agreements for this volume of gas are identical to those identified above. The agreement with Tenneco Gas provides for market-sensitive pricing and will expire on July 31, 1995.

     From the central facility in Pecan Lake, La/Cal's gas condensate is delivered into a low pressure pipeline which is owned by Grand Lake Liquids Company ("Grand Lake"). The gas condensate is transported to the Grand Lake tank farm under an agreement between the operator of the Pecan Lake field and Grand Lake Liquids. La/Cal's gas condensate is sold to Mobil Oil Trading & Transportation Company at the Grand Lake tank farm by the operator. Pricing for the condensate is based on current market prices referred to as posted prices. The operators' contract with Mobil is a 30-day rollover agreement.

     Lake Charles Field. La/Cal's natural gas production is transported through a gathering line of approximately 2 miles in length to an interconnect with Koch Gateway Pipeline ("Koch"). This gathering line is owned proportionately by the working interest owners in the Lake Charles wells, which includes La/Cal. The gas is sold by the operators, at the Koch pipeline interconnect, to various markets arranged by Seaber. Transportation on the Koch pipeline is arranged by the individual markets. La/Cal's gas condensate from the Lake Charles wells is sold to Falco S&D, Inc. ("Falco") by the operators. Pricing for the condensate is based on current market prices referred to as posted price. The operators' contract with Falco is a 30-day, rollover agreement.

     Remaining Fields. La/Cal's natural gas production in its remaining fields is sold under spot or market-sensitive contracts and to various gas purchasers on short-term contracts. La/Cal's natural gas condensate in its remaining fields is sold under short-term rollover agreements based on current market prices.

  Customers

     From July 15, 1993 through December 31, 1993 and during the year ended December 31, 1994, Tenneco Gas purchased 70% and 41%, respectively, of La/Cal's oil and gas sales. During 1994, Seaber purchased 48% of La/Cal's oil and gas sales. Based on the current demand for natural gas, La/Cal does not believe the loss of these purchasers would have a material adverse effect on La/Cal. See
Note 8 of Notes to the La/Cal Energy Partners Financial Statements.

TITLE TO PROPERTIES

     As is customary in the natural gas and oil industry, La/Cal makes only a cursory review of title to farmout acreage and to undeveloped natural gas and oil leases upon execution of the contracts. Prior to the commencement of drilling operations, a thorough title examination is conducted and curative work is performed with respect to significant defects at prospective drilling locations and unitized tracts. To the extent title opinions or other investigations reflect title defects, La/Cal, rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If La/Cal were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, La/Cal could suffer a loss of its entire investment in the property. La/Cal or its operator has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to such properties in accordance with standards generally accepted in the oil and gas industry. La/Cal's natural gas and oil properties are subject to customary royalty interests, liens for current taxes and other burdens that La/Cal believes do not materially interfere with the use of or affect the value of such properties.

OPERATIONAL RISKS AND INSURANCE

     La/Cal's operations are subject to the usual hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damages and suspension of operations. As a result, La/Cal could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the La/Cal's properties.

     La/Cal is covered under various types of insurance policies with the minimum being a $1 million general liability policy and a $5 million umbrella policy. La/Cal is also covered under additional insurance, including policies covering commercial property, workers' compensation policies, a business auto policy and an electronic equipment protection policy.

     La/Cal's insurance coverage does not cover every potential risk associated with the drilling and production of oil and natural gas. Among other things, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on La/Cal's financial condition and results of operation. Moreover, there can be no assurance that La/Cal's insurance coverage will be adequate to cover any losses or exposure to liability or that La/Cal will be able to maintain adequate insurance coverage in the future at rates it considers reasonable.

REGULATORY AND ENVIRONMENTAL MATTERS

     La/Cal's business and properties are subject to substantial governmental regulation, including regulations affecting production, transportation and environmental matters. For further description, see "Business and Properties of the Company -- Regulation" and "-- Environmental Matters."

LEGAL PROCEEDINGS

     La/Cal is not a party to any legal proceedings, and the Management Committee is not aware of any threatened proceedings that can reasonably be expected to have a material adverse effect on La/Cal's properties or financial condition.

EMPLOYEES

     La/Cal does not have any employees because substantially all of its oil and gas operations and administrative functions are provided by Goodrich Oil Company.

OFFICES

     La/Cal currently does not own or lease any office facilities.

                     BUSINESS AND PROPERTIES OF THE COMPANY

THE COMPANY

     The Company is a Delaware corporation which was recently organized to become the parent company for the businesses presently conducted by Patrick and La/Cal. The Company is currently a wholly-owned subsidiary of Patrick which conducts no business and has only nominal assets. The Company's address is 5847 San Felipe, Suite 700, Houston, Texas 77057, and its telephone number is (713) 780-9494.

GOODRICH ACQUISITION

     Goodrich Acquisition is a Delaware corporation that was recently organized for the sole purpose of facilitating the transactions contemplated by the Agreement. It is currently a wholly-owned subsidiary of the Company which conducts no business and has only nominal assets. At the Effective Time, Goodrich Acquisition will be merged with and into Patrick and the separate existence of Goodrich Acquisition will cease and Patrick will become a wholly owned subsidiary of the Company.

STRATEGY

     The Company's business strategy will be to increase its reserves and maximize earnings and cash flow, through oil and gas development, acquisition and exploration activities. In implementing this strategy, the Company intends to:

     - maintain an active development and exploration drilling program on its acreage held by production;

     - seek new acreage positions in Southern Louisiana, South and East Texas and certain properties in West Texas that the Company believes offer exceptional development opportunities, through farmouts and leasing;

     - pursue reserve growth through strategic acquisitions of oil and gas properties that offer additional development drilling opportunities, which if successful would significantly increase the reserve value of the acquired property;

     - maintain low finding costs by utilizing in-house geological and technical expertise to select drilling locations, including locations with multiple pay horizons;

     - become the operator of record of a majority of its properties; and

     - retain and attract key employees through stock options and other incentive programs.

RELATIONSHIP WITH GOODRICH OIL COMPANY

     At the Effective time, the Company will enter into a Joint Participation Agreement with Goodrich Oil Company pursuant to which the Company and Goodrich Oil Company will each agree to offer to the other a 50% participation interest in such Company's share of all drilling prospects and acquisitions of producing properties identified after the Effective Time by either company. Goodrich Oil Company is owned by Henry Goodrich, who is the father of the Company's Chief Executive Officer and will become a director of the Company at the Effective Time, and is engaged in developing oil and gas drilling programs for its participants, primarily in South Louisiana and East Texas. Goodrich Oil Company is a party to participation agreements, with certain industry partners and individual investors pursuant to which such persons invest in drilling programs developed by Goodrich Oil Company. Pursuant to the Joint Participation Agreement, the GOC Participants will have the opportunity to invest, through Goodrich Oil Company, in prospects and acquisitions of producing properties identified after the Effective Time by the Company, and the Company will have the opportunity to participate in future Goodrich Oil Company drilling prospects or acquisitions. Goodrich Oil Company will not receive any compensation or management fees from the Company, and the Company will not receive any such fees from Goodrich Oil Company in connection with such arrangements. The Joint Participation Agreement will terminate on the earlier of (i) December 31, 2000, or (ii) at such time as neither Gil Goodrich or Henry Goodrich is an employee, director or consultant of the Company.

PRO FORMA RESERVE INFORMATION

     The following pro forma estimated proved oil and natural gas information for the Company is based upon the estimated pro forma oil and natural gas reserve information of Patrick and La/Cal.

                                                               AS OF JANUARY 1, 1995
                                                     ------------------------------------------
                                                      PATRICK         LA/CAL          COMPANY
                                                     PRO FORMA       PRO FORMA       PRO FORMA
                                                     ----------      ---------       ----------
Proved Oil and Gas Reserves
  Crude Oil and Liquids (Mbbls)...................     1,144.87         523.72         1,668.59
  Natural Gas (Bcf)...............................         6.73          21.98            28.71
  Natural Gas Equivalents (Bcfe)(3)...............        13.60          25.11            38.72
Present Value of Estimated Future Net Revenue
  Before Income Taxes (discounted at 10%)(in
  millions).......................................        12.86          27.52            40.38
Estimated Net Production for the year 1995
  Crude Oil and Liquids (Mbbls)...................       205.19          47.86           253.05
  Natural Gas(Bcf)................................          .54           3.32             3.86
  Natural Gas Equivalents (Bcfe)(1)...............         1.77           3.60             5.37
Average Sales Price
  Crude Oil and Liquids ($/bbl)...................        16.50          16.81            16.60
  Natural Gas ($/Mcf).............................         1.70           1.78(2)          1.76
Lease Operating Expense ($/Mcfe)(2)...............          .44            .10              .22
Net Developed Oil and Gas Acreage.................        3,865            596            4,461

- ------------

(1) Based upon the ratio of 1.0 bbl/6.0 Mcf, which was calculated by the Company.

(2) Costs incurred to operate and maintain wells and related equipment, excluding and valorem and production taxes.

DRILLING ACTIVITIES

     After the Effective Time, the Company expects to pursue several drilling opportunities that have been developed by La/Cal and Patrick. The Company anticipates retaining gross working interests in its prospects of approximately 50%. Larger or smaller working interests may also be retained by the Company in certain prospects depending upon interest availability, drilling and completion costs, capital available to the Company and other factors that may exist regarding each prospect. In addition, pursuant to the terms of the Joint Participation Agreement between the Company and Goodrich Oil Company, the Company will have the option to participate in all of Goodrich Oil Company's new prospects and new acquisitions, and the Company will be obligated to offer its new prospects and new acquisitions to the GOC Participants through Goodrich Oil Company. See "-- Relationship with Goodrich Oil Company."

     Development Infill Drilling. Upon completion of the Transactions, the Company will have an inventory of nine developmental infill drilling locations, which present the Company with the opportunity to drill lower risk wells because the target reservoirs have been penetrated by producing wells in close proximity with the proposed infill locations. These locations are primarily in the Southern Louisiana producing region and West Texas. When drilling infill locations, the Company will evaluate each infill well for the potential to encounter other producing formations which may lie either above or below the target reservoir and, when warranted, the depth of the well may be extended. The Company plans to drill two gross (1.85 net wells) in the Southern Louisiana producing region during the remainder of 1995. In addition, the Company plans to develop the Sean Andrew (Penn Reef) Field, currently held by Patrick. See "Business and Properties of Patrick." As of May 26, 1995, Patrick is drilling its sixth well in the Sean Andrew (Penn Reef) field. The Company plans to drill an additional two gross (.75 net) wells in the Sean Andrew (Penn Reef) field during the remainder of 1995. The Company plans to actively seek additional development opportunities for the remainder of 1995, but currently has not developed a capital expenditures budget for such development activity.

     Development Drilling. The Company will seek to acquire properties with development drilling prospects when it determines that additional wells could be drilled on such properties or when multiple pay horizons may be present on such properties but have not been fully developed. After the acquisition of such properties, the Company will undertake to drill additional wells as necessary to more fully develop the production potential of the acquired leases. The Company believes that this type of property is typically low risk as the prospects are drilled near or in close proximity to the boundaries of existing producing pools and may be identified prior to acquisition with a reasonable degree of certainty. The Company plans to actively seek development drilling opportunities for the remainder of 1995, but currently has not developed a capital expenditures budget for such development activities.

     Exploratory Drilling. The Company's exploration program will be intended to balance its relatively low-risk infill and development drilling program with higher-risk exploratory drilling activities that have the potential for high rates of return. The Company will seek to drill exploratory wells that generally have multiple pay objectives and are commonly located in close proximity to existing producing fields. The Company plans to actively seek exploratory drilling opportunities for the remainder of 1995, but currently has not developed a capital expenditures budget for such drilling activity.

OPERATOR ACTIVITIES


     Upon completion of the Transactions, Goodrich Oil Company will operate a majority in value of the Company's producing properties. However, the Company will seek to become the operator of record concerning properties it drills or acquires in the future. While Goodrich Oil Company will become the operator of record on the majority in value of the Company's properties, Goodrich Oil Company currently subcontracts all operating activities to Brammer Engineering, Inc. ("Brammer"), a party unrelated to the Company, Goodrich Oil Company or any of their affiliates. In addition, the Company plans to subcontract the actual operating activities of those properties in which it becomes the operator of record. The Company does not believe that the loss of Brammer or any other subcontracting operator would have a material adverse effect on the Company's operating activities and properties because of the availability of qualified replacement operators under similar terms.


ANTICIPATED ASSET DISPOSITIONS


     It is anticipated that after the Effective Time, management of the Company will undertake to dispose of selected non-core oil and gas properties currently owned by Patrick, as part of the Company's efforts to reduce operating costs. The properties targeted for sale generally include those with an SEC value of $20,000 or less based upon Patrick's January 1, 1995 reserve report and in the aggregate represent an SEC value of approximately $100,000. Patrick is also negotiating to sell certain of its Michigan properties for approximately $1.1 million. As described above under "Business and Properties of Patrick -- Investment in Penske Corporation," it is anticipated that Patrick's investment in Penske will be sold to Penske as a result of the consummation of the Transactions. The Company expects to make other asset acquisitions and dispositions in the ordinary course of its business, but has not identified any other specific assets for sale. The Company does not expect to sell any of the La/Cal Interests in the foreseeable future.


MARKETING

     Upon completion of the Merger, the Company will not determine the marketing activities relating to a majority of its production because of its status as a non-operator with regards to such production. The current operators of properties in which the Company maintains an ownership interest normally sell the Company's production as provided for in the applicable operating agreement for each property. The operator or its agent sells the Company's production, as well as other interest owners' production from each property on the spot market and by entering into marketing arrangements, processing agreements, transportation agreements and oil and natural gas condensate agreements, which are discussed below.

     At the Effective Time, the Company will enter into an agreement with Natural Gas Ventures, L.L.C. ("NGV"), a Louisiana limited liability company, that affiliates of Goodrich Oil Company formed in August,

1994, to operate as an agent for the purpose of marketing Goodrich Oil Company and its contracting parties' natural gas. The Company and other contracting parties contribute natural gas to NGV, which NGV then markets to gas purchasers, pursuant to the Joint Venture Agreement between NGV and Seaber (described below). The Company can terminate this agreement on 60-days advance notice. The Company and the other contracting parties are entitled to participate, on a pro rata basis, in any net profits or equity benefits received by NGV under its Joint Venture Agreement with Seaber, provided the Company and the other contracting parties have not terminated the agreement and are delivering gas under the agreement at the time the net profits and equity interest are earned. The Company believes its contract with NGV allows it to realize higher prices for its contributed gas because of the greater market power associated with larger volumes of gas than the Company would have for sale on a stand-alone basis.

     NGV has entered into a natural gas marketing joint venture agreement (the "Joint Venture Agreement") with Seaber whereby Seaber acts as agent for NGV in its gas marketing efforts. Pursuant to the Joint Venture Agreement, Seaber arranges short-term gas sales contracts on behalf of NGV with gas purchasers and NGV delivers to Seaber sufficient gas quantities to fulfill NGV's contractual obligations. NGV can terminate the Joint Venture Agreement on 60-days advance notice. During the term of the Joint Venture Agreement, on a calender year basis, NGV has the option to share 50 percent of all Seaber's net profits provided that NGV meets certain scheduled delivery requirements. Each year, twenty-five percent of NGV's share of Seaber net profits is retained by Seaber as an account payable, which Seaber uses as additional working capital. At the end of the term of the Joint Venture Agreement, and subject to delivering scheduled volumes of gas, NGV can elect to convert its cumulative accounts payable into fifty percent of the outstanding Seaber common stock or can choose to receive the payable in cash.

     As set forth above, provided certain conditions are met, NGV will distribute the Seaber net profits and equity interests, if any, to its contracting parties on a pro rata basis.

COMPETITION

     The oil and gas industry is highly competitive. Major oil and gas companies, independent concerns, drilling and production purchase programs and individual producers and operators are active bidders for desirable oil and gas properties, as well as the equipment and labor required to operate those properties. Many competitors have financial resources substantially greater than those the Company would have following the Effective Time, and staffs and facilities substantially larger than those of the Company. The availability of a ready market for the oil and gas production of the Company will depend in part on the cost and availability of alternative fuels, the level of consumer demand, the extent of other domestic production of oil and gas, the extent of importation of foreign oil and gas, the cost of and proximity to pipelines and other transportation facilities, regulations by state and federal authorities and the cost of complying with applicable environmental regulations.

REGULATION

     The availability of a ready market for any natural gas and oil production depends upon numerous factors beyond the Company's control. These factors include regulation of natural gas and oil production, federal and state regulations governing environmental quality and pollution control, state limits on allowable rates of production by a well or proration unit, the amount of natural gas and oil available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be "shut-in" because of an oversupply of natural gas or the lack of an available natural gas pipeline in the areas in which the Company may conduct operations. State and federal regulations generally are intended to prevent waste of natural gas and oil, protect rights to produce natural gas and oil between owners in a common reservoir, control the amount of natural gas and oil produced by assigning allowable rates of production and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies.

     Regulation of Natural Gas and Oil Exploration and Production. Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilling and the plugging and abandonment of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from natural gas and oil wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of natural gas and oil the Company's operator or the Company can produce from its wells, and to limit the number of wells or the locations at which the Company can drill. Legislation affecting the oil and gas industry also is under constant review for amendment or expansion. For example, legislation currently pending in Texas, if enacted, would revise the current method by which maximum allowable production for natural gas wells is determined in Texas in a manner that might impose additional restrictions on the level of production. Generally, state-established allowables have been influenced by overall natural gas market supply and demand in the United States, as well as the specific "nominations" for natural gas from the parties who produce or purchase gas from the field and other factors deemed relevant by the agency. The Company cannot predict whether further changes will be made in how these states set allowables or what impact, if any, such further changes might have. In addition, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations binding on the natural gas and oil industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the natural gas and oil industry increases the Company's cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

     Natural Gas Marketing and Transportation. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas produced by La/Cal and the manner in which such production is marketed. The transportation and sales for resale of natural gas in interstate commerce are regulated pursuant to the Natural Gas Act of 1938 (the "NGA"), the Natural Gas Policy Act of 1978 (the "NGPA") and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). Although maximum selling prices of natural gas were formerly regulated, on July 26, 1989, the Natural Gas Wellhead Decontrol Act ("Decontrol Act") was enacted, which amended the NGPA to remove completely by January 1, 1993 price and nonprice controls for all "first sales" of natural gas, which will include all sales by the Company of its own production; consequently, sales of the Company's natural gas currently may be made at market prices, subject to applicable contract provisions. The FERC's jurisdiction over natural gas transportation was unaffected by the Decontrol Act.

     The FERC also regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by La/Cal, as well as the revenues received by La/Cal for sales of such natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and non-discriminatory basis. The FERC's efforts have significantly altered the marketing and pricing of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, and 636-B (collectively "Order No. 636"), which, among other things, require interstate pipelines to "restructure" to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires pipelines to provide open-access transportation on a basis that is equal for all gas supplies. Order No. 636 has been implemented through negotiated settlements in individual pipeline service restructuring proceedings. In many instances, the result of the Order No. 636 and related initiatives has been to substantially reduce or bring to an end the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. The FERC has issued final orders in virtually all pipeline restructuring proceedings, and has now commenced a series of one year reviews to determine whether refinements are required regarding individual pipeline implementations of Order No. 636.

     Although Order No. 636 does not regulate natural gas producers such as the Company, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on the Company and its natural gas marketing efforts. In addition, numerous petitions seeking judicial review of Order No. 636 are pending. Numerous parties have also sought review of FERC orders implementing Order No. 636 on individual pipeline systems. Order No. 636 could be reversed in whole or in part as a result. Because the restructuring requirements that emerge from this lengthy administrative and judicial review process may be significantly different from those of Order No. 636 as originally promulgated, it is not possible to predict what, if any, effect the final rule resulting from Order No. 636 will have on the Company. Although Order No. 636, assuming it is upheld in its entirety, could provide the Company with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject the Company to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. The Company does not believe, however, that it will be affected by any action taken with respect to Order No. 636 any differently than other natural gas producers and marketers with which it competes.

     The FERC has recently announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner for setting rates for new interstate pipeline construction, the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market, and the use of market-based rates for interstate gas transmission. While any resulting FERC action would affect the Company only indirectly, these inquiries are intended to further enhance competition in natural gas markets.

     In 1994, the FERC eliminated a regulation that had caused virtually all sales of natural gas by pipeline affiliates, such as the Company, to be deregulated first sales. As a result, only sales by the Company of its own production now qualify for this status. All other sales of gas for resale in interstate commerce by the Company, such as those of gas purchased from third parties, are now subject to NGA jurisdiction. Such sales are currently subject to a blanket authorization that does not impose any price, volume or reporting requirements; thus the Company does not anticipate this change will have any significant current adverse effects. Such sales are subject to the future possibility of greater federal oversight, however, including the possibility that FERC might prospectively impose more restrictive conditions on such sales.

     The Company's intrastate pipeline operations are subject to regulation by the Railroad Commission of Texas ("RRC") under the Gas Utility Regulatory Act and other statutes. Among other matters, the RRC has the authority to establish just and reasonable rates, services and operations of gas utilities, including gas transmission pipelines, in Texas. In addition, intrastate pipelines are subject to non-discriminatory purchase and transport requirements. Interstate pipeline rates for pipeline, transportation, industrial and similar large volume customers, excluding rates for city-gate sales, are presumed to be just and reasonable where (i) neither the company nor the customer had an unfair advantage during negotiations; (ii) the rates are substantially the same as rates for similar service; or (iii) competition does or did exist for the market with another supplier of natural gas or an alternative form of energy.

     To the extent an intrastate pipeline sells gas for resale in interstate commerce, or transports gas in interstate commerce, such sales and transportation are subject to regulation by the FERC under Section 311 of the NGPA and related regulations, or under Section 7 of the NGA. Interstate transportation by intrastate pipelines must be performed on an open access, non-discriminatory basis. Both such transportation and sales for resale under
Section 311 must be performed at rates that do not exceed fair and equitable rates, and can only be performed "on behalf of" intrastate pipelines and local distribution companies. Intrastate piepline sales for resale in interstate commerce are also authorized under the blanket authorization described above. The Company believes that its intrastate pipeline activities comply with all applicable RRC and FERC regulations and associated statutes, and that such regulation does not affect materially the financial condition of the Company.

     Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state governmental bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

     Oil Sales and Transportation Rates. Sales of crude oil, condensate and gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting crude oil, liquids and condensates by pipeline. These regulations are subject to pending petitions for judicial review. The Company is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for such commodities.

     Safety Regulation. The Company's intra-state pipeline operations are subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently been the subject of increasing focus in various political and administrative arenas at both the state and federal levels. In addition, the major federal pipeline safety law is subject to change this year as it is considered for reauthorization by Congress. For example, federal legislation addressing pipeline safety issues has been introduced, which, if enacted, would establish a federal "one call" notification system. Additional pending legislation would, among other things, increase the frequency with which certain pipelines must be inspected, as well as increase potential civil and criminal penalties for violations of pipeline safety requirements. The Company believes its operations, to the extent they may be subject to current gas pipeline safety requirements, comply in all material respects with such requirements. The Company cannot predict what effect, if any, the adoption of this or other additional pipeline safety legislation might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending upon future legislative and regulatory changes.

     Federal Energy Tax. On August 10, 1993, President Clinton signed into law the Revenue Reconciliation Act of 1993 which includes an increased excise tax on transportation fuels. Effective October 1, 1993, an additional 4.3 cents-per-gallon tax is imposed on most motor and other transportation fuels. Collection points vary, but most taxes become due upon the removal of the fuel from the terminal or refinery, or upon the entry of the fuel into the United States. The impact of this legislation may cause a reduction in the demand for the Company's products as opposed to alternative energy sources that are available to the end user of the Company's product. However, the effect upon the Company's operations cannot be predicted with certainty at this time.

ENVIRONMENTAL MATTERS

     The Company's operations are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental departments issue rules and regulations to implement and enforce such laws which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from the Company's operations.

     For example, the Comprehensive Environmental Response, Compensation and Liability Act
("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

     In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. The regulatory burden on the oil and gas industry increases the cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the operations of the Company.

     Stricter standards in environmental legislation may be imposed in the oil and gas industry in the future. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and natural gas exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Furthermore, at least two courts have recently ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA, as described above. State initiatives to further regulate the disposal of oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. Compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company. Although the Company has not experienced any material adverse effect from compliance with environmental requirements, there is no assurance that this will continue in the future.

     The Oil Pollution Act of 1990 (the "OPA") requires owners and operators of "offshore facilities" to establish $150 million in financial responsibility to cover environmental cleanup and restoration costs likely to be incurred in connection with an oil spill. On August 25, 1993, the Minerals Management Service (the "MMS") published an advance notice of its intention to adopt a rule under the OPA that would define "offshore facilities" to include all oil and gas facilities that have the potential to affect "waters of the United States." The term "waters of the United States" has been broadly defined to include inland waterbodies, including wetlands, playa lakes and intermittent streams. Since the Company will have oil and gas facilities that could affect "waters of the United States," the Company could become subject to the financial responsibility rule if it is adopted as proposed. Under the proposed rule, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self-insurer or a combination thereof. There is substantial opposition to the proposed rule throughout the oil and gas industry, and the MMS has informally indicated that it will not move forward with adoption of the rule until Congress has had an opportunity to reconsider the financial responsibility requirements imposed under OPA. The Company cannot predict the final form of any financial responsibility rule that may be adopted by the MMS under the OPA, but if the proposed rule were adopted, no assurance can be given as to the Company's ability to comply with such rule or the costs of such compliance. In any event, the impact of any rule is not expected to be any more burdensome to the Company than it will be to other similarly situated companies involved in oil and gas exploration and production.

     The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the OPA, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. Within the next three or four years, both the Louisiana state water discharge regulations and the federal NPDES permits may prohibit the discharge of produced water and sand, and some other substances related to the oil and gas industry, to coastal waters of Louisiana. Although the costs to reformat Company operations to comply with these zero discharge mandates under federal or state law may be significant, the entire industry will experience similar costs and the Company believes that these costs will not have a material adverse impact on the Company's financial conditions and operations. Further, the Coastal

Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters.

OPERATIONAL RISKS AND INSURANCE

     The Company's operations are subject to the usual hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damages and suspension of operations. As a result, the Company could incur substantial liabilities to third parties or governmental entities, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties.

     The Company will be covered under various types of insurance policies with the minimum being a $1 million general liability policy and a $5 million umbrella policy. The Company will also be covered under additional insurance, including policies covering commercial property, workers' compensation policies, a business auto policy and an electronic equipment protection policy.

     The Company's insurance coverage will not cover every potential risk associated with the drilling and production of oil and natural gas. Among other things, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company's financial condition and results of operation. Moreover, there can be no assurance that the Company's insurance coverage will be adequate to cover any losses or exposure to liability or that the Company will be able to maintain adequate insurance coverage in the future at rates it considers reasonable.

EMPLOYEES

     Upon completion of the Transactions, the Company expects to employ approximately 13 people, of whom six will be located at the Company's headquarters in Houston, Texas, and seven of whom will be located at the Company's offices in Shreveport, Louisiana.

OFFICES

     Upon completion of the Transactions, the Company will assume a lease covering approximately 8,101 square feet for its Houston, Texas headquarters. The lease provides for monthly rental of $8,914 through September 1997, increasing to $9,252 through the end of the lease term in September 1999. Patrick is currently the lessee under the Houston office lease. The Company will sublease office space from Goodrich Oil Company in Shreveport, Louisiana. The lease will cover approximately 3,352 square feet at a monthly cost of $3,100 and expire in May 1996. Patrick also leases approximately 4,195 square feet of office space in Midland, Texas which expires on September 30, 1995. The Company does not plan to renew the Midland lease. The Company plans to vacate Patrick's month-to-month lease covering its premises in Jackson, Michigan within two months after the Effective Time.

               MANAGEMENT OF THE COMPANY AFTER THE EFFECTIVE TIME

     At the Effective Time, the Board of Directors of the Company will consist of twelve persons, six of whom currently serve as directors of Patrick and who will be designated by Patrick, and six of whom will be designated by La/Cal. In accordance with the Bylaws of the Company, the members of the Board of Directors are divided into three classes and are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election to office or until a successor is duly elected and qualified. The Bylaws also provide that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III Directors expire at the annual meeting of stockholders in 1996, 1997 and 1998, respectively. The officers are elected by, and serve until their successors are elected by, the Board of Directors.

     Set forth below is certain information with respect to those individuals who will serve as members of the Board of Directors and executive officers of the Company after consummation of the Transactions:

                 NAME                AGE               POSITION WITH THE COMPANY
    -------------------------------  ---    -----------------------------------------------
    U. E. Patrick(1)...............   66    Chairman of the Board (Class I)
    Walter G. Goodrich(2)..........   36    President, Chief Executive Officer and Director
                                              (Class III)
    Roland Frautschi...............   37    Vice President, Chief Financial Officer and
                                            Treasurer
    Robert C. Turnham, Jr..........   37    Vice President and Chief Operating Officer
    Henry Goodrich(2)..............   65    Director (Class II)
    Sheldon Appel(2)...............   61    Director (Class I)
    Jeff H. Benhard(2).............   66    Director (Class II)
    Michael Watts..................   35    Director (Class I)
    La/Cal Director (to be                  Director (Class III)
      designated)..................
    Basil M. Briggs(1).............   59    Director (Class III)
    Benjamin F. Edwards, II(1).....   68    Director (Class III)
    Wayne G. Kees(1)...............   71    Director (Class II)
    James R. Jenkins(1)............   75    Director (Class II)
    John C. Napley(1)..............   70    Director (Class I)

- ---------------

(1) Designated as a director by Patrick.

(2) Designated as a director by La/Cal.

     Messrs. Henry Goodrich, Appel, Benhard, Watts, Briggs, Edwards, Kees, Jenkins and Napley will be elected to the Company's Board of Directors at the Effective Time. Mr. Turnham will be elected to the officer positions described above at the Effective Time. Each of these individuals has consented to being so named in this Joint Proxy Statement/Prospectus. For information with respect to the interests of certain officers and directors of the Company in the transactions contemplated by the Agreement, see "Description of Transactions -- Interests of Certain Persons in the Transactions."

     U.E. "Pat" Patrick has served as President and a Director of Patrick and its predecessors since 1963. Mr. Patrick is a director of Marcum Natural Gas Services, Inc., Denver, Colorado. He has been engaged in oil and gas exploration and production since 1962.

     Walter G. "Gil" Goodrich is the President and Chief Executive Officer as well as a Director of the Company. Mr. Goodrich has also served as a member of the Management Committee of La/Cal since the formation of the partnership. He became Goodrich Oil Company's Vice President of Exploration in 1985 and its President in 1989. He joined Goodrich Oil Company as an exploration geologist in 1980. Mr. Goodrich will resign from Goodrich Oil Company at the Effective Time.

     Roland Frautschi is the Company's Vice President, Chief Financial Officer and Treasurer. He has been employed by Goodrich Oil Company since 1982. During that time, he has served Goodrich Oil Company in a number of capacities, including internal auditor, controller and since 1990, as Goodrich Oil Company's Vice President of Finance. Mr. Frautschi will resign from Goodrich Oil Company at the Effective Time.

     Robert C. Turnham has held various positions in the oil and gas business since 1981. From 1981 to 1984, Mr. Turnham served as a financial analyst for Pennzoil USA. In 1984, he formed Turnham-Interests, Inc., a professional land management company. Since 1993, he has served as president and as a partner of Liberty Production Company, an oil and gas exploration and production company.

     Henry Goodrich is a petroleum geologist with over 45 years experience in the oil and gas business. Mr. Goodrich has served as an exploration geologist with the Union Producing Company and the McCord Oil Company. From 1971 to 1975, Mr. Goodrich was President, Chief Executive Officer and a partner of the McCord-Goodrich Oil Company. In 1975, Mr. Goodrich formed the Goodrich Oil Company and remains its Chairman and Chief Executive Officer. Additionally, Mr. Goodrich has served as a member of the Management Committee of La/Cal since its formation.

     J. Michael Watts has been the Director and Vice President of Marketing and Administration of Goodrich Oil Company since 1985 and has been employed by Goodrich Oil Company since 1983. From 1981 to 1983, Mr. Watts was employed by P&O Falco, Inc.

     Sheldon Appel has been involved in real estate development and finance since 1955 when he formed the Sheldon Appel Companies. Mr. Appel also has served as a director of American Consumer Industries and Beverly Hills Savings and Loan Association.

     Jeff H. Benhard is the President and Chief Executive Officer of a number of businesses owned by the Benhard family including, Benhard Grain, Inc., Peoples Moss Gin Co., Inc. and Louisiana Premium Seafoods, Inc. Mr. Benhard has been involved in the agriculture and aquaculture businesses since 1949. He is currently a director of the Pan American Life Insurance Company and the Past President of the LSU Foundation. Mr. Benhard is also a Director of the Washington State Bank of Louisiana.

     Basil M. Briggs has been a practicing attorney in Detroit, Michigan since 1961 and is currently of counsel with the firm of Miro, Miro & Weiner in Bloomfield Hills, Michigan. Mr. Briggs is a director of Marcum Natural Gas Services, Inc. Mr. Briggs has in the past provided limited services to Patrick as a consultant concerning corporate, financial and development matters and has occasionally rendered legal services to Patrick. Mr. Briggs is the Secretary of Patrick and has been a director of Patrick since its formation.

     Benjamin F. Edwards, II has been an independent oil and gas consultant since 1975. From July 1977 through August 1984, Mr. Edwards was a full-time consultant to Patrick for corporate development, corporate planning and financial matters.

     Wayne G. Kees has been primarily engaged in the management of his personal investments since 1976. Mr. Kees is a director of Sizzler International, Inc.

     James R. Jenkins is a practicing certified public accountant. He has been a partner or officer of the firm of Jenkins, Magnus, Volk & Carrol, Bloomfield Hills, Michigan, since 1951. Mr. Jenkins has been a director of Patrick since its formation. Mr. Jenkins' firm provides limited accounting and tax services to Patrick.

     John C. Napley has been an independent oil and gas consultant since 1984. He was the president of NG Securities Corp. from 1984 through October 1988. Mr. Napley has been a director of Patrick from the time of its formation and was associated with PPCM from 1965 to 1984 in connection with its oil and gas drilling and exploration activities.

     Henry Goodrich is Gil Goodrich's father. Michael Watts is Henry Goodrich's son-in-law and Gil Goodrich's brother-in-law There are no other family relationships among the officers and directors of the Company.


     Pursuant to a settlement of the suit by B.A.R.D. brought in connection with the Transactions, Patrick has agreed that it will nominate a designee of B.A.R.D. to the Company's Board of Directors for a term expiring at the 1996 annual meeting if the shares of Patrick Common Stock owned by B.A.R.D. are voted in favor of the adoption and approval of the Agreement at the Patrick Special Meeting and certain other conditions are met.

B.A.R.D. has asserted that it is the assignee of certain rights with respect to a single seat on the Patrick Board of Directors pursuant to an agreement among certain former stockholders in American National Petroleum Corporation, which merged with Patrick in 1993. In the event B.A.R.D.'s designee is to be added to the Board pursuant to such settlement agreement, Patrick and La/Cal have agreed to increase the size of the Company's Board to 14 persons and to elect an additional La/Cal designee to the Board immediately prior to the Effective Time.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon consummation of the Transactions, the Company will have the following standing committees of the Board of Directors:

     Executive Committee. The Executive Committee will be delegated the authority to approve any actions that the Board of Directors could approve, except to the extent restricted by law or by the Company's Certificate of Incorporation or Bylaws.

     Audit Committee. The Audit Committee will be responsible for meeting with the independent auditors and senior executives of the Company to review and inquire into matters affecting the financial reporting of the Company and recommending to the Board of Directors the auditors to be recommended for appointment at the annual stockholders meeting.

     Compensation Committee. The Compensation Committee will review recommendations for the appointment of persons to senior executive positions, determine terms of employment and compensation and be responsible for the proper and orderly administration of the Company's employee benefit plans. This committee will also be responsible for the compensation of the Board of Directors.

     As of the date of this Joint Proxy Statement/Prospectus, no committee members have been designated.

COMPENSATION OF DIRECTORS

     General. For serving on the Company's Board of Directors, each of the directors who are not officers of the Company or its subsidiaries will be paid $1,000 for each Board of Directors meeting attended. In addition, they will be entitled to reimbursement for their reasonable out-of-pocket expenses in connection with travel to and from meetings of the Board of Directors or committees thereof and to periodic grants of options to purchase Common Stock. See "-- Nonemployee Director Stock Option Plan." For a description of the Goodrich Consulting Agreement between the Company and Henry C. Goodrich, see "-- Employment and Consulting Agreements."

     During 1994 two directors of Patrick provided services to Patrick: Mr. Briggs provided legal services and received or accrued $34,220 in fees and Mr. Jenkins provided tax services and received $1,108 in fees. Neither director is expected to provide services to the Company.

     Nonemployee Director Stock Option Plan. The Goodrich Petroleum Corporation 1995 Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for the grant of options to acquire Common Stock, to be granted to each director who is not and has never been an employee of the Company (an "Eligible Director"). The purposes of the Director Option Plan are to attract and retain the services of experienced and knowledgeable outside directors of the Company and to provide an incentive for such outside directors to increase their proprietary interest in the Company's long-term success and progress. The Director Option Plan covers an aggregate of 500,000 shares of Common Stock (subject to adjustments in the event of stock dividends, stock splits and certain other events). Each of the options granted under the Director Option Plan will be non-qualified stock options.


     If the Transactions are consummated each Eligible Director will receive on the Effective Date an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each Eligible Director who is elected or appointed to the Board of Directors for the first time after the Annual Meeting, will receive on the date of such director's election or appointment an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     On the date of any subsequent annual meetings of stockholders prior to the termination of the Director Option Plan, each Eligible Director who is continuing in office will automatically receive an option to purchase an additional 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.


     Exercisability. Each option granted under the Director Option Plan will expire in all cases ten years from the date the option is granted. If an option holder ceases to be a director of the Company for cause or voluntarily (other than by reason of mandatory retirement) not at the request of the Board, the option may be exercised within the three month period following the date of cessation (if otherwise within the option period), but not thereafter. If an option holder becomes disabled or dies while a director of the Company, such option may be exercised in full within 12 months after the date the option holder becomes disabled or dies (if otherwise within the option period). If an option holder ceases to be a director of the Company for any reason other than those listed in the two preceding sentences, the option may be exercised in full within three months after the date of cessation (if otherwise within the option period), but not thereafter. If an option holder dies within the three-month period after ceasing to be a director of the Company, such option may be exercised (to the extent such option was exercisable by the option holder at the time of his death) within 12 months after the date of death (if otherwise within the option period).



     Grants. The following options are scheduled to be granted under the Director Option Plan on the Effective Date. As indicated above, employees and executive officers of the Company are not entitled to receive options under the Director Option Plan. The Eligible Directors listed below who are currently directors of Patrick have agreed to the termination of all of their Patrick Stock Options in exchange for the grants under the Directors Option Plan.



                                     NAME                               OPTIONS GRANTED
        --------------------------------------------------------------  ---------------
        Sheldon Appel.................................................       20,000
        Jeff H. Benhard...............................................       20,000
        J. Michael Watts..............................................       20,000
        Additional La/Cal designee....................................       20,000
        Basil M. Briggs...............................................       20,000
        Benjamin F. Edwards...........................................       20,000
        Wayne G. Kees.................................................       20,000
        James R. Jenkins..............................................       20,000
        John C. Napley................................................       20,000


EXECUTIVE COMPENSATION

     As described above in "Description of the Business and Properties of La/Cal," La/Cal has no employees and pays no compensation to any person in exchange for services rendered in connection with its properties. La/Cal is a partnership that includes certain working and overriding royalty interests which are operated by Goodrich Oil Company. The executive officers of the Company after the Effective Time will primarily consist of persons who are employees of Goodrich Oil Company. For a description of compensation paid to such individuals by Goodrich Oil Company, see "-- Certain Relationships and Related Party Transactions."

     Set forth below is certain information with respect to the compensation paid to Pat Patrick by Patrick. Mr. Patrick is the Chairman of the Board of the Company, and will continue to serve in such position after the Effective Time. No other officers of Patrick will serve as executive officers or directors of the Company after the Effective Time other than Basil M. Briggs, who will remain a director of the Company.


                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                                                  COMPENSATION
                                                              ---------------------
                                                               AWARDS
                                                              ---------
                                                              SECURITIES    PAYOUTS
                                 ANNUAL COMPENSATION          UNDERLYING    -------      ALL OTHER
        NAME AND            -----------------------------     OPTIONS/       LTIP       COMPENSATION
   PRINCIPAL POSITION       YEAR     SALARY($)    BONUS($)     SARS(#)      PAYOUTS        ($)(1)
- -------------------------   ----     --------     -------     ---------     -------     ------------
U.E. Patrick.............   1994     $409,616(2)        0             0     $18,064         $123,632
Chief Executive Officer     1993      339,231           0     1,336,204      19,059          137,336
                            1992      450,000           0             0      16,468          153,253

- ------------

(1) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of salary. All Other Compensation for 1994 includes $122,372 accrued to reimburse Mr. Patrick for premiums on insurance policies held by him; and $1,260 which the Company paid for term life insurance premiums on behalf of Mr. Patrick.

(2) Includes $109,616 of Mr. Patrick's salary which Patrick has accrued and will be paid to him during 1995.

     The following table sets forth certain information at December 31, 1994 with respect to stock options held by Mr. Patrick.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                            NUMBER OF SECURITIES         VALUES OF UNEXERCISED
                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                OPTIONS/SARS             OPTIONS/SARS FOR YEAR
                                              FOR YEAR END (#)                   END($)
                                           ---------------------------   ----------------------------
                  NAME                     EXERCISABLE    UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
- ----------------------------------------   -----------    -------------  -----------    -------------
U.E. Patrick............................     821,120        184,482            0               0

PATRICK EMPLOYMENT AGREEMENT

     Patrick entered into the Patrick Employment Agreement with Mr. Patrick effective November 1, 1993. The agreement extends through December 31, 1998 and is automatically renewed for one year periods thereafter. His base salary under the agreement is currently $450,000 per year. Upon the expiration of the initial term or any extension of the Employment Agreement, the agreement provides for a consulting engagement as a general advisor and consultant to management for a term of four years, with compensation at 50 percent of Mr. Patrick's then current minimum annual salary under the agreement. The agreement also provides that Mr. Patrick participates in the Patrick Petroleum Corporation of Michigan 1990 Bonus Pool Plan. In the event of Mr. Patrick's death or disability during the term of the employment agreement or during the first two years of a consulting arrangement, Mr. Patrick or his designee shall receive 50% of the salary he would otherwise receive for the balance of the first two years. In the event that a change in control of Patrick occurs, if Mr. Patrick's employment is terminated, as that term is defined in the agreement, then Mr. Patrick is entitled to the following severance benefits: (i) payment of his salary through the date of termination, (ii) the sum of Mr. Patrick's base salary and the highest bonus awarded to him during the previous three years times the lesser of three or the number of whole and fractional years between the date of termination and December 31, 1998 (but in no event less than two), (iii) accelerated vesting of all outstanding stock options, and (iv) normal benefits until December 31, 1998. If the Merger is consummated, this agreement will be terminated and Mr. Patrick's compensation will be pursuant to the Patrick Consulting Agreement. See "Description of the Transactions -- Patrick Consulting Agreements."

EMPLOYMENT AND CONSULTING AGREEMENTS

     Prior to the Effective Time, the Company expects to enter into an employment agreement with Mr. Gil Goodrich (the "Goodrich Employment Agreement") pursuant to which Mr. Goodrich will be employed as President and Chief Executive Officer of the Company and will devote his full-time to the affairs of the Company at an initial annual base salary of $150,000. Pursuant to the Goodrich Employment Agreement, Mr. Goodrich will also be entitled to certain bonus and other incentive compensation as determined by the Compensation Committee of the Board of Directors from time to time and including an option grant of 250,000 shares on the Closing Date. See "-- Goodrich Petroleum Corporation 1995 Stock Option Plan." The Goodrich Employment Agreement will have an initial term of five years and will be subject to automatic one-year renewals unless terminated by either party thereto.

     Pursuant to the Goodrich Consulting Agreement, Mr. Henry Goodrich will provide certain consulting services to the Company after the Effective Time for five years with regard to the evaluation of acquisitions and drilling opportunities, financing transactions, investor relations and related matters. Mr. Goodrich will also remain Chairman of the Board and Chief Executive Officer of Goodrich Oil Company. Under the Goodrich Consulting Agreement, Mr. Goodrich will be entitled to annual consulting fees of $150,000 and will receive a stock option grant for 250,000 shares on the Closing Date. It is anticipated that Mr. Goodrich will devote approximately one-half of his work time to the affairs of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the formation of La/Cal in July 1993 and the related financing, Messrs. Henry Goodrich, Gil Goodrich, Roland Frautschi and Michael Watts, and entities affiliated with them, became entitled to certain back-in and carried interests with respect to the interests in the properties which were contributed to La/Cal. Such persons also received certain promotional interests at the time such properties were acquired prior to the formation of La/Cal. Each of Messrs. Henry Goodrich, Gil Goodrich, Frautschi and Watts were entitled to such promotional and back-in rights pursuant to the terms of participation agreements with working-interest participants in the properties in which La/Cal subsequently acquired and now owns working interests. All such promotional and back-in interests of such persons and their affiliates, as well as such persons' other participation interests, for which such persons paid their full share of drilling expenses, were contributed to La/Cal in July 1993 in connection with the organization of the partnership and the related financing. During 1994 and 1993, La/Cal made cash distributions to such persons and their affiliates in connection with all of the partnership interests held by such persons and their affiliates as follows: Mr. Henry Goodrich (1994 -- $88,287; 1993 -- $184,083); Mr. Gil Goodrich (1994 -- $1,287,877; 1993 -- $1,540,027); Mr. Frautschi
(1994 -- $113,719; 1993 -- $118,894); and Mr. Watts (1994 -- $170,442;
1993 -- $268,975).



     Messrs. Henry Goodrich, Gil Goodrich, Frautschi and Watts were employees of Goodrich Oil Company during 1994 and 1993. Such persons received cash compensation from Goodrich Oil Company of $2,128.42, $60,118.80, $52,899.19 and $60,118.80, respectively, during 1994 and $2,128.42, $20,118.80, $52,899.19 and
$37,377.20, respectively, during 1993. During these periods, Goodrich Oil Company also reimbursed such individuals for certain out-of-pocket business expenses. Certain of the services provided to Goodrich Oil Company were related to the La/Cal Interests, but such services were paid by Goodrich Oil Company without reimbursement by La/Cal. Mr. Gil Goodrich and Mr. Frautschi will resign as officers and employees of Goodrich Oil Company prior to the Effective Time.


     For a description of the relationship of the Company to Goodrich Oil Company and Henry Goodrich after the Effective Time, see "Description of the Transactions -- Joint Participation Agreement with Goodrich Oil Company" and "-- Consulting Agreement with Henry Goodrich."

     For a description of marketing activities between the Company and La/Cal and Natural Gas Ventures, L.L.C., see "Business of the Company -- Marketing."

     The Company will lease office space in Shreveport, Louisiana from Goodrich Oil Company at a montly cost of $3,100.

                           OWNERSHIP OF CAPITAL STOCK

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY AFTER THE EFFECTIVE TIME

     The Company currently has only 10 shares of capital stock outstanding, all of which are held by Patrick. These shares will be cancelled in the Merger. It is anticipated that immediately after the Effective Time the Company will have 39,530,452 shares of Common Stock outstanding (assuming no exercise of Patrick Stock Options or Patrick Warrants prior to the Effective Time). The following table sets forth the amount of Common Stock expected to be beneficially owned immediately after the Effective Time by (i) each person who is known to the Company who will own 5% or more of the outstanding shares of Common Stock immediately after the Effective Time, (ii) each director of the Company and
(iii) all directors and officers as a group. The information in the table is based upon the listed persons' holdings of Patrick Common Stock as of May 1, 1995 (unless otherwise indicated) and the current ownership of partnership interests in La/Cal and assumes no dispositions of such shares or partnership interests prior to the Effective Time.


                                                                 NUMBER OF
                                                                   SHARES             PERCENT
                                                                 BENEFICIALLY         OF
                     NAME OF BENEFICIAL OWNER                    OWNED                CLASS
    -----------------------------------------------------------  ----------           ----
    Henry Goodrich(1)..........................................   5,048,811           12.8%
    Walter G. Goodrich (1).....................................   8,194,586           20.7%
      333 Texas St., Suite 1350
      Shreveport, LA 71101
    Leo E. Bromberg(2).........................................   3,218,786            8.1%
      280 S. Beverly Dr.
      Suite 401
      Beverly Hills, CA 90212
    U. E. Patrick(3)...........................................     990,213            2.5%
    Rochelle Rand..............................................   2,430,174            6.1%
      2550 Fifth Ave.
      Suite 126
      San Diego, CA 92103
    Sheldon Appel(4)...........................................     924,968            2.3%
    Jeff H. Benhard............................................          --
    J. Michael Watts(5)........................................   1,095,350            2.8%
    Basil M. Briggs(6).........................................      49,652              *
    Benjamin F. Edwards, II(7).................................      54,000              *
    Wayne G. Kees(8)...........................................      56,665              *
    James R. Jenkins(9)........................................      60,105              *
    John C. Napley(10).........................................      95,072              *
    B.A.R.D. Industries, Inc.(11)..............................   3,107,741            7.9%
      15311 Vantage Parkway West
      Suite 315
      Houston, TX 77032
    Directors and Executive Officers as a Group (14
      persons)(12).............................................  10,944,770           26.9%


- ---------------

   * Less than 1%.


 (1) As to Henry Goodrich and Walter G. Goodrich includes 4,402,152 shares held by HGF Partnership, a Louisiana general partnership ("HGF Partnership") which Mr. Henry Goodrich and Walter G. Goodrich intend to form after the Effective Time. It is contemplated that Henry Goodrich will be the managing general partner of HGF Partnership, and Walter G. Goodrich will hold a general partnership

                                             (Notes continued on following page)
     interest in HGF Partnership, through a wholly owned company. As to Walter G. Goodrich also includes 2,201,076 shares held by Goodrich
     Energy, Inc., of which Walter G. Goodrich is the sole stockholder. It is contemplated that Henry Goodrich will exercise sole voting and investment power with respect to the shares held by HGF Partnership.
     Gil Goodrich exercises sole voting and investment power with respect to the shares held by Goodrich Energy, Inc.


 (2) Includes 2,260,667 shares held by Mr. Bromberg as trustee. Mr. Bromberg exercises sole investment and voting control over such shares.


 (3) Includes 47,973 shares owned by members of Mr. Patrick's family as to which he disclaims beneficial ownership, and 867,240 shares which may be acquired pursuant to stock options exercisable within 60 days.



 (4) Includes 818,280 shares of Common Stock held by the Sheldon Appel Company, a partnership affiliated with Mr. Sheldon Appel. Mr. Appel exercises sole voting and investment power with respect to these shares. Also includes 106,688 shares of Common Stock issuable upon the conversion of 32,000 shares of Preferred Stock. Mr. Appel has advised La/Cal that he holds 32,000 shares of Patrick Preferred Stock which he purchased on May 16-17, 1995. Mr. Appel is designated to become a director of the Company at the Effective Time.


 (5) Includes 170,831 shares held by Mr. Watts' wife and 84,200 shares held jointly by Mr. Watts and his wife over which Mr. Watts exercises shared voting and investment power.

 (6) Includes 49,000 shares which may be acquired by Mr. Briggs pursuant to options exercisable within 60 days.

 (7) Includes 51,000 shares which may be acquired by Mr. Edwards pursuant to options exercisable within 60 days.

 (8) Includes 46,500 shares which may be acquired by Mr. Kees pursuant to options exercisable within 60 days.

 (9) Includes 44,000 shares which may be acquired by Mr. Jenkins pursuant to options exercisable within 60 days.

(10) Includes 45,500 shares which may be acquired by Mr. Napley pursuant to options exercisable within 60 days.

(11) Based on a Schedule 13D of B.A.R.D. Industries, Inc., dated February 6,
     1995.

(12) The number of shares beneficially owned by all executive officers and directors as a group includes 1,057,120 shares which officers and directors of the Company have the right to acquire pursuant to options exercisable within 60 days.

OWNERSHIP OF PATRICK CAPITAL STOCK


     The following table reflects the ownership of Patrick Common Stock as of June 12, 1995 by (i) persons or groups who are known to Patrick to be the beneficial owners of more than 5% of the outstanding shares Patrick Common Stock, (ii) each director and (iii) all directors and executive officers as a group. Patrick believes that, except as noted, the stockholders listed below have sole investment and voting power with respect to the Patrick Common Stock beneficially owned by them. Patrick is not aware of any holders of 5% or more of, and none of the officers or directors of Patrick owns any shares of, Patrick Preferred Stock. Except as otherwise indicated below the address for each person listed in the table is 301 W. Michigan Ave., Jackson, Michigan 49201. See the notes above under "-- Ownership of Capital Stock After the Effective Time" with respect certain information regarding the ownership of shares set forth in the following table.


                                                                  NUMBER OF
                                                                   SHARES
                                                                 BENEFICIALLY        PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED            OF CLASS
               ------------------------------------              ------------        --------
    B.A.R.D. Industries, Inc.(1)...............................   3,107,741           15.7%
      15311 Vantage Parkway West
      Suite 315
      Houston, Texas 77032
    FMR Corp.(2)...............................................   1,081,770            5.2%
      82 Devonshire Street
      Boston, MA 02109
    U.E. Patrick...............................................     944,093            5.0%
    Basil M. Briggs............................................      49,652            *
    Benjamin F. Edwards, II....................................      54,000            *
    Wayne G. Kees..............................................      56,665            *
    James R. Jenkins...........................................      69,105            *
    John C. Napley.............................................      95,072            *
    Directors and Executive Officers as a group (11
      persons)(3)..............................................   1,425,267            6.8%

- ---------------

  * Less than 1%.

(1) According to the Schedule 13D filed on February 6, 1995 on behalf of B.A.R.D. Industries, Inc., the following are the officers and directors of B.A.R.D. Industries, Inc.: (i) Robert Belfer and Lawrence Belfer, with a principal business and address at Belco Petroleum, 767 Fifth Avenue, 46th Floor, New York, NY 10153 and (ii) Arthur G. Hinze and Robert Alpert, with a principal business and address at 15311 Vantage Parkway West, Suite 315, Houston, Texas 77032.

(2) Based on information contained in a Schedule 13G of the Securities and Exchange Commission filed by FMR Corp. on December 31, 1994. FMR Corp. is the parent corporation of Fidelity Management and Research Company, an investment adviser registered under the Investment Advisers Act of 1940 which acts as an investment adviser to several investment companies. The shares listed assumes conversion of 174,000 shares of Patrick Preferred Stock into 579,420 shares of Patrick Common Stock and 460,000 warrants into 460,000 shares of Patrick Common Stock.

(3) Includes 1,222,679 shares which the 11 officers and directors have the right to acquire pursuant to the exercise of options within 60 days.

OWNERSHIP OF LA/CAL PARTNERSHIP INTERESTS

     The following table reflects the ownership of the partnership interests in La/Cal expressed as a percentage, as of the date of this Joint Proxy Statement/Prospectus, by (i) each member of the Management Committee and (ii) each Partner who owns more than 5% of such equity interests. Unless otherwise indicated, the address of such holder is 333 Texas Street, Suite 1300, Shreveport, Louisiana 71101.

                                                                        EQUITY
                                   NAME OF PARTNER                     INTEREST
                ------------------------------------------------------  ------
                Walter G. Goodrich(1).................................  42.5%
                Henry Goodrich(1).....................................  26.3%
                Michael and Laura G. Watts............................   5.7%
                Leo E. Bromberg(2)....................................  14.1%
                  280 S. Beverly Dr.
                  Suite 401
                  Beverly Hills, CA 90212
                Rochelle Rand.........................................  12.6%
                  2550 Fifth Ave.
                  Suite 126
                  San Diego, CA 92103
                James G. Marston III..................................   5.2%

- ---------------

(1) As to Henry Goodrich and Walter G. Goodrich includes a 22.9% equity interest held by HGF Partnership. As to Walter G. Goodrich includes an 11.4% equity interest held by Goodrich Energy, Inc. See Note 1 under "-- Ownership of the Capital Stock of the Company After the Effective Time" for a description of the relationship among such persons.

(2) Includes an 11.7% equity interest held by Mr. Bromberg as trustee. Mr. Bromberg has sole investment and voting control over such equity interest.

                  COMPARATIVE RIGHTS OF STOCKHOLDERS/PARTNERS


     The following is a summary of material differences between the rights of holders of the Company's capital stock and Patrick's capital stock and La/Cal partnership interests, respectively. These summaries do not purport to be complete statements of the rights of the Company's stockholders under the DGCL or the Company's Certificate of Incorporation and Bylaws or a complete description of the provisions referred to herein. Nevertheless, the following information and summaries of such information contained elsewhere herein are an accurate summary of the material differences in the rights of stockholders of Patrick and Partners of La/Cal, respectively, and the rights of stockholders of the Company. These summaries are qualified in their entirety by reference to the DGCL and the governing instruments of the Company, Patrick and La/Cal. The terms of the Company's securities are described in greater detail in "Description of Company Capital Stock."


PATRICK CAPITAL STOCK AND COMPANY CAPITAL STOCK

     Patrick and the Company are incorporated in Delaware. Stockholders of Patrick, whose rights as stockholders are currently governed by the DGCL and by Patrick's Certificate of Incorporation and Bylaws will, upon consummation of the Merger, become stockholders of the Company and their rights as such will be governed by the DGCL and the Company's Certificate of Incorporation and Bylaws. Except with respect to certain takeover related provisions described in the following paragraphs that are included in Patrick's charter documents but have not been included in the Company's charter documents, the Company's Certificate of Incorporation and Bylaws were patterned after Patrick's Restated Certificate of Incorporation and Bylaws, and therefore, except as summarized below, the rights of Patrick stockholders are substantially the same.


     Patrick has adopted a stockholder rights plan which contains standard "flip-in" and "flip-over" provisions that would be triggered by the acquisition of a person or group of 25% or more of the Patrick Common Stock. The Rights Plan is designed to cause substantial dilution to a person or group that attempts to acquire Patrick on terms not approved by the Board of Directors. The Rights generally will not interfere with any merger or other business combination approved by the Board of Directors because the Rights may be redeemed by Company at $.02 per right at any time prior to a 25% acquisition. Pursuant to the Agreement, the Board of Directors of the Company has agreed to consider the adoption of a rights plan similar to the Patrick rights plan prior to the Effective Time. There can be no assurance that the Board of Directors will elect to adopt such a plan.


     Patrick's Certificate of Incorporation requires the affirmative vote of the holders of 80% of the outstanding voting shares of Patrick to approve a merger, consolidation, combination, majority share acquisition involving stock issuances, sale or disposition of all or substantially all the assets of Patrick or dissolution, unless such transaction is approved by two-thirds of the Board of Directors of Patrick. Patrick's Certificate of Incorporation also requires the affirmative vote of the holders of not less than 80% of the outstanding voting shares in order to amend or repeal any provision of Patrick's Certificate of Incorporation, or any provision of the Bylaws (if it is required or demanded that the stockholders vote on such amendment or repeal), unless such amendment or repeal is approved by two-thirds of the Board of Directors of Patrick. The Certificate of Incorporation of the Company contains no comparable "super-majority" voting provisions.

     Patrick's Certificate of Incorporation prohibits Patrick from purchasing any shares of Patrick Common Stock from any stockholder who owns 1% or more of the outstanding Patrick Common Stock at a price higher than its then current fair market value, unless the repurchase is approved by the holders of a majority of the disinterested holders of Patrick Common Stock, or unless Patrick makes a comparable offer to all other stockholders. The Certificate of Incorporation of the Company contains no comparable "anti-greenmail" provisions.

LA/CAL PARTNERSHIP INTERESTS AND COMPANY COMMON STOCK

     La/Cal is a Louisiana general partnership and the rights of its Partners are governed by Title XI of Louisiana Civil Code (the "Civil Code") and the La/Cal partnership agreement. Upon the Effective Date, the Partners will become stockholders of the Company, and their rights as such will be governed by the DGCL and the Company's Certificate of Incorporation and Bylaws. Certain significant differences between the rights of the Partners and the rights of the stockholders of the Company are summarized below.

     Term of Existence. La/Cal was organized in July 1993 for a term of ten years, unless sooner terminated under certain circumstances or extended by unanimous consent of the Partners. The Company's existence is perpetual. It may be dissolved by the requisite stockholder vote.


     Distributions. La/Cal's assets consist of various oil and gas interests and the cash receipts attributable to such assets are periodically distributed to the Partners, rather than being reinvested in additional drilling opportunities. During 1994 and 1993, the Partners received cash distributions from La/Cal aggregating $3,107,000 and $4,073,000, respectively. Pursuant to the Transactions, the La/Cal Interests will be contributed to the Company in exchange for shares of Common Stock. The Company is expected to retain any cash produced from operations for reinvestment in oil and gas exploration and development and related activities and does not expect to pay dividends on the Common Stock. As a result, Partners should not expect to receive dividends or other distributions after the Effective Time.


     The DGCL provides that the Board of Directors of the Company can declare dividends out of funds legally available therefor, which includes "surplus" as computed in accordance with Delaware law or "net profits" for the fiscal year in which the dividend is declared. In addition, after the Effective Time, the Company's revolving line of credit committed to be provided by Compass Bank prohibits the payment of dividends if a default or event of default by the Company exists.

     Management. The La/Cal partnership agreement provides that except as otherwise expressly provided, the management and control of the day-to-day operations of La/Cal shall rest exclusively in a Management Committee comprised of three Partners. The Management Committee is given broad powers under the La/Cal partnership agreement; however, the consent of (i) all Partners is required to extend the term of existence of La/Cal, (ii) Partners owning 51% of the equity interest is required to sell or exchange all or substantially all of La/Cal's properties, (iii) a majority in interest of the Partners is required to remove a member of the Management Committee or to select a successor member,
(iv) a majority in interest is required to make certain decisions if a Partner defaults in making his capital contributions, and (v) a majority of the Partners is required to dissolve the partnership. The La/Cal Partnership Agreement provides that the Management Committee shall not be liable to La/Cal or to any other Partner for any actions taken in good faith and reasonably believed to be in the best interests of La/Cal, or for errors of judgment, neglect, omission, or wrongdoing; provided that a member of the Management Committee may be liable for willful misconduct, gross negligence, or other breach of his fiduciary duties.

     Holders of Common Stock have no right as such to participate in the management of the Company except pursuant to their right to vote in the election of directors of the Company.

     The Certificate of Incorporation of the Company provides that any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other business entity, shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or to be incurred by him in connection with such actions or proceedings, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Certificate of Incorporation further provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) pursuant to Section 174 of the Delaware General Corporation, law or (iv) for any transaction from which the director derived an improper personal benefit.

     Fiduciary Duties. The business and affairs of the Company will be managed under the direction of the Board of Directors. Directors have a fiduciary duty to the Company and its stockholders, which immediately following the Effective Time will include both the former stockholders of Patrick and the former Partners of La/Cal. The fiduciary duty includes the legal responsibilities of care, loyalty and good faith. As permitted by Delaware law, the Company's Certificate of Incorporation provides for indemnification of directors under certain circumstances and limits their liability to the Company and its stockholders under certain circumstances. The La/Cal partnership agreement includes provisions for indemnification of members of the Management Committee.

     Indemnification. The La/Cal partnership agreement provides broad indemnification provisions for the Management Committee, including that the Management Committee shall not be liable to the Partnership or to any other Partner for (i) any action taken in good faith and reasonably believed to be in the best interests of the Partnership, or (ii) errors of judgment, neglect, omission, or wrongdoing; provided, however, that a member of the Management Committee shall be liable for willful misconduct, gross negligence, or other breaches of fiduciary duties.

     The Company's indemnification of directors and officers under certain circumstances under the DGCL provides that provisions eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing the improper payment of dividends or (iv) for any transaction from which the director derived an improper personal benefit.

     Voting Rights. The Civil Code does not contain any voting rights provisions, and the voting rights of the Partners are limited to the consent requirements referred to above. Holders of Common Stock are entitled to vote on the election of directors of the Company and are also entitled to vote on various other matters, including (i) amendments to the Certificate of Incorporation, (ii) the sale of substantially all of the assets of the Company,
(iii) the voluntary dissolution of the Company or (iv) merger or share exchange.

     Meetings. There is no provision in the Civil Code or in the La/Cal partnership agreement providing for meetings of the Partners. The Bylaws of the Company provide for an annual meeting of stockholders, and further that a special meeting of stockholders may be called by the Chairman of the Board, or the President, or by a majority of the directors acting with or without a meeting.

     Liability. Each Partner is jointly and severally liable for all debts and obligations of La/Cal. In general, a stockholder of the Company has no liability for any debts or obligations of the Company.

     Tax Consequences. La/Cal is currently treated as a partnership and not as an associate taxable as a corporation for federal income tax purposes. Under present law, a partnership is not a taxable entity and incurs no federal income tax liability. Instead, each item of partnership income, gain, loss, deduction or credit "flows through" to the partners. A distribution by a partnership to a partner is generally not taxable to the partner unless the distribution is money in excess of the partner's adjusted basis in his partnership interest or the amount such partner has "at risk" in the partnership.

     Since the Company will be classified as a corporation for federal income tax purposes, any income of the Company and its subsidiaries will be subject to tax at the corporate rate, and any dividends by the Company to its stockholders will incur a second level of tax in the hands of the stockholders. In other words, any income of the Company distributed to its stockholders will be subject to "double taxation." The Company does not expect to pay dividends on its Common Stock for the foreseeable future. See "Federal Income Tax Consequences."

     Rights to Inspect. The La/Cal partnership agreement provides that Partners or their representatives shall have reasonable access to the accounting records of La/Cal during regular business hours. The DGCL provides that any stockholder of record or its representative shall upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any "proper purpose" the Company's stock ledger, a list of stockholders and its other books and records. A "proper purpose" for purposes of inspecting the Company's books and records means a purpose reasonably related to such person's interest as a stockholder.

     Dissenters' Rights. Neither the La/Cal Partnership Agreement nor the Civil Code provides that a partner has the right to seek a judicial determination of the fair market value of his partnership interest if the assets of La/Cal are sold.

SUMMARY OF SIGNIFICANT DIFFERENCES

     The table set forth below illustrates the primary differences between stock ownership in the Company and partnership interest ownership in La/Cal.

                                  STOCK OWNERSHIP                    INTEREST OWNERSHIP
     CONSIDERATION                IN THE COMPANY                          IN LA/CAL
- -----------------------  ---------------------------------    ---------------------------------
1. Term of Existence...  Perpetual.                           10 Year Term
2. Distributions.......  The Company plans to reinvest        La/Cal regularly distributed net
                         cash generated from operations;      income to the Partners.
                         no dividends in near term.

3. Personal Liability..  Stockholders have no personal        Each La/Cal Partner is jointly
                         liability for any debts or           and severally liable for all
                         obligations of the Company.          La/Cal debts and obligations
                                                              (except for secured financing).

4. Tax Consequences....  Items of income, gain, loss and      All items of income, gain, loss
                         deduction are retained by the        and deduction are passed through
                         Company, with distributions, if      La/Cal to the Partners.
                         any, subject to another level of
                         taxation at the stockholder
                         level.

5. Voting..............  Stockholders are entitled to vote    The Louisiana Civil Code does not
                         on the election of directors of      contain any voting rights
                         the Company and certain other        provisions. The voting rights of
                         fundamental matters.                 the Partners are limited to
                                                              certain consent requirements set
                                                              forth in the partnership
                                                              agreement.

                      DESCRIPTION OF COMPANY CAPITAL STOCK
GENERAL


     The authorized capital stock of the Company at the Effective Time will consist of 100,000,000 shares of Common Stock, par value $0.20 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which 1,175,000 shares are designated as Series A Convertible Preferred Stock. As of the date of this Joint Proxy Statement/Prospectus, ten shares of Common Stock and no shares of Preferred Stock were issued and outstanding. The following description is a summary of the material terms of the Company's capital stock. For a complete description of the terms of the capital stock, reference is made to the Company's Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have the right to cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to share ratably in any assets remaining after the satisfaction in full of the liabilities of the Company and of all liquidation preferences on any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or preferential rights to purchase or subscribe for any part of any additional securities or rights to convert their Common Stock into other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock are, and all shares of Common Stock offered in connection with the Transactions and to be issued upon conversion of the Preferred Stock upon issuance will be, fully paid and nonassessable.

PREFERRED STOCK

     Generally. Under the Company's Certificate of Incorporation, the Board of Directors of the Company is authorized, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock and to fix and determine the designations, series, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Company Preferred Stock. The issuance of a new series of the Company Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company.

     Series A Convertible Preferred Stock. The Company's Certificate of Incorporation authorizes 1,175,000 shares of Series A Convertible Preferred Stock. Initially, shares of Preferred Stock will be issued pursuant to the Merger in exchange for outstanding shares of Patrick Preferred Stock. The terms and provisions of the Preferred Stock are substantially identical to those of the Patrick Preferred Stock. The Preferred Stock will rank senior to the Common Stock with respect to dividends and distributions of assets upon the liquidation, dissolution or winding up of the Company. No shares of Preferred Stock are outstanding as of the date hereof.

     Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of any funds legally available therefor, cash dividends at the annual rate of 8%, or $0.80 per share, accruing without interest and cumulative from the date of first issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Dividends and distributions (other than dividends payable solely in junior ranking capital stock) may not be declared, paid or set apart for payment and purchases, redemptions or other acquisitions of shares of Common Stock or other junior ranking capital stock unless all accrued and unpaid dividends on the Preferred Stock have been paid or declared and set apart for payment.

     The Company may, at its option, redeem all or part of the shares of Preferred Stock then outstanding, subject to the limitations, if any, imposed by applicable law, at a redemption price of $12 per share plus any accrued and unpaid dividends, whether or not declared. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock will be entitled to receive, out of the assets of the Company legally available therefor, a sum equal to $10.00 per share of Preferred Stock, subject to adjustments for stock splits or combinations, plus all dividends, if any, accrued and unpaid to the distribution date.

     Holders of shares of Preferred Stock will have no voting rights, except as required by law, unless dividends payable on the Preferred Stock fall in arrears in an amount equal to at least six quarterly dividends, in which case the number of directors of the Company will be increased by two, and holders of shares of Preferred Stock (voting separately as a class with the holders of stock ranking in parity with the Preferred Stock and with like voting rights) will be exclusively entitled to elect, at any meeting of stockholders at which directors are to be elected, such two additional directors to serve until all such dividends have been paid in full or set apart for payment.

     So long as any shares of Preferred Stock are outstanding, the Company may not, (i) without the affirmative vote of the holders of at least two-thirds of all outstanding shares of Preferred Stock, voting separately as a class, (a) amend, alter or repeal any provision of the Company's Certificate of Incorporation or Bylaws to adversely affect the rights of the Preferred Stock,
(b) authorize or issue any additional class or series of stock ranking senior to the Preferred Stock, or (c) effect any reclassification of the Preferred Stock, or (ii) without the affirmative vote of the holders of at least fifty percent of all outstanding shares of Preferred Stock, voting separately as a class, (a) authorize or issue any additional class or series of stock having rights in parity with the Preferred Stock and having the right to vote on matters as to which the Preferred Stock is not entitled to vote, or (b) incur indebtedness for money borrowed or authorize or issue stock ranking in parity with such Preferred Stock if adjusted stockholders' equity is less than the liquidation preference of all stock ranking senior or in parity with the Preferred Stock.

     The holder of any shares of Preferred Stock will have the right, at the holder's option, to convert any or all such shares into Common Stock at any time prior to redemption. Each share of Preferred Stock will be convertible into shares of Common Stock at a conversion rate which is equal (x) to the then liquidation preference of the shares of Preferred Stock, plus accrued and unpaid dividends, divided by (y) the conversion price, which is initially $3.00 and is subject to customary adjustments. If the Preferred Stock is converted prior to September 15, 1997, the holders of shares of Preferred Stock will, upon the conversion of shares into Common Stock, also receive one warrant to purchase one share of Common Stock with an exercise price of $5 per share for each share of Preferred Stock received upon conversion. In the event that the closing price for the Preferred Stock, as quoted on the Nasdaq Stock Market or any national securities exchange, exceeds 150% of the then liquidation preference per share for ten consecutive trading days, then all outstanding shares of Preferred Stock will be automatically converted into shares of Common Stock (and, if prior to September 15, 1997, warrants) at the then effective conversion rate.


     If a Corporate Change (as defined below) should occur with respect to the Company, each holder of Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Company that a Corporate Change has occurred, to convert all, but not less than all, of such holder's Preferred Stock into Marketable Stock (as defined below) with an aggregate Market Value (as defined below) equal to the aggregate Adjusted Value (as defined below) of the Preferred Stock for which conversion is elected. In connection with the Transactions, the Company has agreed to extend this special conversion period until 61 days after the mailing of the required notice. If a Corporate Change will result in no Marketable Stock being outstanding following its occurrence, each holder of Preferred Stock shall have the special conversion right, if he so elects to receive an amount of the securities, cash or other property distributed to holders of Common Stock in the Corporate Change, the value of which equals the Adjusted Value per share of Preferred Stock, and, in the event each share of Common Stock entitles its holder to more than one type of consideration, in the same relative proportion of each type of consideration per share of Common Stock. The Company or the successor corporation, as the case may be, may, at its option, in lieu of providing Marketable Stock or other appropriate consideration as required above upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Preferred Stock for which conversion was elected. Preferred Stock that becomes convertible pursuant to the special conversion right will, unless so converted, remain convertible into the kind and amount of securities, cash or other assets that the holders of the Preferred Stock would have owned immediately after the Corporate Change if the holders had converted the Preferred Stock immediately before the effective date of the Corporate Change. The Company will notify the registered holders of Preferred Stock of any pending Corporate Change at least 30 days in advance of the effective date of any such Corporate Change in order to allow such holders an opportunity to exercise their other conversion rights prior to the effective date of such Corporate Change and before the special conversion right commences.

     If any Ownership Change (as defined below) should occur with respect to the Company, each holder of Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Company that an Ownership Change has occurred, to convert all, but not less than all, of such holder's Preferred Stock into Common Stock with an aggregate Market Value equal to the aggregate Adjusted Value of the Preferred Stock for which conversion is elected. The Company may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Preferred Stock for which conversion was elected. The special conversion right arising upon an Ownership Change will be applicable only with respect to the first Ownership Change that occurs after the first date of issuance of any shares of Preferred Stock.


     At least 30 days prior to the proposed effective date of a Corporate Change, the Company shall mail to each holder of Preferred Stock a notice setting forth the details of the proposed Corporate Change and the special conversion right. Upon the occurrence of a Corporate Change or an Ownership Change with respect to the Company, within 30 days after such occurrence, the Company will mail to each registered holder of Preferred Stock a notice of such occurrence setting forth details regarding the special conversion right of such Corporate Change or Ownership, as the case may be. A holder of Preferred Stock must exercise the special conversion right within the 45-day period after the mailing of such notice of occurrence by the Company or such special conversion right shall expire. Exercise of such conversion right shall be irrevocable and dividends on Preferred Stock tendered for special conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Corporate Change or Ownership Change shall be the 45th day after the mailing of the notice by the Company that a Corporate Change or Ownership Change, as the case may be, has occurred. As stated above, in connection with the Transactions the Company has agreed to extend the 45-day period to 61 days after the mailing of the required notice.


     As used herein, a "Corporate Change" with respect to the Company means (i) the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock of the Company is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (ii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets.

     As used herein, an "Ownership Change" with respect to the Company shall be deemed to have occurred at such time as any person together with any of its Affiliates or Associates (as defined below) becomes the beneficial owner, directly or indirectly, of more than 30% of the outstanding Common Stock of the Company pursuant to a transaction that does not constitute a Corporate Change with respect to the Company. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by, or is under common control with, the person specified. An "Associate" of a person means (i) any corporation or organization, other than the Company or any subsidiary of the Company, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of the person, or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries.

     As used herein, the "Adjusted Value" of a share of Preferred Stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of Common Stock exceeds both the Market Value of a share of Common Stock and the Applicable Value, then the Adjusted Value shall be determined by multiplying the greater of the Market Value of a share of Common Stock or the Applicable Value by the quotient of the Stated Value of a share of Preferred Stock divided by the Reference Value per share of Common Stock.

     As used herein, the "Applicable Value" shall be an amount equal to the sum of the cash, Market Value of Marketable Stock and the value of any other securities, property or other consideration distributed to holder of Common Stock for each share of Common Stock upon or in connection with a Corporate Change.

     As used herein, "Market Value" of the Common Stock, or of the common stock of the corporation that is the successor to all or substantially all of the business and assets of the Company as the result of a Corporate Change, shall be the average of the closing market price of such Common Stock or other common stock, as the case may be, for the five business days ending on the last business day preceding the date of the Ownership Change or Corporate Change.

     As used herein, the term "Marketable Stock" shall mean the Common Stock or common stock of any corporation that is the successor to all or substantially all of the business and assets of the Company as a result of a Corporate Change, which in either case is (or will, upon distribution thereof, be) listed on the New York Stock Exchange or the American Stock Exchange or approved for quotation in the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

     As used herein, "Stated Value" of a share of Preferred Stock converted during the 45-day period following the occurrence of a Corporate Change or an Ownership Change shall mean the price per share the Company would be required to pay if it exercised its option to redeem such shares on the conversion date, plus an amount equal to the amount by which the Market Value of the Common Stock exceeds the exercise price of the Warrant. See "Redemption," above.

     As used herein, the term "Reference Value" shall initially mean $1.92 per share; provided, however, that in the event of any adjustment to the conversion price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the conversion price, after giving effect to any such adjustment, shall always be the same as the ratio of $1.92 to the initial conversion price.

     Holders of Preferred Stock will have no preemptive rights with respect to any shares of Common Stock or any other securities of the Company convertible into or carrying rights or options to purchase any such shares.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the Board of Directors of the Company and in its policies, but might have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders. Set forth below is a summary description of such provisions:

     Classified Board of Directors. Pursuant to the Company's Bylaws, the Board of Directors of the Company is divided into three classes of directors. Each class has a term of three years and one class is elected at each annual meeting of stockholders.

     Number of Directors; Filling Vacancies; Removal. The Company's Bylaws provide that the number of directors shall be not less than six nor more than 12 as fixed by the Board of Directors of the Company. The Board of Directors of the Company has fixed the number at 12 directors. The Board of Directors of the Company, acting by a majority of the directors then in office, may fill any vacancy or newly created directorship. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for cause.

     Stockholder Actions and Meetings. The Company's Certificate of Incorporation provides that all actions required or permitted to be taken by the stockholders of the Company are to be taken only at a duly held meeting of the stockholders, and no stockholder action may be taken by written consent without a meeting. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or by a majority of the directors.

DELAWARE BUSINESS COMBINATION STATUTE

     The Company is subject to the provisions of Section 203 of the DGCL ("Business Combination Statute"). In general, the Business Combination Statute prohibits a publicly-held Delaware corporation from engaging in certain "business combinations" with an "interested stockholder" for a period of three years after the date such person became an interested stockholder, unless (i) before such person became a stockholder, the board of directors approved either the proposed business combination or the proposed acquisition of stock resulting in such person's becoming an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder, or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder at a meeting of the stockholders. A "business combination" is defined broadly to include a merger, consolidation, sale or other disposition of assets and certain other transactions resulting in the receipt of financial benefits by the interested stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of the corporation's voting stock.

     The Business Combination Statute could have the effect of delaying, deferring or preventing a change in control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate a transaction with the Board of Directors of the Company. To the extent these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Company Common Stock.

TRANSFER AGENT

     The transfer agent for the Common Stock and the Preferred Stock has not been determined.

                        SHARES ELIGIBLE FOR FUTURE SALE


     While the Patrick Common Stock is traded on the NYSE, there has been no public market for partnership interests in La/Cal. After the Effective Time, the Company will have 39,530,452 shares of Common Stock issued and outstanding and 2,981,602 shares subject to issuance upon the exercise of outstanding options and warrants. As a result of the registration of Common Stock to be issued to La/Cal pursuant to the Agreement (and subsequently distributed to the Partners upon liquidation of La/Cal), effectively all shares of Common Stock to be received by the Partners and the Patrick stockholders (other than by "affiliates", as defined in Rule 144 under the Securities Act, of La/Cal, Patrick or the Company and subject to contractual restrictions described below) will be eligible for public sale without restriction immediately after the Effective Time. In addition, subject to such contractual restrictions, shares held by affiliates (of the Company, Patrick or La/Cal) should be eligible for sale under Rule 144, subject to volume and certain other limitations (see "Description of the Transactions -- Restrictions on Resale by Affiliates"). It is expected that Partners holding at least 99% of the partnership interests in La/Cal (who will own at least 19,567,573 shares of Common Stock after the Effective Time) and each director of Patrick (who collectively will own approximately 200,000 shares of Common Stock after the Effective Time) will enter into agreements not to sell any Common Stock or other securities of the Company for a period of six months after the Effective Time. Considering that there has been no market for partnership interests in La/Cal, it is possible that after expiration of such six month period former Partners may elect to sell all or part of their Common Stock, which could adversely affect the market price. In addition, the Company will enter into a Registration Rights Agreement with certain affiliates of La/Cal and Patrick, who will collectively have registration rights with respect to approximately 16,000,000 shares of Common Stock after the Effective Time, whereby such holders will have the right, subject to certain conditions, to require the Company to register the offer and sale of their shares under the Securities Act. Substantial sales of shares by holders of Common Stock whether in a registered offering or pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock.


                                    EXPERTS

     The consolidated financial statements and schedules of Patrick as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 included herein and elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein and elsewhere and have been so included in reliance upon such report of such firm given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of La/Cal as of December 31, 1994 and for the year ended December 31, 1994 and the period from July 15, 1993 through December 31, 1993 and the statement of revenues and direct operating expenses of the properties contributed to La/Cal for the period from January 1, 1993 through July 14, 1993 included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and elsewhere in the Registration Statement and upon the authority of such firm as experts in accounting and auditing.

     The information provided by H.J. Gruy and Associates, Inc. independent petroleum engineers, included herein under "Business and Properties of La/Cal," and the letter report of such firm included herein as Appendix III have been included in reliance upon such firm as experts with respect to the matters contained therein.

     The information provided by Coutret & Associates, Inc., independent petroleum engineers, included herein under "Business and Properties of La/Cal," and the letter report of such firm included herein as Appendix IV have been included in reliance upon such firm as experts with respect to the matters contained therein.

     The information provided by Lee Keeling & Associates, independent petroleum engineers, included herein under "Business and Properties of Patrick" and in the Patrick Annual Report on Form 10-K and the letter report of such firm included herein as Appendix V have been included in reliance upon such firm as experts with respect to the matters contained therein.

     The information provided by Huddleston & Co., Inc., independent petroleum engineers, included herein under "Business and Properties of Patrick" and in the Patrick Annual Report on Form 10-K has been included in reliance upon such firm as experts with respect to the matters contained therein.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered hereby and certain other matters will be passed upon for Patrick by Emens, Kegler, Brown, Hill & Ritter Co., L.P.A., a legal professional association, Columbus, Ohio. The validity of the issuance of the securities offered hereby and certain other matters have been passed upon for La/Cal by Vinson & Elkins L.L.P., Houston, Texas.

                            STOCKHOLDERS' PROPOSALS

     Any proposal of a stockholder intended to be presented at the 1996 Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at its principal executive offices a reasonable time before proxies are solicited by the Board of Directors of the Company for that meeting, and must otherwise meet the requirements of applicable federal and state law, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition to the foregoing requirements of law, the Company's Bylaws require a written statement setting forth any such proposal to be delivered to the Board of Directors of the Company not less than 60 days prior to a meeting of stockholders.

     Patrick will hold a 1995 annual meeting of stockholders only if the Merger is not consummated. In the event an annual meeting is held, any proposal of a stockholder intended to be presented at such annual meeting must have been received by Patrick at its principal executive offices a reasonable time before proxies are solicited by the Board of Directors of Patrick, and must otherwise meet the requirements of applicable federal and state law, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting. In addition to the foregoing requirements of law, Patrick's Bylaws require a written statement setting forth any such proposal to be delivered to the Board of Directors of Patrick not less than 60 days prior to a meeting of stockholders.

     La/Cal does not hold annual meetings. There is no provision in the La/Cal Partnership Agreement relating to meetings of the Partners.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
PATRICK PETROLEUM COMPANY
  Independent Auditors' Report.......................................................   F-1
  Consolidated Balance Sheets at December 31, 1994 and 1993..........................   F-2
  Consolidated Statements of Operations for the three years ending December 31, 1994,
     1993
     and 1992........................................................................   F-4
  Consolidated Statements of Stockholders' Equity for the three years ending December
     31, 1994, 1993 and 1992.........................................................   F-5
  Consolidated Statements of Cash Flows for the three years ending December 31, 1994,
     1993, and 1992..................................................................   F-6
  Notes to Consolidated Financial Statements.........................................   F-8
  Consolidated Balance Sheets at March 31, 1995 (Unaudited) and December 31, 1994....   F-27
  Consolidated Statements of Operations for the three months ended March 31, 1995 and
     1994 (Unaudited)................................................................   F-28
  Consolidated Statements of Cash Flows for the three months ended March 31, 1995 and
     1994 (Unaudited)................................................................   F-29
  Notes to Consolidated Financial Statements.........................................   F-30
LA/CAL ENERGY PARTNERS
  Independent Auditors' Report.......................................................   F-33
  Balance Sheet -- December 31, 1994.................................................   F-34
  Statements of Operations -- Year ended December 31, 1994 and period from July 15,
     1993 through December 31, 1993..................................................   F-35
  Statements of Partners' Capital (Deficit) -- Year ended December 31, 1994 and
     period from July 15, 1993 through December 31, 1993.............................   F-36
  Statements of Cash Flow -- Year ended December 31, 1994 and period from July 15,
     1993 through December 31, 1993..................................................   F-37
  Notes to Financial Statements -- December 31, 1994 and 1993........................   F-38
PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS
  Independent Auditors' Report.......................................................   F-43
  Statement of Revenues and Direct Operating Expenses -- Period from January 1, 1993
     through July 14, 1993...........................................................   F-44
LA/CAL ENERGY PARTNERS -- SUPPLEMENTARY OIL AND GAS RESERVE INFORMATION -- Years
  ended December 31, 1994 and 1993 (Unaudited).......................................   F-45
LA/CAL ENERGY PARTNERS -- PROPERTIES ACQUIRED FROM MOBIL CORPORATION
  Statement of Revenues -- Year ended December 31, 1993 (Unaudited)..................   F-48
LA/CAL ENERGY PARTNERS -- PROPERTIES ACQUIRED FROM FOSTER BROWN COMPANY
  Statement of Revenues and Direct Operating Expenses -- Period from January 1, 1993
     through November 30, 1993 (Unaudited)...........................................   F-49
LA/CAL ENERGY PARTNERS
  Balance Sheets -- March 31, 1995 (Unaudited) and December 31, 1994.................   F-50
  Statements of Operations -- Three months ended March 31, 1995 and 1994
     (Unaudited).....................................................................   F-51
  Statements of Partners' Capital (Deficit) -- Three months ended March 31, 1995 and
     1994 (Unaudited)................................................................   F-52
  Statements of Cash Flows -- Three months ended March 31, 1995 and 1994
     (Unaudited).....................................................................   F-53
  Note to Financial Statements -- March 31, 1995.....................................   F-54
GOODRICH PETROLEUM CORPORATION
  Consolidated Balance Sheet -- March 31, 1995.......................................   F-55

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Patrick Petroleum Company
Jackson, Michigan

     We have audited the accompanying consolidated balance sheets of Patrick Petroleum Company and subsidiaries as of December 31, 1994 and 1993 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Patrick Petroleum Company and subsidiaries, as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note A to the financial statements, the Company adopted recently issued Statements of Financial Accounting Standards and, accordingly, changed its method of accounting for investment securities in 1994 and its method of accounting for income taxes in 1993.

Detroit, Michigan
March 20, 1995

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1994            1993
                                                                   ------------     -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................  $    748,811     $   685,654
  Marketable securities (Note B).................................     1,434,800
  Accounts receivable:
     Trade, net of allowance.....................................       509,136       1,080,103
     Accrued oil and gas revenue.................................       743,401       2,516,252
     Other.......................................................                       350,580
  Prepaid expenses...............................................        33,421         171,721
  Assets held for sale...........................................       836,238       1,733,724
                                                                   ------------     -----------
          TOTAL CURRENT ASSETS...................................  $  4,305,807     $ 6,538,034
OTHER ASSETS (Note B):
  Investments in Penske entities (at cost).......................  $  3,344,954     $ 9,427,700
  Investment in Pecos pipeline, net..............................     2,089,384       2,382,750
  Marketable securities..........................................                       581,050
  Other investments and deferred charge..........................       197,439         679,958
                                                                   ------------     -----------
          TOTAL OTHER ASSETS.....................................  $  5,631,777     $13,071,458
PROPERTY AND EQUIPMENT (Notes C, D and E):
  Oil and gas properties (full cost method -- $5,626,003 and
     $7,096,818 excluded from amortization in 1994 and 1993,
     respectively)...............................................  $ 35,885,937     $81,439,407
  Furniture, fixtures and equipment..............................     2,462,062       2,537,955
                                                                   ------------     -----------
                                                                   $ 38,347,999     $83,977,362
  Less accumulated depletion and depreciation....................    18,882,785      34,104,228
                                                                   ------------     -----------
          TOTAL PROPERTY & EQUIPMENT.............................  $ 19,465,214     $49,873,134
                                                                   ------------     -----------
          TOTAL ASSETS...........................................  $ 29,402,798     $69,482,626
                                                                   ============     ===========

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1994            1993
                                                                   ------------     -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................  $  2,045,333     $ 3,422,186
  Accrued liabilities............................................       423,137         711,036
  Deferred revenue...............................................                       556,784
  Reserve for contingent liabilities (Note J)....................     1,022,000       1,202,241
  Current portion of long term debt..............................     5,000,000       2,109,651
                                                                   ------------     -----------
          TOTAL CURRENT LIABILITIES..............................  $  8,490,470     $ 8,001,898
LONG TERM DEBT (Note E):
  Bank debt......................................................                   $11,000,000
  Subordinated Collateralized Notes..............................  $  5,000,000      20,000,000
                                                                   ------------     -----------
          TOTAL LONG-TERM DEBT...................................  $  5,000,000     $31,000,000
STOCKHOLDERS' EQUITY (Notes E, H and M):
  Preferred stock, par value $1.00 per share;
     authorized -- 10,000,000; issued 1,175,000 (liquidating
     preference $10 per share, aggregating to $11,750,000).......  $  1,175,000     $ 1,175,000
  Common stock, par value $0.20 per share; authorized 40,000,000
     shares -- issued 19,981,076 in 1994 and 1993................     3,996,215       3,996,215
  Additional paid-in capital.....................................    82,088,679      82,088,679
  Retained earnings (deficit)....................................   (71,494,176)    (56,072,026)
  Unrealized gain on marketable securities.......................       853,750
                                                                   ------------     -----------
                                                                   $ 16,619,468     $31,187,868
Less:
  Treasury stock at cost -- 215,849 shares in 1994 and 1993......  $    707,140     $   707,140
                                                                   ------------     -----------
          TOTAL STOCKHOLDERS' EQUITY.............................  $ 15,912,328     $30,480,728
                                                                   ------------     -----------
          TOTAL LIABILITIES & STOCKHOLDERS' EQUITY...............  $ 29,402,798     $69,482,626
                                                                   ============     ===========

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1994           1993            1992
                                                      ------------    -----------    ------------
REVENUES:
  Oil and gas sales.................................  $ 11,071,486    $ 9,330,048    $  9,561,068
  Interest and dividend income......................       147,210        691,924         749,195
  Net Gain on sale of investments (Note B)..........     6,447,102      5,095,714           2,460
  Revenue from pipeline system......................     1,111,525        665,949
  Other income......................................       212,084        490,761         149,884
                                                      ------------    -----------    ------------
                                                      $ 18,989,407    $16,274,396    $ 10,462,607

EXPENSES:
  Production taxes..................................  $    844,389    $   584,406    $    683,515
  Lease operating costs.............................     4,076,956      3,113,569       2,317,658
  Depletion, depreciation and amortization..........     6,491,645      5,732,490       5,566,885
  General and administrative (Note L)...............     3,311,240      3,041,014       3,376,820
  Interest..........................................     2,170,478      2,972,116       3,017,369
  Impairment of oil and gas properties and other
     assets (Note D)................................    12,557,652      9,709,000      16,987,859
  Loss on sale of oil and gas properties (Note D)...     2,786,841
                                                      ------------    -----------    ------------
                                                      $ 32,239,201    $25,152,595    $ 31,950,106

LOSS BEFORE EQUITY IN LOSS OF AFFILIATE AND
  EXTRAORDINARY ITEM................................  $(13,249,794)   $(8,878,199)   $(21,487,499)
  Equity in loss of affiliate.......................                     (419,694)       (407,620)
                                                      ------------    -----------    ------------
LOSS BEFORE EXTRAORDINARY ITEM......................  $(13,249,794)   $(9,297,893)   $(21,895,119)
  EXTRAORDINARY ITEM:
     Loss on early extinguishment of debt...........     1,232,356
                                                      ------------    -----------    ------------
NET LOSS............................................  $(14,482,150)   $(9,297,893)   $(21,895,119)
                                                      ============    ===========    ============
NET LOSS PER COMMON SHARE (Note I)..................  $       (.78)   $      (.63)   $      (1.79)
                                                      ============    ===========    ============
WEIGHTED AVERAGE SHARES OUTSTANDING.................    19,765,226     16,133,707      12,401,604
                                                      ============    ===========    ============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                            COMMON STOCK            PREFERRED STOCK
                                      ------------------------  -----------------------   ADDITIONAL     RETAINED
                                        NUMBER                    NUMBER                   PAID-IN       EARNINGS     TREASURY
                                       OF SHARES    PAR VALUE   OF SHARES    PAR VALUE     CAPITAL      (DEFICIT)       STOCK
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at January 1, 1992..........   12,417,036  $ 2,483,407                           $ 58,079,759  $(23,675,343)  $(707,140)

Issuance of stock:
  for acquisition...................      300,000       60,000                                783,750
  for exercise of stock options.....        1,000          200                                  2,238
Adjustment to valuation allowance
  for marketable equity
  securities........................
Proceeds from issuance of preferred
  stock.............................                             1,175,000  $ 1,175,000     9,332,372
Preferred stock dividend............                                                                       (263,671)
Net loss for the year...............                                                                    (21,895,119)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1992........   12,718,036  $ 2,543,607   1,175,000  $ 1,175,000  $ 68,198,119  $(45,834,133)  $(707,140)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Issuance of stock for acquisition...    7,263,040    1,452,608                             13,890,560
Preferred stock dividend............                                                                       (940,000)
Net Loss for the year...............                                                                     (9,297,893)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1993........   19,981,076  $ 3,996,215   1,175,000  $ 1,175,000  $ 82,088,679  $(56,072,026)  $(707,140)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Cumulative effect of change in
  accounting for marketable
  securities at January 1, 1994.....

Unrealized depreciation of
  marketable securities available
  for sale..........................

Preferred stock dividend............                                                                       (940,000)
Net Loss for the year...............                                                                    (14,482,150)
                                      -----------  -----------  ----------  -----------  ------------  ------------   ---------
Balance at December 31, 1994........   19,981,076  $ 3,996,215   1,175,000  $ 1,175,000  $ 82,088,679  $(71,494,176)  $(707,140)
                                       ==========   ==========   =========   ==========  ============  =============  ==========

                                           NET
                                        UNREALIZED
                                      GAIN (LOSS) ON       TOTAL
                                        MARKETABLE     STOCKHOLDERS'
                                        SECURITIES        EQUITY
                                      --------------   -------------
Balance at January 1, 1992..........   $    (22,490)   $  36,158,193
Issuance of stock:
  for acquisition...................                         843,750
  for exercise of stock options.....                           2,438
Adjustment to valuation allowance
  for marketable equity
  securities........................         22,490           22,490
Proceeds from issuance of preferred
  stock.............................                      10,507,372
Preferred stock dividend............                        (263,671)
Net loss for the year...............                     (21,895,119)
                                      --------------   -------------
Balance at December 31, 1992........            -0-    $  25,375,453
                                      --------------   -------------
Issuance of stock for acquisition...                      15,343,168
Preferred stock dividend............                        (940,000)
Net Loss for the year...............                      (9,297,893)
                                      --------------   -------------
Balance at December 31, 1993........            -0-    $  30,480,728
                                      --------------   -------------
Cumulative effect of change in
  accounting for marketable
  securities at January 1, 1994.....      4,051,200        4,051,200
Unrealized depreciation of
  marketable securities available
  for sale..........................     (3,197,450)      (3,197,450)
Preferred stock dividend............                        (940,000)
Net Loss for the year...............                     (14,482,150)
                                      --------------   -------------
Balance at December 31, 1994........   $    853,750    $  15,912,328
                                      ==============   =============

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1994             1993             1992
                                                   ------------     ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................  $(14,482,150)    $ (9,297,893)    $(21,895,119)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depletion, depreciation and amortization.......     6,491,645        5,732,491        5,566,885
  Equity in net loss of affiliate................                        419,694          407,620
Dividends from investing activities..............                        (32,000)         (72,000)
Writedown of oil and gas properties and other
  assets.........................................    12,557,652        9,709,000       16,987,859
Extraordinary charge, early extinguishment of
  debt...........................................     1,232,356
(Gain) loss on sale of assets....................    (3,660,261)      (5,666,265)          (2,460)
(Increase) decrease in:
  Accounts receivable............................     2,694,398        1,446,793          (94,887)
  Assets held for sale...........................     1,686,599          371,766
  Prepaid expenses and other.....................       138,300          541,474         (113,624)
  Other investments and deferred charges.........       (66,249)          28,540           61,056
(Decrease) increase in:
  Accounts payable...............................    (1,376,853)      (1,132,711)         396,980
  Accrued liabilities............................      (287,899)      (1,440,510)         139,712
  Deferred revenue...............................      (556,784)         484,534         (449,140)
  Reserve for contingent liabilities.............      (180,241)         452,104          540,009
                                                   ------------     ------------     ------------
Total Adjustments................................  $ 18,672,663     $ 10,914,910     $ 23,368,010
                                                   ------------     ------------     ------------
Net Cash Provided By Operating Activities........  $  4,190,513     $  1,617,017     $  1,472,891
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities and sales of investments -- net.......  $ 11,745,000     $  6,000,000     $  1,819,960
Purchase of investments..........................                                      (2,116,043)
Proceeds from disposition of properties -- net...    13,637,700       10,601,825          985,917
Acquisition of ANPC (NOTE C).....................       747,201      (10,675,898)
Capital expenditures.............................    (5,168,066)      (7,129,597)     (11,297,093)
                                                   ------------     ------------     ------------
Net Cash Provided by (Used In) Investing
  Activities.....................................  $ 20,961,835     $ (1,203,670)    $(10,607,259)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings....................  $  1,850,600     $ 28,376,000     $  7,073,917
Principal payments on bank borrowings and
  notes..........................................   (24,960,251)     (27,415,459)      (9,000,000)
Charge for early extinguishment of debt..........    (1,039,540)
Proceeds from issuance of common stock...........                                           2,438
Proceeds from issuance of preferred stock........                                      10,507,372
Preferred stock dividend.........................      (940,000)        (940,000)        (263,671)
                                                   ------------     ------------     ------------
  Net Cash (Used In) Provided By Financing
     Activities..................................  $(25,089,191)    $     20,541     $  8,320,056
                                                   ------------     ------------     ------------
  Net Increase (Decrease) In Cash And Cash
     Equivalents.................................  $     63,157     $    433,888     $   (814,312)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...       685,654          251,766        1,066,078
                                                   ------------     ------------     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $    748,811     $    685,654     $    251,766
                                                   ============     ============     ============

                See notes to consolidated financial statements.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                        1994           1993           1992
                                                     ----------     ----------     ----------
    Cash disbursements for:
      Interest.....................................  $2,392,945     $3,010,040     $2,960,667

SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND FINANCING ACTIVITIES:

     On July 29, 1993, the Company acquired the common stock of American National Petroleum Company, Inc. ("ANPC") through the issuance of 7,188,040 shares of the Company's Common Stock (See Note C of Notes To Consolidated Financial Statements). Additionally, in conjunction with this transaction the Company issued 75,000 shares of its common stock to an investment consultant as partial compensation for his assistance in the completion of this acquisition. The following table sets forth the noncash amounts recorded resulting from this transaction:

                                                      INVESTMENT      INVESTMENT IN
                           CASH         CURRENT        IN PECOS        OIL AND GAS        CURRENT      COMMON STOCK
                        EQUIVALENTS      ASSETS        PIPELINE         PROPERTIES      LIABILITIES       ISSUED
                        -----------    ----------    -------------    --------------    -----------    ------------
ANPC Merger...........  $10,619,102    $3,242,815     $ 2,539,000       $2,905,854      $(3,963,603)   $(15,343,168)

     The following table sets forth the summary of the amounts recorded to marketable securities and as a component of stockholders' equity resulting from the adoption of SFAS No. 115 (See Note A).

                                                                                   UNREALIZED
                                                                                    GAIN ON
                                                                    MARKETABLE     MARKETABLE
                                                                    SECURITIES     SECURITIES
                                                                    ----------     ----------
    Marcum Natural Gas Services, Inc..............................   $853,750       $853,750

                See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (1) Principles of consolidation

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany profits, transactions, and balances have been eliminated.

  (2) Property and equipment

     The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all external costs associated with the acquisition, exploration, and development of oil and gas reserves are capitalized. Additionally, the Company capitalizes any internal costs that are directly attributable to its acquisition, exploration and development activities. For the years ended December 31, 1994, 1993 and 1992 the amount of internal costs capitalized totalled approximately $1,900,000, $2,100,000 and $2,075,000, respectively.

     The cost of oil and gas properties is accumulated in cost centers on a country by country basis subject to a cost center ceiling (as defined by the Securities and Exchange Commission). Costs to be depreciated or depleted include the Company's estimated participation in drilling in progress and future development costs of proved reserves. The Company's policy is to deplete the cost of oil and gas properties over the estimated useful lives of the assets by application of the gross revenue method using only proved oil and gas reserves. In arriving at depletion rates under the gross revenue method, proved oil and gas reserves are evaluated by an independent engineering firm.

     Impairment is assessed on the cost of investments in unproved properties at least annually. This evaluation considers the probable success of the area, expiration dates on the leases, environmental costs and current drilling environment in the area, the Company's available funds and the current prices for hydrocarbons. Impairment can be determined on individual leases or prospects or for a given area of interest. Once impairment is determined, the costs are included in the full cost pool.

     The Company is not currently, nor for any period presented, subject to significant natural gas imbalances as the majority of production from the Company's significant natural gas properties is marketed in the aggregate, rather than by the individual interest owners.

     Depreciation of furniture, fixtures and equipment is computed using the straight-line method with asset lives ranging from 4 to 10 years.

     The depletion expense per dollar of gross revenue for the Company was $.54 in 1994, $.56 in 1993, and $.54 in 1992.

  (3) Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand, checking accounts, savings accounts and temporary investments with maturities of ninety days or less at date of purchase.

  (4) Marketable Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This new accounting standard specifies the accounting and reporting requirements for changes in the fair values of investments in debt and equity securities which have readily determinable fair values. Under SFAS No. 115, these debt and equity securities are segregated into one of the following categories; trading, available-for-sale

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES and held-to-maturity. Trading securities and available-for-sale securities are carried at their fair values. Changes in the fair values of trading securities are recorded in the statement of operations. Changes in the fair values of available-for-sale securities are recorded as a component of stockholders' equity until such securities are sold. Held-to-maturity securities are carried at cost adjusted for amortized premium or discount.

     The Company has classified its marketable securities as "Available for Sale" and, consistent with the provisions of SFAS No. 115, has recorded an unrealized gain of $853,750 in the stockholders' equity section of the balance sheet. Prior to 1994, investment securities were carried at cost.

     The Company determines gains and losses on dispositions of investment securities using the specific identification method. During 1994, there were no sales of such securities by the Company.

  (5) Other Assets

     Investment in Penske Entities

     During 1987 and 1988, the Company acquired approximately 7% of the common stock of Penske Corporation. The purchase price of $6,620,000 approximated the net book value of the shares. Additionally, the Company purchased an interest in Penske Transportation, Inc., one of Penske's major units for $2,807,700 resulting in a total investment in Penske Corporation and Penske Transportation, Inc. of $9,427,700. The Penske entities are privately held and as such no independent market valuation is readily available, accordingly, the Company records such investment at cost.

     Penske Corporation is a privately held diversified transportation services company that is involved in, among other things, truck leasing and rental, heavy duty diesel engine manufacturing and automotive retailing.

     On March 30, 1994, the Company entered into an agreement with Penske to sell 37% of its interest in Penske Corporation and all of its interest in Penske Transportation, Inc. for $12 million with the right to sell (put) the remaining interest to Penske equally over the next five years. Terms call for Penske to pay the Company, upon presentation of each put, an annual amount equal to the greater of $2.4 million or 1.5 times book value of the shares presented. The minimum value if all puts are presented will be an additional $12 million. Penske has the right to call and accelerate the options in the event there is a change in control of the Company during the term of the agreement.

     On April 12, 1994 the Company utilized the proceeds from such sale to prepay $10,000,000 of the Senior Notes secured by the Penske stock. As a result of such transaction, the Company recognized a gain of $6,754,000 on the sale of the stock and incurred penalties of $1,040,000 associated with the prepayment.

     The Company has recorded $836,238 (20% of its Penske investment) as an asset held for sale at December 31, 1994.

     Investment in Pecos Pipeline

     In conjunction with the acquisition of ANPC, discussed in Note C, the Company acquired through Pecos Pipeline & Producing Company ("Pecos"), a subsidiary of ANPC, a 20% interest in a pipeline joint venture. The Company's carrying basis of the investment is at cost and is being amortized over the term of the joint venture using the straight-line method (8 years). At December 31, 1994, accumulated amortization totals $449,616.

     Other Investments and Deferred Charges

     Other investments and deferred charges consist principally of certain debt issue costs associated with the debt discussed in Note E and the Company's net investment in Marcum-Patrick Pipeline Program 1993-1, a limited partnership.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The debt issue costs totalling $130,840, net of accumulated amortization of $445,524, at December 31, 1994, are being amortized over the remaining term of the debt.

  (6) Treasury stock

     The Company held 215,849 shares of common stock in treasury at December 31, 1994 and 1993. The treasury stock is carried at cost of acquisition and presented as a deduction from stockholders' equity.

  (7) Allowance for uncollectible accounts

     Accounts receivable are reduced by an allowance for uncollectible accounts of $174,000 and $331,000 at December 31, 1994 and 1993, respectively.

  (8) Gas Balancing

     The Company uses the entitlement method for recording natural gas sales. Under the entitlement method of accounting, income is recorded based on the Company's net working interest in production. Deliveries of natural gas in excess of the Company's working interest are recorded as liabilities while deliveries of natural gas less than the Company's working interest are recorded as receivables.

  (9) Futures Contracts

     The Company periodically enters into futures contracts and energy swaps to hedge its exposure to price fluctuations on crude oil and natural gas sales transactions. Gains or losses resulting from these contracts are deferred and recognized in operations when the crude oil and natural gas is sold. These contracts are subject to the risk of price fluctuations and the Company is required to have a minimum margin requirement on futures contracts. The Company has no open contracts at December 31, 1994.

  (10) Taxes on Income

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and the recognition of net deferred tax assets subject to an ongoing assessment of realizability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The impact of adopting SFAS No. 109 was nil as the Company has recorded a valuation allowance for the entire amount of its net deferred tax asset due to the uncertainty of its ultimate realization.

  (11) Reclassifications

     Certain reclassifications have been made in the 1993 financial statements to conform to the classifications used in 1994.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE B -- MARKETABLE SECURITIES

     The amortized cost and estimated fair value of marketable securities as of December 31, 1994, and 1993 are shown in the tables below:

                                                                     1994
                                              ---------------------------------------------------
                                                             GROSS         GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST          GAIN         LOSSES        VALUE
                                              ---------    ----------    ----------    ----------
    Marketable equity securities............  $ 581,050    $  853,750                  $1,434,800
                                              =========    ==========                  ==========

                                                                     1993
                                              ---------------------------------------------------
                                                             GROSS         GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                COST          GAIN         LOSSES        VALUE
                                              ---------    ----------    ----------    ----------
    Marketable equity securities............  $ 581,050    $3,470,150                  $4,051,200
                                              =========    ==========                  ==========

     The Company uses the specific identification method in computing realized gains and losses on sales of securities. In 1994, there were no sales of such securities. In 1993, the Company recorded realized gains of approximately $4,887,000 resulting from sales of marketable equity securities of approximately $6,000,000.

NOTE C -- ACQUISITION

     On July 29, 1993, the Company acquired the common stock of ANPC for $36,639,000. The purchase price consisted of 7,188,040 shares of Company common stock valued at $15,344,000 and cash of $21,295,000 of which $10,619,000 was cash on hand at ANPC at the date of acquisition. ANPC is an independent oil and gas company, operating primarily in Louisiana, Texas, Oklahoma and New Mexico. ANPC operates as a wholly-owned subsidiary of the Company.

     In connection with the acquisition and pursuant to a Purchase and Sale Agreement dated May 10, 1993 an undivided one-third interest in all of the oil and gas wells, developed and undeveloped leases associated with the wells and the equipment related to the wells owned by ANPC was sold to Whiting Petroleum Corporation for approximately $7,000,000.

     The acquisition has been recorded using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition and no goodwill was recognized.

     The following unaudited proforma consolidated statement of operations data assumes that the merger and subsequent asset sale took place effective January 1, 1993:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                          ------------
                                                                              1993
                                                                          ------------
                                                                          (UNAUDITED)
        Revenues........................................................    $ 23,885
        Net Loss........................................................    $ (6,726)
        Net Loss Per Share..............................................    $   (.34)

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE D -- OIL AND GAS PROPERTIES

     Total oil and gas expenditures were:

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Property acquisition costs..................  $   331,197     $   303,090     $ 2,366,853
    Production purchases (net of ANPC
      acquisition)..............................                    2,430,097         408,811
    Development costs...........................    2,046,919       1,439,847       3,841,795
    Exploration costs...........................    2,767,258       2,749,667       4,434,010
    Production costs............................    4,921,344       3,697,975       2,986,353
    Costs included in oil and gas properties in
      connection with the ANPC acquisition......                   24,145,030
                                                  -----------     -----------     -----------
                                                  $10,066,718     $34,765,706     $14,037,822
                                                  ===========     ===========     ===========

     The Company's aggregate amount of capitalized oil and gas expenditures consist of the following:

                                                                 DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Interest in unproved properties.............  $ 5,626,003     $ 7,096,818     $ 8,373,557
    Wells, equipment and facilities.............   30,259,934      74,342,589      61,476,688
                                                  -----------     -----------     -----------
                                                  $35,885,937     $81,439,407     $69,850,245
    Less accumulated depletion..................   16,865,545      32,245,732      27,089,927
                                                  -----------     -----------     -----------
                                                  $19,020,392     $49,193,675     $42,760,318
                                                  ===========     ===========     ===========

     On December 15, 1994 the Company sold substantially all of its producing and nonproducing oil and gas properties in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas to Unit Petroleum for $16,100,000. Under the terms of the agreement, the proceeds received by the Company were reduced by the net revenues from such properties during the period May 1, 1994 to December 15, 1994. The Company received approximately $13,236,000 after such adjustments. In a related transaction, LLOG Exploration Company exercised its election of preferential right to purchase the Company's interests in the Bayou Pigeon Field, Iberia Parish, Louisiana. The Company entered into a Purchase and Sale Agreement dated December 14, 1994, and closed the transaction December 16, 1994, receiving approximately $1,569,000. The combined proceeds were used to repay the Company's bank debt, approximately $13,700,000, with the remaining proceeds used for interest, fees and general corporate purposes, including the Company's exploration efforts in West Texas. Based upon an analysis performed by management the sale resulted in a significant alteration in the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. In accordance with the full cost accounting methods and because the sale involved more than 25% of the reserve quantities of the cost center, the Company recognized a loss on the transaction of approximately $2,786,000. The revenues, net of expenses, received during the period, May 1 to December 15, 1994, accounted for approximately $2,580,000 of the loss.

     The Company's remaining oil and gas properties are located principally in West Texas and Michigan with additional properties in certain western states.

     During 1994, declines in prices, revisions of previous estimates and normal production declines resulted in a reduction in the present value of the Company's future net revenue. In accordance with the full cost

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES accounting method, the Company recorded writedowns in the value of its oil and gas properties totaling $12,301,000 during 1994. Of these writedowns, $3,241,000 was recorded during the second quarter, $2,659,000 was recorded during the third quarter, and $6,401,000 was recorded in the fourth quarter.

     The Company has recorded writedowns in accordance with the full-cost accounting method calculations as presented in the table below:

                                                               REVISIONS
                                                                  AND
                                                PRICING       ABANDONMENTS        TOTAL
                                              -----------     ------------     -----------
        1994................................  $ 2,001,000     $10,300,000      $12,301,000
        1993................................    4,150,000       5,269,000        9,419,000
        1992................................    2,700,000      12,940,000       15,640,000
        1991................................    3,000,000                        3,000,000
        1990................................                   12,800,000       12,800,000
        1985................................    8,100,000                        8,100,000
                                              -----------     ------------     -----------
                                              $19,951,000     $41,309,000      $61,260,000
                                              ===========     ===========      ===========

     The Company has excluded from amortization its interest in unproven properties and the cost of uncompleted exploratory wells. Excluded costs consist of the following:

                                                            YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------
                                                                             1992
                                               1994           1993        AND PRIOR        TOTAL
                                            ----------     ----------     ----------     ----------
Net acquisition costs of unproved
  properties..............................  $  331,197     $  891,656     $1,394,823     $2,617,676
Exploration costs.........................     785,496      1,068,092      1,154,739      3,008,327
                                            ----------     ----------     ----------     ----------
                                            $1,116,693     $1,959,748     $2,549,562     $5,626,003
                                            ==========     ==========     ==========     ==========

     The excluded costs are associated with undeveloped properties located primarily in Michigan and West Texas. Based on current exploration plans, it is anticipated that these costs will be included in the amortization calculation at a rate of approximately 33% over the next three years.

     Results of operations for oil and gas producing activities were:

                                                               YEAR ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1994            1993             1992
                                                    ------------     -----------     ------------
Oil and gas revenues..............................  $ 11,071,486     $ 9,330,048     $  9,561,068
Expenses:
  Production taxes................................       844,389         584,406          683,515
  Lease operating costs...........................     4,076,955       3,113,569        2,302,838
  Depletion and depreciation......................     6,066,679       5,635,209        5,469,605
  Writedown of oil and gas properties.............    12,301,000       9,419,000       15,640,000
  Loss on sale of oil and gas properties..........     2,786,841
                                                    ------------     -----------     ------------
                                                      26,075,864      18,752,184       24,095,958
                                                    ------------     -----------     ------------
Loss from oil and gas producing activities........  $(15,004,378)    $(9,422,136)    $(14,534,890)
                                                    ============     ===========     ============

NOTE E -- LONG TERM DEBT

     The Company has signed a Commitment Letter with a Bank for a new Credit Agreement which provides for a maximum credit facility of $30,200,000, consisting of a $5,200,000 term loan, and a $25,000,000

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES revolving line of credit with an initial borrowing base of $6,000,000 (collectively the "Bank Loan"). The Company has also consummated a short-term interim $2,000,000 Bridge Loan with the same Bank, which debt will be retired as part of the above-described revolving line of credit. The Bank Loan offers fixed and variable interest rate options based on Prime or LIBOR (+2%). The interest rates will increase by amounts up to .50% on Prime and 1.00% on LIBOR if the merger discussed in Note N does not occur on a timely basis. Substantially all of the Company's assets are pledged to secure these credit facilities.

     The Revolving Credit Facility provides an initial $6,000,000 borrowing base, of which $2,000,000 is designated to refinance the $2,000,000 on a short-term interim Bridge Loan, with the remainder available to refinance up to $4,000,000 of the $10,000,000 10.75% Subordinated Collateralized Notes, and to fund capital expenditures for oil and gas reserve acquisitions, and exploration and development purposes. The borrowing base shall be reduced to $5,250,000 on April 1, 1996, unless redetermined otherwise pursuant to the scheduled borrowing base review.

     The $5,200,000 term loan is designated to refinance the remaining principal and accrued interest on the $10,000,000 10.75% Subordinated Collateralized Notes. The term loan must be activated and funded by May 1, 1996 or the same is terminated. If the term loan is activated, the maturity is April 30, 1999, and repayment is based on the proceeds received from the Sale of Penske stock. See Note A(5).

     In 1990, the Company sold $20,000,000 in 10.75% Subordinated Collateralized Notes with Warrants to acquire 800,000 shares of the Company's $0.20 par value Common Stock at $6.16 per share, to three institutional investors. The Company's equity ownership in Penske Corporation and Penske Transportation Inc. serves as the collateral for the Senior Notes. The Senior Note Purchase Agreement contains financial covenants consistent with those contained in the Bank Loan.

     In April, 1994, the Company utilized the proceeds from the sale of the Penske Stock described in Note A(5) to prepay $10,000,000 of the Senior Notes. As a result of such transaction, the Company incurred penalties of $1,040,000 associated with the prepayment.

     At December 31, 1994, the Company was in default of its minimum net worth covenant. The Senior Note holders have waived the covenant violation and reset the minimum net worth covenant to $15,250,000. In return, the note holders will receive a waiver fee of $50,000 if the notes remain outstanding at August 31, 1995.

NOTE F -- EMPLOYEE BENEFITS

     The Company has established a profit-sharing plan whereby eligible employees who choose to participate under the terms of the plan must contribute 2%, 4% or 6% of their annual regular compensation (excluding incentive compensation, discretionary bonuses, and overtime). The Company is required to contribute to the plan, but only out of net earnings as defined in the agreement, an amount equal to the employees' contribution. On January 1, 1994, the Company converted the plan to a 401K plan, allowing employees to contribute on a pre-tax basis an amount up to 15% of their compensation. The Company will continue to match up to 6% of the employees contributions. The Company may also make additional contributions. The Company's contributions for 1994, 1993 and 1992 were approximately $50,000, $79,000, and $81,000 respectively.

     The Company has an incentive compensation plan for key management personnel under which past and present employees receive from the Company an assigned overriding interest of the net revenue interest in wells drilled by the Company, or an amount based upon a specified percentage of the gross revenues of selected oil and gas properties acquired by the Company. Participants in the plan are selected by a committee comprised of three members of the Board of Directors. The portion of the incentive compensation plan for acquired oil and gas properties was terminated July 1, 1990. Company revenues have been reduced by the net amounts distributed to the participants, by $68,500 for 1994, $108,000 for 1993, and $101,000 for 1992. The

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES present value (discounted at 10%) of net vested benefits for the pre-July, 1990, awards is estimated to be approximately $71,000 at December 31, 1994.

     The Company has a defined benefit pension plan covering substantially all of its employees, under which the Company will pay the entire cost of providing eligible employees with a monthly retirement benefit equal to 1.6% of final average monthly earnings multiplied by years of service up to a maximum of 30 years. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. The Company intends to terminate this plan in 1995. The Company does not anticipate recognizing a loss as a result of such action because the fair market value of the plan's assets at December 31, 1994, exceeds the projected benefit obligation of the plan.

     The table presented below sets forth the plan's funded status and amounts recognized in the Company's consolidated statement of operations at December 31, 1994, 1993 and 1992.

                           NET PERIODIC PENSION COST
                               (PENSION EXPENSE)

                                                             YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1994           1993           1992
                                                     ----------     ----------     ----------
    Service Cost...................................  $   81,700     $  174,700     $  165,900
    Interest Cost..................................     189,602        181,608        170,639
    Actual Return on Assets........................     (29,330)      (247,473)      (208,962)
    Amortization and Deferral:
       (i) Amortization of Initial Unrecognized Net
           Assets existing at January 1, 1987......     (12,100)       (12,100)       (12,100)
      (ii) Amortization of Deferred (Gain) Loss....    (209,330)        25,922         (6,647)
                                                     ----------     ----------     ----------
    Net Pension Expense............................  $   20,542     $  122,657     $  108,830
                                                     ==========     ==========     ==========
    Reconciliation of Funded Status:
      Projected Benefit Obligation.................  $1,427,900     $2,884,000     $2,663,900
      Plan Assets at Market Value..................   1,687,636      2,983,570      2,794,657
                                                     ----------     ----------     ----------
      Projected Benefit Obligation over
         (under) plan assets.......................  $ (259,736)    $  (99,570)    $ (130,757)
      Unrecognized Net Asset existing at January 1,
         1987......................................     140,785        152,885        164,985
      Unrecognized Net Loss........................     218,513         99,872         52,979
                                                     ----------     ----------     ----------
      Accrued Pension Cost.........................  $   99,562     $  153,187     $   87,207
                                                     ==========     ==========     ==========
    Additional Disclosures:
      Accumulated Benefit Obligation...............  $1,038,400     $2,503,900     $2,318,200
      Vested Benefit Obligation....................   1,006,900      2,465,700      2,291,300
    Assumptions:
      Discount rate for liabilities................         7.0%           7.0%           7.0%
      Asset earnings rate..........................         8.0%           8.0%           8.0%
      Salary Increases.............................         5.0%           5.0%           5.0%
      Inflation for IRC Section 415 Limitation.....         4.0%           4.0%           4.0%

     The plan's assets consist primarily of fixed rate certificates of deposit and no load mutual funds stated at fair market value.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The Company has a funded supplemental Executive Retirement Plan for key executives as designated by the Board of Directors. Benefits are payable at age 65 or earlier with prior written approval of the Board of Directors. Participation in the plan requires that the executive or consultant meet certain participation requirements and be designated by the Board of Directors to participate in the plan. The participant's benefits are subject to forfeiture, conditional upon future service. The Company's pension expense for this plan was approximately $99,000, and $89,000 for the years ended December 31, 1993 and 1992, respectively. The plan was fully funded as of December 31, 1993, and the plan was terminated in 1994.

NOTE G -- INCOME TAXES

     Deferred income taxes and benefits reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax laws.

     At December 31, 1994 and 1993, the significant items comprising the Company's deferred tax assets and liabilities are as follows:

                                                                  1994             1993
                                                              ------------     ------------
    Deferred tax assets:
    Differences between book and tax basis of:
      Allowance for uncollectible receivables...............  $     59,000     $    112,000
      Investment in affiliate and joint venture.............        24,000          387,000
      Contingencies.........................................       336,000          181,000
      Capitalized inventory costs...........................           -0-           43,000
      Capital loss carryover................................       112,000          112,000
    AMT Tax credit carryover................................     1,377,000        1,377,000
    Statutory depletion.....................................     4,580,000        4,018,000
    Investment tax credit carryover.........................     1,335,000        1,345,000
    Operating loss carryforwards............................    12,848,000        9,490,000
                                                              ------------     ------------
              Total deferred tax assets.....................  $ 20,671,000     $ 17,065,000

    Deferred tax liabilities:
    Differences between book and tax basis of:
      Property and equipment................................  $ (2,939,000)    $ (4,431,000)
      Investment in Pecos pipeline..........................      (541,000)        (570,000)
      Accounts receivable...................................                       (119,000)
                                                              ------------     ------------
              Total deferred tax liabilities................  $ (3,480,000)    $ (5,120,000)
                                                              ------------     ------------
    Net deferred tax asset..................................    17,191,000       11,945,000
    Valuation allowance.....................................   (17,191,000)     (11,945,000)
                                                              ------------     ------------
    Net deferred tax asset..................................  $        -0-     $        -0-
                                                              ============     ============

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The following table summarizes the amounts and expiration dates of operating loss and investment tax credit carryforwards:

                                       INVESTMENT TAX CREDIT
 OPERATING LOSS CARRYFORWARDS              CARRYFORWARDS
- ------------------------------     -----------------------------
  AMOUNT               EXPIRES       AMOUNT              EXPIRES
- -----------            -------     ----------            -------
$ 2,320,000              2001      $  102,000              1995
  2,995,000              2003         193,000              1996
  4,802,000              2004         302,000              1997
  1,551,000              2005         558,000              1998
  7,564,000              2006          23,000              1999
  9,331,000              2007          68,000              2000
  4,756,000              2008          97,000              2001
  4,468,000              2009           2,000              2002
- -----------                        ----------
$37,787,000                        $1,345,000
===========                        ==========

     The Company's statutory depletion carryforwards and AMT credit carryovers have no expiration date.

NOTE H -- STOCK OPTIONS AND WARRANTS

     The Company has a Rights Agreement providing for the distribution of one right to purchase 1/100th of a share of Series A Preferred Stock ($1 par value) on each share of Common Stock. The rights become exercisable after the occurrence of certain triggering events, such as the acquisition of 25% or more of the Common Stock (unless such acquisition has been previously approved by the Board of Directors), or the announcement of an intention to commence a tender offer for 25% or more of the Common Stock. The rights are redeemable at $.02 per right at any time prior to a 25% acquisition by an Acquiring Person. Each right entitles the holder thereof to purchase 1/100th of a share of Series A Preferred Stock for $30.00. The rights also entitle the holder to acquire Common Stock of the Company, or of an acquiror of the Company, at a 50% discount after a 25% acquisition.

  Stock Options

     The Company has a non-qualified option plan covering shares of common stock and stock appreciation rights (SARs). The options are exercisable for a period of six years from the grant date. The exercise price for these options is equal to the market price at the date of grant.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     Stock options and SAR activity for the years ended December 31, 1994, 1993, and 1992 were as follows:

                                                               STOCK         STOCK
                                                               OPTION     APPRECIATION    CURRENTLY
                                           OPTION PRICES       SHARES        RIGHTS      EXERCISABLE
                                          ----------------   ----------   ------------   -----------
    Balance at January 1, 1992..........                      1,868,989        305         1,334,360
    Options granted.....................  2.4375 to 3.0000      395,000
    Options exercised...................            2.4375       (1,000)
    Options expired.....................  2.4375 to 4.3750      (12,000)
                                                             ----------     ------
    Balance at December 31, 1992........                      2,250,989        305         1,540,364
    Options granted.....................  2.2500 to 3.0000      569,085
    Options exercised...................
    Options expired.....................  2.4375 to 4.3750     (469,085)      (305)
                                                             ----------     ------
    Balance at December 31, 1993........                      2,350,989        -0-         1,726,658
    Options granted.....................  1.7500 to 2.2500    1,786,602
    Options expired.....................  2.4375 to 4.3750   (1,955,989)
                                                             ----------     ------
    Balance at December 31, 1994........                      2,181,602        -0-         1,860,206
                                                             ==========     ======

     The following table shows the number of options outstanding and the related exercise price as of:

                                                            OPTION PRICES     OPTION SHARES
                                                            -------------     -------------
        December 31, 1992.................................     $2.4375            322,306
                                                                2.5000            237,500
                                                                2.7500             95,000
                                                                3.0000            235,387
                                                                3.0625          1,000,587
                                                                3.3125             25,000
                                                                3.5625             79,209
                                                                4.0625            151,000
                                                                4.3750            105,000
                                                                                ---------
                                                                                2,250,989
                                                                                =========
        December 31, 1993.................................     $2.2500            559,085
                                                                2.4375            317,615
                                                                2.5000             37,500
                                                                2.7500             95,000
                                                                3.0000            234,387
                                                                3.0625            752,193
                                                                3.3125             25,000
                                                                3.5625             79,209
                                                                4.0625            151,000
                                                                4.3750            100,000
                                                                                ---------
                                                                                2,350,989
                                                                                =========

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                                                            OPTION PRICES     OPTION SHARES
                                                            -------------     -------------
        December 31, 1994.................................     $1.7500             60,000
                                                                2.0000             10,000
                                                                2.2500          1,916,602
                                                                2.5000             37,500
                                                                2.7500             60,000
                                                                3.0000             97,500
                                                                                ---------
                                                                                2,181,602
                                                                                =========

     The options outstanding at December 31, 1994, have various expiration dates as follows:

                                                                             OPTIONS
                                                                            ---------
        1995..............................................................    350,000
        1996..............................................................    375,068
        1997..............................................................    705,000
        1998..............................................................    145,000
        1999..............................................................    446,534
        2003..............................................................    100,000
        2004..............................................................     60,000
                                                                            ---------
                                                                            2,181,602
                                                                            =========

  Warrants

     In conjunction with the 10.75% Subordinated Collateralized Notes sold on May 10, 1990, the Company issued warrants to acquire 800,000 shares of the Company's $0.20 par value Common Stock at $3.00 to $6.16 per share, to three institutional investors. These warrants expire on May 10, 1997.

NOTE I -- LOSS PER SHARE

     The loss per common share has been calculated as follows:

                                                          YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                   1994             1993             1992
                                               ------------     ------------     ------------
    Average number of common shares
      outstanding............................    19,765,226       16,133,707       12,401,604
    Net operating loss.......................  $(14,482,150)    $ (9,297,893)    $(21,895,119)
    Preferred stock dividend.................      (940,000)        (940,000)        (263,671)
                                               ------------     ------------     ------------
      Net loss...............................  $(15,422,150)    $(10,237,893)    $(22,158,790)
                                               ============     ============     ============
      Net loss per common share..............  $       (.78)    $       (.63)    $      (1.79)
                                               ============     ============     ============

     Common share equivalents are not included in the above calculations since their inclusion would have the effect of decreasing the loss per share amount.

NOTE J -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES in Vermillion Parish, Louisiana. The EPA has estimated that the total cost of long-term cleanup of the site will be approximately $13.5 million, with the Company's percentage of responsibility to be approximately 3.09%. As of December 31, 1994, the Company has accrued approximately $500,000 for this liability. The EPA and the PRPs will continue to evaluate the site and revise estimates for the long-term cleanup of the site. There can be no assurance that the cost of cleanup and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the cleanup of the site is joint and several among all PRPs. Therefore, the ultimate cost of the cleanup to the Company could be significantly higher than the amount presently accrued for this liability.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to its financial position or results of operations.

     The Company has operating lease agreements, principally for office facilities for its Michigan and Texas offices. Certain of these leases include renewal provisions at the option of the Company. Rent expense under such lease agreements for the years ended December 31, 1994, 1993 and 1992 was approximately $194,000, $264,000, and $176,000, respectively.

     Aggregate rental commitments for noncancellable operating leases at December 31, 1994, were as follows:

        1995..............................................................  $159,000
        1996..............................................................  $110,000
        1997..............................................................  $110,000
        1998..............................................................  $110,000
        1999..............................................................  $ 78,000

NOTE K -- SEGMENT REPORTING AND MAJOR CUSTOMERS

     The Company is principally involved in the business of oil and gas exploration and production.

     Customers which are unaffiliated oil and gas purchasers that represent more than 10% of oil and gas revenues are as follows:

                                                                  1994     1993     1992
                                                                  ----     ----     ----
        Nomeco Oil and Gas......................................   13%      36%      38%

NOTE L -- RELATED PARTY TRANSACTIONS

     An accounting firm in which a Director of the Company is a partner received $1,000, $12,000, and $8,500 for the years ended December 31, 1994, 1993 and
1992, respectively, for computer, accounting, and tax services rendered to the Company.

     A member of the Board of Directors rendered legal services to the Company for which the Company paid $7,200 during 1993.

     During 1993, a partnership, in which the President of the Company is a partner, purchased the Company's Lear Jet for $400,000. The Company, as a result of this transaction, recorded a gain of $284,000.

NOTE M -- PREFERRED STOCK

     In September 1992, the Company sold 1,100,000 shares of Series B Preferred Stock at $10.00 per share.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

     The Series B Convertible Preferred Stock, par value $1.00 per share with a liquidation preference of $10.00 per share, is convertible at the option of the holder at any time, unless earlier redeemed, into shares of Common Stock of the Company at an initial conversion rate of 3.33 shares of Common stock per share of Preferred. The Preferred Stock also will automatically convert to Common Stock if the closing price for the Preferred Stock exceeds $15.00 per share for ten consecutive trading days. Upon any conversion of a share of Preferred Stock prior to the close of business on September 15, 1997, the stockholder will receive one Common Stock purchase warrant to purchase one share of Common Stock at $5.00 per share, subject to adjustment in certain events. Any outstanding warrants can be called on thirty days notice for $.25 per warrant and will expire on September 15, 1997.

     The Preferred Stock is redeemable, in whole or in part, at $12.00 per share, plus accrued and unpaid dividends. Dividends on the Preferred Stock accrue at the annual rate of 8%.

     In October 1992, the Underwriters exercised 75,000 shares of its overallotment option.

NOTE N -- SUBSEQUENT EVENT

     On March 10, 1995 the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with La/Cal Energy Partners of Shreveport, Louisiana ("La/Cal"). The proposed transaction has been approved by the Board of Directors of the Company and the Management Committee of La/Cal and is subject to approval by their respective stockholders and partners as well as other customary conditions and approvals. The dates for the stockholder and partner votes have not yet been determined.

     To effect the exchange of stock, the Company formed a holding company, Goodrich Petroleum Corporation ("Goodrich"). La/Cal will contribute its oil and gas assets to Goodrich for 19,765,226 shares of Goodrich common stock. The Patrick common stockholders will be entitled to receive one share of Goodrich common stock for each of the 19,765,226 outstanding Company common shares. The Patrick Series B Preferred stockholders will be entitled to receive for each of their 1,175,000 shares, one share of Goodrich Series A Preferred Stock with substantially identical terms. The Company will continue as a wholly-owned subsidiary of Goodrich Petroleum.

     Should the Merger occur, the Company will undergo an ownership change as defined in the Internal Revenue Code. Therefore, annual utilization of tax net operating losses and other tax attributes will be limited to the long-term tax exempt bond rate multiplied by the value of the Company at the date of change. The overall limitation will be determined upon closing of the transaction with La/Cal. The annual limitation may be increased by any built-in gains existing at the ownership change date and recognized during the succeeding five years, decreased by built-in losses. These amounts cannot be determined at this time.

     On March 15, 1995, B.A.R.D. Industries ("B.A.R.D.") filed litigation against Patrick Petroleum Company, U. E. Patrick and Petrie-Parkman Co., Inc. in the District Court of Harris County, Texas. B.A.R.D. claims to be beneficial owner of 3,107,741 shares of common stock in the Company. B.A.R.D. raised several causes of action including breach of fiduciary duty, breach of registration agreement, conspiracy and a claim for actual and punitive damages in an unspecified amount, including attorneys' fees. In addition, B.A.R.D. seeks a temporary and permanent injunction requiring the production of various information from the defendants. Plaintiff claims that unless defendants are immediately restrained from taking any action concerning the proposed merger with La/Cal Energy Partners of Shreveport, Louisiana, that plaintiff will suffer irreparable injury including the loss of a board seat, the dilution from an ownership of 15.7% of the Company's common stock to approximately 7.875%, and the loss of assets for less than fair value. Defendants removed the state court proceeding to the United States District Court for the Southern District of Texas. In response, B.A.R.D. filed with the United States District Court a motion to remand the proceedings to the 269th District Court of Harris County, Texas.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE O -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for the year ended December 31, 1994, is as follows:

                                                            QUARTER ENDED
                                     -----------------------------------------------------------
                 1994                DECEMBER 31     SEPTEMBER 30       JUNE 30        MARCH 31
    -------------------------------  -----------     ------------     -----------     ----------
    Oil and gas revenues...........  $ 2,251,515     $  2,866,548     $ 3,103,553     $2,849,870
    Oil and gas expenses...........    8,799,641        8,857,105       6,544,569      2,556,167
                                     -----------     ------------     -----------     ----------
    Earnings (loss) from oil & gas
      producing activities.........  $(6,548,126)    $ (5,990,557)    $(3,441,016)    $  293,703
    Other income...................      543,089          368,295         204,121      6,802,416
    Other expenses.................    1,443,123        1,204,871       1,484,281      1,349,444
                                     -----------     ------------     -----------     ----------
    Net earnings (loss) before
      extraordinary item...........  $(7,448,160)    $ (6,827,133)    $(4,721,176)    $5,746,675
                                     -----------     ------------     -----------     ----------
    Extraordinary Item:
    Loss on early extinguishment of
      debt.........................                                                    1,232,356

    Net earnings (loss)............  $(7,448,160)    $ (6,827,133)    $(4,721,176)    $4,514,319
                                     ===========     ============     ===========     ==========
    Net earnings (loss) per common
      share........................  $      (.39)    $       (.36)    $      (.25)    $      .21
                                     ===========     ============     ===========     ==========

     Summarized quarterly financial data for the year ended December 31, 1993, is as follows:

                                                           QUARTER ENDED
                                   -------------------------------------------------------------
                1993               DECEMBER 31      SEPTEMBER 30       JUNE 30        MARCH 31
    -----------------------------  ------------     ------------     -----------     -----------
    Oil and gas revenues.........  $  2,710,329      $2,349,053      $ 2,090,126     $ 2,180,540
    Oil and gas expenses.........    12,115,006       2,269,541        2,503,561       1,864,077
                                   ------------     ------------     -----------     -----------
    Earnings (loss) from oil &
      gas producing activities...  $ (9,404,677)     $   79,512      $  (413,435)    $   316,463
    Other income.................       583,913       6,234,339           54,512          71,584
    Other expenses...............     2,189,150       1,641,984        1,247,617       1,321,659
                                   ------------     ------------     -----------     -----------
    Net earnings (loss) before
      share of affiliate loss....  $(11,009,914)     $4,671,867      $(1,606,540)    $  (933,612)
    Equity in (loss) of
      affiliate..................           -0-        (191,809)         (40,308)       (187,577)
                                   ------------     ------------     -----------     -----------
    Net earnings (loss)..........  $(11,009,914)     $4,480,058      $(1,646,848)    $(1,121,189)
                                   ============      ==========      ===========     ===========
    Net earnings (loss) per
      common share...............  $       (.57)     $      .21      $      (.18)    $      (.09)
                                   ============      ==========      ===========     ===========

NOTE P -- OIL AND GAS RESERVES (UNAUDITED)

     The following table sets forth the Company's estimate of its future net recoverable proved developed and proved undeveloped reserves of oil (including condensate) and natural gas. For the year ended December 31, 1994, Lee Keeling & Associates evaluated the Company's reserves. Lee Keeling & Associates evaluated the reserves associated with the Company as of December 31, 1993, while Huddleston & Company evaluated the reserves associated with ANPC. For the reserves at 1992, Lee Keeling & Associates evaluated new wells and significant properties and/or fields and audited the Company's estimates for the remaining reserve information.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                                                                AT DECEMBER 31,
                                                  -------------------------------------------
                                                     1994            1993            1992
                                                  -----------     -----------     -----------
    Proved Developed(1)(2)
      Crude Oil, Condensate, and Gas Liquids
         (Bbls):
         Producing..............................      762,920         882,867         820,603
         Non-Producing..........................      133,900         373,396         115,673
      Natural Gas (Mcf):
         Producing..............................    1,456,944      11,678,718       9,287,041
         Non-Producing..........................    1,978,958       7,858,552       5,687,397
    Proved Undeveloped(3)
      Crude Oil, Condensate, and
         Gas Liquids (Bbls).....................      248,051         530,449         513,336
      Natural Gas (Mcf).........................    3,291,514      12,236,142       7,954,443
    Total Proved Reserves(4)
      Crude Oil, Condensate, and
         Gas Liquids (Bbls).....................    1,144,871       1,786,712       1,449,612
      Natural Gas (Mcf).........................    6,727,416      31,773,412      22,928,881
    Changes in Proved Developed (1)(2) and
      Undeveloped(3) Oil Reserves (Bbls):
      Beginning of period.......................    1,786,712       1,449,612       1,092,308
      Revisions of previous estimates...........     (422,835)       (458,644)        415,304
      Purchases of reserves-in-place............          -0-       1,528,163          32,100
      Extensions, discoveries, and other
         additions..............................      486,300          40,418         147,400
      Production................................     (282,974)       (237,637)       (230,700)
      Sales of reserves-in-place................     (423,332)       (535,200)         (6,800)
      End of period(4)..........................    1,143,871       1,786,712       1,449,612
      Proved Developed Oil Reserves:
         End of period..........................      896,820       1,256,263         936,276
    Gas Reserves(Mcf):
      Beginning of period.......................   31,773,412      22,928,881      30,438,856
      Revisions of previous estimates...........   (5,552,441)     (5,441,435)    (12,484,775)
      Purchases of reserves-in-place............          -0-      25,751,451          28,400
      Extensions, discoveries, and other
         additions..............................      214,500          27,094       7,842,000
      Production................................   (2,631,707)     (2,524,528)     (2,759,100)
      Sales of reserves-in-place................  (17,076,348)     (8,968,051)       (136,500)
      End of period(4)..........................    6,727,416      31,773,412      22,928,881
      Proved Developed Gas Reserves:
         End of period..........................    3,435,902      19,537,270      14,974,438

- ---------------
(1) The Securities and Exchange Commission requires the reserve presentation to be calculated using period-end prices and costs and assuming a continuation of existing economic conditions. Considerations for price changes were used only to the extent provided by contractual agreements and by provision of the Natural Gas Policy Act of 1978 and Executive Order 12287. Proved reserves cannot be measured exactly and the estimation of reserves involves judgmental determinations. Reserve estimates must be reviewed and adjusted periodically to reflect additional information gained from reservoir performance, new geological and geophysical data and economic changes. The above estimates are based on current

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES technology and economic conditions, and the Company considers such estimates to be reasonable and consistent with current knowledge of the characteristics and extent of production. The estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from extensions of currently proved areas, or amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place.

(2) Proved developed reserves are reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. This classification includes:

    (a) Proved developed producing reserves which are reserves expected to be produced from existing completion intervals now open for production in existing wells; and

    (b) Proved developed non-producing reserves which are reserves which exist behind the casing of existing wells which are expected to be produced in the predictable future, where the cost of making such oil and gas available for production should be relatively small compared to the cost of a new well.

    Any reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing primary recovery methods are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

(3) Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units, which are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. No estimates for proved undeveloped reserves are attributable to or included in this table for any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless proved effective by actual tests in the area in the same reservoir.

(4) Proved reserves are those estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under then existing economic and operating conditions.

    At December 31, 1994, approximately 37 percent of the Company's proved natural gas reserves were being produced.

    The Company has estimated future net revenue and the present value of estimated future net revenue as outlined in the tables below pursuant to the Securities and Exchange Commission's regulations. See notes following the tables for the assumptions used in these calculations.

                   ESTIMATED FUTURE NET REVENUE UNDISCOUNTED
                          AS OF DECEMBER 31, 1994 (1)

     YEAR ENDED                                                   PROVED           TOTAL
    DECEMBER 31                                                  DEVELOPED        PROVED
    -----------                                                 -----------     -----------
      1995....................................................  $ 2,912,711       2,893,287
      1996....................................................    2,881,167       2,807,907
      1997....................................................    2,154,861       2,870,473
    Remaining.................................................    5,712,881      10,221,353
                                                                -----------     -----------
              TOTAL...........................................  $13,661,620     $18,793,020
                                                                ===========     ===========

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                PRESENT VALUE OF ESTIMATED FUTURE NET REVENUE(1)

                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------
                                                    1994             1993            1992
                                                ------------     ------------     -----------
    Proved Reserves Added in Years Prior to
      the Current Year........................  $ 24,551,463     $ 19,185,518     $22,391,780
    Proved Reserves Added During the Current
      Year....................................     5,182,300          397,750      11,550,562
    Sales of Reserves in Place................   (16,874,400)     (10,966,370)       (191,804)
    Purchases of Reserves in Place............           -0-       32,899,110         510,321
                                                ------------     ------------     -----------
              TOTAL PROVED....................  $ 12,859,363     $ 41,516,008     $34,260,859
                                                ============     ============     ===========
      Proved Developed Reserves...............  $  9,915,238     $ 27,122,325     $22,637,800
                                                ============     ============     ===========

- ---------------
(1) Year-end prices and costs of production were applied assuming a continuation of existing economic conditions and operating conditions to estimate future net revenues and the present value of the reserves. Consideration for price changes were used only to the extent provided by contractual agreements and by provision of the Natural Gas Policy Act of 1978. A discount factor of ten percent was applied to the calculation.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVE QUANTITIES (UNAUDITED)

     The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS No. 69). In computing this data, assumptions and estimates have been utilized and the Company cautions against viewing this information as a forecast of future economic conditions.

     The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on year-end economic conditions. The estimated future production is priced at year-end prices, except where fixed and determinable price escalations are provided by contract. The resulting estimated future cash inflows are reduced by estimated future costs to develop and produce the proved reserves based on year-end costs levels. The pre-tax future net cash flows are then reduced further by deducting future income tax expenses. Such income taxes are determined by applying the appropriate year-end statutory tax rates, to the future pre-tax net cash flows relating to the Company's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses give effect to permanent differences and tax credits and allowances relating to the Company's proved oil and gas reserves. The resultant future net cash flows are reduced to present value by applying a ten percent discount factor.

     The following tables present a standardized measure of the Company's net cash flows relating to proved oil and gas reserve quantities, using average prices received for oil and the average price received by well for natural gas, effective at the end of the year.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                 STANDARDIZED MEASURE OF DISCOUNTED CASH FLOWS
               RELATING TO PROVED OIL AND GAS RESERVE QUANTITIES
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                    DECEMBER 31,
                                                          ---------------------------------
                                                           1994         1993         1992
                                                          -------     --------     --------
    Future Cash Inflows.................................  $30,355     $ 97,531     $ 74,579
    Future Production Costs.............................   (8,133)     (25,426)     (17,930)
    Other Related Future Costs..........................   (3,429)      (6,401)      (3,924)
    Future Income Tax Expense...........................      -0-          -0-          -0-
                                                          -------     --------     --------
    Future Net Cash Inflows.............................   18,793     $ 65,704     $ 52,725
    Discount at 10 Percent..............................   (5,934)     (24,188)    $(18,464)
                                                          -------     --------     --------
    Standardized Measure of Discounted Future Cash
      Flows.............................................  $12,859     $ 41,516     $ 34,261
                                                          =======     ========     ========

                 SUMMARY OF CHANGES IN THE STANDARDIZED MEASURE
                          OF DISCOUNTED NET CASH FLOWS
                                  (UNAUDITED)
                             (THOUSANDS OF DOLLARS)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                           1994           1993           1992
                                                         --------       --------       --------
Balance, beginning of period...........................  $ 41,516       $ 34,261       $ 38,160
Sales and transfers of oil and gas net of related
  costs................................................    (6,150)        (5,632)        (6,375)
Revisions to estimates of proved reserves:
  Pricing..............................................      (650)         1,110          3,503
  Development costs....................................       657            493            269
  Production costs.....................................    (1,217)        (2,678)          (426)
  Quantities...........................................   (13,412)(4)    (11,559)(1)    (14,906)(2)
Extensions, discoveries and improved recovery less
  costs................................................     5,182            625         11,551
Development costs incurred during the period...........      (345)          (348)        (1,650)
Net purchases (sales) of reserves in place.............   (16,874)(3)     21,818            319
Accretion of discount..................................     4,152          3,426          3,816
Income taxes...........................................       -0-            -0-              0
                                                         --------       --------       --------
Balance, end of period.................................  $ 12,859       $ 41,516       $ 34,261
                                                         ========       ========       ========

- ---------------
(1) Principally due to revisions in quantity estimates associated with certain Louisiana and Michigan properties resulting from continued water encroachment on those properties and from certain proved undeveloped reserves in Michigan.

(2) Principally due to revisions in quantity estimates associated with certain Louisiana and Michigan properties resulting from continued water encroachment on those properties and due to production declines in Michigan, Mississippi and Texas, resulting from to declining reservoir pressures and the unsuccessful attempt to establish production on the Garfield #1-7 well (proved undeveloped location).

(3) Principally due to the sale of oil and gas properties to Unit Petroleum Company.

(4) Principally due to revisions in quantity estimates associated with certain Louisiana properties resulting from continued water encroachment on those properties and from certain proved undeveloped reserves in Michigan and Texas.

                     PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)

                                       ASSETS

                                                                             MARCH 31,       DECEMBER 31,
                                                                                1995             1994
                                                                            ------------     ------------
CURRENT ASSETS:
  Cash and cash equivalents...............................................  $  1,086,468     $    748,811
  Marketable securities (Note D)..........................................     1,097,200        1,434,800
  Accounts receivable:
    Trade, net of allowance...............................................       226,443          509,136
    Accrued oil and gas revenue...........................................       842,319          743,401
    Other.................................................................         7,099
  Prepaid expenses and other..............................................        58,596           33,421
  Assets held for sale....................................................       836,238          836,238
                                                                            ------------     ------------
         TOTAL CURRENT ASSETS.............................................  $  4,154,363     $  4,305,807
OTHER ASSETS:
  Investments in Penske entities (at cost)................................  $  3,344,954     $  3,344,954
  Investment in Pecos pipeline, net.......................................     2,010,040        2,089,384
  Other investments and deferred charge...................................       170,662          197,439
                                                                            ------------     ------------
         TOTAL OTHER ASSETS...............................................  $  5,525,656     $  5,631,777
PROPERTY AND EQUIPMENT:
  Oil and gas properties (full cost method -- $5,704,026 and $5,626,003
    excluded from amortization in 1995 and 1994, respectively)............  $ 36,403,236     $ 35,885,937
  Furniture, fixtures and equipment.......................................     2,461,762        2,462,062
                                                                            ------------     ------------
                                                                            $ 38,864,998     $ 38,347,999
  Less accumulated depletion and depreciation.............................   (19,360,919)     (18,882,785)
                                                                            ------------     ------------
         TOTAL PROPERTY AND EQUIPMENT.....................................  $ 19,504,079     $ 19,465,214
                                                                            ------------     ------------
         TOTAL ASSETS.....................................................  $ 29,184,098     $ 29,402,798
                                                                            ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable........................................................  $  1,320,428     $  2,045,333
  Accrued liabilities.....................................................       689,864          423,137
  Reserve for contingent liabilities (Note C).............................     1,033,496        1,022,000
  Note payable to bank....................................................     1,000,000
  Current portion of long term debt.......................................     2,000,000        5,000,000
                                                                            ------------     ------------
         TOTAL CURRENT LIABILITIES........................................  $  6,043,788     $  8,490,470
LONG TERM DEBT (Note B):
  Subordinated Collateralized Notes.......................................  $  8,000,000     $  5,000,000
         TOTAL LONG-TERM DEBT.............................................  $  8,000,000     $  5,000,000
STOCKHOLDERS' EQUITY (Notes B and E):
  Preferred stock, par value $1.00 per share; authorized -- 10,000,000;
    issued 1,175,000 (liquidating preference $10 per share, aggregating to
    $11,750,000)..........................................................  $  1,175,000     $  1,175,000
  Common stock, par value $0.20 per share; authorized 40,000,000
    shares -- issued 19,981,076 in 1995 and 1994..........................     3,996,215        3,996,215
  Additional paid-in capital..............................................    82,088,679       82,088,679
  Retained earnings (deficit).............................................   (71,928,594)     (71,494,176)
                                                                            ------------     ------------
  Unrealized gain on marketable securities................................      (516,150)        (853,750)
                                                                            $ 15,847,450     $ 16,619,468
Less:
  Treasury stock at cost -- 215,849 shares in 1995 and 1994...............       707,140          707,140
                                                                            ------------     ------------
         TOTAL STOCKHOLDERS' EQUITY.......................................  $ 15,140,310     $ 15,912,328
                                                                            ============     ============
         TOTAL LIABILITIES & STOCKHOLDERS' EQUITY.........................  $ 29,184,098     $ 29,402,798
                                                                            ============     ============

See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31
                                                                    ---------------------------
                                                                       1995            1994
                                                                    -----------     -----------
REVENUES:
  Oil and gas sales...............................................  $   918,549     $ 2,849,870
  Interest and dividend income....................................        1,750
  Gain on sale of investments.....................................        7,260       6,498,492
  Revenue from pipeline systems...................................      570,000         264,500
  Other income....................................................       57,106          39,424
                                                                    -----------     -----------
                                                                    $ 1,554,665     $ 9,652,286
EXPENSES:
  Production taxes................................................  $    42,155     $   198,919
  Lease operating costs...........................................      262,672         881,096
  Depletion, depreciation and amortization........................      581,105       1,476,152
  General and administrative......................................      603,102         642,506
  Interest........................................................      265,049         706,461
                                                                    -----------     -----------
                                                                    $ 1,754,083     $ 3,905,134
EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM.........................  $  (199,418)    $ 5,747,152
  Early extinguishment of debt....................................                  $ 1,232,832
                                                                    -----------     -----------
NET EARNINGS (LOSS)...............................................  $  (199,418)    $ 4,514,320
                                                                    ===========     ===========
NET EARNINGS (LOSS) PER SHARE.....................................  $      (.02)    $       .21
                                                                    -----------     -----------
Weighted Average Shares Outstanding...............................   19,765,226      19,765,226
                                                                    ===========     ===========

See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31
                                                                     --------------------------
                                                                        1995           1994
                                                                     ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)..............................................  $ (199,418)    $ 4,514,320
  Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
       Depletion, depreciation and amortization....................     581,105       1,476,151
       Extraordinary charge, early extinguishment of debt..........                   1,232,832
       Gain on sale of investment..................................                  (6,498,492)
       (Increase) decrease in:
          Accounts and notes receivable............................     176,676        (182,243)
          Assets held for resale...................................      (7,260)      1,516,316
          Prepaid expenses and other...............................     (25,175)        (73,871)
          Other investments........................................      14,105         (76,420)
       (Decrease) increase in:
          Accounts payable.........................................    (724,905)       (930,335)
          Accrued liabilities......................................     278,223          79,614
                                                                     ----------     -----------
               Total Adjustments...................................  $  292,769     $(3,456,448)
                                                                     ----------     -----------
               Net Cash Provided By (Used In) Operating
                  Activities.......................................  $   93,351     $ 1,057,872
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from disposition of properties..........................  $   25,778     $   177,878
  Proceeds from adjustments relating to ANPC acquisition...........                     747,000
  Capital expenditures.............................................    (546,472)     (1,349,815)
                                                                     ----------     -----------
               Net Cash Used in Investing Activities...............  $ (520,694)    $  (424,937)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowings....................................  $1,000,000
  Principal payments on bank borrowings............................                 $  (552,823)
  Preferred stock dividends........................................    (235,000)    $  (235,000)
                                                                     ----------     -----------
               Net Cash Provided By (Used in) Financing
                  Activities.......................................  $  765,000     $  (787,823)
                                                                     ----------     -----------
               Net Decrease In Cash and Cash Equivalents...........  $  337,657     $  (154,888)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................  $  748,811     $   685,654
                                                                     ----------     -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................  $1,086,468     $   530,766
                                                                     ==========     ===========

See notes to consolidated financial statements.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (1) For a description of the accounting policies followed refer to the notes to Patrick's annual consolidated financial statements for the year ended December 31, 1994, included in Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.

    (2) The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All material intercompany profits, transactions, and balances have been eliminated.

    (3) In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 1995 and the results of operations for the three months ended March 31, 1995 and 1994.

    (4) The results of operations for the three month period ended March 31, 1995 are not necessarily indicative of the results to be expected for the full year.

NOTE B -- DEBT

     The Company has entered into a new Credit Agreement with bank which provides for a maximum credit facility of $30,200,000, consisting of a $5,200,000 term loan, and a $25,000,000 revolving line of credit with an initial borrowing base of $6,000,000 (collectively the "Bank Loan"). The Company had consummated a short-term interim $2,000,000 Bridge Loan with the same Bank, which debt will be retired as part of the above-described revolving line of credit. At March 31, 1995 the Company has borrowed $1,000,000 under the Bridge Loan. The Bank Loan offers fixed and variable interest rate options based on Prime or LIBOR (+2%). The current borrowing rate is 8.125%. The interest rates will increase by amounts up to .50% on Prime and 1.00% on LIBOR if the merger described in Management's Discussion and Analysis of Financial Condition and
Results of Operations (page   ) does not occur on a timely basis. Substantially
all of the Company's assets are pledged to secure these credit facilities.

     The Revolving Credit Facility provided an initial $6,000,000 borrowing base, of which $2,000,000 is designated to refinance the short-term interim Bridge Loan, to refinance a portion of the 10.75% Subordinated Collateralized Notes, to fund capital expenditures for oil and gas reserve acquisitions, and exploration and development purposes. The borrowing base shall be reduced to $5,250,000 on April 1, 1996, unless redetermined otherwise pursuant to the scheduled borrowing base review.

     The $5,200,000 term loan was designated to refinance the remaining principal and accrued interest on the $10,000,000 10.75% Subordinated Collateralized Notes. The maturity is April 30, 1999, and repayment is based on the proceeds received from the sale of Penske stock.

     In 1990, the Company sold $20,000,000 in 10.75% Subordinated Collateralized Notes with Warrants to acquire 800,000 shares of the Company's $0.20 par value Common Stock at $6.16 per share, to three institutional investors. The Company's equity ownership in Penske Corporation and Penske Transportation Inc. serves as the Collateral for the Senior Notes. The Senior Note Purchase Agreement contains financial covenants consistent with those contained in the Bank Loan.

     In April, 1994, the Company utilized the proceeds from the sale of the Penske Stock to prepay $10,000,000 of the Senior Notes. As a result of such transaction, the Company incurred penalties of $1,040,000 associated with the prepayment.

NOTE C -- COMMITMENTS AND CONTINGENCIES

     The U.S. Environmental Protection Agency ("EPA") has identified the Company as a potentially responsible party ("PRP") for the cost of clean-up of "hazardous substances" at an oil field waste disposal site

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES in Vermillion Parish, Louisiana. The EPA has estimated that the total cost of long-term cleanup of the site will be approximately $13.5 million, with the Company's percentage of responsibility to be approximately 3.09%. As of March 31, 1995 the Company has accrued approximately $500,000 for this liability. The EPA and the PRP's will continue to evaluate the site and revise estimates for the long-term cleanup of the site. There can be no assurance that the cost of cleanup and the Company's percentage responsibility will not be higher than currently estimated by the EPA. In addition, under the federal environmental laws, the liability costs for the cleanup of the site is joint and several among all PRP's. Therefore, the ultimate cost of the cleanup to the Company could be significantly higher than the amount presently accrued for this liability.

     On March 15, 1995, B.A.R.D. Industries ("B.A.R.D.") filed litigation against Patrick Petroleum Company, U. E. Patrick and Petrie-Parkman Co., Inc. in the District Court of Harris County, Texas. B.A.R.D. claims to be beneficial owner of 3,107,741 shares of common stock in the Company. B.A.R.D. raised several causes of action including breach of fiduciary duty, breach of registration agreement, conspiracy and a claim for actual and punitive damages in an unspecified amount, including attorneys' fees. In addition, B.A.R.D. seeks a temporary and permanent injunction requiring the production of various information from the defendants. Plaintiff claims that unless defendants are immediately restrained from taking any action concerning the proposed merger with La/Cal Energy Partners of Shreveport, Louisiana, that plaintiff will suffer irreparable injury including the loss of a board seat, the dilution from an ownership of 15.7% of the Company's common stock to approximately 7.875%, and the loss of assets for less than fair value. Defendants removed the state court proceeding to the United States District Court for the Southern District of Texas. In response, B.A.R.D. filed with the United States District Court a motion to remand the proceedings to the 269th District Court of Harris County, Texas but has subsequently decided not to pursue the remand motion. On April 5, 1995, B.A.R.D.'s claims against Petrie-Parkman Co. were voluntarily dismissed without prejudice.

     Additionally, the Company is party to a number of lawsuits arising in the normal course of business. The Company has defended and intends to continue to defend these actions vigorously and believes, based on currently available information, that adverse settlements, if any, in excess of insurance coverage or amounts already provided, will not be material to its financial position or results of operations.

NOTE D -- MARKETABLE SECURITIES

     The amortized cost and estimated fair market value of marketable securities as of March 31, 1995, and December 31, 1994 are shown in the tables below:

                                                                      MARCH 31, 1995
                                                          --------------------------------------
                                                                         GROSS        ESTIMATED
                                                          AMORTIZED    UNREALIZED    FAIR MARKET
                                                            COST          GAIN          VALUE
                                                          ---------    ----------    -----------
    Marketable equity securities........................  $ 581,050     $ 516,150    $ 1,097,200

                                                                    DECEMBER 31, 1994
                                                          --------------------------------------
                                                                         GROSS        ESTIMATED
                                                          AMORTIZED    UNREALIZED    FAIR MARKET
                                                            COST          GAIN          VALUE
                                                          ---------    ----------    -----------
    Marketable equity securities........................  $ 581,050     $ 853,750    $ 1,434,800

     The Company uses the specific identification method in computing realized gains and losses on sales of securities. In 1995, there were no sales of such securities.

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

NOTE E -- CHANGES IN STOCKHOLDERS' EQUITY

     During the three months ended March 31, 1995, Stockholders' equity changed as follows:

        Balance as of December 31, 1994.................................  $15,912,328
        Unrealized loss on Marketable Securities........................     (337,600)
        Net Loss........................................................     (199,418)
        Preferred Stock Dividends.......................................     (235,000)
                                                                          -----------
                  Balance at March 31, 1995.............................  $15,140,310
                                                                          ===========

NOTE F -- SALE OF ASSETS

     On December 15, 1994 the Company sold substantially all of its producing and nonproducing oil and gas properties in Alabama, Louisiana, Mississippi, New Mexico, Oklahoma and Texas to Unit Petroleum for $16,100,000. Under the terms of the agreement, the proceeds received by the Company were reduced by the net revenues from such properties during the period May 1, 1994 to December 15, 1994. The Company received approximately $13,236,000 after such adjustments. In a related transaction, LLOG Exploration Company exercised its election of preferential right to purchase the Company's interests in the Bayou Pigeon Field, Iberia Parish, Louisiana. The Company entered into a Purchase and Sale Agreement dated December 14, 1994, and closed the transaction December 16, 1994, receiving approximately $1,569,000. The combined proceeds were used to repay the Company's bank debt, approximately $13,700,000, with the remaining proceeds used for interest, fees and general corporate purposes, including the Company's exploration efforts in West Texas.

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS OF LA/CAL ENERGY PARTNERS:

     We have audited the accompanying balance sheet of La/Cal Energy Partners as of December 31, 1994, and the related statements of operations, partners' capital (deficit), and cash flows for the year ended December 31, 1994, and the period from July 15, 1993 (inception) through December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of La/Cal Energy Partners as of December 31, 1994, and the results of its operations and its cash flows for the year ended December 31, 1994, and the period from July 15, 1993 (inception) through December 31, 1993, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 31, 1995

                             LA/CAL ENERGY PARTNERS

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                                     ASSETS
CURRENT ASSETS:
  Cash........................................................................... $  710,762
  Accrued oil and gas revenues receivable........................................    934,910
                                                                                  ----------
          TOTAL CURRENT ASSETS...................................................  1,645,672

PROPERTY AND EQUIPMENT:
  Producing leasehold costs......................................................  6,262,476
  Lease and well equipment.......................................................  1,009,073
                                                                                  ----------
                                                                                   7,271,549
  Less accumulated depreciation and depletion....................................  1,309,866
                                                                                  ----------
          Net property and equipment.............................................  5,961,683
Organizational cost, at amortized cost...........................................     63,709
Deferred financing cost, at amortized cost.......................................    559,432
                                                                                  ----------
                                                                                  $8,230,496
                                                                                  ==========

                   LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt.............................................. $1,816,723
  Accounts payable...............................................................    135,916
  Accrued expenses and other current liabilities.................................    109,074
                                                                                  ----------
          TOTAL CURRENT LIABILITIES..............................................  2,061,713
Long-term debt, excluding current to portion.....................................  8,250,000
                                                                                  ----------
          TOTAL LIABILITIES...................................................... 10,311,713
Partners' capital (deficit)...................................................... (2,081,217)
                                                                                  ----------
                                                                                  $8,230,496
                                                                                  ==========

                See accompanying notes to financial statements.

                             LA/CAL ENERGY PARTNERS

                            STATEMENTS OF OPERATIONS

                                                                                   PERIOD
                                                                                    FROM
                                                                                  JULY 15,
                                                                                    1993
                                                                    YEAR          (INCEPTION)
                                                                    ENDED          THROUGH
                                                                 DECEMBER 31,    DECEMBER 31,
                                                                    1994            1993
                                                                  ---------       ---------
REVENUES:
  Oil and gas sales............................................. $4,995,663      $1,059,882
  Interest......................................................     17,783           8,522
                                                                 ----------      ----------
          Total revenues........................................  5,013,446       1,068,404
                                                                 ----------      ----------
EXPENSES:
  Lease operating expense and production taxes..................    684,131         194,054
  Exploration expenses..........................................      4,240              --
  Depreciation, depletion, and amortization.....................  1,156,624         179,476
  General and administrative....................................     81,535           1,301
  Interest, net.................................................  1,072,098         199,389
                                                                 ----------      ----------
          Total expenses........................................  2,998,628         574,220
                                                                 ----------      ----------
          Net income............................................ $2,014,818      $  494,184
                                                                 ==========      ==========
NET INCOME AS ADJUSTED FOR INCOME TAXES (unaudited):
  Income before income taxes as above........................... $2,014,818      $  494,184
  Proforma income tax expense*..................................    785,779         192,732
                                                                 ----------      ----------
  Net income as adjusted for income taxes....................... $1,229,039      $  301,452
                                                                 ==========      ==========

- ---------------

* As described in note 2, no provision for income taxes is included in the statements of operations since such taxes are the responsibility of the individual partners. Certain unaudited pro forma information relating to the Partnership's results of operations for the aforementioned periods had the Partnership been treated as a corporation is shown above.

                See accompanying notes to financial statements.

                             LA/CAL ENERGY PARTNERS

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                                                   PERIOD
                                                                                    FROM
                                                                                  JULY 15,
                                                                                    1993
                                                                   YEAR          (INCEPTION)
                                                                  ENDED           THROUGH
                                                                DECEMBER 31,     DECEMBER 31,
                                                                   1994             1993
                                                                ----------       ----------
BALANCE AT BEGINNING OF PERIOD................................ $  (988,777)     $        --
  Capital contributions.......................................          --        2,590,224
  Capital distributions.......................................  (3,107,258)      (4,073,185)
  Net income..................................................   2,014,818          494,184
                                                               -----------      -----------
BALANCE AT END OF PERIOD...................................... $(2,081,217)     $  (988,777)
                                                               ===========      ===========

                See accompanying notes to financial statements.

                             LA/CAL ENERGY PARTNERS

                            STATEMENTS OF CASH FLOWS

                                                                                     PERIOD
                                                                                      FROM
                                                                                    JULY 15,
                                                                                      1993
                                                                       YEAR         (INCEPTION)
                                                                      ENDED          THROUGH
                                                                   DECEMBER 31,    DECEMBER 31,
                                                                       1994           1993
                                                                    ----------      ---------
Cash flows from operating activities:
  Net income.....................................................   $2,014,818     $  494,184
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation, depletion, and amortization...................    1,156,624        179,476
     Amortization of deferred financing costs....................      112,530         29,598
     Exploratory expenses charged against income.................        4,240             --
     Increase in accrued oil and gas receivable..................     (454,610)      (480,300)
     Increase (decrease) in accounts payable.....................      (72,846)       208,762
     Increase in accrued expenses and other current
      liabilities................................................       61,831         47,243
                                                                    ----------     ----------
          Net cash provided by operating activities..............    2,822,587        478,963
                                                                    ----------     ----------
Cash used by investing activities -- capital expenditures........   (3,719,782)    (1,967,989)
                                                                    ----------     ----------
Cash flows from financing activities:
  Proceeds from long-term debt...................................    5,719,933      6,510,580
  Payments on long-term debt.....................................   (1,756,856)      (406,934)
  Organizational costs incurred..................................           --        (89,944)
  Capital contributions..........................................           --        300,647
  Capital distributions..........................................   (3,107,258)    (4,073,185)
                                                                    ----------     ----------
          Net cash provided by financing activities..............      855,819      2,241,164
                                                                    ----------     ----------
Net (decrease) increase in cash..................................      (41,376)       752,138
Cash at beginning of period......................................      752,138             --
                                                                    ----------     ----------
Cash at end of year..............................................   $  710,762     $  752,138
                                                                    ==========     ==========
Supplemental cash flow information:..............................
  Interest paid during period....................................   $1,051,927        194,738
  Noncash investing and financing activities:
     Contribution of property and equipment......................   $       --     $2,289,577
     Deferred financing cost.....................................      292,560        409,000

                See accompanying notes to financial statements.

                             LA/CAL ENERGY PARTNERS

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993
(1) ORGANIZATION

     La/Cal Energy Partners ("La/Cal") was formed on July 15, 1993, pursuant to the provisions of the State of Louisiana, for the purpose of engaging in the domestic exploration for oil and gas reserves primarily in the States of Louisiana and Texas. Under the provisions of the Agreement of Partnership (the "Partnership Agreement"), the business of La/Cal is to acquire interests in leases within a defined program area in Louisiana and certain railroad districts in East Texas (as amended from time to time) and drill primarily development wells. La/Cal can also engage in the development, production, and sale of any commercial accumulations of oil and gas discovered.

     Profits, losses, and distributable cash are allocated to the individual partners as defined in the Partnership Agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Property and Equipment -- La/Cal uses the successful efforts method of accounting for exploration and development expenditures.

     Leasehold acquisition costs are capitalized. When proved reserves are found on an undeveloped property, leasehold cost is reclassified to proved properties. Significant undeveloped leases are reviewed periodically, and a valuation allowance is provided for any estimated decline in value. Cost of all other undeveloped leases is amortized over the estimated average holding period of the leases.

     Costs of exploratory drilling are initially capitalized, but if proved reserves are not found, the costs are subsequently expensed. All other exploratory costs are charged to expense as incurred. Development costs are capitalized, including the cost of unsuccessful development wells.

     Undiscounted future net revenues are compared annually to net capitalized cost of proved properties to determine if an impairment has occurred in the amount capitalized.

     Depreciation and depletion of producing oil and gas properties are provided under the unit-of-production method. Developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Estimated dismantlement, abandonment, and site restoration costs, net of salvage value, are considered in determining depreciation and depletion provisions.

     Gains and losses on disposals or retirements that are significant or include an entire depreciable or depletable property unit are included in income. All other dispositions, retirements, or abandonments are reflected in accumulated depreciation, depletion, and amortization.

     Organizational and Deferred Financing Costs -- Organizational costs include professional fees and other costs associated with the formation of La/Cal. Such costs are being amortized over a five-year period on a straight-line basis. Organization costs at December 31, 1994, are presented net of accumulated amortization of $26,234. Amortization expense for the year ended December 31, 1994 and the period from July 15, 1993 (inception) through December 31, 1993 was $17,989 and $8,245, respectively.

     Deferred financing costs represent the net present value of the overriding royalty interest given to the purchaser of the general obligation notes as consideration for the purchase of the notes. Such costs are being amortized over the life of the note agreement and are included in interest expense in the financial statements. Deferred financing costs at December 31, 1994, are presented net of accumulated amortization of $142,128. Amortization expense included in interest expense for the year ended December 31, 1994 and the period from July 15, 1993 (inception) to December 31, 1993 were $112,530 and $29,598, respectively.

                             LA/CAL ENERGY PARTNERS

     Income Taxes -- The federal income tax effect of La/Cal activities has not been reflected in the financial statements since such taxes are the responsibility of the individual Partners. At December 31, 1994, the book basis of La/Cal's net assets exceeded their tax basis by $2,835,000.

(3) LONG-TERM DEBT

     Pursuant to the terms of the 10% Senior Secured General Obligation Notes (the "Notes"), issued under a Note Purchase Agreement as amended ("Note Agreement"), the purchasers make advances to La/Cal as determined by the Reserve Base defined in the Note Agreement. During 1994, a Second Amendment to the Note Purchase Agreement was executed which, among other things, increased the amount of the available Notes under the Note Agreement from $10,000,000 to $19,000,000. All advances under the Note Agreement bear interest at ten percent. Principal and interest is payable in monthly installments of 30% or 62.5% (depending upon the then outstanding balance of the note) of the Net Proceeds of Production, as defined in the Note Agreement. The final monthly installment is due and payable on December 1, 1999. Principal amount outstanding at December 31, 1994, was $10,066,723.

     As security for the payment of the notes and the performance of the obligation of La/Cal, La/Cal has pledged as collateral substantially all oil, gas, or mineral leases or subleases owned or which may be acquired; present and future buildings, improvements, and tangible property situated upon the mortgaged property; all oil, gas, and other minerals produced, saved, or sold from the mortgaged property; and two demand deposit accounts maintained by La/Cal at a bank ($709,762 at December 31, 1994).

     In addition, the Partners conveyed to the purchasers a 4% overriding royalty interest (ORRI) in each of the mortgaged oil and gas properties effective May 1, 1993. Estimated present value of such ORRI was $409,000 and was recorded as a deferred financing cost and as a reduction of producing leasehold costs by the Partners during 1993. During 1994, in connection with the Second Amendment to the Note Purchase Agreement, $292,560 of ORRI was recorded by La/Cal. Net ORRI distributed during the year ended December 31, 1994 and the period from July 15, 1993 (inception) through December 31, 1993, was $180,000 and $37,000, respectively.

     None of the general partners of La/Cal have any obligation or liability for their share of the obligations or liabilities for the repayment of the notes; provided, however, that a partner is liable for any loss, cost, or expense which results directly from such partner's fraud; willful material misrepresentation made in the transaction documents; the failure to deliver first and valid security interest of the mortgaged oil and gas property contributed by the partner; and the failure to deliver a first and valid security interest of such Partner's share of La/Cal.

     Interest cost incurred in 1994 and 1993 included in the accompanying statement of revenues and expenses are net of interest capitalized of $6,986 and $4,120, respectively.

     Future maturities of long-term debt as of December 31, 1994, are as follows:

                1995.............................................  $1,816,723
                1996.............................................   3,995,000
                1997.............................................   1,945,000
                1998.............................................   1,200,000
                1999.............................................   1,110,000

     The maturities above are based upon the corresponding maximum principal amount which can be outstanding for the relevant future repayment dates. It is anticipated that the corresponding maximum principal outstanding amounts reflected above will be adjusted in the future to compensate for additional advances received.

                             LA/CAL ENERGY PARTNERS

(4) PARTNERS' CAPITAL (DEFICIT)

     Pursuant to the terms of the Partnership Agreement, the term of La/Cal exists for ten years unless sooner terminated in accordance with terms in the Partnership Agreement, or unless extended beyond such period by the unanimous consent of La/Cal Partners.

     The Partners contributed and conveyed to La/Cal certain undivided mineral interests including developed leasehold cost and existing oil and/or gas wells, together with appurtenant production facilities (historical cost basis of $2,289,577 at La/Cal's inception).

     From time to time the Partners may be notified of certain additional exploration, development, or recompletion opportunities available to LaCal. To the extent that such opportunities require funds above amounts available under the Note Agreement, such funds are to be provided by additional capital contributions from the Partners on a pro rata basis based upon each Partner's distributive share. Such additional capital contributions are optional, and no Partner is compelled to pay his pro rata share of such capital contributions.

     The net profits and the net losses of La/Cal are shared and allocated among the Partners in proportion to their respective distributive shares in La/Cal. From time to time, as may be determined, cash in excess of the current and projected needs of the La/Cal are distributed to the Partners according to their respective distributive shares.

(5) PRO FORMA INCOME TAX INFORMATION (UNAUDITED)

     As described in note 2, no provision for income taxes for La/Cal is included in the statements of operations due to the tax effect of Partnership activities being the responsibility of the individual Partners. The pro forma composition of the provision for income taxes for the year ended December 31, 1994, and the period from July 15, 1993 (inception) through December 31, 1993, is as follows:

                                                                          PERIOD
                                                                           FROM
                                                                         JULY 15,
                                                           YEAR            1993
                                                          ENDED           THROUGH
                                                        DECEMBER 31,    DECEMBER 31,
                                                           1994            1993
                                                         --------        ---------
            Federal -- current.........................  $404,584        $(105,829)
            Federal -- deferred........................   381,195          298,561
                                                         --------        ---------
                                                         $785,779        $ 192,732
                                                         ========        =========

     The pro forma federal income taxes approximates taxes at a blended U.S. federal and state income tax rate of 39%.

     At December 31, 1994, the book basis of La/Cal's net assets exceeded their tax basis by $3,798,000 which would have resulted in a deferred income tax liability of approximately $1,374,000 if La/Cal had been a taxable entity. The pro forma tax effects of the temporary differences comprising this amount are as follows at December 31, 1994:

            Property and equipment -- principally due to accumulated
              depletion and depreciation.............................  $1,105,000
            Cash to accrual differences..............................     269,000
                                                                       ----------
                                                                       $1,374,000
                                                                       ==========

                             LA/CAL ENERGY PARTNERS

(6) NATURAL GAS AND CRUDE OIL COST DATA AND RESULTS OF OPERATIONS.

     The following reflects La/Cal's capitalized costs related to natural gas and oil activities at December 31, 1994:

    Producing leasehold costs (including work-in-progress)................... $6,262,476
    Lease and well equipment.................................................  1,009,073
                                                                              ----------
                                                                               7,271,549
    Less accumulated depreciation and depletion..............................  1,309,866
                                                                              ----------
              Net property and equipment..................................... $5,961,683
                                                                              ==========

     The following table reflects certain data with respect to natural gas and oil property acquisitions, exploration and development activities:

                                                                                 PERIOD
                                                                                  FROM
                                                                                JULY 15,
                                                                  YEAR            1993
                                                                  ENDED          THROUGH
                                                               DECEMBER 31,    DECEMBER 31,
                                                                  1994            1993
                                                                ---------       ---------
    Acquisition of proved properties.......................... $2,112,308      $1,250,000
    Exploration costs.........................................      4,240              --
    Development costs.........................................  1,600,235         717,989

     Results of operations for natural gas and oil producing activities follow:

                                                                                 PERIOD
                                                                                  FROM
                                                                                JULY 15,
                                                                  YEAR            1993
                                                                  ENDED          THROUGH
                                                               DECEMBER 31,     DECEMBER 31,
                                                                  1994            1993
                                                                ---------       ---------
    Sales to unaffiliated customers........................... $4,995,663      $1,059,882

    Production costs (lease operating expense and taxes)......    684,131         194,054
    Exploration expenses......................................      4,240              --
    Depreciation, depletion and amortization..................  1,138,635         171,231
                                                               ----------      ----------
                                                                1,827,006         365,285
                                                               ----------      ----------
    Results of operations before pro forma income tax
      expense.................................................  3,168,657         694,597
    Pro forma income tax expense..............................  1,235,776         270,893
                                                               ----------      ----------
    Results of operations as adjusted for income taxes........ $1,932,881      $  423,704
                                                               ==========      ==========

     La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. Pro forma income tax expense and results of operations as adjusted for income taxes is shown above in order to reflect the impact of income taxes as if La/Cal had been organized as a corporation.

(7) RELATED PARTY TRANSACTIONS

     La/Cal does not have any employees and is dependent on Goodrich Oil Company to provide substantially all management of oil and gas operations and administrative functions. Since inception La/Cal has not paid Goodrich Oil Company for such services. Goodrich Oil Company is the operator of record of the majority of the oil and gas properties in which La/Cal has an interest and owns joint interests in such properties.

                             LA/CAL ENERGY PARTNERS

(8) CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Due to the nature of the industry La/Cal sells its production to a limited number of purchasers and accordingly amounts receivable from such purchasers could be significant. During 1994 and for the period from July 15, 1993 through December 31, 1993 La/Cal sold a significant amount of its production to two purchasers. Sales as a percent of oil and gas sales revenue to these purchasers were as follows:


                                                                                PERIOD FROM
                                                                                  JULY 15,
                                                                                   1993
                                                                YEAR ENDED        THROUGH
                                                                DECEMBER 31,    DECEMBER 31,
                                                                   1994            1993
                                                                ------------    ------------
    Tenneco Gas Marketing Company.........................          41%             70%
    Seaber Corporation of Louisiana.......................          48%             --

(9) SUBSEQUENT EVENT

     On March 10, 1995, La/Cal entered into an Agreement and Plan of Merger with Patrick Petroleum Company, a New York Stock Exchange listed public company. The proposed transaction has been approved by the Board of Directors of Patrick Petroleum Company and the Management Committee of La/Cal and is subject to approval by their respective stockholders and partners as well as other customary conditions and approvals.

(10) NEW ACCOUNTING STANDARD

     The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The standard established guidance for recognizing and measuring impairment losses and requires that the carrying value of an impaired asset be reduced to fair value. La/Cal has not fully determined the impact that adoption of the standard will have on its financial statements although management of La/Cal feels that any such impact would not be material to its financial condition or results of operations. The standard must be adopted no later than 1996 for La/Cal.

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS OF LA/CAL ENERGY PARTNERS:

     We have audited the accompanying statement of revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners for the period from January 1, 1993 through July 14, 1993. This financial statement is the responsibility of the management of the owners of the properties. Our responsibility is to express an opinion on this statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-4 Registration Statement of Goodrich Petroleum Corporation) and are not intended to be a complete financial presentation of the Properties Contributed to La/Cal Energy Partners.

     In our opinion, such statement of revenues and direct operating expenses presents fairly, in all material respects, the revenues and direct operating expenses of the Properties Contributed to La/Cal Energy Partners as described in
Note 1 for the period from January 1, 1993 through July 14, 1993, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Shreveport, Louisiana
March 31, 1995

                PROPERTIES CONTRIBUTED TO LA/CAL ENERGY PARTNERS

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

                                                                                   PERIOD
                                                                                    FROM
                                                                                 JANUARY 1,
                                                                                    1993
                                                                                  THROUGH
                                                                                  JULY 14,
                                                                                    1993
                                                                                  --------
Revenues -- oil and gas sales..................................................   $946,939
Direct operating expenses -- lease operating expenses
  and production and property taxes............................................    136,608
                                                                                  --------
Excess of revenues over direct operating expenses..............................   $810,331
                                                                                  ========

BASIS OF PRESENTATION

     The statement of revenues and direct operating expenses ("Statement") was prepared from historical accounting records related to the properties. The revenues and direct operating expenses relate to the net working interest in the properties of their owners who ultimately contributed such properties to La/Cal Energy Partners. Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs applicable to the properties.

                             LA/CAL ENERGY PARTNERS
                  SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION
                     YEARS ENDED DECEMBER 31, 1994 AND 1993
                                  (UNAUDITED)

     The supplemental oil and gas reserve information that follows relates to the properties contributed to La/Cal by its Partners prior to formation (period from January 1 1993 through July 14, 1993) and properties owned by La/Cal subsequent to formation (period from July 15, 1993 through December 31, 1993 and year ended December 31, 1994). For comparative purposes the supplemental oil and gas information for 1993 is presented on a combined basis for the properties contributed to La/Cal and La/Cal subsequent to inception. All of La/Cal's reserves are located in the continental United States.

     The following schedules are presented in accordance with Statement of Financial Accounting Standards No. 69 (SFAS No. 69), Disclosures about Oil and Gas Producing Activities. The schedules provide users with a common base for preparing estimates of future cash flows and comparing reserves among companies. Additional background information follows concerning the schedules.

     Schedules 1 and 2 -- Estimated Net Proved Oil and Gas Reserves

     Reserves of crude oil, condensate, and natural gas liquids and natural gas were evaluated by Coutret and Associates, Inc. and H.J. Gruy and Associates, Inc. for the year ended December 31, 1994 and by Coutret and Associates, Inc. for the year ended December 31, 1993.

     Many assumptions and judgmental decisions are required to estimate reserves. Quantities reported are considered reasonable, but they are subject to future revisions, some of which may be substantial, as additional information becomes available. Such additional knowledge may be gained as the result of reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes, and other factors.

     Regulations published by the Securities and Exchange Commission define proved reserves as those volumes of crude oil, condensate, and natural gas liquids and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are those volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those volumes expected to be recovered as a result of making additional investment by drilling new wells on acreage offsetting productive units or recompleting existing wells.

     Schedule 3 -- Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

     SFAS No. 69 requires calculation of future net cash flows using a ten percent annual discount factor and year end prices, costs, and statutory tax rates, except for known future changes such as contracted prices and legislated tax rates.

     The calculated value of proved reserves in not necessarily indicative of either fair market value or present value of future cash flows because prices, costs, and governmental policies do not remain static; appropriate discount rates may vary; and extensive judgment is required to estimate the timing of production. Other logical assumptions would likely have resulted in significantly different amounts. Average crude oil prices received for oil and the average price received by well for natural gas, effective at the end of the year, were used for this calculation.

     Schedule 3 also presents a summary of the principal reasons for change in the standard measure of discounted future net cash flows for each of the two years in the period ended December 31, 1994.

                             LA/CAL ENERGY PARTNERS

SCHEDULE 1 -- ESTIMATED NET PROVED GAS RESERVES (MCF)

                                                                            YEARS ENDED
                                                                           DECEMBER 31,
                                                                      -----------------------
                                                                        1994          1993
                                                                      ---------     ---------
Proved:
  Balance, beginning of period.....................................  17,550,038     9,313,693
  Revisions of previous estimates..................................    (702,870)     (653,255)
  Purchase of minerals in place....................................   4,380,429     3,769,789
  Extensions, discoveries, and other additions.....................   3,141,537     6,041,157
  Production.......................................................  (2,386,130)     (921,346)
                                                                     ----------    ----------
  Balance, end of period...........................................  21,983,004    17,550,038
                                                                     ==========    ==========
Proved developed:
  Beginning of period..............................................  13,729,911     8,026,445
  End of period....................................................  18,839,882    13,729,911

SCHEDULE 2 -- ESTIMATED NET PROVED OIL RESERVES (BARRELS)

                                                                               YEARS ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1994        1993
                                                                           -------     -------
Proved:
  Balance, beginning of period..........................................   209,941      68,796
  Revisions of previous estimates.......................................   (23,246)     51,806
  Purchase of minerals in place.........................................    47,482      37,106
  Extensions, discoveries, and other additions..........................   326,033      59,463
  Production............................................................   (36,488)     (7,230)
                                                                           -------     -------
  Balance, end of period................................................   523,722     209,941
                                                                           =======     =======
Proved developed:
  Beginning of period...................................................   174,641      30,179
  End of period.........................................................   504,908     174,641

                             LA/CAL ENERGY PARTNERS

SCHEDULE 3 -- STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
           RELATING TO PROVED OIL AND GAS RESERVES

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1994         1993
                                                                          -------      -------
                                                                             (IN THOUSANDS)
Future cash inflows.....................................................  $44,878      $38,098
Future production and development cost..................................   (3,803)      (2,765)
Future income tax expense(1)............................................       --           --
                                                                          -------      -------
Future net cash flows...................................................   41,075       35,333
10% annual discount for estimated timing of cash flows..................  (13,559)     (13,900)
                                                                          -------      -------
Standardized measure of discounted future net cash flows................  $27,516      $21,433
                                                                          =======      =======

     Principal sources of change in the standardized measure of discounted future net cash flows for the years shown:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                           1994         1993
                                                                          -------      -------
                                                                             (IN THOUSANDS)
Net charges in prices and production cost, including excise taxes.......  $(2,978)     $   840
Sales and transfers of oil and gas produced, net of production costs....   (4,312)      (1,676)
Net change due to revisions, extensions, and discoveries................    4,662        6,899
Net change due to purchase of minerals-in-place.........................    5,105        4,549
Development cost incurred during the period.............................    1,191          747
Accretion of discount...................................................    2,143          931
Change in production rates (timing) and other...........................      272          170
                                                                          -------      -------
                                                                          $ 6,083      $12,120
                                                                          =======      =======

- ---------------

(1) La/Cal has operated as a partnership since formation and accordingly has not directly paid income taxes. Prior to the formation of La/Cal the properties were owned individually by the La/Cal Partners and accordingly the Partners were responsible for income taxes. Accordingly for purposes of this presentation future income tax expense related to pre tax cash flows have not been reflected.

                             LA/CAL ENERGY PARTNERS
                   PROPERTIES ACQUIRED FROM MOBIL CORPORATION

                             STATEMENT OF REVENUES
                                  (UNAUDITED)

                                                                                  YEAR
                                                                                  ENDED
                                                                               DECEMBER 31,
                                                                                  1993
                                                                                ---------
Revenues -- oil and gas sales................................................   $ 443,007
                                                                                =========

(1) BASIS OF PRESENTATION

     In March 1994, La/Cal acquired a 43.10% working interest in three of Mobil Corporation's Miami Corp. wells, and a 2.26% royalty interest in Mobil Corporation's Cutler #1 well.

     The statement of revenues ("Statement") was prepared from historical production records related to the properties. Historical accounting records for the properties were not readily available. The revenues presented were determined using production data for the properties acquired and prices for similar production in the area. Average prices used were $17.53 per barrel of oil and $1.97 per Mcf of gas. The Statement does not include lease operating expenses, general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes as such information was not available.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs applicable to the properties.

(2) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     Total proved crude oil, condensate, and natural gas liquids and natural gas in the three Mobil Miami Corp. wells, and the royalty interest in Mobil Corporation's Cutler #1 well acquired by La/Cal in early 1994 were estimated by H.J. Gruy and Associates, Inc. as of January 1, 1994 in accordance with guidelines established by the Securities and Exchange Commission. All of the reserves of the properties acquired are located in the Pecan Lake field which is located approximately fifty miles southeast of Lake Charles, Louisiana. There were no reserve reports available for the acquired properties prior to January 1, 1994 and therefore, La/Cal is unable to present reserve information for any periods prior to January 1, 1994.

     Estimated quantities of net proved reserves as of January 1, 1994 follows:

                                                           NATURAL         CRUDE
                                                             GAS            OIL
                                                            (MCF)          (BBLS)
                                                          ---------        ------
            Proved developed reserves...................  2,947,885        32,774

     There were no quantities of proved undeveloped reserves associated with the acquired properties.

     The standardized measure of discounted future net cash flows before income taxes relating to proved reserves acquired as of January 1, 1994 follows:

            Future cash inflows net of production taxes.............. $ 6,133,507
            Future production and development costs..................    (170,676)
                                                                      -----------
            Future net cash flows....................................   5,962,831
            10% annual discount for estimated timing of cash flows...  (2,073,093)
                                                                      -----------
            Standardized measure of discounted future net cash
              flows.................................................. $ 3,889,738
                                                                      ===========

                             LA/CAL ENERGY PARTNERS
                 PROPERTIES ACQUIRED FROM FOSTER BROWN COMPANY

              STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
                                  (UNAUDITED)

                                                                                  PERIOD
                                                                                   FROM
                                                                                 JANUARY 1,
                                                                                  1993
                                                                                 THROUGH
                                                                                NOVEMBER 30,
                                                                                  1993
                                                                                ---------
Revenues -- oil and gas sales................................................   $ 485,201
Direct operating expenses -- lease operating expenses and production
  and property taxes.........................................................      46,190
                                                                                ---------
Excess of revenues over direct operating expenses............................   $ 439,011
                                                                                =========

(1) BASIS OF PRESENTATION

     On December 1, 1993, La/Cal acquired a 50% working interest from Foster Brown Company in the Nickerson Fee well and an additional 2.73% royalty interest in the City of Lake Charles #1 well.

     The statement of revenues and direct operating expenses ("Statement") was prepared from historical accounting records related to the properties. The revenues and direct operating expenses relate to the net working interest in the properties purchased by La/Cal. Lease operating expenses include labor, repairs and maintenance, fuel consumed and supplies utilized to operate and maintain the wells and related equipment and facilities. The Statement does not include general and administrative expenses, interest or provisions for depreciation, depletion, amortization and dismantlement costs, or income taxes.

     Complete financial statements, including balance sheets, are not presented as the properties were not maintained as a separate business unit and assets, liabilities or indirect operating costs applicable to the properties were not segregated. It is not practicable to identify all assets, liabilities, or indirect operating costs applicable to the properties.

(2) SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     Total proved crude oil, condensate, and natural gas liquids and natural gas in the Nickerson Fee well and City of Lake Charles #1 well acquired by La/Cal in December 1993 were estimated by Coutret and Associates, Inc. as of December 31, 1993 in accordance with guidelines established by the Securities and Exchange Commission. All of the reserves of the properties acquired are located in the Lake Charles field located adjacent to the city of Lake Charles, Louisiana. There were no reserve reports available for the acquired properties prior to December 31, 1993 and therefore, La/Cal is unable to present reserve information for any periods prior to December 31, 1993.

     Estimated quantities of net proved reserves as of December 31, 1993 follows:

                                                           NATURAL         CRUDE
                                                             GAS            OIL
                                                            (MCF)          (BBLS)
                                                          --------         ------
            Proved developed reserves...................  2,769,681        43,133

     There were no quantities of proved undeveloped reserves associated with the acquired properties.

     The standardized measure of discounted future net cash flows relating to proved reserves acquired as of December 31, 1993 follows:

            Future cash inflows net of production taxes.............. $ 6,333,118
            Future production and development costs..................    (307,475)
                                                                      -----------
            Future net cash flows....................................   6,025,643
            10% annual discount for estimated timing of cash flows...  (2,462,243)
                                                                      -----------
            Standardized measure of discounted future net cash
              flows.................................................. $ 3,563,400
                                                                      ===========

                             LA/CAL ENERGY PARTNERS

                                 BALANCE SHEETS

                                                                     MARCH 31,      DECEMBER 31,
                                                                       1995             1994
                                                                    -----------     ------------
                                                                    (UNAUDITED)
                              ASSETS
CURRENT ASSETS:
  Cash............................................................  $   710,835     $    710,762
  Accrued oil and gas revenues receivable.........................      739,213          934,910
                                                                    -----------     ------------
          TOTAL CURRENT ASSETS....................................    1,450,048        1,645,672

PROPERTY AND EQUIPMENT:
  Producing leasehold costs.......................................    6,262,476        6,262,476
  Lease and well equipment........................................    1,009,073        1,009,073
                                                                    -----------     ------------
                                                                      7,271,549        7,271,549
  Less accumulated depreciation and depletion.....................    1,533,614        1,309,866
                                                                    -----------     ------------
          Net property and equipment..............................    5,737,935        5,961,683
Organizational cost, at amortized cost............................       59,212           63,709
Deferred financing cost, at amortized cost........................      530,735          559,432
Other deferred charges............................................      174,952               --
                                                                    -----------     ------------
                                                                    $ 7,952,882     $  8,230,496
                                                                    ===========     ============

           LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt...............................  $ 1,787,250     $  1,816,723
  Accounts payable................................................      281,116          135,916
  Accrued expenses and other current liabilities..................       64,765          109,074
                                                                    -----------     ------------
          TOTAL CURRENT LIABILITIES...............................    2,133,131        2,061,713
Long-term debt, excluding current to portion......................    7,800,000        8,250,000
                                                                    -----------     ------------
          TOTAL LIABILITIES.......................................    9,933,131       10,311,713
Partners' capital (deficit).......................................   (1,980,249)      (2,081,217)
                                                                    -----------     ------------
                                                                    $ 7,952,882     $  8,230,496
                                                                    ===========     ============

                 See accompanying note to financial statements.

                             LA/CAL ENERGY PARTNERS

                            STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                  (UNAUDITED)

                                                                          1995          1994
                                                                       ----------     --------
REVENUES:
  Oil and gas sales..................................................  $1,127,089     $878,457
  Interest...........................................................       6,331        3,455
                                                                       ----------     --------
          Total revenues.............................................   1,133,420      881,912
                                                                       ----------     --------
EXPENSES:
  Lease operating expense and production taxes.......................     149,949       93,238
  Exploration expenses...............................................          --        3,398
  Depreciation, depletion, and amortization..........................     228,245      222,622
  General and administrative.........................................      22,329       16,335
  Interest, net......................................................     274,845      203,424
                                                                       ----------     --------
          Total expenses.............................................     675,368      539,017
                                                                       ----------     --------
          Net income.................................................  $  458,052     $342,895
                                                                       ==========     ========
NET INCOME AS ADJUSTED FOR INCOME TAXES:
  Income before income taxes as above................................  $  458,052     $342,895
  Proforma income tax expense*.......................................     178,640      133,729
                                                                       ----------     --------
  Net income as adjusted for income taxes............................  $  279,412     $209,166
                                                                       ==========     ========

- ---------------

* No provision for income taxes is included in the statements of operations since such taxes are the responsibility of the individual partners. Certain unaudited pro forma information relating to the Partnership's results of operations for the aforementioned periods had the Partnership been treated as a corporation is shown above.

                 See accompanying note to financial statements.

                             LA/CAL ENERGY PARTNERS

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                  (UNAUDITED)

                                                                     1995             1994
                                                                  ----------       ----------
BALANCE AT BEGINNING OF PERIOD..................................  $(2,081,217)     $  (988,777)
  Capital contributions.........................................          --               --
  Capital distributions.........................................     (357,084)      (1,765,288)
  Net income....................................................      458,052          342,895
                                                                  -----------      -----------
BALANCE AT END OF PERIOD........................................  $(1,980,249)     $(2,411,170)
                                                                  ===========      ===========

                 See accompanying note to financial statements.

                             LA/CAL ENERGY PARTNERS

                            STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994
                                  (UNAUDITED)

                                                                       1995           1994
                                                                    ----------      ---------
Cash flows from operating activities:
  Net income.....................................................   $  458,052     $  342,895
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation, depletion, and amortization...................      228,245        222,622
     Amortization of deferred financing costs....................       28,697         26,439
     Exploratory expenses charged against income.................           --          3,398
     (Increase) decrease in accrued oil and gas receivable.......      195,697       (131,572)
     Increase in accounts payable................................      145,200         84,957
     Decrease in accrued expenses and other current
      liabilities................................................      (44,309)        (9,568)
                                                                    ----------     ----------
          Net cash provided by operating activities..............    1,011,582        539,171
                                                                    ----------     ----------
Cash used by investing activities -- capital expenditures........           --     (2,882,222)
                                                                    ----------     ----------
Cash flows from financing activities:
  Proceeds from long-term debt...................................           --      4,052,015
  Payments on long-term debt.....................................     (479,473)      (255,410)
  Deferred costs.................................................     (174,952)            --
  Capital distributions..........................................     (357,084)    (1,765,288)
                                                                    ----------     ----------
          Net cash provided (used) by financing activities.......   (1,011,509)     2,031,317
                                                                    ----------     ----------
Net (decrease) increase in cash..................................           73       (311,734)
Cash at beginning of period......................................      710,762        752,138
                                                                    ----------     ----------
Cash at end of period............................................   $  710,835     $  440,404
                                                                    ==========     ==========
Supplemental cash flow information:
  Interest paid during period....................................   $  249,956     $  170,787
  Noncash investing and financing activities --
     Deferred financing cost.....................................   $       --     $  292,560

                 See accompanying note to financial statements.

                             LA/CAL ENERGY PARTNERS

                          NOTE TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

                            MARCH 31, 1995 AND 1994

BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission; however, La/Cal believes the disclosures which are made are adequate to make the information presented not misleading. These financial statements and footnote should be read in conjunction with the financial statements and notes thereto included in La/Cal's historical financial statements for the year ended December 31, 1994 and for the period from July 15, 1993 through December 31, 1993 included elsewhere herein.

     The unaudited financial information for the three months ended March 31, 1995 and 1994 has not been audited by independent public accountants; however, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods presented have been included therein. The results of operations for the first three months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

                         GOODRICH PETROLEUM CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1995
                                  (UNAUDITED)

Asset -- Cash........................................................................   $100
Stockholder's Equity:
  Preferred Stock, par value $1.00 per share; authorized 10,000,000 shares...........   $ --
  Common Stock, par value $.20 per share; authorized 100,000,000 shares -- issued and
     outstanding 10 shares...........................................................      2
  Additional paid-in capital.........................................................     98
                                                                                        ----
          Total stockholder's equity.................................................   $100
                                                                                        ====

- ---------------

NOTE -- Goodrich Petroleum Corporation (Goodrich) was formed on March 7, 1995 to become the parent company of businesses presently conducted by Patrick Petroleum Company (Patrick) and La/Cal Energy Partners (La/Cal) pursuant to an Agreement and Plan of Merger dated as of March 10, 1995 (Agreement) between Patrick and La/Cal. Goodrich is a wholly-owned subsidiary of Patrick which to date has conducted no business.

        Goodrich has a wholly-owned subsidiary, Goodrich Acquisition Corporation, formed on March 7, 1995 for the sole purpose of facilitating the transactions contemplated by the Agreement.

                                  APPENDIX I


                          AGREEMENT AND PLAN OF MERGER



                             LA/CAL ENERGY PARTNERS

                         GOODRICH PETROLEUM CORPORATION

                           PATRICK PETROLEUM COMPANY

                                      and

                           GOODRICH ACQUISITION, INC.

                          Dated as of March 10,  1995

                               TABLE OF CONTENTS


                                                                                                                          Page
ARTICLE I.  MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

1.01     Contribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.02     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.03     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.04     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.05     Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.06     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.07     Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.08     Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II.  STATUS AND CONVERSION OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.01     Status, Contribution and Conversion of Goodrich Petroleum Securities . . . . . . . . . . . . . . . . . . . . .   3
2.02     Status and Conversion of Goodrich Acquisition Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   3
2.03     Status and Conversion of Patrick Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (a)     Patrick of Delaware Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (b)     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (c)     Patrick of Delaware Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         (d)     Patrick of Delaware Options and Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III.  MERGER APPROVAL AND PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

3.01     Registration Statement; Proxy Statement - Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
3.02     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (a)     La/Cal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         (b)     Patrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
3.03     Completion of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
3.04     Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV.  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

4.01     Patrick Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (a)     Producing Oil and Gas Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (b)     Non-Producing Oil and Gas Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (c)     Personal Property and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (d)     Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (e)     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (f)     Partnership Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         (g)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (h)     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (i)     Stoney Point Gas Plant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (j)     Geological and Geophysical Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (k)     Remaining Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
4.02     La/Cal Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (a)     Producing Oil and Gas Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                                                                                       Page
                                                                                                                       ----
         (b)     Non-Producing Oil and Gas Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (c)     Personal Property and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         (d)     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
4.03     Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
4.04     Good and Defensible Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
4.05     Material; Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
4.06     Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE V.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

5.01     Representations and Warranties of Patrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (a)     Corporate Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (b)     Capital Stock of Patrick . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         (c)     Options or Other Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (d)     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (e)     Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (f)     Transactions Authorized; Execution of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         (g)     Restated Certificate of Incorporation, Bylaws and Minute Books . . . . . . . . . . . . . . . . . . . .  10
         (h)     Partnerships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (i)     Partnership Organization, Qualification and Authority. . . . . . . . . . . . . . . . . . . . . . . . .  11
         (j)     Partnership Operation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (k)     Partnership Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (l)     Contracts and Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (m)     Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (n)     Stoney Point Gas Plant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (o)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         (p)     Partnership and Subsidiary Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (q)     Payout Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (r)     Prepayment for Production and Production Imbalances  . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (s)     Additional Drilling Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (t)     Books and Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (u)     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (v)     SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         (w)     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (x)     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (y)     Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (z)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (aa)    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         (bb)    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (cc)    Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (dd)    Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         (ee)    Operations of Patrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (ff)    Brokers' Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         (gg)    Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (hh)    Investment in Penske . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (ii)    Investment in Marcum Natural Gas Services, Inc . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (jj)    Capital Stock of Goodrich Petroleum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (kk)    Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (ll)    Transactions Authorized; Execution of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         (mm)    Board of Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                                                                                       Page
                                                                                                                       ----
         (nn)    Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (oo)    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (pp)    Public Utility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (qq)    Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.02     Representations and Warranties of La/Cal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (a)     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (b)     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         (c)     Transactions Authorized; Execution of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (d)     Partnership Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (e)     Partnerships and Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (f)     Contracts and Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (g)     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (h)     Payout Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (i)     Prepayment for Production  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (j)     Additional Drilling Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (k)     Books and Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         (l)     Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (m)     Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (n)     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (o)     Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (p)     Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         (q)     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (r)     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (s)     Compliance with Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (t)     Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         (u)     Operations of La/Cal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (v)     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         (w)     Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI. COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.01     Covenants and Agreements of Patrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (a)     Books, Records and Files . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (b)     Continuing Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (c)     Continuing Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (d)     New Agreements and Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         (e)     Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (f)     Notifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (g)     Confidential Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (h)     Amendments of Certificate of Incorporation, Bylaws, Etc. . . . . . . . . . . . . . . . . . . . . . . .  23
         (i)     Change in Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (j)     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         (k)     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         (l)     Severance and Consulting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (m)     Consulting Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (n)     COBRA Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (o)     Patrick Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (p)     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (q)     Stock Sale Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (r)     Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                                                                                       Page
                                                                                                                       ----
         (s)     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (t)     Accountants Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         (u)     Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.02     Covenants and Agreements of La/Cal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (a)     Books, Records and Files . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (b)     Continuing Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (c)     Continuing Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (d)     New Agreements and Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (e)     Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (f)     Notifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         (g)     Confidential Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (h)     Amendments of Partnership Agreement, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (i)     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (j)     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (k)     Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (l)     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         (m)     Stock Sale Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (n)     Accountants Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         (o)     Goodrich Oil Company Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VII.   PURCHASE PRICE ADJUSTMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

7.01     Claims from Breach of Warranties, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
7.02     Notice of Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (a)     Title Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (b)     Other Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (c)     La/Cal's Representative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (d)     Patrick's Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
7.03     Valuation of Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (a)     Adjustment Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (b)     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         (c)     Valuation Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
7.04     Right of Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
7.05     Directors' and Officers' Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VIII.  CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

8.01     Conditions to Obligations of La/Cal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         (a)     Validity of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (b)     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (c)     Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (d)     Pending Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (e)     Maintenance of Balance Sheet Items . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (f)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (g)     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (h)     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         (i)     Stock Sale Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.02     Conditions to Obligations of Patrick . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (a)     Validity of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (b)     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                                                                                       Page
                                                                                                                       ----
         (c)     Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (d)     Pending Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (e)     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (f)     La/Cal Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (g)     No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (h)     Stock Sale Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         (i)     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.03     Conditions to Obligations of La/Cal and Patrick  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (a)     Prohibition of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (b)     Stockholders' and Partners' Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (c)     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE IX.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

9.01     Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
9.02     Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
9.03     Closing Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (a)     La/Cal Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (b)     Patrick Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (c)     Good Standing and Foreign Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         (d)     Other Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE X. OBLIGATIONS AFTER CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

10.01    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
10.02    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE XI. TERMINATION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

11.01    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
11.02    Liabilities Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XII. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

12.01    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
12.02    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
12.03    Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
12.04    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
12.05    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.06    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.07    Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.08    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.09    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.10    References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
12.11    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
12.12    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
12.13    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
12.14    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Exhibits                                                                                                         Page First Referred
- --------                                                                                                         -------------------
1.01        Contribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
3.03        Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
4.01        Patrick Oil and Gas Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
4.02        La/Cal Oil and Gas Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
5.01        Exception to Patrick Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.01(a)     Patrick State Foreign Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.01(c)     List of Rights to Acquire Patrick of Delaware Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .  10
5.01(d)     Patrick Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
5.01(h)     Patrick Partnerships  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.01(l)     Patrick Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.01(m)     Patrick Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
5.01(z)     Patrick Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.01(aa)    Patrick Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
5.01(hh)    Penske Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.01(ii)    Marcum Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
5.02        Exception to La/Cal Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.02(a)     La/Cal Foreign Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
5.02(p)     La/Cal Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
5.02(q)     La/Cal Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
6.01(d)     Patrick Well Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
6.01(l)     Patrick Severance and Consulting Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.01(m)     Consulting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.01(q)     Stock Sale Restriction Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.01(r)     Patrick Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.01(s)     Registration Rights Agreement and Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
6.02(k)     La/Cal Affiliate Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
6.02(m)     Stock Sale Restriction Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
6.02(o)     Goodrich Oil Company Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
8.01(b)     Patrick Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.02(b)     La/Cal Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
9.03(a)     La/Cal Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
9.03(b)     Patrick Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (this "Agreement"), dated as of March 10, 1995, is among PATRICK PETROLEUM COMPANY, a Delaware corporation ("Patrick of Delaware"), with the address of 301 West Michigan Avenue, Jackson, Michigan 49201 (unless the context otherwise requires, Patrick of Delaware and its Subsidiaries and Partnerships (as hereinafter defined) are hereinafter collectively called ("Patrick"), La/Cal Energy Partners, a Louisiana partnership ("La/Cal"), Goodrich Petroleum Corporation, a newly formed Delaware corporation ("Goodrich Petroleum"), and Goodrich Acquisition, Inc., a newly formed Delaware Corporation ("Goodrich Acquisition") formed for the sole purpose of consummating this Agreement, all with an address of 333 Texas Street, Suite 1300, Shreveport, Louisiana. Patrick of Delaware and Goodrich Acquisition may sometimes hereinafter be called the "Constituent Corporations."

         WHEREAS, the partners of La/Cal Energy Partners ("La/Cal") will be solicited to consent to the exchange of certain of the La/Cal assets for Goodrich Petroleum Common Stock and the subsequent dissolution of La/Cal and the distribution of the Goodrich Petroleum Common Stock to the partners;

         WHEREAS, the respective Boards of Directors of each of the Constituent Corporations and Goodrich Petroleum have approved this Agreement and deem it advisable and generally to the welfare and advantage of each, and of the stockholders of each, that Goodrich Acquisition merge with and into Patrick of Delaware under and pursuant to the General Corporation Law of the state of Delaware ("Delaware Law");

         WHEREAS, the holders of shares of the common stock of Patrick of Delaware are entitled to vote on and to adopt this Agreement;

         WHEREAS, Goodrich Petroleum as the holder of the shares of Common Stock of Goodrich Acquisition and Patrick of Delaware as the holder of the shares of Common Stock of Goodrich Petroleum have voted on and adopted this Agreement; and

         WHEREAS, for federal income tax purposes, it is intended that the merger and asset contribution shall qualify as a tax free exchange within the meaning of Section 351(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Patrick of Delaware, La/Cal, Goodrich Petroleum and Goodrich Acquisition agree as follows:


                               ARTICLE I.  MERGER

1.01     Contribution.

         Subject to the terms and conditions of this Agreement and the Contribution Agreement attached as Exhibit 1.01 La/Cal hereby agrees to contribute on the Effective Date (as hereinafter defined), effective as of March 1, 1995, the La/Cal Interests (as hereinafter defined) to Goodrich Petroleum in exchange for 19,765,226 shares of Goodrich Petroleum Common Stock, subject to any adjustment resulting from the operation of Section 7.04.

1.02     Merger.

         At the Effective Time, in accordance with the provisions of this Agreement and Delaware Law, Goodrich Acquisition shall be merged with and into Patrick of Delaware (the "Merger"), and the separate existence and corporate organization of Goodrich Acquisition, except insofar as they may be continued by statute, shall cease, and Patrick of Delaware shall continue as the surviving corporation under Delaware Law, with Patrick of Delaware being sometimes hereinafter referred to as the "Surviving Corporation." The name of the Surviving Corporation shall be "Patrick Petroleum Company," unless later changed in accordance with Delaware Law.

1.03     Effect of Merger.

         The Merger shall have the effects set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, except as herein specifically set forth, at the Effective Time, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Patrick of Delaware shall continue in effect and be unimpaired by the Merger, the corporate existence of Goodrich Acquisition shall cease, and Patrick of Delaware shall succeed, without other transfer, to all of the rights and property of Goodrich Acquisition, and shall be subject to all the debts and liabilities of Goodrich Acquisition in the same manner as if Patrick of Delaware had itself incurred them. All rights of creditors and all liens upon property of each of the Constituent Corporations shall be preserved unimpaired by the Merger. From and after the Effective Time, any action or proceeding by or against Goodrich Acquisition may be prosecuted to judgment, which shall bind Patrick of Delaware, or Patrick of Delaware may be proceeded against or substituted in its place.

1.04     Effective Time.

         On the Closing Date or as soon as practicable thereafter the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger ("Certificate of Merger") in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law. The "Effective Time" of the Merger shall mean such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time (not to exceed 90 days from the date such Certificate of Merger is filed) as is specified in the Certificate of Merger.

1.05     Certificate of Incorporation and Bylaws.

         At the Effective Time, the Certificate of Incorporation and the Bylaws of Goodrich Acquisition, as presently constituted, shall be and continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until and unless the same shall be amended and changed as provided by law.

1.06     Directors.

         The Directors of Goodrich Acquisition in office at the Effective Time shall be the Directors of the Surviving Corporation until their successors are elected in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and Delaware Law.

1.07     Officers.

         The Officers of Goodrich Acquisition in office at the Effective Time shall be the Officers of the Surviving Corporation, holding the offices in the Surviving Corporation that they hold in Goodrich Acquisition on such date, until their successors are elected or appointed in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and Delaware Law.

1.08     Taking of Necessary Action.

         Patrick of Delaware, La/Cal, Goodrich Petroleum and Goodrich Acquisition, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. If at any time and from time to time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the last acting officers and directors of Goodrich Acquisition, or the corresponding officers of the Surviving Corporation, may, in the name of Goodrich Acquisition





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or Patrick of Delaware, execute and deliver all such proper deeds, assignments or other instruments and take or cause to be taken all such further and other action as the Surviving Corporation may deem necessary or desirable.


                       ARTICLE II.  STATUS AND CONVERSION
                                 OF SECURITIES


2.01     Status, Contribution and Conversion of Goodrich Petroleum Securities.

         Each share of Goodrich Petroleum Common Stock ("Goodrich Petroleum Common Stock") owned by Patrick of Delaware immediately prior to the Effective Time shall on such date by virtue of the Merger and without any action on the part of Patrick of Delaware, be automatically cancelled.

         Goodrich Petroleum shall cause to be contributed to Goodrich Acquisition sufficient shares of Goodrich Petroleum Common Stock to effectuate the transactions contemplated hereby.

2.02     Status and Conversion of Goodrich Acquisition Common Stock.

         Each share of Common Stock of Goodrich Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

2.03     Status and Conversion of Patrick Securities.

         By virtue of the Merger, at the Effective Time and without any further action on the part of the holders of such shares, the outstanding securities of Patrick of Delaware will be converted into shares of Goodrich Petroleum as follows:

         (a) Patrick of Delaware Common Stock. Each share of Patrick of Delaware Common Stock issued and outstanding immediately prior to the Effective Time (except any shares of treasury stock, which shall be cancelled) shall, on such date, by virtue of the Merger and without any action on the part of the holder thereof, be automatically converted into and exchanged for the right to receive one share of Goodrich Petroleum Common Stock. At the Effective Time the stock transfer books of Patrick of Delaware shall be closed and no further transfers of Patrick of Delaware Common Stock shall be recorded.

         (b) Fractional Shares. No fractional shares of Goodrich Petroleum Common Stock shall be issued to represent any fractional share interest in shares of Patrick of Delaware, and such fractional share interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of stockholders of Goodrich Petroleum. Instead, each person who, except for the provisions of this subsection, would be entitled to a fractional share interest as a result of the conversions provided for herein, shall, upon surrender of his certificate or certificates representing shares of Patrick of Delaware Common Stock, be entitled to receive, in lieu of such fractional interest, an amount of cash equal to the product of such fraction multiplied by the market value of Patrick of Delaware Common Stock which shall be the closing price of Patrick of Delaware Common Stock on the New York Stock Exchange on the trading day immediately prior to the Effective Time. All shares held by a record holder shall be aggregated for purposes of computing the stock due under this Section 2.03.

         (c) Patrick of Delaware Preferred Stock. Each share of Patrick of Delaware Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (except any shares of treasury stock which shall be cancelled) shall, on such date, by virtue of the Merger and without any action on the part of the holder thereof, be automatically cancelled and converted into and exchanged for the right to receive one share of Goodrich Petroleum Series B Preferred Stock. The Goodrich Petroleum Series B Preferred Stock has substantially the same rights, preferences, qualifications and limitations and restrictions as the Patrick Series B Preferred Stock except that the





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
Goodrich Petroleum Series B Preferred Stock shall be convertible for the same number of shares of Goodrich Petroleum Common Stock.

         (d) Patrick of Delaware Options and Warrants. At the Effective Time, Patrick of Delaware's obligations with respect to each outstanding Patrick of Delaware Stock Option to purchase shares of Patrick of Delaware Common Stock, as amended in the manner described in the following sentence, shall be assumed by Goodrich Petroleum. The Patrick of Delaware Stock Options so assumed by Goodrich Petroleum shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Patrick of Delaware Stock Options were issued as in effect immediately prior to the Effective Time, except that each such Patrick of Delaware Stock Option shall be exercisable for the same number of shares of Goodrich Petroleum Common Stock. Each Patrick of Delaware Warrant shall be converted into a Goodrich Petroleum Warrant on the same terms and conditions except that each such Warrant shall be exercisable for the same number of shares of Goodrich Petroleum Common Stock. Goodrich Petroleum shall (i) reserve for issuance the number of shares of Goodrich Petroleum Common Stock that will become issuable upon the exercise of such Patrick of Delaware Stock Options and Warrants pursuant to this Section 2.03(d) and (ii) promptly after the Effective Time issue to each holder of an outstanding Patrick of Delaware Stock Option or Warrant a document evidencing the assumption by Goodrich Petroleum of Patrick of Delaware's obligations with respect thereto under this
Section 2.03(d). Nothing in this Section shall affect the schedule of vesting with respect to the Patrick of Delaware Stock Options to be assumed by Goodrich Petroleum as provided in this Section. In addition to the adjustment provided by this Section, effective as of the Effective Time, the terms of each outstanding Patrick of Delaware Stock Option shall be amended to provide that it shall not expire prior to the end of its term; provided, however, that in no event shall the maximum term of such Patrick of Delaware Stock Option be extended.


                  ARTICLE III.  MERGER APPROVAL AND PROCEDURES

3.01     Registration Statement; Proxy Statement - Prospectus.

         As soon as reasonably practicable after the execution of this Agreement, Goodrich Petroleum, Patrick of Delaware and La/Cal shall take all steps necessary to prepare, to file with the Securities and Exchange Commission ("SEC"), to exercise their best efforts to secure SEC approval, and to disseminate to the holders of the Patrick of Delaware Common Stock and the partners of La/Cal ("Partners") a joint Proxy Statement - Prospectus for the meeting of stockholders and solicitation of consents of Partners to be carried out in accordance with Section 3.02 hereof. Such joint Proxy Statement - Prospectus shall be furnished to both Patrick and La/Cal for review, comment and approval prior to filing with the SEC.

         As soon as reasonably practicable after the execution of this Agreement, Goodrich Petroleum agrees to prepare and file with the SEC, and to use its best efforts to cause to become effective, a registration statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement") (such Registration Statement to include the Proxy Statement - Prospectus referred to above) pertaining to the shares of Goodrich Petroleum capital stock to be issued pursuant to Sections 1.01 and 2.03 hereof and to take such actions reasonably required to be taken under any applicable state securities laws in connection with the issuance hereunder of the Goodrich Petroleum capital stock. Patrick of Delaware and Goodrich Petroleum agree to exercise their best efforts to cause all shares of Goodrich Petroleum Common Stock issued pursuant to the Registration Statement to be approved for listing on the New York Stock Exchange and to cause all shares of Goodrich Preferred Stock issued pursuant to the Registration Statement to be approved for trading on Nasdaq National Market upon official notice of issuance prior to the Closing Date.

         Patrick and Goodrich Petroleum agree that the joint Proxy Statement-Prospectus (except with respect to information concerning La/Cal furnished by or on behalf of La/Cal specifically for use therein, for which La/Cal shall be responsible), at the time the joint Proxy Statement-Prospectus is first mailed to the stockholders, at the time of the stockholders' meeting, at the Effective Time and at the time the Registration Statement is declared effective, will comply as to form in all material respects with the requirements of the Securities Act of 1933 and the rules and regulations thereunder and the Securities Exchange Act of 1934 and the rules and regulations thereunder, and that the joint Proxy Statement-Prospectus and Registration Statement (except with respect to information concerning La/Cal furnished by or on behalf of La/Cal specifically for use therein, for which La/Cal shall be responsible) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Patrick will advise La/Cal promptly in writing if, prior to the Effective Time it shall obtain knowledge of any facts that would make it necessary to amend or supplement the joint Proxy Statement-Prospectus or Registration Statement in order to make the statements therein not misleading or to comply with applicable law. La/Cal agrees that the joint Proxy Statement-Prospectus (except with respect to information concerning Patrick or Goodrich Petroleum furnished by or on behalf of Patrick or Goodrich Petroleum specifically for use therein, for which Patrick and Goodrich Petroleum shall be responsible), at the time the joint Proxy Statement-Prospectus is first mailed to the Partners, at the Effective Time and at the time the Registration Statement is declared effective, will comply as to form in all material respects with the requirement of the Securities Act of 1933 and the rules and regulations thereunder and the Securities Exchange Act of 1934 and the rules and regulations thereunder, and that the joint Proxy Statement-Prospectus and Registration Statement (except with respect to information concerning Patrick or Goodrich Petroleum furnished by or on behalf of Patrick or Goodrich Petroleum specifically for use therein, for which Patrick and Goodrich Petroleum shall be responsible) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. La/Cal will advise Patrick promptly in writing, if prior to the Effective Time La/Cal shall obtain knowledge of any facts that would make it necessary to amend or supplement the joint Proxy Statement-Prospectus or Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

3.02     Approvals.

         (a) La/Cal. Subject to the provisions of Section 6.02(l) the management committee of La/Cal ("Management Committee") shall solicit the written consent of Partners owning at least 51% of the equity interests of La/Cal to exchange the La/Cal Interests for Goodrich Petroleum Common Stock and the written consent of at least a majority of the Partners to dissolve La/Cal and distribute the Goodrich Petroleum Common Stock to the Partners subject to all of the conditions of Article VIII hereof being met or waived.

         (b) Patrick. Subject to the provisions of Section 6.01(k) a special meeting of the holders of Patrick of Delaware Common Stock shall be called to be held as soon as practicable in accordance with Patrick of Delaware's Restated Certificate of Incorporation and Bylaws and the Delaware Law. At the meeting the stockholders shall be asked to consider and to vote upon the Merger. At such meeting Patrick of Delaware agrees to seek all votes and approvals of the holders of its capital stock (including using all reasonable efforts in the solicitation of proxies in favor of such approvals) that are required in connection with this transaction pursuant to Delaware Law, Patrick of Delaware's Restated Certificate of Incorporation and Bylaws, and the rules, regulations and guidelines of the New York Stock Exchange.

3.03     Completion of Merger.

         If this Agreement is approved and adopted as provided for in Sections 3.02(a) and (b), and if the other conditions precedent to the consummation of the Merger have been satisfied, so that the Merger is not thereafter abandoned as permitted by the provisions of this Agreement, a Certificate of Merger setting forth the information required by Delaware Law in substantially the form attached as Exhibit 3.03 shall be filed within five banking days after the later of the Patrick of Delaware stockholder meeting or the satisfaction of the conditions precedent hereunder or as soon thereafter as practicable with the Secretary of State of the State of Delaware.





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
3.04     Stock Certificates.

         On and after the Effective Date, all of the outstanding certificates which immediately prior to the Effective Date represented shares of Patrick of Delaware capital stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of capital stock of Goodrich Petroleum into which the shares of capital stock of Patrick of Delaware formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of Patrick of Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Goodrich Petroleum or its transfer agent, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the capital stock of Goodrich Petroleum evidenced by such outstanding certificate as provided.


                            ARTICLE IV.  DEFINITIONS


4.01     Patrick Interests.

         All of the following shall herein be called the "Patrick Interests":

         (a) Producing Oil and Gas Interests. All of Patrick's right, title and interest in and to producing oil and gas leases, licenses, permits, and similar arrangements (the "Patrick Producing Leases"), overriding royalty interests, mineral interests, and other interests in producing oil and gas properties, including, without limitation, the interests and rights in and to the producing leases, units, wells, and other properties described as attached hereto as Exhibit 4.01 (the "Patrick Producing Oil and Gas Interests").

         (b) Non-Producing Oil and Gas Interests. All of Patrick's right, title and interest in and to non-producing oil and gas leases, licenses, permits, and similar arrangements (the "Patrick Non-Producing Leases"), overriding royalty interests, mineral interests, and other interests in non-producing oil and gas properties, including, without limitation, the interests and rights in and to the non-producing leases, units, wells, and other properties described in Exhibit 4.01 (the "Patrick Non-Producing Oil and Gas Interests").

         (c) Personal Property and Equipment. All of Patrick's right, title and interest in and to all personal property, equipment, inventory and supplies of whatsoever kind or nature, wheresoever situated.

         (d) Real Estate. All of Patrick's right, title and interest in and to all owned real property, all leases, subleases or other agreements under which Patrick is lessor or lessee of any real property, and any other interest or right whatsoever in any real property, including, without limitation, licenses, easements and rights of way, together with all buildings and improvements thereon; excluding the Patrick Producing and Non-Producing Oil and Gas Interests (the "Real Estate").

         (e) Contracts. All interests and other rights created by all equipment and other property leases, licenses, permits, employment contracts, security agreements, joint venture agreements and any other contracts or agreements, whether written or verbal, to which Patrick is a party or by which Patrick or any of its assets or properties is bound, together with all of the property and rights incident thereto (the "Patrick Contracts").

         (f) Partnership Interests. All of Patrick's interests, both general and limited (the "Partnership Interests"), in and to all partnerships and joint ventures listed on Exhibit 5.01(h), including, without limitation, BKWC Limited Partnership, Marcum-Patrick Pipeline Program 1993-1, L.P., Pecos Pipeline System and Madison Gas Marketing Services (the "Partnerships"), together with all rights under their respective partnership or joint venture agreements (the "Partnership Agreements").

         (g) Subsidiaries. All interest, stock, securities, ownership rights and other rights of Patrick in and to all corporations in which Patrick of Delaware, directly or indirectly, owns or has the power to vote or exercise a controlling influence with respect to 50% or more of the outstanding securities, including, without limitation, Patrick Petroleum Corporation of Michigan, American National Petroleum Company, Drilling & Workover Company, Inc., LECE, Inc., Pecos Pipeline & Producing Company and National Marketing Company (the "Subsidiaries").

         (h) Investments. All interest, stock, securities, ownership rights and other rights of Patrick in and to Penske Corporation or any of its subsidiaries or affiliates and Marcum Natural Gas Services, Inc. or any of its subsidiaries or affiliates (the "Investments").

         (i) Stoney Point Gas Plant. All of Patrick's right, title and interest in and to the Stoney Point Gas Plant, located in Hillsdale County, Michigan, (the "Stoney Point Gas Plant").

         (j) Geological and Geophysical Data. All of Patrick's right, title or interest in or to any seismic, geological and geophysical data, of whatsoever kind or nature, wheresoever situated, together with all interpretive analyses.

         (k) Remaining Assets. All other assets and properties now or as of the Effective Time owned by Patrick, whether real or personal, tangible or intangible, wheresoever situated.

         The Patrick Producing Leases and the Patrick Non-Producing Leases shall herein be called the "Patrick Leases."

4.02     La/Cal Interests.

         All of the following shall herein be called the "La/Cal Interests:"

         (a) Producing Oil and Gas Interests. All of La/Cal's right, title and interest in and to producing oil and gas leases, licenses, permits, and similar arrangements (the "La/Cal Producing Leases"), overriding royalty interests, mineral interests, and other interests in producing oil and gas properties, including, without limitation, the interests and rights in and to the producing leases, units, wells, and other properties described in Exhibit
4.02 (the "La/Cal Producing Oil and Gas Interests").

         (b) Non-Producing Oil and Gas Interests. All of La/Cal's right, title and interest in and to non-producing oil and gas leases, licenses, permits, and similar arrangements (the "La/Cal Non-Producing Leases"), overriding royalty interests, mineral interests, and other interests in non-producing oil and gas properties, including without limitation, the interests and rights in and to the non-producing leases, units, wells, and other properties described in Exhibit 4.02 (the "La/Cal Non-Producing Oil and Gas Interests").

         (c) Personal Property and Equipment. All of La/Cal's right, title and interest in and to all personal property (except for cash and accounts receivable), equipment, inventory and supplies of whatsoever kind or nature, wheresoever situated, which are used or useful in connection with the Producing and Non-Producing Oil and Gas Interests.

         (d) Contracts. All interests and other rights created by all equipment and other property leases, licenses, permits, employment contracts, security agreements, joint venture agreements and any other contracts or agreements, whether written or verbal which directly affect or relate to the Producing or Non-Producing Oil and Gas Interests or by which the Producing or Non-Producing Oil and Gas Interests are bound, together with all of the property and rights incident thereto (the "La/Cal Contracts")."

         The La/Cal Producing Leases and the La/Cal Non-Producing Leases shall herein be called the "La/Cal Leases."





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
4.03     Permitted Encumbrances.

         As used in this Agreement, the term "Permitted Encumbrances" shall mean, with respect to any Patrick Interest or La/Cal Interest, as the case may be (an "Interest"), (a) landowners' royalties, overriding royalties, production payments, net profits interests, and other similar burdens on production in amounts that do not operate to reduce the "Revenue Interest" of any Interest to less than the "Revenue Interest" set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, for such Interest; (b) division orders and oil sales contracts that contain terms and conditions customary in the industry for the area in which the affected Interest is located, that are terminable without penalty upon 30 days notice and that do not operate to reduce the "Revenue Interest" of any Interest to less than the "Revenue Interest" set forth on Exhibit 4.01 or
Exhibit 4.02, as the case may be, for such Interest and that do not increase the "Working Interest" of any Interest to greater than the "Working Interest" set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, for such Interest without a corresponding and proportionate increase in the "Revenue Interest"; (c) gas sales contracts that contain terms and conditions customary in the industry for the geographical area in which the affected Interest is located; (d) operating agreements containing terms and conditions customary in the industry for the geographical area in which the affected Interest is located and that do not operate to reduce the "Revenue Interest" of any Interest to less than the "Revenue Interest" set forth on Exhibit 4.01 or
Exhibit 4.02, as the case may be, for such Interest and that do not increase the "Working Interest" of any Interest to greater than the "Working Interest" set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, for such Interest without a corresponding and proportionate increase in the "Revenue Interest"; (e) unitization, pooling, communitization and spacing agreements and orders that contain terms and conditions customary in the industry for the area in which the affected Interest is located and that do not operate to reduce the "Revenue Interest" of any Interest to less than the "Revenue Interest" set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, for such Interest and that do not increase the "Working Interest" of any Interest to greater than the "Working Interest" set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, for such Interest without a corresponding and proportionate increase in the "Revenue Interest"; (f) farmout and farm-in agreements that contain terms and conditions that are customary in the industry for the area in which the affected Interest is located and that have been taken into consideration in setting forth the "Revenue Interests" and "Working Interests" set forth on
Exhibit 4.01 or Exhibit 4.02, as the case may be; (g) mechanic's, materialmen's, warehousemen's and carrier's liens and other similar liens arising by operation of law or statute in the ordinary course of business for obligations that are not delinquent, that will be paid or discharged in the ordinary course of business; (h) liens arising under joint operating agreements for obligations that are not delinquent, that will be paid or discharged in the ordinary course of business; (i) in the case of the Patrick Interests only, liens for taxes, assessments and similar governmental charges incurred that are not delinquent, or, if delinquent, that are being contested in good faith and for which adequate reserves have been established on the Patrick Financial Statements; (j) liens and encumbrances that shall be released at or prior to the Closing at no cost; (k) easements, servitudes, rights-of-way and other similar rights that do not materially interfere with the use of the Patrick Leases or the La/Cal Leases, as the case may be; (l) all rights to consent by, required notices to, filings with or other actions by, governmental entities in connection with the Closing if they are customarily obtained after the Closing;
(m) preferential rights of purchase not exercisable in connection with the Merger or asset contribution by La/Cal; (n) rights reserved to or vested in any municipality or to governmental, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental authorities; (o) any mortgage or security interest granted by Patrick to secure the borrowings referred to in Section 6.01(j); and
(p) any mortgage or security interest granted by La/Cal to secure a debt of approximately $10,000,000 owed to RIMCO Partners L.P. and to RIMCO Partners L.P. IV ("RIMCO Debt").

4.04     Good and Defensible Title.

         For purposes of this Agreement, "Good and Defensible Title" shall mean, with respect to any Patrick Lease or La/Cal Lease, as the case may be (a "Lease"), or any other Interest, that title, free and clear of all liens, encumbrances, burdens and claims, which entitles a party to receive, during the remaining life of Lease or other mineral rights or interests constituting an Interest, not less than the undivided interests set forth in Exhibit 4.01 or
Exhibit 4.02, as the case may be, as "Revenue Interests" of all hydrocarbons produced, saved, and marketed from such Lease or other mineral rights and all wells located thereon through the plugging, abandonment and salvage of such wells, without suspense or any indemnity other than normal division order warranty of title, and obligates a party to bear a portion of the costs and expenses relating to the maintenance and development of, and operations relating to, the Lease or other mineral rights or interests and all wells located thereon through the plugging, abandonment and salvage of such wells not greater than the "Working Interest" for such Leases or other mineral rights or interests set forth on Exhibit 4.01 or Exhibit 4.02, as the case may be, except in each case (a) to the extent that Exhibit 4.01 or Exhibit 4.02, as the case may be, indicates that such "Revenue Interest" and/or "Working Interest" is subject to change; (b) for changes therein under circumstances customarily provided for in unitization and similar agreements; (c) for penalty provisions and contribution requirements customarily provided for in operating and other similar agreements; (d) for increases in the "Working Interest" where there has been a corresponding and proportionate increase in the "Revenue Interest"; and
(e) for Permitted Encumbrances.

4.05     Material; Material Adverse Effect.

         Any reference to any event, change, condition or effect being "material" means an event, change, condition or effect which is material in relation to the condition (financial or otherwise), assets, liabilities, business prospects or operations of an entity and its subsidiaries taken as a whole. The term "material adverse effect" means a material adverse effect on the business prospects, assets, results of operations or condition (financial or otherwise) of the entity and its subsidiaries taken as a whole.

4.06     Knowledge.

         Any reference in this Agreement to any party having "knowledge" or to a representation or warranty being made "to the best of" a party's knowledge shall mean that such party possesses such actual knowledge as would be obtained by a reasonable person upon making such investigation or inquiry as would be reasonable and prudent in light of the gravity of the issue under consideration and the circumstances under which such issue was confronted.


                   ARTICLE V.  REPRESENTATIONS AND WARRANTIES


5.01     Representations and Warranties of Patrick.

         Patrick represents and warrants to La/Cal that, except as otherwise specifically set forth inExhibit 5.01:

         (a) Corporate Organization and Qualification. Each of Patrick and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and, to the extent necessary to comply with all applicable laws, rules and regulations, is duly qualified and authorized to carry on its business and is in good standing in each of the jurisdictions in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, which jurisdictions are set forth on Exhibit 5.01(a), except in such jurisdictions where the failure to be duly qualified does not, and would not in the aggregate, have a material adverse effect on Patrick.

         (b) Capital Stock of Patrick of Delaware. The authorized capital stock of Patrick of Delaware consists of (a) 40,000,000 shares of Common Stock, par value $.20 per share, of which, on the date of this Agreement, 19,765,226 shares are issued and outstanding, 215,229 shares are held in treasury and 11,500,352 shares are reserved for future issuance upon exercise of the Patrick of Delaware Stock Options and the exercise or conversion of Patrick of Delaware Preferred Stock and Patrick of Delaware Warrants and (b) 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which, on the date of this Agreement, no shares are issued and outstanding as Series A Preferred Stock and 1,175,000 shares are issued and outstanding as Series B Convertible Preferred Stock. No other class of capital stock of Patrick of Delaware is authorized or outstanding. All outstanding shares of Patrick of Delaware Common and Preferred Stock and the capital stock of its Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights.

         (c) Options or Other Rights. Except as set forth on Exhibit 5.01(c), which includes the Patrick of Delaware Stock Options and Patrick of Delaware Warrants, there is no outstanding option, right, subscription, warrant, call, unsatisfied preemptive right, or other agreement of any kind to purchase or otherwise to receive any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Patrick of Delaware, and there is no outstanding security of any kind convertible into such capital stock. There are no obligations, contingent or otherwise, of Patrick to repurchase, redeem or otherwise acquire any capital stock of Patrick of Delaware.

         (d) Subsidiaries. Exhibit 5.01(d) sets forth the names of the Subsidiaries, the capitalization of such entities and the states of their incorporation. Patrick of Delaware or a Subsidiary is the record and beneficial owner of all of the outstanding shares of capital stock of each Subsidiary free and clear of all security interests, liens, claims, pledges, or other encumbrances.

         (e) Corporate Authority. Patrick has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted, to enter into this Agreement, and, upon obtaining the requisite approval of holders of Patrick of Delaware Common Stock, to perform its obligations under this Agreement and to consummate the Merger. Subject to the consents referred to in Sections 8.02 and 8.03, below, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, or cause or constitute a breach or default under, or be in conflict with, any provision of Patrick of Delaware's Restated Certificate of Incorporation or Bylaws or other governing documents, or any agreement or instrument to which Patrick is a party or by which Patrick or its assets are bound, or any judgment, decree, order, statute, rule, regulation, permit, license, consent or approval applicable to Patrick, its properties or its business except those which, in the aggregate, would not have a material adverse effect on Patrick.

         (f) Transactions Authorized; Execution of Agreement. The execution, delivery and performance of this Agreement and, subject to stockholder approval, the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Patrick of Delaware. This Agreement has been duly executed and delivered on behalf of Patrick of Delaware, and, subject to the consents referred to in Sections 8.02 and 8.03 below, at the Closing all documents and instruments required hereunder to be executed and delivered by Patrick of Delaware shall be duly executed and delivered. This Agreement does, and, subject to the consents referred to in Sections 8.02 and 8.03, below, such documents and instruments shall, constitute legal, valid and binding obligations of Patrick of Delaware enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally or general equitable principals.

         (g) Restated Certificate of Incorporation, Bylaws and Minute Books. Patrick has heretofore delivered to La/Cal true and complete copies of the charter documents and bylaws of Patrick of Delaware and Subsidiaries as in effect on the date hereof. The corporate minute books of Patrick of Delaware and Subsidiaries contain true and complete records of all meetings of directors, committees and stockholders, all of which meetings were duly called and held, and all consents in lieu of meetings, which records are accurate in all material respects.

         (h) Partnerships. Attached hereto as Exhibit 5.01(h) is a list of all of the Partnerships (excepting usual and customary joint operating agreements and informal joint ventures). Exhibit 5.01(h) also lists any capital contribution obligations of Patrick with respect to such entities.

         (i) Partnership Organization, Qualification and Authority. Each of the following, BKWC Limited Partnership, Marcum-Patrick Pipeline Program 1993-1, L.P., Pecos Pipeline System and Madison Gas Marketing Services, is duly organized and validly existing under the laws of the state of its creation, and, to the extent necessary to comply with all applicable laws, rules and regulations, each of the Partnerships is duly authorized, empowered and qualified to carry on its business in each jurisdiction in which their respective Partnership Properties is located. Each of the Partnerships has all requisite power and authority to carry on its business as presently conducted.





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
         (j) Partnership Operation. Patrick and, to the best of Patrick's knowledge, all predecessor general partners, have, in all material respects, complied with, and operated the Partnerships in accordance with the terms and provisions set forth in their respective Partnership Agreements, if any, and with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state, federal and foreign governmental bodies, authorities and agencies.

         (k) Partnership Leases and Contracts. Patrick has no knowledge of and has not received any notice of a dispute under any lease or contract to which any Partnership is a party and, to the best of Patrick's knowledge, none of the leases or contracts to which any Partnership is a party is subject to pending or threatened cancellation other than in accordance with its respective terms.

         (l) Contracts and Other Agreements. Exhibit 5.01(l) sets forth all of the following Patrick Contracts and other agreements to which Patrick is a party or by or to which it or its assets or properties are bound or subject:
(i) contracts and other agreements with any current or former officer, director, employee, consultant, agent or other representative, including indemnification agreements; (ii) contracts and other agreements of any kind, whether written or verbal, which require payment by Patrick or which provide for the receipt by Patrick of sums in excess of $1,000 during any month; (iii) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (iv) contracts and other agreements for the payment of fees or other consideration to any officer or director of Patrick or to any other entity in which any of the foregoing has an interest; and (v) contracts or other agreements between Patrick and its Subsidiaries or the Partnerships or their affiliates. There have been delivered or made available to La/Cal true and complete copies of all of the Patrick Contracts currently in existence to which Patrick is a party. Except as separately identified on Exhibit 5.01, no approval or consent of any person is needed in order that the Patrick Contracts continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Patrick is not in material default under any material contract or agreement. Except as set forth on Exhibit 5.01, Patrick has no knowledge of, and has not received notice of a default under any Patrick Lease or Contract.

         (m) Real Estate. Exhibit 5.01(m) sets forth a list and property description of all of Patrick's Real Estate, together with a summary description of all buildings and improvements thereon. Except as set forth on
Exhibit 5.01, all of Patrick's rights in and to the Real Estate are in full force and effect, and Patrick has not received any notice of any default with respect thereto.

         (n) Stoney Point Gas Plant. To the best of Patrick's knowledge, the Stoney Point Gas Plant and the equipment and facilities appurtenant thereto are in good condition and working order, and Patrick has no knowledge of any material capital expenditures which are required or would be required to keep the plant and its equipment and facilities in good repair and working condition. To the best of Patrick's knowledge, the Stoney Point Gas Plant has been operated in accordance with all applicable laws, rules, regulations and ordinances.

         (o) Title to Properties. Patrick has Good and Defensible Title to the Patrick Producing Oil and Gas Interests and Patrick Non-Producing Oil and Gas Interests shown on Exhibit 4.01. Patrick has good title to all Patrick Interests other than the Patrick Producing and Non-Producing Oil and Gas Interests, free and clear of all liens, encumbrances, burdens and claims except for (i) liens resulting from the debt set out in Section 6.01(j), (ii) liens for current property taxes not yet due and payable, (iii) statutory liens not yet delinquent, and (iv) liens, encumbrances, burdens, and restrictions on the Investments referred to in Sections 5.01(hh) and (ii).

         (p) Partnership and Subsidiary Encumbrances. The Partnerships and Subsidiaries have no indebtedness, borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties or other liabilities for borrowed monies (direct or indirect), secured or unsecured other than the Notes referred to in
Section 6.01(j) and accounts payable incurred in the ordinary course of business.





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
         (q) Payout Agreements. There are no Patrick Interests with respect to which the "Revenue Interests" and "Working Interests" of Patrick, as shown on Exhibit 4.01, are determined with respect to "Payout" and as to which "Payout" has not occurred, except as shown on Exhibit 4.01.

         (r) Prepayment for Production and Production Imbalances. As of December 31, 1994, and except as shown on Exhibit 4.01, Patrick is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a gas balancing arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from its Interests at some future time without then or thereafter receiving full payment therefor. Exhibit 4.01 lists all production imbalances with respect to the Patrick Producing Oil and Gas Interests and shows whether Patrick is the over-produced or under-produced party and the extent of such over-or under-production.

         (s)     Additional Drilling Obligations.  Except as set forth on
Exhibit 5.01, no agreement applicable to the Patrick Interests contains express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests.

         (t) Books and Accounts. The books of account, asset ledgers, inventory ledgers and related records of Patrick are complete and accurate in all material respects, have been maintained on a consistent basis, and fairly reflect all of Patrick's income, expenses, assets, liabilities, obligations and commitments, in accordance with generally accepted accounting principles applied on a consistent basis. Except as and to the extent reflected or reserved against in the financial statements for Patrick for the period ended December 31, 1994, (the "Patrick Financial Statements") or in Patrick's SEC filings or as set forth on Exhibit 5.01, Patrick, as of the date of such Financial Statements has no material liabilities or obligations (absolute or contingent). Such Financial Statements, together with the notes thereto, are complete and correct in all material respects and present fairly the consolidated financial position and the consolidated results of operations of Patrick as of the date, and for the period, indicated, all such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and to the best of Patrick's knowledge such Financial Statements comply as to form and substance in all material respects with Regulation S-X as promulgated by the Securities and Exchange Commission.

         (u) Accounts Receivable. The accounts and notes receivable reflected on the books of Patrick (the "Patrick Accounts Receivable"), represent and will represent bona fide amounts due from debtors for goods delivered, either for sale or lease, or services fully performed on or before the respective dates of such Patrick Accounts Receivable. The Patrick Accounts Receivable are not and will not be subject to any valid defenses, counterclaims or rights of setoff. At least 90% of the Patrick Accounts Receivable as of December 31, 1994 (other than those relating to gas balancing obligations), are collectible in the ordinary course of business within 120 days after billing.

         (v) SEC Filings. Since January 1, 1992, Patrick has filed all forms, reports, statements and other documents required to be filed with the SEC and any other applicable state securities authorities. All filings made and to be made with the SEC prior to the Closing by Patrick do and will at the Closing comply with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC under such Acts, and did not, during the period of time to which any such filings relate, (i) contain any untrue statement of material fact; or (ii) omit any statement of material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (w) Payment of Taxes. Patrick has paid in full all taxes and assessments that have been or may be accrued, due or levied against Patrick or the Patrick Interests by any local, tribal, county, state, federal, foreign or other taxing authority, including, without limitation, applicable estimated taxes, corporation taxes, franchise taxes, federal and state income taxes, state and municipal sales and use taxes, stamp, excise and excess profits taxes, federal unemployment and old age insurance taxes, property taxes, capital stock taxes, ad valorem taxes, production taxes, severance taxes, windfall profit taxes, and all other taxes and assessments, including all deficiencies or other additions to tax, interest and penalties in connection with any such taxes. No waiver or agreement is in force for the extension of time for the assessment or payment of any tax, except for normal extensions. Except as set forth on Exhibit 5.01, there are no assessed tax deficiencies against Patrick or the Patrick Interests, there are no tax deficiencies proposed or threatened, and no audit by any federal, state or local taxing authority is in progress, or, to the best of Patrick's knowledge, is being proposed, threatened or discussed.

         (x) Legal Proceedings. Except as set forth on Exhibit 5.01, there is no suit, action or other proceeding pending, instituted, or, to the best of Patrick's knowledge, being investigated or threatened before any court or governmental body, authority or agency; and, to the best of Patrick's knowledge, no claim or cause of action exists against Patrick or the Patrick Interests. Except as set forth on Exhibit 5.01, Patrick is not a party or subject to any injunction, judgment, order, notice of violation or decree, whether or not still subject to appeal, of any court or governmental body, authority or agency. To the knowledge of Patrick, except as set forth on
Exhibit 5.01, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding or that would give rise to any right of indemnification on the part of any officer or director of Patrick against Patrick or its successors.

         (y) Environmental Compliance. Except as set forth on Exhibit 5.01, Patrick has not, and, to the best of Patrick's knowledge, no previous owner or holder of any interest therein has, caused or permitted the Patrick Interests to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process "Hazardous Substances"; the Patrick Interests are in substantial compliance with each federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the property including, but not limited to, soil and groundwater conditions; all material licenses and permits have been obtained, and all material reports have been timely filed, under all applicable federal, state and local laws, ordinances or regulations; and no notices have been received advising Patrick that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances on, into, under or from the Patrick Interests.

         (z) Labor Matters. There are no controversies or disputes pending between Patrick and any of its past or present employees, and, to the best of Patrick's knowledge, no such claims or disputes are threatened or exist. Set forth on Exhibit 5.01(z) are Patrick's employment contracts that are not terminable at will and severance arrangements with its employees. There are no unremedied violations of any state, federal or local labor or employment laws or regulations, and Patrick has no knowledge of the existence or grounds for the existence of any such claims or demands. No fringe benefit obligations will arise or are now owed to any present employees or former employees, except as set forth on Exhibit 5.01(z) or as required by applicable law and except for accrued vacation pay which was approximately $105,892 at December 31, 1994. Patrick has complied with all laws relating to the employment of labor, and is not liable for any arrears of wages or any taxes or penalties.

         (aa) Employee Benefits. Exhibit 5.01(aa) contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements, maintained by Patrick or under which it has any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover, any current or former officers or employees or their beneficiaries (hereinafter referred to as a "Patrick Plan" and collectively referred to as the "Patrick Plans"). Patrick has delivered or made available to La/Cal true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the Patrick Plans.

         Except as specifically set forth in Exhibit 5.01, (i) Patrick has made all payments due to date under or with respect to each Patrick Plan, and all amounts properly accrued to date as liabilities under or with respect to each Patrick Plan for the current plan years have been recorded on the books of Patrick, (ii) Patrick has performed all material obligations required to be performed under, and is not in default under or in violation of, any Patrick Plan and, to the knowledge of Patrick, no other party is in default thereunder or in violation thereof, and (iii) Patrick is in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to the Patrick Plans. Exhibit 5.01(aa) sets forth all known, expected or anticipated payments to be made under or pursuant to each Patrick Plan during calendar year 1995.





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
         (bb) Insurance. Patrick has provided to La/Cal a list and brief description (specifying the insurer and the policy number or covering note number with respect to binders,) of all policies or binders of insurance held by or on behalf of Patrick. Patrick has not received notice of cancellation or non-renewal of any such policy or binder.

         (cc) Compliance with Applicable Law. Patrick has acquired all material permits, licenses, approvals and consents from appropriate local, tribal, state, federal and foreign governmental bodies, authorities and agencies necessary or appropriate to conduct its business, including, without limitation, operations on the Patrick Interests, in compliance with all applicable laws, rules, regulations, ordinances and orders in all material respects; and Patrick is in compliance with all such permits, licenses, approvals and consents and with all applicable laws, rules, regulations, ordinances and orders in all material respects and no proceeding is pending or, to the knowledge of Patrick, threatened to revoke or limit any such permit or license. Except for filings with the SEC of the joint Proxy Statement-Prospectus and Registration Statement referred to in Section 3.01 and other filings required by federal and state securities laws, no application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by Patrick by virtue of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Patrick has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments awards and decrees of all local, tribal, state, federal and foreign governmental bodies, authorities and agencies having jurisdiction over Patrick or the Patrick Interests.

         (dd) Material Changes. Since December 31, 1994, except as disclosed in the Patrick Financial Statements:

                 (i) there has not been any material adverse change in the assets, business, properties, operation, condition (financial or otherwise) and future prospects of Patrick, whether such changes have occurred in the ordinary course of business or otherwise (except for any changes affecting the oil and gas industry generally) and Patrick knows of no such change that is threatened;

                 (ii) except for usual and customary dividends on Patrick of Delaware Preferred Stock and for usual and customary distributions to or repurchases of partnership interests from the partners of the Partnerships, there has not been any declaration, setting aside or payment of any dividend or other distribution on or in respect of the Patrick of Delaware Common or Preferred Stock or the Partnerships, or any direct or indirect redemption, retirement, purchase or other acquisition of any Patrick of Delaware Common or Preferred Stock or the partners' interests in the Partnerships;

                 (iii) except in the ordinary course of business or as disclosed in the Proxy Statement for Patrick of Delaware's 1994 Annual Meeting or as set forth on Exhibit 5.01(z), there has not been any increase in the compensation or in the rate of compensation payable, or to become payable, by Patrick to any director, officer, employee, or any other person or entity, or any payment of or commitment to pay any bonus, profit-sharing, severance or other extraordinary compensation to any employee;

                 (iv) there has not been any damage, destruction or loss that materially and adversely affects the assets, properties, business, operation or condition (financial or otherwise) of Patrick, whether or not covered by insurance;

                 (v) there has not been (A) any disposition of, or encumbrance or agreement to dispose of or to encumber, or any pledge or grant of a security interest in, or agreement to pledge an interest in, any Patrick Interest or any other material assets of Patrick; (B) other than as incurred in the ordinary course of business or otherwise permitted by Section 6.01, below, any material increase or any agreement to increase any indebtedness of Patrick; or (C) any guaranty by Patrick of the obligations of any third party;

                 (vi) there has not been (A) any agreement to merge, consolidate or combine with any corporation or entity other than pursuant to this Agreement; (B) any acquisition of or agreement to acquire any stock, business, property or assets of any other person, firm, association, corporation or other business organization, other than the acquisition of non-producing leasehold interests in the ordinary course of business; or (C) any sale or grant to any party or parties of any license, option or other right of any nature to sell, distribute or otherwise deal in or with the property of Patrick other than in the ordinary course of business;

                 (vii) there has not been any change in the accounting methods or practices of Patrick or any change in depreciation or amortization policies or rates theretofore adopted by Patrick; and

                 (viii) there has not, through the date of this Agreement, been any material damage, destruction or loss to any of the Patrick Interests or to the wells and reservoirs covered thereby, except such as arose through conditions or characteristics within the reservoirs.

         (ee) Operations of Patrick. Since December 31, 1994, Patrick has not:

                 (i) amended its Restated Certificate of Incorporation or By-Laws or subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

                 (ii) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

                 (iii) entered into or amended any employment agreement (except as disclosed on Exhibit 5.01(z)), adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

                 (iv) reduced its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

                 (v)      waived any right of material value to its business; or

                 (vi) except in the ordinary course of business sold, abandoned or made any other disposition of any material amount of its assets or properties.

         (ff)    Brokers' Fee.   Patrick has incurred no liability or
responsibility, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement except to Petrie Parkman & Co., Inc., in the amount payable in accordance with the engagement letter between Petrie Parkman & Co., Inc. and Patrick of Delaware dated March 14, 1994.

         (gg) Complete Disclosure. Patrick has not knowingly provided nor made available to La/Cal any information that is misleading or inaccurate in any material respect. Patrick has not knowingly withheld or failed to disclose any data, documents or other information that a responsible seller would consider necessary for a reasonable evaluation by a prospective purchaser of the properties, assets, operations or business of Patrick taken as a whole. There is no fact that Patrick has not disclosed to La/Cal in writing that materially adversely affects, or so far as Patrick can now foresee will materially adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of Patrick or the ability of Patrick to perform this Agreement.

         (hh) Investment in Penske. Exhibit 5.01(hh) sets forth a description of Patrick's investment in Penske Corporation ("Penske"), including the percentage of Penske owned by Patrick on a primary and fully diluted basis. Patrick has Good and Defensible Title to such investment in Penske, free and clear of all security interests, liens, claims, pledges, or other encumbrances or restrictions, except for (i) the pledge of its interest under the 10.75% Subordinated Collateralized Notes, (ii) Penske's right to purchase the Penske stock upon a change in control of Patrick, and (iii) Patrick's right to put the stock to Penske over a period of five years. Patrick has no knowledge of any material adverse change in the assets, business, properties, operation, and condition (financial or otherwise) and future prospects of Penske, whether such changes have occurred in the ordinary course of business or otherwise and Patrick knows of no such change that is threatened.

         (ii) Investment in Marcum Natural Gas Services, Inc. Exhibit 5.01(ii) sets forth a description of Patrick's investment in Marcum Natural Gas Services, Inc. ("Marcum"), including the percentage of Marcum owned by Patrick on a primary and fully diluted basis. Patrick has Good and Defensible Title to such investment in Marcum, free and clear of all security interests, liens, claims, pledges, or other encumbrances or restrictions except that certain of the shares are subject to restrictions on resale imposed by the federal securities laws. Patrick has no knowledge of any material adverse change in the assets, business, properties, operation, condition (financial or otherwise) and future prospects of Marcum, whether such changes have occurred in the ordinary course of business or otherwise and Patrick knows of no such change that is threatened.

         (jj) Capital Stock of Goodrich Petroleum and Goodrich Acquisition. The authorized capital stock of Goodrich Petroleum consists of (a) 60,000,000 shares of Common Stock, par value $.20 per share, of which, on the date of this Agreement, ten shares are issued and outstanding and owned by Patrick of Delaware and no shares are held in treasury, and (b) 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which, on the date of this Agreement, no shares are issued and outstanding. No other class of capital stock of Goodrich Petroleum is authorized or outstanding.

         The authorized capital stock of Goodrich Acquisition consists of 1500 shares of Common Stock, no par value, of which on the date of this Agreement ten shares are issued and outstanding and owned by Goodrich Petroleum.

         (kk) Corporate Authority. Goodrich Petroleum and Goodrich Acquisition have all requisite power and authority to enter into this Agreement and to perform their obligations under this Agreement and to consummate the Merger. Subject to the consents referred to in Article VIII, below, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, or cause or constitute a breach or default under, or be in conflict with, any provision of Goodrich Petroleum's or Goodrich Acquisition's Certificate of Incorporation or bylaws or other governing documents.

         (ll) Transactions Authorized; Execution of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Goodrich Petroleum and Goodrich Acquisition. This Agreement has been duly executed and delivered on behalf of Goodrich Petroleum and Goodrich Acquisition, and, subject to the consents referred to in Article VIII below, at the Closing all documents and instruments required hereunder to be executed and delivered by Goodrich Petroleum and Goodrich Acquisition shall be duly executed and delivered. This Agreement does, and, subject to the consents referred to in
Article VIII below, such documents and instruments shall, constitute legal, valid and binding obligations of Goodrich Petroleum and Goodrich Acquisition enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally or general equitable principals.

         (mm) Board of Directors. Patrick of Delaware as sole stockholder and the Board of Directors of Goodrich Petroleum have taken the necessary corporate action to set the size of the Goodrich Petroleum Board of Directors at 12 directors and to cause six of such directors to be persons designated by La/Cal and six of such directors to be persons designated by Patrick.

         (nn) Officers. The Board of Directors of Goodrich Petroleum has elected U.E. Patrick as Chairman of the Board, Walter G. Goodrich as President and Chief Executive Officer, J. Michael Watts as Secretary, and Roland L. Frautschi as Treasurer of Goodrich Petroleum.

         (oo) Fairness Opinion. Patrick has obtained from an investment banker a written opinion ("Fairness Opinion") that the common stock exchange ratio pursuant to this Agreement is fair to the Patrick of Delaware common





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
stockholders from a financial point of view and the Series B Preferred Stock exchange ratio pursuant to this Agreement is fair to the Patrick of Delaware Series B Preferred stockholders.

         (pp) Public Utility. Patrick is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, or the rules and regulations thereunder.

         (qq) Rights Agreement. The Rights Agreement, dated March 24, 1988, as amended, by and between Patrick of Delaware and NBD Bank, N.A., as Rights Agent ("Rights Agreement"), has been amended to provide that no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Rights Agreement) shall have occurred, neither Goodrich Petroleum nor La/Cal nor any affiliate or associate of Goodrich Petroleum or La/Cal should be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement), and no holder of "Rights" (as such term is defined in the Rights Agreement) shall be entitled to exercise such Rights under or be entitled to any rights pursuant to
Section 7(a), 11(a) or 13 of the Rights Agreement, by reason of (i) the adoption, approval, execution, delivery or effectiveness of the Agreement, or
(ii) the consummation of the transactions contemplated by the Agreement in accordance with the terms thereof including, without limitation, the consummation of the Merger. The Rights Agreement and any Rights thereunder shall terminate as a result of the Merger at the Effective Time.

         To the extent that the same relates to any Patrick Interest that is not operated or otherwise controlled by Patrick, any representation or warranty contained in this Section 5.01 (except as to title) shall be deemed limited to the best of Patrick's knowledge notwithstanding any expression or implication to the contrary contained herein.

5.02     Representations and Warranties of La/Cal.

         La/Cal represents and warrants to Patrick that, except as otherwise specifically set forth inExhibit 5.02:

         (a) Organization and Qualification. La/Cal is a partnership duly organized and validly existing under the laws of State of Louisiana, and, to the extent necessary to comply with all applicable laws, rules and regulations, is duly qualified and authorized to carry on its business in each of the jurisdictions in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, which jurisdictions are set forth on Exhibit 5.02(a), except in such jurisdictions where the failure to be duly qualified does not, and would not in the aggregate, have a material adverse effect on La/Cal.

         (b) Authority. La/Cal has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as presently conducted, to enter into this Agreement, and, upon obtaining the requisite approval of its Partners to perform its obligations under this Agreement. Subject to the consents referred to in Sections 8.01 and 8.03, below, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, or cause or constitute a breach or default under, or be in conflict with, any provision of La/Cal's Partnership Agreement or any agreement or instrument to which La/Cal is a party or by which La/Cal or its assets are bound, or any judgment, decree, order, statute, rule, regulation, permit, license, consent or approval applicable to La/Cal, its properties or its business except those which, in the aggregate, will not have a material adverse effect on La/Cal.

         (c) Transactions Authorized; Execution of Agreement. The execution, delivery and performance of this Agreement and, subject to Partners' approval, the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, Partnership and otherwise, on the part of La/Cal. This Agreement has been duly executed and delivered on behalf of La/Cal, and, subject to the consents referred to in Sections 8.01 and
8.03 below, at the Closing all documents and instruments required hereunder to be executed and delivered by La/Cal shall be duly executed and delivered. This Agreement does, and, subject to the consents referred to in Sections 8.01 and 8.03, below, such documents and instruments shall, constitute legal, valid and binding obligations of La/Cal enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency,





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
reorganization, moratorium, or other similar laws affecting the rights of creditors generally or general equitable principals.

         (d) Partnership Agreement. La/Cal has heretofore delivered to Patrick a true and complete copy of the Partnership Agreement of La/Cal as in effect on the date hereof and true and complete records of all meetings of the Management Committee which records are accurate in all material respects.

         (e) Partnerships and Real Estate. La/Cal is not a partner in any general partnership, limited partnership or joint venture. La/Cal does not own any interest in or lease any real estate except as set forth in Exhibit 4.02.

         (f) Contracts and Other Agreements. Exhibit 4.02 sets forth all of the La/Cal Contracts.

         (g) Title to Properties. La/Cal has Good and Defensible Title to the La/Cal Producing Oil and Gas Interests and Non-Producing Oil and Gas Interests shown on Exhibit 4.02. La/Cal has good title to all its La/Cal Interests other than the La/Cal Producing and Non-Producing Oil and Gas Interests, free and clear of all liens, encumbrances, burdens and claims except for (i) liens resulting from the RIMCO Debt, (ii) liens for current property taxes not yet due and payable and (iii) statutory liens not yet delinquent.

         (h) Payout Agreements. There are no La/Cal Interests with respect to which the "Revenue Interests" and "Working Interests" of La/Cal, as shown on
Exhibit 4.02, are determined with respect to "Payout" and as to which "Payout" has not occurred, except as shown on Exhibit 4.02.

         (i) Prepayment for Production. As of December 31, 1994, and except as shown on Exhibit 5.02, La/Cal is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a gas balancing arrangement, a production payment or any other arrangement, to deliver hydrocarbons produced from its Interests at some future time without then or thereafter receiving full payment therefor. Exhibit 4.02 lists all production imbalances with respect to the La/Cal Producing Oil and Gas Interests and shows whether La/Cal is the over-producer or under-producer party and the extent of such over or under-production.

         (j)     Additional Drilling Obligations.  Except as set forth on
Exhibit 5.02, no agreement applicable to the La/Cal Interests contains express provisions that require the drilling of additional wells or other material development operations in order to earn or to continue to hold all or any portion of the Interests.

         (k) Books and Accounts. The books of account, asset ledgers, inventory ledgers and related records of La/Cal are complete and accurate in all material respects, have been maintained on a consistent basis, and fairly reflect all of La/Cal's income, expenses, assets, liabilities, obligations and commitments, in accordance with generally accepted accounting principles applied on a consistent basis. Except as and to the extent reflected or reserved against in the financial statements for La/Cal for the period ended December 31, 1994 (the "La/Cal Financial Statements"), La/Cal, as of the date of such Financial Statements has no material liabilities or obligations (absolute or contingent). Such Financial Statements, together with the notes thereto, are complete and correct in all material respects and present fairly the consolidated financial position and the consolidated results of operations of La/Cal as of the date, and for the period, indicated, and all such statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

         (l) Accounts Receivable. The accounts and notes receivable reflected on the books of La/Cal (the "La/Cal Accounts Receivable"), represent and will represent bona fide amounts due from debtors for goods delivered, either for sale or lease, or services fully performed on or before the respective dates of such La/Cal Accounts Receivable. The La/Cal Accounts Receivable are not and will not be subject to any valid defenses, counterclaims or rights of setoff. At least 90% of the La/Cal Accounts Receivable as of December 31, 1994 (other than those relating to gas balancing obligations), are collectible in the ordinary course of business within 120 days after billing.





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
         (m) Payment of Taxes. La/Cal has paid in full all taxes and assessments that have been or may be accrued, due or levied against La/Cal or the La/Cal Interests by any local, tribal, county, state, federal, foreign or other taxing authority, including, without limitation, applicable estimated taxes, partnership taxes, franchise taxes, federal and state income taxes, state and municipal sales and use taxes, stamp, excise and excess profits taxes, federal unemployment and old age insurance taxes, property taxes, capital stock taxes, ad valorem taxes, production taxes, severance taxes, windfall profit taxes, and all other taxes and assessments, including all deficiencies or other additions to tax, interest and penalties in connection with any such taxes. No waiver or agreement is in force for the extension of time for the assessment or payment of any tax, except for normal extensions. Except as set forth on Exhibit 5.02, there are no assessed tax deficiencies against La/Cal or the La/Cal Interests, there are no tax deficiencies proposed or threatened, and no audit by any federal, state or local taxing authority is in progress, or, to the best of La/Cal's knowledge, is being proposed, threatened or discussed.

         (n) Legal Proceedings. Except as set forth on Exhibit 5.02, there is no suit, action or other proceeding pending, instituted, or, to the best of La/Cal's knowledge, being investigated or threatened before any court or governmental body, authority or agency; and, to the best of La/Cal's knowledge, no claim or cause of action exists against La/Cal, its Interests or any of its properties or assets, including the La/Cal Interests. Except as set forth on
Exhibit 5.02, La/Cal is not a party or subject to any injunction, judgment, order, notice of violation or decree, whether or not still subject to appeal, of any court or governmental body, authority or agency. To the knowledge of La/Cal, except as set forth on Exhibit 5.02, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding or that would give rise to any right of indemnification on the part of any partner of La/Cal against La/Cal or its successors.

         (o) Environmental Compliance. Except as set forth on Exhibit 5.02, La/Cal has not, and, to the best of La/Cal's knowledge, no previous owner or holder of any interest therein has, caused or permitted the La/Cal Interests to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process "Hazardous Substances"; the La/Cal Interests are in substantial compliance with each federal, state or local law, ordinance or regulation relating to the environmental conditions on, under or about the property including, but not limited to, soil and groundwater conditions; all material licenses and permits have been obtained, and all material reports have been timely filed, under all applicable federal, state and local laws, ordinances or regulations; and no notices have been received advising La/Cal that it is potentially responsible for response costs with respect to a release or threatened release of Hazardous Substances on, into, under or from the La/Cal Interests.

         (p) Labor Matters. There are no controversies or disputes pending between La/Cal and any of its past or present employees, and, to the best of La/Cal's knowledge, no such claims or disputes are threatened or exist. Except as set forth on Exhibit 5.02(p), La/Cal has no employment contracts that are not terminable at will and no severance arrangements with its employees. There are no unremedied violations of any state, federal or local labor or employment laws or regulations, and La/Cal has no knowledge of the existence or grounds for the existence of any such claims or demands. No fringe benefit obligations will arise or are now owed to any present employees or former employees, except as required by applicable law. La/Cal has complied with all laws relating to the employment of labor and is not liable for any arrears of wages or any taxes or penalties.

         (q) Employee Benefits. Exhibit 5.02(q) contains a true and complete list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements, maintained by La/Cal or under which it has any obligations (other than obligations to make current wage or salary payments or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover, any current or former partners or employees or their beneficiaries (hereinafter referred to as a "La/Cal Plan" and collectively referred to as the "Plans"). La/Cal has delivered or made available to Patrick true and complete copies of all documents, as they may have been amended to the date hereof, embodying or relating to the La/Cal Plans.

         Except as specifically set forth in Exhibit 5.02, (i) La/Cal has made all payments due to date under or with respect to each La/Cal Plan, and all amounts properly accrued to date as liabilities under or with respect to each

La/Cal Plan for the current plan years have been recorded on the books of La/Cal, (ii) La/Cal has performed all material obligations required to be performed under, and is not in default under or in violation of, any La/Cal Plan and, to the knowledge of La/Cal, no other party is in default thereunder or in violation thereof, (iii) La/Cal is in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to the La/Cal Plans; and (iv) no La/Cal Plan that is or was subject to Title IV of ERISA has been terminated. Exhibit 5.02(q) sets forth all known, expected or anticipated payments to be made under or pursuant to each Plan during calendar year 1995.

         (r) Insurance. La/Cal has provided to Patrick a list and brief description (specifying the insurer and the policy number or covering note number with respect to binders,) of all policies or binders of insurance held by or on behalf of La/Cal. La/Cal has not received notice of cancellation or non-renewal of any such policy or binder.

         (s) Compliance with Applicable Law. La/Cal has acquired all material permits, licenses, approvals and consents from appropriate local, tribal, state, federal and foreign governmental bodies, authorities and agencies necessary or appropriate to conduct its business, including, without limitation, operations on the La/Cal Interests, in compliance with all applicable laws, rules, regulations, ordinances and orders in all material respects; and La/Cal is in compliance with all such permits, licenses, approvals and consents and with all applicable laws, rules, regulations, ordinances and orders in all material respects and no proceeding is pending or, to the knowledge of La/Cal, threatened to revoke or limit any such permit or license. Except for filings with the SEC of the joint Proxy Statement-Prospectus and Registration Statement referred to in Section 3.01 and other filings required by federal and state securities laws, no application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by La/Cal by virtue of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. La/Cal has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments awards and decrees of all local, tribal, state, federal and foreign governmental bodies, authorities and agencies having jurisdiction over La/Cal and the La/Cal Interests.

         (t) Material Changes. Since December 31, 1994, except as disclosed in the La/Cal Financial Statements:

                 (i) there has not been any material adverse change in the assets, business, properties, operation, condition (financial or otherwise) and future prospects of La/Cal, whether such changes have occurred in the ordinary course of business or otherwise (except for any changes affecting the oil and gas industry generally) and La/Cal knows of no such change that is threatened;

                 (ii) except for usual and customary distributions to Partners pursuant to the La/Cal Partnership Agreement there has not been any declaration, setting aside or payment of any distribution or any direct or indirect redemption, retirement, purchase or other acquisition of any Partner's interest in La/Cal;

                 (iii) except in the ordinary course of business, there has not been any increase in the compensation or in the rate of compensation payable, or to become payable, by La/Cal to any partner or employee, or any other person or entity, or any payment of or commitment to pay any bonus, profit-sharing, severance or other extraordinary compensation to any employee;

                 (iv) there has not been any damage, destruction or loss that materially and adversely affects the assets, properties, business, operation or condition (financial or otherwise) of La/Cal whether or not covered by insurance;

                 (v) there has not been (A) any disposition of, or encumbrance or agreement to dispose of or to encumber, or any pledge or grant of a security interest in, or agreement to pledge an interest in, any La/Cal Interest or any other material assets of La/Cal; (B) other than as incurred in the ordinary course of business or otherwise permitted by Section 6.02, below, any material increase or any agreement to increase any indebtedness of La/Cal; or (C) any guaranty by La/Cal of the obligations of any third party;

                 (vi) there has not been (A) any agreement to merge, consolidate or combine with any corporation or entity other than pursuant to this Agreement; (B) any acquisition of or agreement to acquire any stock, business, property or assets of any other person, firm, association, corporation or other business organization, other than the acquisition of non-producing leasehold interests in the ordinary course of business; or (C) any sale or grant to any party or parties of any license, option or other right of any nature to sell, distribute or otherwise deal in or with the property of La/Cal, other than in the ordinary course of business;

                 (vii) there has not been any change in the accounting methods or practices of La/Cal or any change in depreciation or amortization policies or rates theretofore adopted by La/Cal; and

                 (viii) there has not, through the date of this Agreement, been any material damage, destruction or loss to any of the La/Cal Interests or to the wells and reservoirs covered thereby, except such as arose through conditions or characteristics within the reservoirs.

         (u)     Operations of La/Cal.  Since December, 31 1994, La/Cal has not:

                 (i)      waived any right of material value to its Interests;

                 (ii) except in the ordinary course of business sold, abandoned or made any other disposition of any of its Interests.

         (v)     Brokers' Fees.   La/Cal has incurred no liability or
responsibility, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement except to Leo Bromberg, in the amount payable in accordance with the letter from the Management Committee to the La/Cal Partners dated December 8, 1994.

         (w) Complete Disclosure. La/Cal has not knowingly provided or made available to Patrick any information that is misleading or inaccurate in any material respect. La/Cal has not knowingly withheld from or failed to disclose to Patrick any data, documents or other information that a responsible seller would consider necessary for a reasonable evaluation by a prospective purchaser of the properties, assets, operations or business of La/Cal taken as a whole. There is no fact that La/Cal has not disclosed to Patrick in writing that materially adversely affects, or so far as La/Cal can now foresee will materially adversely affect, the assets, properties, business, operations or condition (financial or otherwise) of La/Cal or the ability of La/Cal to perform this Agreement.

         To the extent that the same relates to any La/Cal Interest that is not operated or otherwise controlled by La/Cal, any representation or warranty contained in this Section 5.02 (except as to title) shall be deemed limited to the best of La/Cal's knowledge, notwithstanding any expression or implication to the contrary contained herein.


                             ARTICLE VI. COVENANTS


6.01     Covenants and Agreements of Patrick.

         Patrick covenants and agrees that, from and after the date hereof, and until the Merger is consummated, terminated or abandoned, as provided in this
Agreement:

         (a) Books, Records and Files. Patrick shall give La/Cal, through its Partners, attorneys, accountants, petroleum engineers and authorized representatives ("La/Cal's Agents"), free and full access, for the purposes of inspection, review and photocopying, to the facilities, properties, books, contracts, records and files of Patrick in the possession of Patrick, its agents or attorneys, to permit La/Cal to make such investigation as La/Cal may deem necessary or desirable. Patrick shall furnish La/Cal's Agents during such period with all such information and copies of such documents concerning the affairs of Patrick as such Agents may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to La/Cal and La/Cal's Agents of all material facts affecting the financial condition and business operations of Patrick.

         (b) Continuing Operation. Patrick shall (i) develop, maintain and operate the Patrick Interests that are operated by Patrick in a good and workmanlike manner; (ii) maintain all insurance now in force with respect to the Patrick Interests and pay or cause to be paid all costs and expenses incurred in connection therewith and pay or cause to be paid all costs and expenses incurred in connection therewith; (iii) keep the material Patrick Producing Leases, the material Patrick Non-Producing Leases and the material Patrick Contracts in full force and effect, unless La/Cal gives prior consent to the termination of any material Patrick Lease or Contract (which consent shall not be unreasonably withheld), and perform and comply with all of the covenants and conditions contained therein and all agreements relating to the Patrick Interests in all material respects, (iv) maintain the books and records of Patrick in the usual, regular and ordinary course on a basis consistent with prior years; (v) use its best efforts to keep available the services of its current officers and key employees; and (vi) use its best efforts to preserve the goodwill associated with its business relationships.

         (c) Continuing Management. Patrick shall carry on the business of Patrick in substantially the same manner as Patrick has heretofore and shall not introduce any new method of management, operation or accounting.

         (d) New Agreements and Sales. Patrick shall not and shall not permit the Partnerships or the Subsidiaries, without the prior written consent of La/Cal (which consent shall not be unreasonably withheld), to (i) enter into any new material agreements or commitments not listed on Exhibit 6.01(d) or not otherwise in the ordinary course of business; (ii) make or commit to make any new expenditures not otherwise incurred in the ordinary course of business;
(iii) abandon any well capable of producing in paying quantities located on the Patrick Interests or release or abandon all or any portion of any of the Patrick Leases, (iv) modify or terminate any of the agreements relating to the Patrick Interests (including gas sales agreements) that extend for a period of more than 30 days; (v) enter into any farmout or farmin agreements other than in the ordinary course of business; or (vi) encumber, sell or otherwise dispose of any of the Patrick Interests, other than (A) in transactions involving total proceeds of $100,000 or less from the sale of properties in Colorado, California, North Dakota or Wyoming, or (B) disposition of personal property that is replaced by equivalent property or consumed in the normal operation of the Patrick Interests.

         (e) Filings. Patrick shall duly and timely file, or cause to be filed, with governmental authorities all required reports and shall duly observe and comply in all material respects with all laws, rules, regulations, ordinances and orders relating to Patrick except that, in the case of any Patrick Interests subject to any operating agreement appointing a third party as operator, Patrick shall not be required to perform or to oversee any action required of, or customarily performed by, operators, but shall use its best efforts to cause such compliance.

         (f) Notifications. Patrick shall promptly notify La/Cal of (i) any suit, action or other proceeding pending or threatened before any court or governmental body, authority or agency and any claim, cause of action or dispute of which Patrick has knowledge or has received notice that directly affects or relates to Patrick, or any director, officer, employee, consultant, agent, or other representative thereof in his capacity as such, (ii) any occurrence or failure to occur of any event that would be likely to cause any representation or warranty of Patrick contained in this Agreement to be untrue or inaccurate, or (iii) any material failure or reasonably likely inability of Patrick to satisfy any covenant, condition or agreement contained herein.

         (g) Confidential Data. Patrick shall exercise all due diligence in safeguarding and maintaining the security of all non-public data in the possession of Patrick relating in any fashion to La/Cal (the "La/Cal Information"). Patrick shall not use the La/Cal Information in a manner or for a purpose detrimental to La/Cal or the Merger, and Patrick shall not, without La/Cal's prior written consent, disclose the La/Cal Information to any person other than the responsible officers, directors or employees of Patrick, or to Patrick's responsible agents, consultants, attorneys or other persons who need to know such La/Cal Information for the purpose of assisting Patrick





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
in evaluating or effecting the Merger and who have been informed of the confidential nature of this La/Cal Information and have agreed to be bound by the provisions of this subsection. In the event that the Merger is not consummated, Patrick agrees promptly to return or to cause to be returned to La/Cal all copies of the La/Cal Information and to destroy any notes, studies or other documents based on the La/Cal Information and relating to the Merger.

         (h) Amendments of Certificate of Incorporation, Bylaws, Etc. Patrick of Delaware shall not amend its Restated Certificate of Incorporation or Bylaws or those of its Subsidiaries, except as set forth in this Agreement.

         (i) Change in Capital Stock. No change shall be made in the corporate structure of Patrick or in the authorized or issued capital stock of Patrick except as may result from the exercise of Patrick of Delaware Stock Options or Patrick of Delaware Warrants or conversion of Patrick of Delaware Preferred Stock; and Patrick shall not issue or grant any right or option to purchase or otherwise to acquire any of its capital stock.

         (j) Conduct of Business. Patrick shall not without the prior written approval of La/Cal (which approval shall not be unreasonably withheld) do any of the following:

                 (i) (A) increase the compensation payable or to become payable to any director, officer or employee, except for Patrick of Delaware director's fees of $2,000 per meeting (attended in person by at least one-half of the directors) through the Effective Date and payments made in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay, or enter into any severance agreement with any director, officer or employee, or enter into any employment agreement with any director, officer, or employee (other than pursuant to normal severance policy or as set forth on Exhibit 5.01(z)); or (C) establish, adopt, enter into or amend any employee benefit plan or arrangement, except as may be required to comply with applicable law;

                 (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock except for dividends declared in the ordinary course of business and dividends paid on the Patrick Preferred Stock;

                 (iii) (A) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (B) effect any reorganization or recapitalization; or (C) split, combine or reclassify any of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

                 (iv) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                 (v) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of its assets, except as provided in (d) above or dispositions in the ordinary course of business and consistent with past practice;

                 (vi) incur any obligation for borrowed money or indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, in excess of $50,000 except for borrowing up to $2,000,000 for drilling and completing the wells listed on Exhibit 6.01(d) with any remaining amounts to be used for working capital and borrowing either approximately $3,100,000 to be used exclusively for the May 1995 payment on the 10.75%

Subordinated Collateralized Notes ("Notes") or approximately $11,000,000 to be used exclusively to refinance the Notes; or

                 (vii) take any action or fail to take any action which could reasonably be expected to have a material adverse effect after the Effective Time, or that could reasonably be expected to adversely affect the ability of the parties to obtain consents of third parties or approvals of governmental entities required to consummate the transactions contemplated in this Agreement.

         (k)     Acquisition Proposals.    From and after the date hereof,
Patrick will not, directly or indirectly, through any of its officers, directors, employees, agents or advisors or other representatives or consultants, solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals or offers from any person (other than La/Cal) relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, tender offer, consolidation or business combination with, Patrick (an "Acquisition Proposal"); provided, however, that Patrick may furnish information and may consider, evaluate and engage in discussions or negotiations with any person if outside counsel advises Patrick's directors that failure to furnish such information or engage in such discussions or negotiations could involve Patrick's directors in a breach of their fiduciary duties. If the Board of Directors of Patrick of Delaware receives a request for confidential information from a potential bidder for Patrick and the Board of Directors determines, after consultation with outside counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then Patrick may, subject to a confidentiality agreement substantially similar to that previously executed with La/Cal, provide such potential bidder with access to information regarding Patrick. Patrick shall promptly notify La/Cal, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. Patrick shall keep La/Cal advised of the progress and status of any such proposals or offers. The obligation of the Board of Directors of Patrick of Delaware to convene a meeting of its stockholders and to recommend the adoption and approval of this Agreement to the stockholders of Patrick of Delaware shall be subject to the fiduciary duties of the Directors, as determined by the Directors after consultation with their outside counsel, and nothing contained in this Agreement shall prevent the Board of Directors of Patrick from approving or recommending to the stockholders of Patrick of Delaware any unsolicited offer or proposal by a third party if required in the exercise of their fiduciary duties, as determined by the Directors after consultation with outside counsel.

         (l) Severance and Consulting. Patrick will be responsible for the severance and consulting payments under the Agreements with the individuals listed on Exhibit 6.01(l) totaling $483,432 at March 4, 1995, but no other severance or consulting payments.

         (m) Consulting Agreements. Patrick shall have entered into severance or consulting agreements with U.E. Patrick and Mark Patrick substantially in the form of Exhibits 6.01(m)(i) and (ii), respectively.

         (n) COBRA Obligations. Patrick agrees that, following the Effective Time, it will provide, or cause the Surviving Corporation to provide, continuation coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), to be given to any employee of Goodrich Petroleum, Patrick or the Surviving Corporation whose employment has been or will be terminated. The parties understand that COBRA may require that such continuation coverage be provided for a period of up to 36 months as provided in Section 4980B of the Internal Revenue Code of 1986, as amended, at the qualified beneficiary's expense.

         (o) Patrick Employee Benefits. All of the Patrick Plans will be terminated by the Effective Date and Patrick will have no obligation to make any payments to any Patrick Plans after such time.

         (p)     Best Efforts.    Upon the terms and subject to the conditions
hereof, Patrick agrees to use its best efforts to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         (q)     Stock Sale Restrictions.   Patrick shall enter into an
agreement with each member of the Board of Directors of Patrick of Delaware, substantially in the form of Exhibit 6.01(q), pursuant to which such Directors agrees not to sell any common stock or other securities of Goodrich Petroleum for a period of six (6) months after the Effective Time.

         (r) Affiliate Letters. Patrick will use its reasonable efforts to cause all persons who, immediately prior to the Effective Time, may be deemed to be affiliates of Patrick, as that term is used in Rule 145 under the Securities Act of 1993 and who will become the beneficial owners of Goodrich Petroleum Common Stock pursuant to the Merger, to execute "affiliate letters" substantially in the form of Exhibit 6.01(r) hereto prior to the Effective Time. Goodrich Petroleum will use its reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act of 1933 in order that such affiliates may resell shares of Goodrich Petroleum Common Stock pursuant to Rule 145(d) under the Securities Act of 1933.

         (s)     Registration Rights Agreement.     Goodrich Petroleum will
enter into a Registration Rights Agreement in the form attached as Exhibit 6.01(s) with all of the persons listed in Exhibit 6.01(s).

         (t)     Accountants Letters.      Patrick shall use its reasonable
efforts to cause Deloitte & Touche to deliver a letter dated as of the date of the joint Proxy Statement-Prospectus, and addressed to itself and La/Cal, in form and substance reasonably satisfactory to La/Cal and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and joint Proxy Statement-Prospectus.

         (u)     Rights Agreement.         Prior to the Effective Date the
Board of Directors of Goodrich Petroleum shall consider the adoption of a rights agreement substantially similar to the Rights Agreement.

         To the extent that the same relates to any Patrick Interest that is not operated or otherwise controlled by Patrick, any covenant or agreement contained in this Section 6.01 shall be deemed limited to the exercise of Patrick's best efforts, notwithstanding any expression or implication to the contrary contained herein.

6.02     Covenants and Agreements of La/Cal.

         La/Cal covenants and agrees that, from and after the date hereof, and until the Merger is consummated, terminated or abandoned as provided in this
Agreement:

         (a) Books, Records and Files. La/Cal shall give Patrick, through its officers, attorneys, accountants, petroleum engineers and authorized representatives ("Patrick's Agents"), free and full access, for the purposes of inspection, review and photocopying, to the facilities, properties, books, contracts, records and files of La/Cal in the possession of La/Cal, its agents or attorneys, to permit Patrick to make such investigation as Patrick may deem necessary or desirable. La/Cal shall furnish Patrick's Agents during such period with all such information and copies of such documents concerning the affairs of La/Cal as such Agents may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination and to make full disclosure to Patrick and Patrick's Agents of all material facts affecting the financial condition and business operations of La/Cal.

         (b) Continuing Operation. La/Cal shall (i) develop, maintain and operate the La/Cal Interests that are operated by La/Cal in a good and workmanlike manner; (ii) maintain all insurance now in force with respect to the La/Cal Interests and pay or cause to be paid all costs and expenses incurred in connection therewith; (iii) keep the material La/Cal Producing Leases, the material La/Cal Non-Producing Leases and the material La/Cal Contracts in full force and effect, unless Patrick gives prior consent to the termination of any material La/Cal Lease or Contract (which consent shall not be unreasonably withheld), and perform and comply with all of the covenants and conditions contained therein and all agreements relating to the La/Cal Interests in all material respects; (iv) maintain the books and records of La/Cal in the usual, regular and ordinary course on a basis consistent with prior years; (v) keep available the services of its current Partners and key employees; and (vi) preserve the goodwill associated with its business relationships.

         (c) Continuing Management. La/Cal shall carry on the business of La/Cal in substantially the same manner as La/Cal has heretofore and shall not introduce any new method of management, operation or accounting.

         (d) New Agreements and Sales. La/Cal shall not, without the prior written consent of Patrick (which consent shall not be unreasonably withheld),
(i) enter into any new material agreements or commitments other than in the ordinary course of business; (ii) make or commit to make any new expenditures not otherwise incurred in the ordinary course of business; (iii) abandon any well capable of producing in paying quantities located on the La/Cal Interests or release or abandon all or any portion of any of the La/Cal Leases; (iv) modify or terminate any of the agreements relating to its Interests (including gas sales agreements) that extend for a period of more than thirty (30) days;
(v) enter into any farmout or farmin agreements other than in the ordinary course of business; or (vi) encumber, sell or otherwise dispose of any of its Interests, other than personal property that is replaced by equivalent property or consumed in the normal operation of the La/Cal Interests.

         (e) Filings. La/Cal shall duly and timely file, or cause to be filed, with governmental authorities all required reports and shall duly observe and comply in all material respects with all laws, rules, regulations, ordinances and orders relating to La/Cal, except that, in the case of any of the La/Cal Interests subject to any operating agreement appointing a third party as operator, La/Cal shall not be required to perform or to oversee any action required of, or customarily performed by, operators, but shall use its best efforts to cause such compliance.

         (f) Notifications. La/Cal shall promptly notify Patrick of (i) any suit, action or other proceeding pending or threatened before any court or governmental body, authority or agency and any claim, cause of action or dispute of which La/Cal has knowledge or has received notice that directly affects or relates to La/Cal or any partner, employee, consultant, agent, or other representative thereof in his capacity as such, (ii) any occurrence or failure to occur of any event that would be likely to cause any representation or warranty of La/Cal contained in this Agreement to be untrue or inaccurate, or (iii) any material failure or reasonably likely inability of La/Cal to satisfy any covenant, condition or agreement contained herein.

         (g) Confidential Data. La/Cal shall exercise all due diligence in safeguarding and maintaining the security of all non-public data in the possession of La/Cal relating in any fashion to Patrick (the "Patrick Information"). La/Cal shall not use the Patrick Information in a manner or for a purpose detrimental to Patrick or the Merger, and La/Cal shall not, without Patrick's prior written consent, disclose the Patrick Information to any person other than the responsible officers, directors or employees of La/Cal, or to La/Cal's responsible agents, consultants, attorneys or other persons who need to know such Patrick Information for the purpose of assisting La/Cal in evaluating or effecting the Merger and who have been informed of the confidential nature of this Patrick Information and have agreed to be bound by the provisions of this subsection. In the event that the Merger is not consummated, La/Cal agrees promptly to return or to cause to be returned to Patrick all copies of the Patrick Information and to destroy any notes, studies or other documents based on the Patrick Information and relating to the Merger.

         (h) Amendments of Partnership Agreement, Etc. La/Cal shall not amend its Partnership Agreement except as provided in this Agreement.

         (i) Conduct of Business. La/Cal shall not, without the prior written approval of Patrick (which approval shall not be unreasonably withheld) do any of the following:

                 (i) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any material amount of any of the La/Cal Interests, except for dispositions in the ordinary course of business and consistent with past practice;

                 (ii) incur any obligation for borrowed money or indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, in excess of $50,000; or

                 (iii) take any action or fail to take any action which could reasonably be expected to have a material adverse effect after the Effective Time, or that could reasonably be expected to adversely affect the ability of the parties to obtain consents of third parties or approvals of governmental entities required to consummate the transactions contemplated in this Agreement.

         (j)     Best Efforts.    Upon the terms and subject to the conditions
hereof, La/Cal agrees to use its best efforts to take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         (k) Affiliate Letters. La/Cal will use its reasonable efforts to cause all persons who, immediately prior to the Effective Time, may be deemed to be affiliates of La/Cal, as that term is used in Rule 145 under the Securities Act of 1933 and who will become the beneficial owners of Goodrich Petroleum Common Stock pursuant to the Merger, to execute "affiliate letters" substantially in the form of Exhibit 6.02(k) hereto prior to the Effective Time. Goodrich Petroleum will use its reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act of 1933 in order that such affiliates may resell shares of Goodrich Petroleum Common Stock pursuant to Rule 145(d) under the Securities Act of 1933.

         (l) Acquisition Proposals. From and after the date hereof, La/Cal will not, directly or indirectly, or knowingly encourage, including by means of furnishing information through its Partners, solicit or initiate any proposals or offers from any person (other than Patrick) relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, tender offer, consolidation or business combination with, La/Cal; provided, however, that La/Cal may furnish information and may consider, evaluate and engage in discussions or negotiations with any person if outside counsel advises the Management Committee that failure to furnish such information or engage in such discussions or negotiations could involve the Management Committee in a breach of its fiduciary duties. If the Management Committee receives a request for confidential information from a potential bidder for La/Cal and the Management Committee determines, after consultation with outside counsel, that the Management Committee has a fiduciary obligation to provide such information to a potential bidder, then La/Cal may, subject to a confidentiality agreement substantially similar to that previously executed with Patrick, provide such potential bidder with access to information regarding La/Cal. La/Cal shall promptly notify Patrick, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. La/Cal shall keep Patrick advised of the progress and status of any such proposals or offers. The obligation of the Management Committee to convene a meeting of its Partners and to recommend the adoption and approval of this Agreement to the Partners shall be subject to the fiduciary duties of the Management Committee, as determined by the Management Committee after consultation with their outside counsel, and nothing contained in this Agreement shall prevent the Management Committee from approving or recommending to the Partners any unsolicited offer or proposal by a third party if required in the exercise of their fiduciary duties, as determined by the Management Committee after consultation with outside counsel.

         (m) Stock Sale Restrictions. La/Cal shall cause Partners owning at least 99% of the Partnership Interests to enter into agreements with Goodrich Petroleum, substantially in the form of Exhibit 6.02(m), by which they agree not to sell any common stock or other securities of Goodrich Petroleum for a period of six months after the Effective Time.

         (n)     Accountants Letters.      La/Cal shall use its reasonable
efforts to cause KPMG Peat Marwick to deliver a letter dated as of the date of the joint Proxy Statement-Prospectus, and addressed to itself and Patrick, in form and substance reasonable satisfactory to Patrick and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and joint Proxy Statement-Prospectus.

         (o) Goodrich Oil Company Agreement. La/Cal shall cause Goodrich Oil Company to enter into an agreement with Goodrich Petroleum in the form attached as Exhibit 6.02(o) on or before the Effective Date.

         To the extent that the same relates to any La/Cal Interest that is not operated or otherwise controlled by La/Cal, any covenant or agreement contained in this Section 6.02 shall be deemed limited to the exercise of La/Cal's best efforts, notwithstanding any expression or implication to the contrary contained herein.



                    ARTICLE VII.   PURCHASE PRICE ADJUSTMENT


7.01     Claims from Breach of Warranties, Etc.

         All claims, losses, damages, costs, expenses and liabilities that result from or relate or are attributable to the existence of any encumbrance, encroachment, circumstance, or defect that renders title of Patrick or La/Cal to their respective Patrick Interests and La/Cal Interests, or any portion thereof, less than Good and Defensible Title are hereinafter referred to as the Title Defects. The sole remedy for any Title Defect shall be the right of offset pursuant to Section 7.04, below. Any claim based on a Title Defect shall apply only to that portion of a Patrick Interest or La/Cal Interest, as the case may be, that is affected by the Title Defect and shall be equal to the applicable "Title Loss Amount," as determined in accordance with Section 7.03, below. All claims, losses, damages, costs, expenses and liabilities that result from or relate or are attributable to any representation or warranty of La/Cal or Patrick contained herein being untrue or any representation or warranty of La/Cal or Patrick contained herein being breached are hereinafter referred to as the "Other Defects". Patrick and La/Cal shall have no claim for any damage, destruction or loss to any of the Patrick Interests or La/Cal Interests, as the case may be, or to the wells and reservoirs covered thereby
(a) arising from conditions or characteristics within a reservoir or (b) occurring after the date of this Agreement (except such damage, destruction or loss caused by the gross negligence or willful misconduct of the owning party).

7.02     Notice of Claims.

         (a) Title Defects. Patrick or La/Cal shall, as soon as practicable after discovery, but no later than 30 days after the execution of this Agreement, give the other or its representative written notice of any Title Defects which it believes to exist, ascribing a value thereto and proposing adjustments to be made (the "Proposed Title Adjustments").

         (b) Other Defects. Patrick or La/Cal shall, as soon as practicable after discovery, but no later than 30 days after the execution of this Agreement, give the other or its representative written notice of any Other Defects which it believes to exist, ascribing a value thereto and proposing adjustments to be made (the "Proposed Other Adjustments").

         (c) La/Cal's Representative. Walter G. Goodrich shall serve as La/Cal's representative ("La/Cal's Representative"), with full power and authority to act for and on behalf of La/Cal and the Partners for the purpose of receiving the notices referred to in this Section and serving on the "Adjustment Committee" (as hereinafter defined). The authority herein conferred on La/Cal's Representative, who shall enjoy full power of substitution, shall be irrevocable and deemed coupled with an interest and shall be binding on the heirs, personal representatives, successors, and assigns of the Partners.

         (d) Patrick's Representative. U.E. Patrick shall serve as Patrick's representative ("Patrick's Representative"), with full power and authority to act for and on behalf of Patrick and the Patrick of Delaware stockholders for the purpose of receiving the notices referred to in this Section and serving on the "Adjustment Committee" (as hereinafter defined). The authority herein conferred on Patrick's Representative, who shall enjoy





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
full power of substitution, shall be irrevocable and deemed coupled with an interest and shall be binding on the heirs, personal representatives, successors, and assigns of the Patrick of Delaware stockholders.

7.03     Valuation of Claims.

         (a) Adjustment Committee. The "Adjustment Committee" shall consist of Patrick's Representative and La/Cal's Representative.

         (b) Definitions. For purposes of this Article VII, the following terms shall have the following meanings:

                 (i) "Title Loss Amount" shall mean the amount by which the value of a Patrick Interest or a La/Cal Interest, as the case may be, is reduced due to a Title Defect. In the determination of the Title Loss Amount, the following factors shall be taken into account: the value assigned to the Interest involved; the portion of such Interest affected by the Title Defect; the legal effect of the Title Defect and the potential economic effect of the Title Defect over the life of such Interest; the length of time that such Interest has been producing by all owners and holders thereof in privity of title; and whether the defect is of the type expected to be encountered, and is customarily acceptable to prudent purchasers, in the area in which such Interest is located.

                 (ii) "Other Loss Amount" shall mean the amount by which La/Cal or Patrick has been or will be damaged as a result of any Other Defect, taking into account, as to future damages, the likelihood that the damage will be incurred. Notwithstanding any other provision of this Agreement, a party's liability for breach of any representation or warranty, contained in this Agreement shall be limited to actual damages and shall not include incidental, consequential, or indirect damages (except attorneys' fees and costs).

         (c) Valuation Procedure. All Proposed Title Adjustments and Proposed Other Adjustments of which La/Cal's or Patrick's Representative receives notice shall be submitted to the Adjustment Committee, who shall determine within 14 days the actual Title Loss Amount or Other Loss Amount, as the case may be; and such determination shall be binding on all parties. In the event that Patrick's Representative and La/Cal's Representative cannot agree to the Title Loss Amount or Other Loss Amount with respect to any particular Title Adjustment or Other Adjustment proposed (the "Disputed Adjustments"), they shall select, within five business days after such disagreement, an arbitrator, who shall be a person recognized as possessing the expertise necessary to opine as to the matters involved (the "Arbitrator").
The Arbitrator shall, within one week of appointment, determine, after such consultation with legal counsel, accountants, and other expert consultants as may be necessary under the circumstances, the actual Title Loss Amount or Other Loss Amount, as the case may be, with respect to the Disputed Adjustments, if any; and such determination shall be binding on all parties. All costs and expenses incurred in the arbitration proceedings shall be shared equally by the parties.

7.04     Right of Offset.

         In the event that the parties shall be entitled to adjustments pursuant to Section 7.01, above, the actual Title Loss Amount and actual Other Loss Amount attributable to both Patrick and La/Cal shall be offset against one another to produce either a "Net Value Loss of La/Cal" meaning the net amount by which La/Cal has been or will be damaged or a "Net Value Loss of Patrick" meaning the net amount by which Patrick has been or will be damaged. If the Net Value Loss of La/Cal or the Net Value Loss of Patrick, as the case may be, is equal to or less than $1,000,000, there shall be no adjustment to the consideration payable under Section 1.01 above. If the Net Value Loss of La/Cal is greater than $1,000,000, the number of shares of Goodrich Petroleum Common Stock issuable to La/Cal shall be increased to reflect the amount to reflect which the Net Value Loss of La/Cal is greater than $1,000,000, allocated consistently with Section 1.01 above. If the Net Value Loss of Patrick is greater than $1,000,000, the total number of shares of Goodrich Petroleum Common Stock issuable to La/Cal shall be decreased to reflect the amount by which the Net Value Loss of Patrick is greater than $1,000,000, allocated consistently with Section 1.01 above. The adjustments will be effected by valuing the Patrick of Delaware Common Stock at its "market value", which shall be the average of the closing prices of Patrick of Delaware Common Stock on the New York Stock Exchange for ten consecutive trading days prior to final determination of the Net Value Loss and valuing the Goodrich Petroleum Common Stock equal to the Patrick of Delaware Common Stock.

         Notwithstanding any other provision of this Agreement, Patrick and La/Cal shall have no right to adjustment for a Title Defect or Other Defect unless notice of such defect is given within the time period provided in Sections 7.02(a) and 7.02(b), nor shall there be any other adjustments.

7.05     Directors' and Officers' Indemnification

         (a) Goodrich Petroleum agrees that all rights to indemnification and waivers of liability in favor of (i) the members of the Management Committee now existing and in effect at the Effective Time as provided in the La/Cal Partnership Agreement, and (ii) the directors or officers of Patrick of Delaware now existing and in effect at the Effective Time as provided in its charter documents as in effect on the date hereof, shall survive the Merger and shall continue in full force and effect.

         (b) Patrick of Delaware shall, regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation and Goodrich Petroleum shall indemnify and hold harmless, to the fullest extent permitted under applicable law and under Goodrich Petroleum's Certificate of Incorporation, or Bylaws in effect on the date hereof, each present and former director and officer of Patrick of Delaware and each member of the Management Committee (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time with respect to the transactions contemplated by this Agreement, provided, however, that any Indemnified Parties shall be advanced any legal costs and expenses until a final determination of such action, and such indemnified person shall reimburse Goodrich Petroleum for any such costs and expenses if the final decision is against the Indemnified Party) for a period of five years after the date hereof; provided that, in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect to any such claim or claims shall continue until final disposition of any and all such claims. After the Effective Time, the Surviving Corporation and Goodrich Petroleum, shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

         In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Goodrich Petroleum or the Surviving Corporation shall have the right to assume the defense thereof, except that if Goodrich Petroleum or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which may raise conflicts of interest between Goodrich Petroleum or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Goodrich Petroleum, or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Goodrich Petroleum or the Surviving Corporation, as the case may be, shall pay for only two firms of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) neither Goodrich Petroleum nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, and (iii) neither Goodrich Petroleum nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.05, upon learning of any such claim, action, suit proceeding or investigation, shall notify Goodrich Petroleum or the Surviving Corporation thereof, but the failure to so notify shall not relieve Goodrich Petroleum or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. The parties intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 7.05 shall apply to negligent acts or omissions by the Indemnified Parties. If such indemnity is not available with respect to any Indemnified Party, then Goodrich Petroleum or the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

         (c) In the event any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced by a third party, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         (d) The Indemnified Parties shall not be entitled to the indemnification herein in connection with any claim initiated by the Indemnified Party against Goodrich Petroleum or the Surviving Corporation or any officer or director thereof unless Goodrich Petroleum or the Surviving Corporation has joined in or consented to the initiation of such claim.

         (e) For a period of five years after the Effective Time, Goodrich Petroleum shall make all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Patrick of Delaware or a substitute policy of at least the same coverage and amounts, terms and conditions which are no less favorable.


                      ARTICLE VIII.  CONDITIONS TO CLOSING


8.01     Conditions to Obligations of La/Cal.

         The obligations of La/Cal to consummate the transactions contemplated by this Agreement are subject, at the option of La/Cal, to the satisfaction or waiver of the following conditions:

         (a) Validity of Representations. All representations and warranties of Patrick contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, and Patrick shall have performed and satisfied in all material respects all covenants, agreements and obligations required by this Agreement to be performed and satisfied by Patrick at or prior to the Closing.

         (b) Opinion of Counsel. La/Cal shall have received an opinion dated as of the Closing from Emens, Kegler, Brown, Hill & Ritter Co., L.P.A., Patrick's counsel, in form and substance as set forth in Exhibit 8.01(b) hereto. In giving such opinion, such counsel may rely, to the extent recited therein, on certificates of public officials and officers of Patrick as to matters of fact of which the makers of such certificates have knowledge that do not involve conclusions of law, and with respect to matters involving the laws of any jurisdiction other than the State of Ohio, the United States of America, and Delaware Law, and, to the extent they deem necessary, on the opinions of local counsel reasonably acceptable to La/Cal. The opinion of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A., shall set forth the extent to which reliance is placed upon the opinions of local counsel, and copies of all such opinions shall be attached to the opinion of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A.

         (c) Consents of Third Parties. All necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with this transaction, and all permits and licenses necessary or appropriate for the operation of the Patrick Interests shall have been obtained. This condition shall be applicable only to the extent that the failure to obtain such consent or permit would have a material adverse effect on the Merger transaction.

         (d) Pending Legal Proceedings. There shall be no legal proceedings or environmental proceedings with respect to Patrick outstanding or threatened, other than those that have been disclosed, which, either separately or in the aggregate, would materially and adversely affect the business, operations or financial condition of Patrick taken as a whole.

         (e) Maintenance of Balance Sheet Items. La/Cal shall have received at Closing a balance sheet as of the quarter end preceding the Closing certified by the President and Chief Financial Officer of Patrick of Delaware showing (i) net amount of Patrick's total current liabilities (excluding principal amounts due on bank debt and Notes), accounts receivable and cash and cash equivalents equal to or greater than ($1,662,333) and (ii) cash and cash equivalents equal to or in excess of $9,000.

         (f) Tax Opinion. La/Cal shall have received a written opinion of KPMG Peat Marwick in form and substance reasonably satisfactory to them to the effect that the Merger and the asset contribution will qualify as a tax free exchange within the meaning of Section 351 of the Code and such opinion shall not have been withdrawn. In rendering such opinions, KPMG Peat Marwick shall be entitled to rely upon representations of Patrick, La/Cal, Goodrich Petroleum and Goodrich Acquisition and certain stockholders of Patrick of Delaware and certain Partners.

         (g) No Adverse Change. Since the date of this Agreement, no material adverse change shall have occurred in the business, operations or financial conditions, taken as a whole, of Patrick.

         (h) Registration Rights Agreement. Goodrich Petroleum shall have entered into the Registration Rights Agreement provided for in Section 6.01(s).

         (i) Stock Sale Agreement. Goodrich Petroleum shall have received executed copies of the Stock Sale Agreement provided for in Section 6.01(q).

8.02     Conditions to Obligations of Patrick.

         The obligations of Patrick to consummate the transactions contemplated by this Agreement are subject, at the option of Patrick, to the satisfaction or waiver of the following conditions:

         (a) Validity of Representations. All representations and warranties of La/Cal contained in this Agreement shall be true and correct in all material respects at and as of the Closing, as if such representations and warranties were made at and as of the Closing, and La/Cal shall have performed and satisfied in all material respects all covenants, agreements and obligations required by this Agreement to be performed and satisfied by La/Cal at or prior to the Closing.

         (b) Opinion of Counsel. Patrick shall have received an opinion dated as of the Closing from Hargrove, Pesnell & Wyatt, La/Cal's counsel, in form and substance as set forth in Exhibit 8.02(b) hereto. In giving such opinion, such counsel may rely, to the extent recited therein, on certificates of public officials and Partners of La/Cal as to matters of fact of which the makers of such certificates have knowledge that do not involve conclusions of law, and with respect to matters involving the laws of any jurisdiction other than the States of Louisiana, Delaware and the United States of America, and, to the extent they deem necessary, on the opinions of local counsel reasonably acceptable to Patrick. The opinion of Hargrove, Pesnell & Wyatt shall set forth the extent to which reliance is placed upon the opinions of local counsel, and copies of all such opinions shall be attached to the opinion of Hargrove, Pesnell & Wyatt.

         (c) Consents of Third Parties. All necessary consents, permissions, novations and approvals by third parties or governmental authorities in connection with this transaction, and all permits and licenses necessary or appropriate for the operation of La/Cal Interests shall have been obtained, except that Patrick shall take all La/Cal Interests subject to preferential and similar rights of third parties to purchase any portion of La/Cal Interests. This condition shall be applicable only to the extent that failure to obtain such consent or permit shall have a material adverse effect on the Merger transaction.

         (d) Pending Legal Proceedings. There shall be no legal proceedings or environmental proceedings with respect to La/Cal, outstanding or threatened, other than those that have been disclosed which, either separately or in the aggregate, would materially and adversely affect the business, operations or financial condition of La/Cal taken as a whole.

         (e) Fairness Opinion. The Fairness Opinion has not been materially changed or withdrawn or Patrick has not obtained a substantially identical replacement Fairness Opinion.

         (f) La/Cal Interests. La/Cal Energy Partners shall have transferred the La/Cal Interests to Goodrich Petroleum in exchange for Goodrich Petroleum Common Stock.

         (g) No Adverse Change. Since the date of this Agreement, no material adverse change shall have occurred in the business, operations or financial conditions, taken as a whole, of La/Cal.

         (h) Stock Sale Agreement. Goodrich Petroleum shall have received executed copies of the Stock Sale Agreements provided for in Section 6.02(m) from Partners owning at least 99% of the Partnership Interests.

         (i) Tax Opinion. Patrick shall have received a written opinion of Deloitte & Touche in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax free exchange within the meaning of Section 351(a) of the Code, and such opinion shall not have been withdrawn. In rendering such opinions, Deloitte & Touche shall be entitled to rely upon representations of Patrick, La/Cal, Goodrich Petroleum and Goodrich Acquisition and certain stockholders of Patrick of Delaware and certain Partners.

         (j) Goodrich Oil Company Agreement. Goodrich Petroleum and Goodrich Oil Company shall have entered into the agreement provided for in
Section 6.02(o).

8.03     Conditions to Obligations of La/Cal and Patrick.

         The obligations of La/Cal and Patrick to consummate the transactions contemplated by this Agreement are subject, at the option of each party, to the satisfaction or waiver by both parties of the following conditions:

         (a) Prohibition of Transactions. No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken, and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), and no action or proceeding by any governmental, regulatory or administrative agency shall be pending that if adversely decided would prohibit, restrict or unreasonably delay the consummation of the transactions contemplated by this Agreement or make illegal the consideration due hereunder.

         (b) Stockholders' and Partners' Consent. Patrick of Delaware and La/Cal shall have obtained the necessary consent of their respective stockholders and Partners to the consummation of the transactions contemplated by this Agreement.

         (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act of 1933, as amended; no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and such Registration Statement, as at the time the Merger becomes effective, shall not contain any untrue statement of a material fact and shall not omit to state any material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which the statements were made, not misleading.

                              ARTICLE IX.  CLOSING


9.01     Date of Closing.

         Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VIII hereof. The date the Closing actually occurs is herein called the "Closing Date."

9.02     Place of Closing.

         The Closing shall be held at the offices of Patrick in Houston, Texas or at such other place as La/Cal and Patrick shall agree.

9.03     Closing Obligations.

         At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a) La/Cal Certificate. La/Cal shall execute, acknowledge and deliver to Patrick a certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit 9.03(a) hereto.

         (b) Patrick Certificate. Patrick shall execute, acknowledge and deliver to La/Cal a certificate, dated as of the Closing Date, in form and substance as set forth in Exhibit 9.03(b) hereto.

         (c) Good Standing and Foreign Qualification. La/Cal, Patrick and Goodrich Petroleum shall each deliver to the other a certificate or other documentation from the Secretary of State of the States of their respective formation, dated not more than 14 days prior to the Closing Date, as to the legal existence and good standing of the party under the laws of such state and similar certificates evidencing the continued qualification and good standing of the Subsidiaries in each jurisdiction where each does business or owns properties.

         (d) Other Closing Documents. La/Cal and Patrick shall execute and/or deliver all such other and further documents and instruments, including, without limitation, corporate minutes, transfer agent certifications, third party consents, books, records, etc., as may be reasonably requested by either party.


                      ARTICLE X. OBLIGATIONS AFTER CLOSING


10.01    Further Assurances.

         After the Closing, La/Cal and Patrick shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and shall take or cause to be taken all such other and further action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any Exhibit, document, certificate or other instrument delivered pursuant thereto.

10.02    Survival.

         Except for such covenants and agreements of Sections 6.01(g) and (n), 6.02(g), 7.05 and Article XII which by their terms contemplate performance after the Effective Time, all representations, warranties, covenants, and agreements included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall not survive the Closing.

                      ARTICLE XI. TERMINATION OF AGREEMENT


11.01    Termination.

         This Agreement and the transactions contemplated hereby may be terminated in the following instances:

         (a)     by either Patrick or La/Cal if any condition set forth in
Section 8.03 shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on the transactions contemplated hereby, taken as a whole;

         (b) by Patrick if any condition set forth in Section 8.02 shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on La/Cal or the transactions contemplated hereby, taken as a whole; provided however, that failure to satisfy Section 8.02(a) with respect to Good and Defensible Title shall be grounds for termination only if such failure involves 25% or more of the total value of the La/Cal Interests;

         (c) by La/Cal if any condition set forth in Section 8.01 shall not be satisfied or waived on or before October 1, 1995, and such failure has a material adverse effect on Patrick or the transactions contemplated hereby, taken as a whole; provided however, that failure to satisfy Section 8.01(a) with respect to Good and Defensible Title shall be grounds for termination only if such failure involves 25% or more of the total value of the Patrick Interests;

         (d) by the mutual written agreement of Patrick of Delaware and La/Cal, as authorized by their respective Board of Directors and Management Committee;

         (e) by Patrick if, prior to the Effective Time, (i) Patrick or its stockholders receive an offer from any person other than La/Cal with respect to an Acquisition Proposal and (ii) the Board of Directors of Patrick determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of Patrick's Board of Directors requires that the Board of Directors approve or recommend such Acquisition Proposal;

         (f) by La/Cal if, prior to the Effective Time, (i) La/Cal or its Partners receive an offer from any person other than Patrick with respect to any Acquisition Proposal, and (ii) the Management Committee determines, upon advice of counsel to such effect, that the fulfillment of the fiduciary duties of the Management Committee requires that the Management Committee approve or recommend such Acquisition Proposal;

         (g) by La/Cal or Patrick, if the Effective Time shall not have occurred on or before October 1, 1995; provided, however, that the right to terminate this Agreement under this clause (g) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such time.

         (h) by La/Cal if the stockholders of Patrick of Delaware vote against approval of this Agreement; or

         (i) by Patrick if the Partners of La/Cal fail to approve this Agreement.

11.02    Liabilities Upon Termination.

         (a) If La/Cal or Patrick is entitled to and elects to terminate this Agreement by reason of the failure of any of the conditions set forth in Sections 8.01(b), (c), (d), (f) or (g) or in Sections 8.02(b), (c), (d), (g) or
(i), or in Sections 8.03(a) or (c), neither party shall have any liability or obligation hereunder to the other party. If La/Cal is entitled to and elects to terminate this Agreement by reason of the failure of any of the conditions set forth in Sections 8.01(a), (e), (h) or (i), or Patrick is entitled to and elects to terminate this Agreement by reason of the failure of the condition set forth in Section 8.02(e) or by reason of the failure of the stockholders of Patrick to consent to the consummation of the transactions contemplated by this Agreement, Patrick shall pay to La/Cal the sum of $500,000, inclusive of all costs and expenses. If this Agreement is terminated by reason of action taken by Patrick or its board of directors or stockholders pursuant to Section 11.01(e), Patrick shall pay to La/Cal the sum of $1,000,000.00 inclusive of all costs and expenses. If Patrick is entitled to and elects to terminate this Agreement by reason of the failure of any of the conditions set forth in Sections 8.02(a), (f), (h) or (j) or by reason of the failure of the partners of La/Cal to consent to the consummation of the transactions contemplated by this Agreement, La/Cal shall pay to Patrick the sum of $500,000, inclusive of all costs and expenses. If this Agreement is terminated by reason of action taken by La/Cal or its Partners pursuant to Section 11.01(f), La/Cal shall pay to Patrick the sum of $1,000,000, inclusive of all costs and expenses.

         (b) If this Agreement is terminated for reasons other than those set forth in Section 11.02(a), the terminating party shall pay to the nonterminating party the sum of $1,000,000, inclusive of all costs and expenses, and nothing contained herein shall be construed to limit either party's legal or equitable remedies, including the right to enforce specific performance of this Agreement.


                           ARTICLE XII. MISCELLANEOUS

12.01    Exhibits.

         All of the Exhibits are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.

12.02    Expenses.

         Subject to the provisions of Section 11.02, in the event this Agreement is terminated, all fees, costs and expenses incurred by La/Cal or Patrick in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. If the Merger is completed then all reasonable fees, costs and expenses incurred by La/Cal or Patrick including, without limitation, legal and accounting fees, costs and expenses will be paid or reimbursed by Goodrich Petroleum.

12.03    Consent.

         Whenever any consent or approval is required or desired under this Agreement, such consent or approval shall not unreasonably or arbitrarily be withheld or delayed. All requests for consent or approval shall be submitted in writing, and, if not responded to within five banking days after receipt, such consent or approval shall be deemed to have been given.

12.04    Notices.

         All notices and communications required or permitted under this Agreement shall be in writing and any such notice or communication shall be deemed to have been duly made on such day if actually delivered or transmitted via telecopy or telex, or three days after mailing if mailed by registered or certified mail, postage prepaid, addressed as follows:

         If to Patric:
         ------------

         Patrick Petroleum Company
         301 West Michigan Avenue
         Jackson, Michigan  49201
         Attention:  U.E. Patrick

         With copy to:

         Emens, Kegler, Brown, Hill & Ritter Co., L.P.A.
         Capitol Square
         65 East State Street
         Columbus, Ohio  43215
         Attention:  Jack A. Bjerke

         If to La/Cal, Goodrich Petroleum or Goodrich Acquisition, Inc.:
         --------------------------------------------------------------

         Walter G. Goodrich
         La/Cal Energy Partners
         333 Texas Street; Suite 1300
         Shreveport, Louisiana  71101

         With copy to:

         Hargrove, Pesnell & Wyatt
         Premier Bank Tower
         400 Texas Street, Suite 1102
         Shreveport, Louisiana  71101-3525
         Attention:  Scott C. Sinclair

Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

12.05    Amendment.

         This Agreement may not be altered or amended, or any rights hereunder waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

12.06    Assignment.

         Neither Patrick nor La/Cal may assign its rights or delegate its duties or obligations under the terms of this Agreement.

12.07    Announcements.

         Patrick and La/Cal shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions contemplated hereby, and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Patrick nor La/Cal shall issue any such press release or make any other announcement without the prior written consent of the other party.

12.08    Headings.

         The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.09    Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

12.10    References.

         References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "party" shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, "affiliate" of a party shall mean any partnership, joint venture, corporation or other entity in which such party has an interest or that controls, is controlled by or is under common control with such party.

12.11    Governing Law.

         This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware.

12.12    Entire Agreement.

         This Agreement (including the Exhibits hereto), constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

12.13    Parties in Interest.

         This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

12.14    Severability.

         If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated.

         Executed as of the date first above mentioned.

                            PATRICK PETROLEUM COMPANY,
                            a Delaware corporation


                            By:     /s/ U.E. PATRICK
                               ---------------------------------------------
                                    U.E. Patrick, President


                            GOODRICH PETROLEUM CORPORATION,
                            a Delaware corporation


                            By:     /s/ U.E. PATRICK
                               ---------------------------------------------
                                    U.E. Patrick, President


                            LA/CAL ENERGY PARTNERS
                            a Louisiana Partnership


                            By:     /s/ WALTER G. GOODRICH
                               ---------------------------------------------
                                    Walter G. Goodrich, Management Committee
                                    Member and General Partner


                            GOODRICH ACQUISITION, INC.
                            a Delaware Corporation


                            By:     /s/ U.E. PATRICK
                               ---------------------------------------------
                                    U.E. Patrick, President

                                AMENDMENT NO. 1

                                       TO

                          AGREEMENT AND PLAN OF MERGER


         This Amendment No. 1 dated June 12, 1995 ("Amendment") to the agreement and plan of merger ("Agreement"), dated as of March 10, 1995, is among PATRICK PETROLEUM COMPANY, a Delaware corporation ("Patrick of Delaware"), with the address of 301 West Michigan Avenue, Jackson, Michigan 49201 (unless the context otherwise requires, Patrick of Delaware and its Subsidiaries and Partnerships (as defined in the Agreement) are hereinafter collectively called ("Patrick"), La/Cal Energy Partners, a Louisiana partnership ("La/Cal"), Goodrich Petroleum Corporation, a newly formed Delaware corporation ("Goodrich Petroleum"), and Goodrich Acquisition, Inc., a newly formed Delaware Corporation ("Goodrich Acquisition") formed for the sole purpose of consummating the Agreement, all with an address of 333 Texas Street, Suite 1300, Shreveport, Louisiana.

         WHEREAS, the parties to the Agreement have determined that certain amendments to the Agreement need to be made in order to reflect changes in circumstances since the execution of the Agreement and to make certain corrections.

         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements contained herein, the benefits to be derived by such party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Patrick of Delaware, La/Cal, Goodrich Petroleum and Goodrich Acquisition agree that the Agreement is amended as follows:

                             ARTICLE I.  AMENDMENTS

1.01 Section 3.01, second paragraph, last sentence is hereby amended to read in its entirety as follows:

              Patrick of Delaware and Goodrich Petroleum agree to exercise their best efforts to cause all shares of Goodrich Petroleum Common Stock issued pursuant to the Registration Statement to be approved for listing on the New York Stock Exchange and to cause all shares of Goodrich Preferred Stock issued pursuant to the Registration Statement to be approved for trading on Nasdaq Small-Cap Market upon official notice of issuance prior to the Closing Date.

1.02 Section 5.01 (jj) is hereby amended to read in its entirety as follows:

              (jj) Capital Stock of Goodrich Petroleum and Goodrich Acquisition. At the Effective Time, the authorized capital stock of Goodrich Petroleum will consist of (a) 100,000,000 shares of Common Stock, par value $.20 per share, of which, on the date of this Agreement, ten shares are issued and outstanding and owned by Patrick of Delaware and no shares are held in treasury, and
              (b) 10,000,000 shares of Preferred Stock, par value $1.00 per share, of which, on the date of this Agreement, no shares are issued and outstanding. No other class of capital stock of Goodrich Petroleum is authorized or outstanding.

              The authorized capital stock of Goodrich Acquisition consists of 1500 shares of Common Stock, no par value, of which on the date of this Agreement ten shares are issued and outstanding and owned by Goodrich Petroleum.





            June 12 '95 (SAT) 10:42 COMMUNICATION NO. : 7 PAGE. 2

1.03     Section 5.01 is hereby amended to read in its entirety as follows:

                 Board of Directors. Except as provided in Section 6.01(v) hereof, Patrick of Delaware a sole stockholder and the Board of Directors of Goodrich Petroleum have taken the necessary corporate action to set the size of the Goodrich Petroleum Board of Directors at 12 directors and to cause six of such directors to be persons designated by La/Cal and six of such directors to be persons designated by Patrick.

1.04 A new Section 6.01(v) is hereby added to the Agreement to read in its entirety as follows:

                 (v) If the conditions set forth in the Settlement Agreement and Full and Final Release, dated June 12, 1995 resolving litigation between B.A.R.D. Industries ("B.A.R.D.") and Patrick of Delaware are met whereby B.A.R.D. is entitles to designate one of the persons to be designated by patrick of Delaware as a Class I director of Goodrich Petroleum with a term of office expiring at the 1996 annual stockholders meeting of Goodrich Petroleum, then (i) La/Cal will have the right to designate one additional person as a Class II director of Goodrich Petroleum with a term of office expiring at the 1997 annual stockholders meeting, and (ii) Patrick of Delaware as the sole stockholder and the Board of Directors of Goodrich Petroleum will take the necessary corporate action to set the size of the Goodrich Petroleum Board of Directors at 14 and to cause the persons designated by Patrick of Delaware and La/Cal pursuant to this Section to be directors of Goodrich Petroleum upon consummation of the Merger.

1.05. All references to "Goodrich Petroleum Series B Preferred Stock" throughout the entire Agreement are hereby changed to "Goodrich Petroleum Series A Preferred Stock."

                     ARTICLE II. IMPLEMENTING AMENDMENTS

2.01 Except as specifically referenced herein, no other provision of the Agreement shall be affected by this Amendment.

2.02 This Amendment shall become effective as of the date first above written when a counterpart of this Amendment shall have been executed by each of the parties hereto. This Amendment may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

2.03 The terms "this Agreement," "hereof, "herein," or words of this import contained in the Agreement shall be deemed to refer to the Agreement as amended hereby.

2.04 This Amendment and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware.



              June 12 '95 (SAT) 10:42 COMMUNICATION No: 7 Page. 3

Executed as of the date first above mentioned.


                                        PATRICK PETROLEUM CONPANY,
                                        a Delaware corporation

                                        By: ______________________________
                                             U.E. Patrick, President

                                        GOODRICH PETROLEUM CORPORATION,
                                        a Delaware corporation

                                        By: ______________________________
                                             Walter G. Goodrich, President

                                        LA/CAL ENERGY PARTNERS
                                        a Louisiana Partnership

                                        By: ______________________________
                                             Walter G. Goodrich, Managment
                                             Committee Member and General
                                             Partner

                                        GOODRICH ACQUISITION, INC.
                                        a Delaware Corporation

                                        By: _____________________________
                                             U.E. Patrick, President



              June 12 '95 (SAT) 10:42 COMMUNICATION No.: 7 PAGE. 4

                                                                     APPENDIX II

                              PETRIE PARKMAN & Co.

                           6350 Texas Commerce Tower
                              Houston, Texas 77002
                        713/650-3383 - Fax: 713/650-8461

                                 March 10, 1995

The Board of Directors
Patrick Petroleum Company
301 West Michigan Ave
P.O. Box 747
Jackson, Michigan 49204

Dear Sirs:

     You have asked us to advise you with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.20 per share ("Patrick Common Stock"), of Patrick Petroleum Company ("Patrick") of the exchange ratio of one share of Common Stock, par value $0.20 per share ("Goodrich Common Stock"), of Goodrich Petroleum Corporation, a newly formed corporation ("Goodrich"), per share of Patrick Common Stock (the "Common Stock Exchange Ratio") to be received by the holders of Patrick Common Stock pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 10, 1995 among Patrick, Goodrich, La/Cal Energy Partners ("La/Cal") and Goodrich Acquisition, Inc., a wholly owned subsidiary of Goodrich ("Goodrich Acquisition"). You have also asked us to advise you with respect to the fairness from a financial point of view to the holders of the outstanding shares of Series B Preferred Stock, par value $1.00 per share ("Patrick Preferred Stock"), of Patrick of the exchange ratio of one share of Series B Preferred Stock, par value $1.00 per share ("Goodrich Preferred Stock") of Goodrich per share of Patrick Preferred Stock (the "Preferred Stock Exchange Ratio") to be received by holders of Patrick Preferred Stock pursuant to the Merger Agreement. The Merger Agreement provides for La/Cal to contribute the La/Cal Interests (as defined in the Merger Agreement) to Goodrich in exchange for 19,765,226 shares of Goodrich Common Stock and the merger (the "Merger") of Goodrich Acquisition with and into Patrick pursuant to which (i) Patrick will become a wholly-owned subsidiary of Goodrich, (ii) each of the 19,765,226 outstanding shares of Patrick Common Stock will be converted into and exchanged for the right to receive Goodrich Common Stock at the Common Stock Exchange Ratio and an aggregate of 39,530,452 shares of Goodrich Common Stock will be outstanding immediately after the Merger and (iii) each outstanding share of Patrick Preferred Stock will be converted into and exchanged for the right to receive Goodrich Preferred Stock at the Preferred Stock Exchange Ratio (all the foregoing, collectively, the "Transaction"). In accordance with the Merger Agreement, Goodrich Oil Company, an affiliate of La/Cal ("GOC"), will enter into a Participation Agreement (the "Participation Agreement") with Goodrich pursuant to which GOC will be obligated to offer Goodrich the right to participate in certain future oil and gas projects identified by GOC.

                        DENVER                                                     LONDON
          475 Seventeenth Street, Suite 1100                          Princes House - 36 Jermyn Street
                Denver, Colorado 80202                                        London, SW1Y 6DN
            303/292-3877 - Fax 303/292-4284                            071/287-3567 - Fax 071/287-3568

     In arriving at our opinion, we have, among other things:

       (i)  reviewed certain available business and financial information relating to (1)
            Patrick, including unaudited financial statements as of December 31, 1994, Annual
            Reports to Stockholders and Annual Reports on Form 10-K for the five years ended
            December 31, 1993 and (2) La/Cal, including audited financial statements as of
            December 31, 1994 and historical performance data;
      (ii)  analyzed certain internal financial and operating data and certain financial and operating forecasts concerning Patrick and La/Cal, all of which were prepared or provided by the senior management of Patrick and La/Cal;
     (iii)  held discussions with members of the senior management and operating staff of
            Patrick and La/Cal regarding the current operations and prospects of their respective companies and of the combined company, giving proforma effect to the
            Merger, including the operational efficiencies expected by Patrick and La/Cal to be realized from the Merger and the benefits to Goodrich expected from the
            Participation Agreement;
      (iv)  reviewed certain reserve reports prepared by Lee Keeling & Associates, Inc.
            relating to Patrick's properties and certain reserve reports prepared by Gruy
            Engineering Corp. and Coutret & Associates, Inc. relating to La/Cal's properties as well as certain internal reserve projections prepared by the management of
            La/Cal;
       (v)  reviewed certain provisions of the Merger Agreement;
      (vi)  reviewed the historical trading prices of the Patrick Common Stock;
     (vii)  compared the financial terms of the Transaction with the financial terms of certain other recent business combinations and transactions which we deemed to be relevant; and
    (viii)  made such other analyses and examinations as we have deemed necessary or appropriate.

     We have not independently verified the information considered in our review, and for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information, including, without limitation the statements made in the discussions referred to above. With respect to the financial and operating forecasts and operational efficiencies to be realized from the Merger, we have assumed that they have been reasonably prepared and determined on bases reflecting the best currently available estimates and judgements of Patrick and La/Cal, and the management of Patrick has advised us that we may assume, and we have so assumed, for the purposes of this opinion the reasonableness and achievability of such forecasts and efficiencies. With respect to the reserve reports and reserve projections, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgements relating to Patrick's and La/Cal's oil and gas properties. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Patrick or La/Cal nor, except for the reserve reports referred to above, have we been furnished with such an evaluation or appraisal. In accordance with the Merger Agreement, we have assumed that the Goodrich Preferred Stock will have the same rights, preferences, qualifications, limitations, restrictions, and other terms as the Patrick Preferred Stock (except that the Goodrich Preferred Stock will be convertible into Goodrich Common Stock).


     Our opinion relates solely to the fairness from a financial point of view to the holders of Patrick Common Stock of the Common Stock Exchange Ratio and to the holders of the Patrick Preferred Stock of the Preferred Stock Exchange Ratio, and does not extend to any other aspects of the Transaction or any related transaction. We have not been requested to, and do not, express any opinion regarding the fairness to La/Cal or any stockholder of La/Cal of any aspect of the Transaction. In connection with our engagement and the opinion expressed herein we acted solely for Patrick's Board of Directors. This letter may not be used for any other purpose without our prior written consent. As you are aware, we will receive a fee for advising Patrick in connection with the Transaction.


     Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Patrick and

La/Cal as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Common Stock Exchange Ratio is fair from a financial point of view to the holders of Patrick Common Stock and the Preferred Stock Exchange Ratio is fair from a financial point of view to the holders of the Patrick Preferred Stock.

                                          Very truly yours,



                                          Randee E. King

                                  APPENDIX III

                                 MARCH 24, 1995

LA/CAL ENERGY PARTNERSHIP
333 TEXAS STREET, SUITE 1350
SHREVEPORT, LOUISIANA 71101-5319

                                             PECAN LAKE AND LAKE CHARLES FIELDS
                                             CAMERON AND CALCASIEU PARISHES
                                             95-120-103

Gentlemen:

     At your request, we have estimated the reserves and future net revenue as of January 1, 1995, for certain interests owned by LA/CAL Energy Partnership. These are working and royalty interests in gas and condensate properties located in Pecan Lake and Lake Charles fields, Cameron and Calcasieu Parishes, Louisiana. The estimated net reserves, future net revenue and discounted future net revenue are summarized by reserve category as follows:

                                                  ESTIMATED                   ESTIMATED
                                                NET RESERVES             FUTURE NET REVENUE
                                            ---------------------     -------------------------
                                             OIL &                                   DISCOUNTED
                                            CONDENSATE     GAS                         AT 10%
                                            (BARRELS)     (MCF)       NONDISCOUNTED   PER YEAR
                                            -------     ---------     ----------     ----------
Pecan Lake field
     Total Proved.........................  129,885     12,485,583    $21,718,229    $14,492,248
Lake Charles field
     Total Proved.........................   99,861      4,559,810    $ 9,294,350    $ 7,406,179
                                            -------     ----------    -----------    -----------
Total All Fields
     Total Proved.........................  229,746     17,045,393    $31,012,579    $21,898,427
                                            =======     ==========    ===========    ===========

     The discounted future net revenue is not represented to be the fair market value of these reserves. The estimated reserves included in this report have not been adjusted for risk.

     The estimated future net revenue shown is that revenue which will be realized from the sale of the estimated net reserves after deduction of royalties, ad valorem and production taxes, direct operating costs and required capital expenditures, when applicable. Surface and well equipment salvage values and well plugging and field abandonment costs have not been considered in the revenue projections. Future net revenue as stated in this report is before the deduction of federal income tax.

     In the economic projections, prices, operating costs and development costs remain constant for the projected life of each lease.

     Reserves for these producing properties have been estimated from volumetric calculations and analogy with the performance of comparable wells. The reserves included in this study are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and revenue, and all categories of reserves may be subject to revision as more performance data become available. The proved reserves included in this report conform to the applicable definitions promulgated by the Securities and

LA/CAL ENERGY PARTNERSHIP                                         MARCH 24, 1995

Exchange Commission. Attachment 1, following this letter, sets forth all reserve definitions incorporated in this study.

     Extent and character of ownership, gas and condensate prices, production data, direct operating costs, capital expenditure estimates and other data provided by Goodrich Oil Company have been accepted as represented. The production data available to us were at least through the month of October, 1994. No independent well tests, property inspections or audits of operating expenses were conducted by our staff in conjunction with this study. We did not verify or determine the extent, character, obligations, status or liabilities, if any, arising from any gas imbalances or any current or possible future environmental liabilities that might be applicable.

     In order to estimate the reserves, costs and future revenues shown in this report, we have relied in part on geological, engineering and economic data furnished by our client. Although we have made a best efforts attempt to acquire all pertinent data and to analyze it carefully with methods accepted by the petroleum industry, there is no guarantee that the volumes of gas or condensate or the revenues projected will be realized. The reserve and revenue projections presented in this report may require revision as additional data become available.

     If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to visit our offices at his expense so that he can evaluate the assumptions made and the completeness and extent of the data available on which our estimates are based.

     Any distribution or publication of this report or any part thereof must include this letter in its entirety.

                                          Yours very truly,

                                          H.J. GRUY AND ASSOCIATES, INC.

                                          Sylvia Castilleja
                                          Senior Reservoir Engineer

                                          Gregory A. Avra
                                          Senior Reservoir Engineer
SHC/GAA/me

                                                                   Appendix IV


                  [COUTRET AND ASSOCIATES, INC. LETTERHEAD]


                                MARCH 30, 1995



Mr. Roland Frautschi
La/Cal Energy Partnership
333 Texas Street, Suite 1350
Shreveport, Louisiana 71101-5319


                    Re:  Economic Evaluation of La/Cal Energy
                         Partnership in Oil and Gas Properties
                         Effective Date: January 1, 1995

Gentlemen:

        In compliance with your request, an economic evaluation has been prepared for the interest of the La/Cal Energy Partnership in oil and gas properties with the exception of the proved developed producing properties in Lake Charles and Pecan Lake Fields. These properties are located in north and south Louisiana and east and south Texas and the effective date of this appraisal is January 1, 1995. The attached report presents the results of our evaluation.

        The text of the report contains a brief discussion of the properties evaluated and the procedures used in determining their value. The data and results are tabulated in the appendix of the report. In preparing this study all available records and data were used.

                               ECONOMIC SUMMARY

        The evaluated interest share of future proved oil and gas reserves as of January 1, 1995 are 3,419 barrels of oil and 2,703,547 MCF of gas that will generate a future net profit of $$3,216,099. When discounted at 10%, this net profit has a present worth of $2,041,473.

        The evaluated interest share of future probable oil and gas reserves as of January 1, 1995 are 1,111 barrels of oil and 317,123 MCF of gas that will generate a future net profit of $428,890 that, when discounted at 10%, has a present worth of $112,153.

                            ESCALATION ASSUMPTIONS

        Prices and costs used in obtaining the above stated economic results were held constant throughout well life.

COUTRET AND ASSOCIATES INC.

        Maps, work sheets and other data used for this report will be maintained in our files for your future use. If you have any questions or need additional information, please feel free to call at your convenience.


                                             Yours very truly,

                                             COUTRET AND ASSOCIATES, INC.

                                             /s/  ROBERT M. MCGOWEN, P.E.
                                             -----------------------------
                                                  Robert M. McGowen, P.E.

                                  Appendix V


                       LEE KEELING AND ASSOCIATES, INC.
                           PETROLEUM CONSULTANTS
                          3500 FIRST PLACE TOWER
                            15 EAST 5TH STREET
                         TULSA, OKLAHOMA 74103 USA
                              (918) 587-5521
                            FACSIMILE 587-2881

                              March 17, 1995


Patrick Petroleum Company
301 West Michigan Avenue
Jackson, Michigan 49201

Attention: Mr. Thomas G. Johnson, Comptroller

                                             Re: Appraisal
                                                 Oil and Gas Properties
                                                 Patrick Petroleum Company
                                                 Constant Prices and Expenses

Gentlemen:

In accordance with your request, we have prepared an appraisal of the interests in certain oil and gas reserves owned by Patrick Petroleum Company. The economics have been based on constant pricing guidelines with an effective date of January 1, 1995. The results are summarized by reserve category on Exhibit I with the grand total presented below:

                            ESTIMATED REMAINING
                                NET RESERVES            FUTURE NET REVENUE
                           ---------------------   -----------------------------
                              OIL         GAS                     PRESENT WORTH
                            (BBLS.)      (MCF)        TOTAL      DISCOUNTED @10%
                           ---------   ---------   -----------   ---------------
GRAND TOTAL............... 1,149,474   7,012,160   $19,701,443     $13,389,777

Future net revenue is the amount, exclusive of state and federal income taxes, which will accrue to the appraised interests from continued operation of the properties to depletion. It should not be construed as a fair market or trading value. No provision has been made for the cost of plugging and abandoning the properties nor for the value of salvable equipment.

This appraisal includes approximately 170 oil and gas leases, including several proved behind-pipe zones, one pressure-maintenance and/or secondary recovery unit and one gas processing facility. These properties are located in the states of California, Colorado, Kansas, Louisiana, Michigan, Montana, New Mexico, North Dakota, Oklahoma, Texas and Wyoming.

Summary forecasts of annual gross and net production, severance and ad valorem taxes, operating income, and net revenue by reserve type are included in Schedule No. 1. Presented in Schedule No. 2 are present worth determinations at nine discount rates, ranging from eight to thirty-five per cent. Field Summaries are listed on Schedule No. 3 and an alphabetical lease listing is presented on Schedule No. 4. Schedule No. 5 reflects the Stoney Point Gas Plant and the individual lease forecasts are contained in Schedule No. 6.

CLASSIFICATION OF RESERVES

This appraisal provides for several categories of reserves. Standard or accepted definitions of the various reserve categories are presented on
Exhibit II.

ESTIMATION OF RESERVES

Most of the appraised properties have been producing for some time. The remaining wells commenced production only recently or are currently shut-in awaiting recompletion. Essentially, all have been previously appraised by this firm.

Reserves attributable to oil and gas wells for which performance data were available have been based on extrapolation of existing bottom-hole pressure-cumulative recovery relationships, oil-cut cumulative recovery relationships, or production decline trends to the economic limit. Condensate reserves for the older gas wells were based on the extrapolation of existing condensate-gas ratio trends.

The reserves assigned to the South Stoney Point Unit, Hillsdale and Jackson Counties, Michigan, were based on material balance calculations.

Reserves assigned to the Stoney Point gasoline plant have been based on the total field reserve estimates.

Oil and gas reserves attributable to wells with brief or no performance histories were based upon volumetric determinations and/or analogy. Results of these calculations were adjusted for productivity where indicated. Productive areas used in volumetric determinations were based on drainage areas deemed reasonable for the respective formations. A review of wells having considerable performance histories indicated that the productive areas used are realistic. Consideration was given to structural position, net pay thicknesses, well capacities, gas-oil ratios, water production, bottom-hole pressures and other factors. Condensate recoveries for new gas wells and casinghead gas recoveries for new oil wells were based on analogy with older wells in the respective areas.

FUTURE NET REVENUE

Operating Income

Income from the sale of oil was estimated using an initial price of $16.50 per barrel as of January 1, 1995, as supplied by Patrick Petroleum Company. At the request of Patrick Petroleum Company, this price was held constant for the life of the properties. Provisions were made for applicable state severance and ad valorem taxes.

Income from the sale of gas was based on the gas sales prices for the various areas, as provided by Patrick Petroleum Company. These prices have been held constant for the life of the properties. Provisions were made for state severance and ad valorem taxes.

Income from the processing of gas at the Stoney Point gas plant was based primarily on a processing fee of $1.34 per MCF. The processing facility owns no interest in the gas and liquid reserves. The future net revenue was determined by applying the processing fee to the wet gas stream from the Stoney Point Field and deducting plant operating expenses. These processing fees were not escalated.

It should be noted that income from the Stoney Point gas plant is not included in the lease forecast section of this report but is presented separately on Schedule No. 5.

Operating Expenses

Operating expenses attributable to the individual wells and gas processing facilities have been based upon data supplied by Patrick Petroleum Company or actual experience of operators in the respective area. At the request of Patrick Petroleum Company, they were held constant for the life of the properties. These expenses do not provide for general administrative overhead.

Future Expenses

Provision has been made for the cost of recompletion of zones currently behind the pipe and installation of pumping equipment where necessary. These costs and the anticipated drilling expenses in the Sean Andrew Field are based on the experiences of operators in the various areas.

GENERAL

Information upon which this appraisal has been based was furnished by the staff of Patrick Petroleum Company, the respective operators of the oil and gas properties, or has been obtained by us from outside sources considered to be reliable. All the information supplied is assumed to be correct. No attempt has been made to verify title or ownership of the appraised interests.

Leases were not inspected by a representative of this firm, nor were the wells tested under our supervision; however, the performance of most of the individual wells was discussed with Patrick Petroleum Company.

You should be aware that state regulatory authorities could, in the future, change the allocation of reserves allowed to be produced from a particular well in any reservoir, thereby altering the material premise upon which our reserve estimates may be based.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil and gas reserves and projection of producing rates are dependent upon many variable factors including prudent operation, compression of gas when needed, market demand, installation of lifting equipment and remedial work when required. The reserves included in this report have been based upon the assumption that the wells will continue to be operated in a prudent manner under the same conditions existing at the present time.

Constant prices have been used in this evaluation in accordance with current S.E.C. guidelines. There is no assurance that prices will be maintained at current levels. For this reason, the future net cash from the sale of production from the appraised properties may vary from the estimates contained in this report.

No attempt has been made to quantify or otherwise account for any accumulative gas production imbalances that may exist. Neither has an attempt been made to determine whether the wells and facilities are in compliance with various governmental regulations, including environmental, nor have the costs been included in the event they are not.

No consideration has been given to the effect possible, pending or future litigation may have on the future net revenue or value of the appraised properties.

The information developed during the course of this investigation, basic data, maps and worksheets showing recovery determinations is available for inspection in our office.

We appreciate this opportunity to be of service to you.

                                      Very truly yours,

                                      /s/ LEE KEELING AND ASSOCIATES, INC.
                                          Lee Keeling and Associates, Inc.

                                                          EXHIBIT I

                                   APPRAISAL
                           PATRICK PETROLEUM COMPANY
                         CONSTANT PRICES AND EXPENSES
                            AS OF JANUARY 1, 1995


                         ESTIMATED REMAINING
                            NET RESERVES                   FUTURE NET REVENUE
                      ------------------------      --------------------------------
   RESERVE               Oil            Gas                           Present Worth
CLASSIFICATION        (Barrels)        (MCF)           Total         Discounted @10%
- --------------        ---------      ---------      -----------      ---------------
PROVED RESERVES

Developed
  Producing             762,920      1,456,944      $ 9,961,714        $ 7,349,523

  Behind-Pipe           133,900      1,978,958        3,699,902          2,565,715

  Undeveloped           248,051      3,291,514        5,131,400          2,944,125
                      ---------      ---------      -----------        -----------
TOTAL PROVED          1,144,871      6,727,416      $18,793,016        $12,859,363

Probable
  Reserves                4,950        143,790      $   304,925        $   156,521

Possible
  Reserves                    0        141,315      $   261,866            100,473
                      ---------      ---------      -----------        -----------

TOTAL
  ALL RESERVES        1,149,821      7,012,521      $19,359,807        $13,116,357

Stoney Point
  Gas Plant                   0              0          402,935            318,741
                      ---------      ---------      -----------        -----------
GRAND TOTAL           1,149,821      7,012,521      $19,762,742        $13,435,098


Note:  Totals may not agree due to computer roundoff.

                                  APPENDIX VI

                             APPRAISAL RIGHTS UNDER
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SEC.262 (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fraction shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective;

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after this written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and any proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Registrant includes the following provisions:

     Any person who was or is a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was an officer, director, employee or agent of the corporation (for the purposes of this Article, references to "the corporation" includes all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, pursuant to Section 145 (h) of Title 8 of the Delaware Code), or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other business entity, is hereby indemnified against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred or to be incurred by him in connection with such actions or proceedings, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or business entity, is hereby indemnified against expenses (including attorney's fees), actually and reasonably incurred or to be incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation.

     No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation, law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability of alleged liability of any director of the corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

     The determination that the person has met the standards set forth above shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled including without limiting the generality of the foregoing, any insurance purchased by the corporation. The indemnification provided by this section shall inure to the benefit of the heirs, executors and administrators of such persons.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER
- -----------
   2.1        -- Agreement and Plan of Merger among Patrick Petroleum Company,
                 Patrick Acquisition Corp. and American National Petroleum Company
                 dated as of March 25, 1993, as amended. (The exhibits to this
                 Agreement are not included. A list describing such exhibits is contained on pages vi and vii of the Agreement. Patrick will provide a copy of any omitted exhibit to the Commission
                 supplementally upon request.) (Incorporated by reference to Form
                 S-4, reg. #33-61480).
   2.2        -- Agreement and Plan of Merger among Patrick Petroleum Company,
                 La/Cal Energy Partners, Goodrich Petroleum Corporation, and
                 Goodrich Acquisition Corporation dated as of March 10, 1995
                 (Incorporated by reference to Exhibit 2.2 to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1994).
  *2.3        -- Amendment No. 1 to the Agreement and Plan of Merger among Patrick
                 Petroleum Company, La/Cal Energy Partners, Goodrich Petroleum
                 Corporation and Goodrich Acquisition, Inc. dated as of June 13,
                 1995 (included in Appendix I to the Joint Proxy
                 Statement/Prospectus).
   3.1        -- Form of Restated Certificate of Incorporation of the Company.
   3.2        -- Form of Amended and Restated By-Laws of the Company.
   5.1        -- Opinion of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A.
                 regarding the legality of the securities.
  *8.1        -- Opinion of KPMG Peat Marwick LLP regarding tax matters.
  *8.2        -- Opinion of Deloitte & Touche LLP regarding tax matters.
  10.1        -- Patrick Petroleum Company Profit Sharing Plan and Trust dated
                 December 27, 1984. (Incorporated by reference to Exhibit 10.3 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1984).
  10.2        -- First amendment dated December 17, 1987 to the Patrick Petroleum
                 Company Profit Sharing and Trust dated December 27, 1984.
                 (Incorporated by reference to Exhibit 10.3A to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1994).
  10.3        -- Patrick Petroleum Corporation of Michigan Retirement Plan and
                 Trust, Restated 1984. (Incorporated by reference to Exhibit 10.4 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1984).
  10.4        -- Amendments number one, two and three to the Patrick Petroleum
                 Corporation of Michigan Retirement Plan and Trust, Restated 1984.
                 (Incorporated by reference to Exhibit 10.4a to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1990).
  10.5        -- Patrick Petroleum Corporation of Michigan 1984 Incentive
                 Compensation Plan. (Incorporated by reference to Exhibit 10.5 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1984).
  10.6        -- Executive Employment Agreement for U. E. Patrick with Patrick dated November 1, 1993. (Incorporated by reference to Exhibit
                 10.18 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1993.)
  10.7        -- Credit Agreement between Patrick Petroleum Corporation of
                 Michigan and First Union National Bank of North Carolina dated
                 March 16, 1995, with Exhibits (Incorporated by reference to
                 Exhibit 10.21 of Patrick's Annual Report on Form 10-K for the
                 year ended December 31, 1994).

  EXHIBIT
  NUMBER
- -----------
  10.8        -- Patrick Petroleum Corporation of Michigan 1990 Bonus Pool Plan
                 executed August 7, 1990. (Incorporated by reference to Exhibit
                 10.21 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1990).
  10.9        -- Amendment dated August 7, 1992 to the Note and Warrant Purchase
                 Agreement dated May 10, 1990 (incorporated by reference to
                 Exhibit 10.22 to Patrick's Registration Statement on Form S-2
                 Registration No. 33-50756).
  10.10       -- Asset Purchase Agreement by and between Patrick Petroleum
                 Corporation of Michigan and American National Petroleum, Inc. as
                 Seller, and Unit Petroleum Company, as Purchaser, effective May
                 1, 1994 (Incorporated by reference to Exhibit 10.25 of Patrick's
                 Annual Report on Form 10-K for the year ended December 31, 1994).
  10.11       -- Patrick's 1993 Stock Option Plan (Incorporated by reference to
                 Patrick's Registration Statement on Form S-8 Registration No.
                 33-72342).
  10.12       -- Patrick's Directors Stock Option Plan (Incorporated by reference to Patrick's Registration Statement on Form S-8 Registration No.
                 33-72342).
  10.13       -- Stock Purchase and Put Option Agreement dated as of March 30,
                 1994 between Patrick and Penske Corporation. (Incorporated by reference to Exhibit 10.29 to Patrick's Annual Report on Form
                 10-K for the year ended December 31, 1993).
  10.14       -- Closing Agreement and Instructions to Agent entered into as of
                 April 12, 1994 between Patrick and Noteholders. (Incorporated by reference to Exhibit 10.29b to Patrick's Annual Report on Form
                 10-K for the year ended December 31, 1994).
  10.15       -- Voting Agreement dated as of March 30, 1994 between Patrick and
                 Penske. (Incorporated by reference to Exhibit 10.29c to Patrick's
                 Annual Report on Form 10-K for the year ended December 31, 1993.)
  10.16       -- Letter dated March 31, 1994 between Patrick and Penske regarding letter of credit. (Incorporated by reference to Exhibit 10.29d to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1993.)
  10.17       -- Agreement dated March 31, 1994 between Patrick and certain employees. (Incorporated by reference to Exhibit 10.30 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1993.)
  10.18       -- Form of Joint Participation Agreement between the Company and
                 Goodrich Oil Company.
  10.19       -- Form of Marketing Agreement between the Company and Natural Gas
                 Ventures, L.L.C.
  10.20       -- Natural Gas Marketing Joint Venture Agreement between Seaber
                 Corporation and Natural Gas Ventures, L.L.C.
  10.21       -- Goodrich Petroleum Corporation 1995 Stock Option Plan.
  10.22       -- Goodrich Petroleum Corporation 1995 Nonemployee Director Stock
                 Option Plan.
  10.23       -- Form of Consulting Services Agreement between the Company and
                 Henry Goodrich.
  10.24       -- Form of Employment Agreement between the Company and Walter G.
                 Goodrich.
  10.25       -- Consulting Agreement with U.E. Patrick (Included as exhibit
                 6.01(m)(i) of Exhibit 2.2).
  10.26       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Walter G. Goodrich to the Company.

  EXHIBIT
  NUMBER
- -----------
  10.27       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Henry Goodrich to the Company.
  10.28       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Roland Frautschi.
  10.29       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Michael Watts.
  21.1        -- Upon completion of the Merger, the Company will own Patrick as a wholly owned subsidiary, which owns the following subsidiaries:
              1. Patrick Petroleum Corporation of Michigan (a Michigan
                 corporation), a wholly-owned subsidiary of Patrick.
              2. American National Petroleum Company, (a Nevada corporation), a wholly-owned subsidiary of Patrick, has the following
                 wholly-owned subsidiaries:
              a. Drilling & Workover Company, Inc. (Louisiana corporation)
              b. Lece, Inc. (Texas corporation)
              c. National Marketing Company (Delaware corporation)
              d. Pecos Pipeline & Producing Company (Texas corporation)
  23.1        -- Consent of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A. (Set
                 forth in Exhibit 5.1).
 *23.2        -- Consent of KPMG Peat Marwick LLP (set forth in Exhibit 8.1).
 *23.3        -- Consent of Deloitte & Touche LLP (set forth in Exhibit 8.2).
 *23.4        -- Consent of KPMG Peat Marwick LLP.
 *23.5        -- Consent of Deloitte & Touche LLP.
  23.6        -- Consent of H. J. Gruy and Associates, Inc.
  23.7        -- Consent of Coutret & Associates, Inc.
  23.8        -- Consent of Lee Keeling & Associates.
  23.9        -- Consent of Huddleston & Co., Inc.
  23.10       -- Consent of Sheldon Appel.
  23.11       -- Consent of Henry Goodrich.
  23.12       -- Consent of Jeff H. Benhard.
  23.13       -- Consent of Robert C. Turnham.
  23.14       -- Consent of Basil M. Briggs.
  23.15       -- Consent of Benjamin F. Edwards, II.
  23.16       -- Consent of Wayne G. Kees.
  23.17       -- Consent of James R. Jenkins.
  23.18       -- Consent of John C. Napley.
  23.19       -- Consent of Petrie Parkman.
  23.20       -- Consent of Michael Watts.
  27.1        -- Financial Data Schedule -- Patrick.
  27.2        -- Financial Data Schedule -- La/Cal.
  99.1        -- Form of Patrick Proxy.
  99.2        -- Form of La/Cal Proxy.
  99.3        -- Reports of KPMG Peat Marwick LLP
  99.4        -- Report of Deloitte & Touche LLP


- ------------


* Filed herewith.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     The undersigned registrant hereby undertakes:



     (1) To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement.



          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JUNE 13, 1995.

                                          GOODRICH PETROLEUM CORPORATION

                                          By:  /s/ WALTER G. GOODRICH
                                              Walter G. Goodrich, President
                                               and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


            SIGNATURE                              TITLE                          DATE
- ----------------------------------   ----------------------------------   ---------------------

     /s/  WALTER G. GOODRICH         President and Chief Executive            June 13, 1995
        Walter G. Goodrich             Officer
                                       and Director (Principal
                                       Executive Officer)

       /s/  ROLAND FRAUTSCHI         Vice President and Chief Financial       June 13, 1995
         Roland Frautschi              Officer (Principal Accounting
                                       Officer)

          /s/  U. E. PATRICK         Chairman of the Board                    June 13, 1995
          U. E. Patrick                (Director)

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                 COLUMN A                    COLUMN B       COLUMN C        COLUMN D           COLUMN E
- ------------------------------------------  ----------     ----------     ------------       -------------
                                                           ADDITIONS
                                            BALANCE AT     CHARGED TO      ADDITIONS
                                            BEGINNING      COSTS AND      (DEDUCTIONS)        BALANCE AT
               DESCRIPTION                  OF PERIOD       EXPENSES        DESCRIBE         END OF PERIOD
- ------------------------------------------  ----------     ----------     ------------       -------------
Year ended December 31, 1994
  Accounts receivable.....................   $ 331,000                     $ (157,000)(1)      $ 174,000
                                              ========                                         =========
Year ended December 31, 1993
  Accounts receivable.....................   $  65,000                     $  266,000(2)       $ 331,000
                                              ========                                         =========
Year ended December 31, 1992
  Accounts receivable.....................   $  65,000                                         $  65,000
                                              ========                                         =========

- ---------------
(1) Accounts receivable written off against valuation allowance.

(2) Allowance associated with the accounts receivable acquired in the ANPC acquisition.

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER
- -----------
   2.1        -- Agreement and Plan of Merger among Patrick Petroleum Company,
                 Patrick Acquisition Corp. and American National Petroleum Company
                 dated as of March 25, 1993, as amended. (The exhibits to this
                 Agreement are not included. A list describing such exhibits is contained on pages vi and vii of the Agreement. Patrick will provide a copy of any omitted exhibit to the Commission
                 supplementally upon request.) (Incorporated by reference to Form
                 S-4, reg. #33-61480).
   2.2        -- Agreement and Plan of Merger among Patrick Petroleum Company,
                 La/Cal Energy Partners, Goodrich Petroleum Corporation, and
                 Goodrich Acquisition Corporation dated as of March 10, 1995
                 (Incorporated by reference to Exhibit 2.2 to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1994).
  *2.3        -- Amendment No. 1 to the Agreement and Plan of Merger among Patrick
                 Petroleum Company, La/Cal Energy Partners, Goodrich Petroleum
                 Corporation and Goodrich Acquisition, Inc. dated as of June 13,
                 1995 (included in Appendix I to the Joint Proxy
                 Statement/Prospectus).
   3.1        -- Form of Restated Certificate of Incorporation of the Company.
   3.2        -- Form of Amended and Restated By-Laws of the Company.
   5.1        -- Opinion of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A.
                 regarding the legality of the securities.
  *8.1        -- Opinion of KPMG Peat Marwick LLP regarding tax matters.
  *8.2        -- Opinion of Deloitte & Touche LLP regarding tax matters.
  10.1        -- Patrick Petroleum Company Profit Sharing Plan and Trust dated
                 December 27, 1984. (Incorporated by reference to Exhibit 10.3 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1984).
  10.2        -- First amendment dated December 17, 1987 to the Patrick Petroleum
                 Company Profit Sharing and Trust dated December 27, 1984.
                 (Incorporated by reference to Exhibit 10.3A to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1994).
  10.3        -- Patrick Petroleum Corporation of Michigan Retirement Plan and
                 Trust, Restated 1984. (Incorporated by reference to Exhibit 10.4 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1984).
  10.4        -- Amendments number one, two and three to the Patrick Petroleum
                 Corporation of Michigan Retirement Plan and Trust, Restated 1984.
                 (Incorporated by reference to Exhibit 10.4a to Patrick's Annual
                 Report on Form 10-K for the year ended December 31, 1990).
  10.5        -- Patrick Petroleum Corporation of Michigan 1984 Incentive
                 Compensation Plan. (Incorporated by reference to Exhibit 10.5 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1984).
  10.6        -- Executive Employment Agreement for U. E. Patrick with Patrick dated November 1, 1993. (Incorporated by reference to Exhibit
                 10.18 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1993.)
  10.7        -- Credit Agreement between Patrick Petroleum Corporation of
                 Michigan and First Union National Bank of North Carolina dated
                 March 16, 1995, with Exhibits (Incorporated by reference to
                 Exhibit 10.21 of Patrick's Annual Report on Form 10-K for the
                 year ended December 31, 1994).

  EXHIBIT
  NUMBER
- -----------
  10.8        -- Patrick Petroleum Corporation of Michigan 1990 Bonus Pool Plan
                 executed August 7, 1990. (Incorporated by reference to Exhibit
                 10.21 to Patrick's Annual Report on Form 10-K for the year ended
                 December 31, 1990).
  10.9        -- Amendment dated August 7, 1992 to the Note and Warrant Purchase
                 Agreement dated May 10, 1990 (incorporated by reference to
                 Exhibit 10.22 to Patrick's Registration Statement on Form S-2
                 Registration No. 33-50756).
  10.10       -- Asset Purchase Agreement by and between Patrick Petroleum
                 Corporation of Michigan and American National Petroleum, Inc. as
                 Seller, and Unit Petroleum Company, as Purchaser, effective May
                 1, 1994 (Incorporated by reference to Exhibit 10.25 of Patrick's
                 Annual Report on Form 10-K for the year ended December 31, 1994).
  10.11       -- Patrick's 1993 Stock Option Plan (Incorporated by reference to
                 Patrick's Registration Statement on Form S-8 Registration No.
                 33-72342).
  10.12       -- Patrick's Directors Stock Option Plan (Incorporated by reference to Patrick's Registration Statement on Form S-8 Registration No.
                 33-72342).
  10.13       -- Stock Purchase and Put Option Agreement dated as of March 30,
                 1994 between Patrick and Penske Corporation. (Incorporated by reference to Exhibit 10.29 to Patrick's Annual Report on Form
                 10-K for the year ended December 31, 1993).
  10.14       -- Closing Agreement and Instructions to Agent entered into as of
                 April 12, 1994 between Patrick and Noteholders. (Incorporated by reference to Exhibit 10.29b to Patrick's Annual Report on Form
                 10-K for the year ended December 31, 1994).
  10.15       -- Voting Agreement dated as of March 30, 1994 between Patrick and
                 Penske. (Incorporated by reference to Exhibit 10.29c to Patrick's
                 Annual Report on Form 10-K for the year ended December 31, 1993.)
  10.16       -- Letter dated March 31, 1994 between Patrick and Penske regarding letter of credit. (Incorporated by reference to Exhibit 10.29d to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1993.)
  10.17       -- Agreement dated March 31, 1994 between Patrick and certain employees. (Incorporated by reference to Exhibit 10.30 to
                 Patrick's Annual Report on Form 10-K for the year ended December
                 31, 1993.)
  10.18       -- Form of Joint Participation Agreement between the Company and
                 Goodrich Oil Company.
  10.19       -- Form of Marketing Agreement between the Company and Natural Gas
                 Ventures, L.L.C.
  10.20       -- Natural Gas Marketing Joint Venture Agreement between Seaber
                 Corporation and Natural Gas Ventures, L.L.C.
  10.21       -- Goodrich Petroleum Corporation 1995 Stock Option Plan.
  10.22       -- Goodrich Petroleum Corporation 1995 Nonemployee Director Stock
                 Option Plan.
  10.23       -- Form of Consulting Services Agreement between the Company and
                 Henry Goodrich.
  10.24       -- Form of Employment Agreement between the Company and Walter G.
                 Goodrich.
  10.25       -- Consulting Agreement with U.E. Patrick (Included as exhibit
                 6.01(m)(i) of Exhibit 2.2).
  10.26       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Walter G. Goodrich to the Company.

  EXHIBIT
  NUMBER
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
  10.27       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Henry Goodrich to the Company.
  10.28       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Roland Frautschi.
  10.29       -- Form of Assignment of Certain Back in and Carried Working
                 Interests from Michael Watts.
  21.1        -- Upon completion of the Merger, the Company will own Patrick as a wholly owned subsidiary, which owns the following subsidiaries:
              1. Patrick Petroleum Corporation of Michigan (a Michigan
                 corporation), a wholly-owned subsidiary of Patrick.
              2. American National Petroleum Company, (a Nevada corporation), a wholly-owned subsidiary of Patrick, has the following
                 wholly-owned subsidiaries:
                 a. Drilling & Workover Company, Inc. (Louisiana corporation)
                 b. Lece, Inc. (Texas corporation)
                 c. National Marketing Company (Delaware corporation)
                 d. Pecos Pipeline & Producing Company (Texas corporation)
  23.1        -- Consent of Emens, Kegler, Brown, Hill & Ritter Co., L.P.A. (Set
                 forth in Exhibit 5.1).
 *23.2        -- Consent of KPMG Peat Marwick LLP (set forth in Exhibit 8.1).
 *23.3        -- Consent of Deloitte & Touche LLP (set forth in Exhibit 8.2).
 *23.4        -- Consent of KPMG Peat Marwick LLP.
 *23.5        -- Consent of Deloitte & Touche LLP.
  23.6        -- Consent of H. J. Gruy and Associates, Inc.
  23.7        -- Consent of Coutret & Associates, Inc.
  23.8        -- Consent of Lee Keeling & Associates.
  23.9        -- Consent of Huddleston & Co., Inc.
  23.10       -- Consent of Sheldon Appel.
  23.11       -- Consent of Henry Goodrich.
  23.12       -- Consent of Jeff H. Benhard.
  23.13       -- Consent of Robert C. Turnham.
  23.14       -- Consent of Basil M. Briggs.
  23.15       -- Consent of Benjamin F. Edwards, II.
  23.16       -- Consent of Wayne G. Kees.
  23.17       -- Consent of James R. Jenkins.
  23.18       -- Consent of John C. Napley.
  23.19       -- Consent of Petrie Parkman.
  23.20       -- Consent of Michael Watts.
  27.1        -- Financial Data Schedule -- Patrick.
  27.2        -- Financial Data Schedule -- La/Cal.
  99.1        -- Form of Patrick Proxy.
  99.2        -- Form of La/Cal Proxy.
  99.3        -- Reports of KPMG Peat Marwick LLP
  99.4        -- Report of Deloitte & Touche LLP
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* Filed herewith.